Execution Version
Exhibit 10.3

$1,295,000,000
CREDIT AGREEMENT
among
WMG ACQUISITION CORP.,
as Borrower,
THE LENDERS
FROM TIME TO TIME PARTIES HERETO,
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent,
BOFA SECURITIES, INC.,
CITIBANK, N.A.,
GOLDMAN SACHS BANK USA,
MORGAN STANLEY SENIOR FUNDING, INC.,
BARCLAYS BANK PLC,
DEUTSCHE BANK SECURITIES INC.,
RBC CAPITAL MARKETS1 and
SUMITOMO MITSUI BANKING CORPORATION,
as Syndication Agents,
and
JPMORGAN CHASE BANK, N.A.,
BOFA SECURITIES, INC.,
CITIBANK, N.A.,
GOLDMAN SACHS BANK USA,
MORGAN STANLEY SENIOR FUNDING, INC.,
BARCLAYS BANK PLC,
DEUTSCHE BANK SECURITIES INC.,
RBC CAPITAL MARKETS and
SUMITOMO MITSUI BANKING CORPORATION,
as Joint Lead Arrangers and Joint Bookrunners

dated as of November 1, 2012

1 RBC Capital Markets is the brand name for the capital markets activities of Royal Bank of Canada and its affiliates.

Page

SECTION 1 Definitions 1
1.1 Defined Terms 1
1.2 Other Definitional Provisions 75
SECTION 2 Amount and Terms of Commitments 79
2.1 Term Loans 79
2.2 Notes 83
2.3 Procedure for Term Loan Borrowing 86
2.4 [Reserved.] 87
2.5 Repayment of Loans 87
2.6 Incremental Facilities 88
2.7 Permitted Debt Exchanges 92
2.8 Extension of Term Loans 93
SECTION 3 [Reserved] 97
SECTION 4 General Provisions Applicable to Loans 97
4.1 Interest Rates and Payment Dates 97
4.2 Conversion and Continuation Options 98
4.3 Minimum Amounts; Maximum Sets 99
4.4 Optional and Mandatory Prepayments 100
4.5 Administrative Agent’s Fee; Other Fees 112
4.6 Computation of Interest and Fees 115
4.7 Inability to Determine Interest Rate 115
4.8 Pro Rata Treatment and Payments 117
4.9 Illegality 118
4.10 Requirements of Law 119
4.11 Taxes 121
4.12 [Reserved] 126
4.13 Certain Rules Relating to the Payment of Additional Amounts 126
4.14 Defaulting Lenders 128
SECTION 5 Representations and Warranties 129
5.1 Existence, Qualification and Power; Compliance with Laws 129
5.2 Authorization; No Contravention 129
5.3 Governmental Authorization; Other Consents 130
5.4 Binding Effect 130
5.5 Financial Statements; No Material Adverse Effect 130
5.6 Litigation 130
5.7 No Default 131
5.8 Ownership of Property; Liens 131
5.9 Environmental Compliance 131
(i)

(continued)
Page

5.10 Taxes 132
5.11 ERISA Compliance 132
5.12 Subsidiaries; Equity Interests 133
5.13 Margin Regulations; Investment Company Act 133
5.14 Anti-Terrorism Law 133
5.15 Sanctioned Persons 133
5.16 Foreign Corrupt Practices Act 133
5.17 Labor Matters 134
5.18 Disclosure 134
5.19 Intellectual Property; Licenses, Etc 135
5.20 Solvency 135
5.21 Senior Debt Status 135
5.22 Valid Liens 135
SECTION 6 Conditions Precedent 136
6.1 Conditions to Initial Extension of Credit 136
SECTION 7 Affirmative Covenants 138
7.1 Financial Statements 138
7.2 Certificates; Other Information 140
7.3 Notices 141
7.4 Payment of Taxes 142
7.5 Preservation of Existence, Etc 142
7.6 Maintenance of Properties 142
7.7 Maintenance of Insurance 142
7.8 Compliance with Laws 143
7.9 Books and Records 143
7.10 Inspection Rights 143
7.11 Use of Proceeds 143
7.12 Covenant to Guarantee Obligations and Give Security 144
7.13 Compliance with Environmental Laws 146
7.14 Further Assurances 146
7.15 Maintenance of Ratings 146
7.16 Post-Closing Actions 147
SECTION 8 Negative Covenants 147
8.1 [Reserved] 147
8.2 [Reserved] 147
8.3 [Reserved] 147
8.4 [Reserved] 147
8.5 Liens 147
8.6 Fundamental Changes 147
8.7 [Reserved] 149
8.8 Change of Control 149
(ii)

(continued)
Page

8.9 Suspension of Covenants 149
SECTION 9 Events of Default 150
9.1 Events of Default 150
9.2 Remedies Upon an Event of Default 153
SECTION 10 The Agents and the Other Representatives 153
10.1 Appointment 153
10.2 The Administrative Agent and Affiliates 154
10.3 Action by an Agent 154
10.4 Exculpatory Provisions 154
10.5 Acknowledgement and Representations by Lenders 156
10.6 Indemnity; Reimbursement by Lenders 156
10.7 Right to Request and Act on Instructions; Reliance 157
10.8 Collateral Matters 158
10.9 Successor Agent 160
10.10 Withholding Tax 161
10.11 Other Representatives 161
10.12 Application of Proceeds 162
SECTION 11 Miscellaneous 162
11.1 Amendments and Waivers 162
11.2 Notices 168
11.3 No Waiver; Cumulative Remedies 170
11.4 Survival of Representations and Warranties 170
11.5 Payment of Expenses and Taxes 170
11.6 Successors and Assigns; Participations and Assignments 172
11.7 Adjustments; Set-off; Calculations; Computations 182
11.8 Judgment 183
11.9 Counterparts 184
11.10 Severability 184
11.11 Integration 184
11.12 Governing Law 184
11.13 Submission to Jurisdiction; Waivers 184
11.14 Acknowledgements 185
11.15 Waiver Of Jury Trial 186
11.16 Confidentiality 186
11.17 Incremental Indebtedness; Additional Indebtedness 187
11.18 USA Patriot Act Notice 188
11.19 Electronic Execution of Assignments and Certain Other Documents 188
11.20 Reinstatement 188
11.21 Acknowledgement of Consent to Bail-In of Affected Financial Institutions 188
11.22 Acknowledgement Regarding Any Supported QFCs 189

(iii)

SCHEDULES
A    --    Commitments; Addresses
A-1    --    Commitments; Tranche B Term Lenders
A-2    --    Commitments; Tranche C Term Lenders
A-3    --    Commitments; Tranche D Term Lenders
A-4    --    Commitments; Tranche E Term Lenders
A-5    --    Commitments; Tranche F Term Lenders
A-6    --    Commitments; Tranche G Term Lenders
A-7    --    Commitments; Tranche H Term Lenders
5.12    --    Restricted Subsidiaries
7.16    --    Post-Closing Actions
EXHIBITS
A    --    Form of Note
B    --    Form of Security Agreement
C    --    Form of Guarantee Agreement
D    --    Form of U.S. Tax Compliance Certificate
E    --    Form of Assignment and Acceptance
F    --    Form of Solvency Certificate
G    --    Form of Increase Supplement
H    --    Form of Lender Joinder Agreement
I    --    Form of Affiliated Lender Assignment and Assumption
J    --    Form of Acceptance and Prepayment Notice
K    --    Form of Discount Range Prepayment Notice
L    --    Form of Discount Range Prepayment Offer
M    --    Form of Solicited Discounted Prepayment Notice
N    --    Form of Solicited Discounted Prepayment Offer
O    --    Form of Specified Discount Prepayment Notice
P    --    Form of Specified Discount Prepayment Response
Q        Form of Compliance Certificate
(iv)

CREDIT AGREEMENT, dated as of November 1, 2012, among WMG ACQUISITION CORP. (as further defined in Section 1.1, the “Borrower”), a Delaware corporation, the several banks and other financial institutions from time to time party hereto (as further defined in Section 1.1, the “Lenders”), and JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity and as further defined in Section 1.1, the “Administrative Agent”) for the Lenders hereunder.
The parties hereto hereby agree as follows:
SECTION 1

Definitions
1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:
“2011 Transactions”: has the meaning given to the term “2011 Transactions” under the Existing Unsecured Indenture.
“2012 Senior Secured Dollar Notes”: the Borrower’s Dollar-denominated 6.000% Senior Secured Notes due 2021 issued pursuant to the 2012 Senior Secured Notes Indenture, and any substantially similar senior secured notes exchanged therefor that have been registered under the Securities Act, and as the same or such substantially similar notes may be amended, supplemented, waived or otherwise modified from time to time.
“2012 Senior Secured Euro Notes”: the Borrower’s Euro-denominated 6.250% Senior Secured Notes due 2021 issued pursuant to the 2012 Senior Secured Notes Indenture, and any substantially similar senior secured notes exchanged therefor that have been registered under the Securities Act, and as the same or such substantially similar notes may be amended, supplemented, waived or otherwise modified from time to time.
“2012 Senior Secured Notes”: collectively, the 2012 Senior Secured Dollar Notes and the 2012 Senior Secured Euro Notes.
“2012 Senior Secured Notes Indenture”: the indenture dated as of November 1, 2012 among Wells Fargo Bank, National Association, as trustee, the Borrower and the guarantors party thereto, as the same may be amended or supplemented from time to time.
“2014 Senior Secured Notes”: the Borrower’s Dollar-denominated 5.625% Senior Secured Notes due 2022 issued pursuant to the 2012 Senior Secured Notes Indenture, and any substantially similar senior secured notes exchanged therefor that have been registered under the Securities Act, and as the same or such substantially similar notes may be amended, supplemented, waived or otherwise modified from time to time.
“ABR”: when used in reference to any Loan or Borrowing, is used when such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
“ABR Loans”: Loans to which the rate of interest applicable is based upon the Alternate Base Rate.
“Acceleration”: as defined in Section 9.1(e).
“Acceptable Discount”: as defined in Section 4.4(h)(iv)(2).

“Acceptable Prepayment Amount”: as defined in Section 4.4(h)(iv)(3).
“Acceptance and Prepayment Notice”: a written notice from the Borrower setting forth the Acceptable Discount pursuant to Section 4.4(h)(iv)(2) substantially in the form of Exhibit J.
“Acceptance Date”: as defined in Section 4.4(h)(iv)(2).
“Access Investors”: collectively: (a) Access Industries, LLC (“Access”), (b) Mr. Len Blavatnik; (c) the Blavatnik Family Foundation LLC, (d) any direct or indirect equityholder of Access, (e) any family member of any direct or indirect equityholder of Access, (f) entities controlled, directly or indirectly, or managed, directly or indirectly, by Access or an Affiliate of Access, (g) any partnership, corporation or other entity controlled by any direct or indirect equityholder of Access or such equityholder’s family members for tax or estate planning purposes; (h) any trusts created for the benefit of the Persons described in clauses (a) through (g) and (j) or any trust for the benefit of any such trust; (i) any foundation or charity affiliated with any Access Investor, so long as any Access Investor, or a fiduciary who is selected by an Access Investor and whom such Access Investor has the power to remove and replace, retains voting control over the shares transferred to such foundation or charity, (j) in the event of the incompetence or death of any Person described in clauses (b), (d) and (e), such Person’s estate, executor, administrator, committee or other personal representative or beneficiaries, in each case who at any particular date shall beneficially own or have the right to acquire, directly or indirectly, Capital Stock of the Borrower or any direct or indirect parent company of the Borrower; (k) any Affiliate of any of the foregoing described in clauses (a) through (j) (each of the Persons described in clauses (a) through (k), an “Access Party”); and (l) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the Access Parties is a member; provided that in the case of clause (l) and without giving effect to the existence of such group or any other group, Access Parties, collectively, have beneficial ownership, directly or indirectly, of a majority of the total voting power of the Voting Stock of the Borrower or any direct or indirect parent of the Borrower held by such group.
“Accounts”: “accounts” as defined in the UCC and, with respect to any Person, all such Accounts of such Person, whether now existing or existing in the future, including (a) all accounts receivable of such Person (whether or not specifically listed on schedules furnished to the Administrative Agent), including all accounts receivable created by or arising from all of such Person’s sales of goods or rendition of services made under any of its trade names, or through any of its divisions, (b) all unpaid rights of such Person (including rescission, replevin, reclamation and stopping in transit) relating to the foregoing or arising therefrom, (c) all rights to any goods represented by any of the foregoing, including returned or repossessed goods, (d) all reserves and credit balances held by such Person with respect to any such accounts receivable of any Obligors, (e) all letters of credit, guarantees or collateral for any of the foregoing and (f) all insurance policies or rights relating to any of the foregoing.
“Additional Indebtedness”: additional Indebtedness subject to the terms of the Security Agreement, the Junior Lien Intercreditor Agreement or any Other Intercreditor Agreement, as applicable.
“Additional Lender”: as defined in Section 2.6(b).
“Adjusted LIBOR Rate”: with respect to any Borrowing of Eurodollar Loans for any Interest Period, an interest rate per annum determined by the Administrative Agent to be equal to the higher of (a) (i) the LIBOR Rate for such Borrowing of Eurodollar Loans in effect for such Interest Period divided by (ii) 1 minus the Statutory Reserves (if any) for such

Borrowing of Eurodollar Loans for such Interest Period and (b) (i) 1.25% in the case of Eurodollar Loans that are Initial Term Loans, (ii) 1.00% in the case of Eurodollar Loans that are Tranche B Term Loans, (iii) 1.00% in the case of Eurodollar Loans that are Tranche C Term Loans, (iv) 0.00% in the case of Eurodollar Loans that are Tranche D Term Loans, (v) 0.00% in the case of Eurodollar Loans that are Tranche E Term Loans and (vi) 0.00% in the case of Eurodollar Loans that are Tranche F Term Loans; provided that if the Adjusted LIBOR Rate determined in accordance with the foregoing shall be less than zero, the Adjusted LIBOR Rate shall be deemed to be zero for all purposes of this Agreement.
“Adjusted Term SOFR”: for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment; provided that if Adjusted Term SOFR as so determined shall be (i) in the case of the Tranche G Term Loans, less than 0.00%, Term SOFR shall be deemed to be 0.00% for all purposes of the foregoing and this Agreement, as applicable, and (ii) in the case of the Tranche H Term Loans, less than 0.50%, Term SOFR shall be deemed to be 0.50% for all purposes of the foregoing and this Agreement, as applicable.
“Administrative Agent”: as defined in the Preamble hereto and shall include any successor to the Administrative Agent appointed pursuant to Section 10.9.
“Affected Financial Institution”: (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affected Loans”: as defined in Section 4.9.
“Affected Term SOFR”: as defined in Section 4.7(a).
“Affiliate”: of any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.
“Affiliated Debt Fund”: any Affiliated Lender that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, notes, bonds and similar extensions of credit or securities in the ordinary course, so long as (i) any such Affiliated Lender is managed as to day-to-day matters (but excluding, for the avoidance of doubt, as to strategic direction and similar matters) independently from Sponsor and any Affiliate of Sponsor that is not primarily engaged in the investing activities described above, (ii) any such Affiliated Lender has in place customary information screens between it and Sponsor and any Affiliate of Sponsor that is not primarily engaged in the investing activities described above, and (iii) neither Holdings nor any of its Subsidiaries directs or causes the direction of the investment policies of such entity.
“Affiliated Lender”: any Lender that is a Permitted Affiliated Assignee.
“Affiliated Lender Assignment and Assumption”: as defined in Section 11.6(h)(i)(1).
“Agent Default”: an Agent has admitted in writing that it is insolvent or such Agent becomes subject to an Agent-Related Distress Event.

“Agent-Related Distress Event”: with respect to any Agent (each, a “Distressed Person”), a voluntary or involuntary case with respect to such Distressed Person under any debtor relief law, or a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person to be, insolvent or bankrupt; provided that an Agent-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any equity interests in any Agent or any person that directly or indirectly controls such Agent by a Governmental Authority or an instrumentality thereof.
“Agents”: the collective reference to the Administrative Agent and the Collateral Agent and “Agent” shall mean any of them.
“Agreement”: this Credit Agreement, as amended, supplemented, waived or otherwise modified, from time to time.
“Alternate Base Rate”: means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1.00%, and (c) Term SOFR for a one-month tenor in effect on such day plus 1.00%; provided, further, that if the Alternate Base Rate determined in accordance with the foregoing shall be (i) in the case of the Tranche G Term Loans, less than 1.00%, the Alternate Base Rate shall be deemed to be 1.00% for all purposes of this Agreement or (ii) in the case of the Tranche H Term Loans, less than 1.50%, the Alternate Base Rate shall be deemed to be 1.50% for all purposes of this Agreement. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or Term SOFR shall be effective on the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or Term SOFR, as the case may be.
“Applicable Discount”: as defined in Section 4.4(h)(iii)(2).
“Applicable ECF Amount”: as defined in Section 4.4(b)(iii)(A)(1).
“Applicable Margin”: (t) with respect to all periods prior to but not including the First Incremental Amendment Effective Date, the rate(s) per annum as in effect from time to time under the Agreement prior to the First Incremental Amendment Effective Date, (u) with respect to all periods commencing on and after the First Incremental Amendment Effective Date (a) with respect to any Eurodollar Loan that is a Tranche B Term Loan or a Tranche C Term Loan, 2.75% per annum and (b) with respect to any ABR Loan that is a Tranche B Term Loan, or a Tranche C Term Loan, 1.75% per annum, (v) with respect to all periods commencing on and after the Fourth Amendment Closing Date, (a) with respect to any Eurodollar Loan that is a Tranche D Term Loan, 2.50% per annum and (b) with respect to any ABR Loan that is a Tranche D Term Loan, 1.50% per annum, (w) with respect to all periods commencing on and after the Fifth Amendment Closing Date, (a) with respect to any Eurodollar Loan that is a Tranche E Term Loan, 2.25% per annum and (b) with respect to any ABR Loan that is a Tranche E Term Loan, 1.25% per annum, (x) with respect to all periods commencing on and after the Seventh Amendment Closing Date, (a) with respect to any Eurodollar Loan that is a Tranche F Term Loan, 2.125% per annum and (b) with respect to any ABR Loan that is a Tranche F Term Loan, 1.125%, (y) with respect to all periods commencing on and after the Eighth Amendment Closing

Date, (a) with respect to any SOFR Loan that is a Tranche G Term Loan, 2.125% per annum and (b) with respect to any ABR Loan that is a Tranche G Term Loan, 1.125% and (z) with respect to all periods commencing on and after the Tenth Amendment Closing Date, (a) with respect to any SOFR Loan that is a Tranche H Term Loan, 3.00% per annum and (b) with respect to any ABR Loan that is a Tranche H Term Loan, 2.00%.
“Approved Commercial Bank”: a commercial bank with a consolidated combined capital and surplus of at least $5.0 billion.
“Approved Fund”: as defined in Section 11.6(b)(ii)(E).
“Assignee”: as defined in Section 11.6(b)(i).
“Assignment and Acceptance”: an Assignment and Acceptance, substantially in the form of Exhibit E hereto.
“Attorney Costs”: all reasonable fees, expenses and disbursements of any law firm or other external legal counsel.
“Audited Financial Statements”: the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended September 30, 2020 and the related consolidated statements of operations, shareholders’ equity and cash flows for such fiscal year, including the notes thereto.
“Available Tenor”: as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 4.7(f).
“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of any Affected Financial Institution.
“Bail-In Legislation”: (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bankruptcy Proceeding”: as defined in Section 11.6(h)(iv).
“Benchmark”: initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 4.7(b).

“Benchmark Replacement”: with respect to any Benchmark Transition Event for any then-current Benchmark, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for such Benchmark giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate of interest as a replacement to the Benchmark for U.S. dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.
“Benchmark Replacement Adjustment”: with respect to any replacement of any then-current Benchmark with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time.
“Benchmark Replacement Conforming Changes”: with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, and other administrative or operational matters) that the Administrative Agent, in consultation with the Borrower, decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent, in consultation with the Borrower, decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent, in consultation with the Borrower, determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent, in consultation with the Borrower, decides is reasonably necessary in connection with the administration of this Agreement).
“Benchmark Replacement Date”: the earlier to occur of the following events with respect to the then-current Benchmark:
(1)in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(2)in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative or non-compliant with or non-aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks;

provided that such non-representativeness, non-compliance or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event”: the occurrence of one or more of the following events with respect to the then-current Benchmark:
(1)a public statement or publication of information by or on behalf of the administrator of any Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(2)a public statement or publication of information by the regulatory supervisor for the administrator of the then-current Benchmark (or the published component used in the calculation thereof), the U.S. Federal Reserve System, a Relevant Governmental Body (solely in respect of the then-current Benchmark), an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(3)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks.
For the avoidance of doubt, a “Benchmark Transition Event ” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Start Date”: with respect to any Benchmark, (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent or the Required Lenders, as applicable, by notice to the Borrower, the Administrative Agent (in the case of such notice by the Required Lenders) and the Lenders.
“Benchmark Unavailability Period”: with respect to any then-current Benchmark, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 4.7 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 4.7.
“Beneficial Ownership Regulation”: 31 C.F.R. § 1010.230.
“Benefited Lender”: as defined in Section 11.7(a).
“BHC Act Affiliate”: in respect of a party, means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Board”: the Board of Governors of the Federal Reserve System.
“Board of Directors”:
(1)with respect to a corporation, the board of directors of the corporation;
(2)with respect to a partnership, the board of directors of the general partner of the partnership; and
(3)with respect to any other Person, the board or committee of such Person serving a similar function.
“Borrower”: WMG Acquisition Corp., a Delaware corporation, and any successor in interest thereto.
“Borrower Materials”: as defined in Section 11.2(e).
“Borrower Offer of Specified Discount Prepayment”: the offer by the Borrower to make a voluntary prepayment of Term Loans at a specified discount to par pursuant to Section 4.4(h)(ii).
“Borrower Solicitation of Discount Range Prepayment Offers”: the solicitation by the Borrower of offers for, and the corresponding acceptance by a Lender of a voluntary prepayment of Term Loans at a specified range at a discount to par pursuant to Section 4.4(h)(iii).
“Borrower Solicitation of Discounted Prepayment Offers”: the solicitation by the Borrower of offers for, and the subsequent acceptance, if any, by a Lender of a voluntary prepayment of Term Loans at a discount to par pursuant to Section 4.4(h)(iv).
“Borrowing”: the borrowing of one Type of Loan of a single Tranche from all the Lenders having Initial Term Loan Commitments, Tranche B Term Loan Commitments, Tranche C Term Loan Commitments, Tranche D Term Loan Commitments, Tranche E Term Loan Commitments, Tranche F Term Loan Commitments, Tranche G Term Loan Commitments, Tranche H Commitments or other commitments of the respective Tranche on a given date (or resulting from a conversion or conversions on such date) having, in the case of Eurodollar Loans or a SOFR Borrowing, the same Interest Period.
“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close, except that, when used in connection with a Eurodollar Loan or a SOFR Loan, “Business Day” shall mean any Business Day on which dealings in Dollars between banks may be carried on in New York, New York.
“Capital Expenditures”: for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under leases evidencing Capitalized Lease Obligations) by the Borrower and the Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as capital expenditures on a consolidated statement of cash flows of the Borrower.
“Capital Stock”: (1) in the case of a corporation, capital stock; (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock; (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and (4) any other interest or participation (including, without limitation, options, warrants or other equivalents) that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.
“Capitalized Lease Obligation”: at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease or finance lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.
“Captive Insurance Subsidiary”: any Subsidiary of the Borrower that is subject to regulation as an insurance company (or any Subsidiary thereof).
“Cash Equivalents”:
(1)U.S. dollars, pounds sterling, euros, or, in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of
(2)securities issued or directly and fully and unconditionally guaranteed or insured by the government or any agency or instrumentality of the United States or any member nation of the European Union having maturities of not more than 12 months from the date of acquisition;
(3)certificates of deposit, time deposits and eurodollar time deposits with maturities of 12 months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding 12 months and overnight bank deposits, in each case, with any lender party to this Agreement, the Senior Revolving Credit Agreement or any other Credit Agreement or with any commercial bank having capital and surplus in excess of $500,000,000;
(4)repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;
(5)commercial paper maturing within 12 months after the date of acquisition and having a rating of at least P-1 from Moody’s or A-1 from S&P;

(6)marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 12 months after the date of creation thereof;
(7)investment funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition; and
(8)readily marketable direct obligations issued by any state of the United States or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P with maturities of 12 months or less from the date of acquisition.
“Cash Management Obligations”: obligations owed by the Borrower or any of its Restricted Subsidiaries to any Lender or any Revolving Lender, or any financial institution that was a Lender or a Revolving Lender at the time of entering into the underlying bank products agreement, or any Affiliate of a Lender or a Revolving Lender, or any party to an underlying bank products agreement as of the Closing Date in respect of any overdraft and related liabilities from treasury, depository and cash management services or any automated clearing house transfers of funds, provided that any such bank product agreements are designated by the Borrower in writing to the Administrative Agent as being a “secured term loan bank products agreement” as of the Closing Date or, if later, as of the time of the entering into of such bank products agreement.
“Change in Law”: as defined in Section 4.11(a)(vii).
“Change of Control”: the occurrence of any of the following:
(a)the sale, lease, transfer or other conveyance, in one or a series of related transactions, of all or substantially all of the assets of the Borrower and its Subsidiaries, taken as a whole, to any Person other than a Permitted Holder;
(b)(x) the Permitted Holders shall in the aggregate be the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act as in effect on June 29, 2020) of (A) so long as the Borrower is a Subsidiary of any Parent, shares or units of Voting Stock having less than 35.0% of the total voting power of all outstanding shares of such Parent (other than a Parent that is a Subsidiary of another Parent) and (B) if the Borrower is not a Subsidiary of any Parent, shares or units of Voting Stock having less than 35.0% of the total voting power of all outstanding shares of the Borrower and (y) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act as in effect on June 29, 2020), other than one or more Permitted Holders, shall be the “beneficial owner” of (A) so long as the Borrower is a Subsidiary of any Parent, shares or units of Voting Stock having more than 35.0% of the total voting power of all outstanding shares of such Parent (other than a Parent that is a Subsidiary of another Parent) and (B) if the Borrower is not a Subsidiary of any Parent, shares or units of Voting Stock having more than 35.0% of the total voting power of all outstanding shares of the Borrower; or
(c)the Borrower ceasing to be a directly or indirectly Wholly Owned Subsidiary of Holdings.
For the purpose of this definition, with respect to any sale, lease, transfer conveyance or other disposition of properties or assets in connection with any acquisition (including any acquisition by means of a merger or consolidation with or into the Borrower or any Restricted Subsidiary), the determination of whether such sale, lease, transfer, conveyance or disposition constitutes a sale of all or substantially all of the properties or assets of the Borrower and its Subsidiaries taken as a whole shall be made on a pro forma basis giving effect to such acquisition.
“Claim”: as defined in Section 11.6(h)(iv).
“Closing Date”: November 1, 2012.
“Code”: the United States Internal Revenue Code of 1986, as amended from time to time.
“Collateral”: all assets of Holdings or the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.
“Collateral Agent”: Credit Suisse AG as Collateral Agent under the Security Documents and shall include any successor to the Collateral Agent appointed pursuant to the terms of the Security Agreement.
“Commitment”: (t) as to any Tranche B Term Lender, the Tranche B Term Loan Commitment of such Lender, (u) as to any Tranche C Term Lender, the Tranche C Term Loan Commitment of such Lender, (v) as to any Tranche D Term Lender, the Tranche D Term Loan Commitment of such Lender, (w) as to any Tranche E Term Lender, the Tranche E Term Loan Commitment of such Lender, (x) as to any Tranche F Term Lender, the Tranche F Term Loan Commitment of such Lender and (y) as to any Tranche G Term Lender, the Tranche G Term Loan Commitment of such Lender and (z) as to any Tranche H Term Lender, the Tranche H Term Loan Commitment of such Lender.
“Commitment Fee”: as defined in Section 4.5(d).
“Commodities Agreement”: in respect of a Person, any commodity futures contract, forward contract, option or similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is a party or beneficiary.
“Compliance Certificate”: as defined in Section 7.2(b).
“Conduit Lender”: any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument delivered to the Administrative Agent (a copy of which shall be provided by the Administrative Agent to the Borrower on request); provided that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations under this Agreement, including its obligation to fund a Term Loan if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to any provision of this Agreement, including Section 4.10, 4.11 or 11.5, than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender if such designating Lender had not designated such Conduit Lender hereunder, (b) be deemed to have any Initial Term Loan Commitment, Tranche B Term Loan Commitment, Tranche C Term Loan Commitment, Tranche D Term Loan Commitment, Tranche E Term Loan Commitment, Tranche F Term Loan Commitment, Tranche G Term Loan Commitment or Tranche H Term Loan Commitment or (c) be designated if such designation would otherwise increase the costs of any Facility to the Borrower.

“Consolidated Depreciation and Amortization Expense”: with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees and other non-cash charges (excluding any non-cash item that represents an accrual or reserve for a cash expenditure for a future period) of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.
“Consolidated Interest Expense”: with respect to any Person for any period, the sum, without duplication, of: (a) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income for such period (including (x) amortization of original issue discount, non-cash interest payments (other than imputed interest as a result of purchase accounting and any non-cash interest expense attributable to the movement in the mark-to-market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), the interest component of Capitalized Lease Obligations, and net payments (if any) pursuant to interest rate Hedging Obligations, but excluding (y) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, expensing of any bridge, commitment or other financing fees, penalties and interest relating to taxes and any “special interest” or “additional interest” with respect to other securities, and any accretion of accrued interest on discounted liabilities) and (b) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, less (c) interest income of such Person for such period; provided, however, that neither Securitization Fees nor Securitization Expenses shall be deemed to constitute Consolidated Interest Expense.
“Consolidated Net Income”: with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that
(1)any net after-tax extraordinary, unusual, nonrecurring, exceptional, special or infrequent gains, losses or charges (including, without limitation, severance, relocation, transition and other restructuring costs, charges or expenses (whether or not classified as restructuring costs, charges or expenses on the consolidated financial statements of the Borrower), Public Company Costs, and any fees, expenses or charges associated with the Transactions or the 2011 Transactions, a Qualifying IPO and any follow-on offering and any acquisition, merger or consolidation after the Closing Date) shall be excluded;
(2)the Net Income for such period shall not include the cumulative effect of a change in accounting principle(s) during such period;
(3)any net after-tax income (loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed or discontinued operations shall be excluded;
(4)any net after-tax gains or losses attributable to asset dispositions other than in the ordinary course of business (as determined in good faith by the Board of Directors of such Person) shall be excluded;
(5)the Net Income for such period of any Person that is not the referent Person or a Subsidiary thereof, or that is an Unrestricted Subsidiary of the referent Person, or that is accounted for by the equity method of accounting, shall be excluded; provided that, to the extent not already included, Consolidated Net Income of the referent Person shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period;
(6)[reserved];
(7)[reserved];
(8)any non-cash impairment charges resulting from the application of ASC 350 and ASC 360 (formerly Financial Accounting Standards Board Statement Nos. 142 and 144, respectively) and the amortization of intangibles arising from the application of ASC 805 (formerly Financial Accounting Standards Board Statement No. 141), shall be excluded;
(9)non-cash compensation charges, including any such charges arising from stock options, restricted stock grants or other equity-incentive programs shall be excluded;
(10)any net after-tax gains or losses attributable to the early extinguishment of Indebtedness, Hedging Obligations or other derivative instruments shall be excluded;
(11)any fees, expenses or charges incurred during such period, or any amortization thereof for such period, in connection with any acquisition, investment, asset sale, incurrence or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument and including, in each case, any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed, and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful, shall be excluded;
(12)accruals and reserves that are established within twelve months after the Closing Date that are so required to be established as a result of the Transactions or the 2011 Transactions (or within twelve months after the closing of any acquisition that are so required to be established as a result of such acquisition) in accordance with GAAP shall be excluded;
(13)to the extent covered by insurance and actually reimbursed, or, so long as such Person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (a) not denied by the applicable carrier in writing within 180 days and (b) in fact reimbursed within 365 days of the date of the insurable event (with a deduction for any amount so added back to the extent not so reimbursed within such 365-day period), expenses with respect to liability or casualty events or business interruption shall be excluded;
(14)any non-cash gain or loss resulting from mark-to-market accounting relating to Hedging Obligations or other derivative instruments shall be excluded;
(15)any unrealized currency translation gains or losses including those related to currency remeasurements of Indebtedness (including any loss or gain resulting from Hedging Obligations for currency exchange risk) shall be excluded;
(16)without duplication, the amount of any restructuring charges or reserves (which, for the avoidance of doubt, shall include retention, severance, systems establishment cost, excess pension charges, contract termination costs, including future lease commitments, and costs to consolidate facilities and relocate employees) shall be excluded;
(17)without duplication, any net loss resulting from Hedge Agreements shall be excluded;
(18)without duplication, pension curtailment expenses, transaction costs and executive contract expenses incurred by affiliated entities of such Person (other than such Person and its Subsidiaries) on behalf of such Person or any of its Subsidiaries and reflected in the combined financial statements of such Person as capital contributions shall be excluded; and
(19)business optimization expenses (including consolidation initiatives, severance costs and other costs relating to initiatives aimed at profitability improvement) shall be excluded.
“Consolidated Tangible Assets”: with respect to any Person, the consolidated total assets of such Person and its Restricted Subsidiaries determined in accordance with GAAP, less all goodwill, trade names, trademarks, patents, organization expense and other similar intangibles properly classified as intangibles in accordance with GAAP, in each case reflected on the consolidated balance sheet of such Person as of the end of the most recently ended fiscal quarter of such Person for which such a balance sheet is available (or, if earlier, was required to be delivered pursuant to Section 7.1(a) or (b)) (and, in the case of any determination relating to any incurrence of Indebtedness or any investment, on a pro forma basis including any property or assets being acquired in connection therewith). Unless the context otherwise requires, “Consolidated Tangible Assets” shall mean the Consolidated Tangible Assets of the Borrower.
“Consolidated Working Capital”: at any date, the excess of (a) the sum of all amounts (other than cash, Cash Equivalents and Investment Grade Securities) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower at such date excluding the current portion of current and deferred income taxes over (b) the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower on such date, including deferred revenue but excluding, without duplication, (i) the current portion of any Funded Debt, (ii) all Indebtedness consisting of Loans to the extent otherwise included therein, (iii) the current portion of interest and (iv) the current portion of current and deferred income taxes.
“Consolidation”: the consolidation of the accounts of each of the Restricted Subsidiaries with those of the Borrower in accordance with GAAP; provided that “Consolidation” will not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of the Borrower or any Restricted Subsidiary in any Unrestricted Subsidiary will be accounted for as an investment. The term “Consolidated” has a correlative meaning.
“Contingent Obligations”: means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor or (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.
“Contract Consideration”: as defined in Section 4.4(b)(iii)(A)(2).
“Contractual Obligation”: as to any Person, any provision of any material security issued by such Person or of any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Control”: as defined in the definition of “Affiliate.”
“Covenant Suspension Event”: as defined in Section 8.9.
“Covered Entity”: any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Covered Indebtedness”: as defined in Section 11.1(i).
“Covered Party”: as defined in Section 11.22(b).
“Credit Agreement”: (a) this Agreement, (b) the Senior Revolving Credit Facility and (c) if so designated by the Borrower, and so long as Indebtedness incurred thereunder does not constitute Subordinated Indebtedness, one or more debt facilities, commercial paper facilities or series of notes documented in one or more agreements or indentures, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, as each may be amended, restated, supplemented, modified, renewed, refunded, replaced or refinanced (in whole or in part) from time to time in one or more agreements or indentures (in each case with the same or new lenders or institutional investors or otherwise, and except for any such agreement or indenture that expressly provides that it is not a Credit Agreement), including any agreement or indenture extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof.
“Cured Default”: as defined in Section 1.2(b).
“Currency Agreement”: in respect of a Person, any foreign exchange contract, currency swap agreement or other similar agreement or arrangements (including derivative agreements or arrangements), as to which such Person is a party or a beneficiary.
“Default”: any of the events specified in Section 9.1, whether or not any requirement for the giving of notice (other than, in the case of Section 9.1(e), a Default Notice), the lapse of time, or both, or any other condition specified in Section 9.1, has been satisfied.
“Default Notice”: as defined in Section 9.1(e).
“Default Right”; the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Defaulting Agent”: any Agent whose acts or failure to act, whether directly or indirectly, cause it to meet any part of the definition of “Agent Default”.

“Defaulting Lender”: a Tranche B Term Lender, Tranche C Term Lender, Tranche D Term Lender, Tranche E Term Lender, Tranche F Term Lender, Tranche G Term Lender or Tranche H Term Lender that (a) has defaulted in its obligation to make a Loan required to be made by it hereunder, (b) has notified the Administrative Agent or a Loan Party in writing that it does not intend to satisfy any such obligation, (c) has admitted in writing that it is insolvent or such Lender becomes subject to a Lender-Related Distress Event or (d) has, or has a direct or indirect parent company, that has, become the subject of a Bail-In Action.
“Designation Date”: as defined in Section 2.8(f).
“Discount Prepayment Accepting Lender”: as defined in Section 4.4(h)(ii)(2).
“Discount Range”: as defined in Section 4.4(h)(iii)(1).
“Discount Range Prepayment Amount”: as defined in Section 4.4(h)(iii)(1).
“Discount Range Prepayment Notice”: a written notice of the Borrower Solicitation of Discount Range Prepayment Offers made pursuant to Section 4.4(h) substantially in the form of Exhibit K.
“Discount Range Prepayment Offer”: the irrevocable written offer by a Lender, substantially in the form of Exhibit L, submitted in response to an invitation to submit offers following the Administrative Agent’s receipt of a Discount Range Prepayment Notice.
“Discount Range Prepayment Response Date”: as defined in Section 4.4(h)(iii)(1).
“Discount Range Proration”: as defined in Section 4.4(h)(iii)(3).
“Discounted Prepayment Determination Date”: as defined in Section 4.4(h)(iv)(3).
“Discounted Prepayment Effective Date”: in the case of a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offers or Borrower Solicitation of Discounted Prepayment Offers, or otherwise, five Business Days following the receipt by each relevant Lender of notice from the Administrative Agent in accordance with Section 4.4(h)(ii), Section 4.4(h)(iii) or Section 4.4(h)(iv), as applicable unless a shorter period is agreed to between the Borrower and the Administrative Agent.
“Discounted Term Loan Prepayment”: as defined in Section 4.4(h)(i).
“Disqualified Institution”: (i) any Person that is a competitor of the Borrower and its Restricted Subsidiaries and that is in the same or a similar line of business as the Borrower and its Restricted Subsidiaries, which Person has been designated in writing by the Borrower to the Administrative Agent and the Lenders, from time to time, upon three Business Days’ prior notice, (ii) any Person designated in writing by the Borrower or the Sponsor to the Administrative Agent on or prior to January 20, 2021, (iii) in the case of clause (i) above, any affiliate of such Person that is either (x) designated in writing by the Borrower to the Administrative Agent and the Lenders or (y) clearly identifiable on the basis of such affiliate’s name (other than any such affiliate that is a bank, financial institution or fund that regularly invests in commercial loans or similar extensions of credit in the ordinary course of business and has no personnel who (A) make investment decisions or (B) have access to non-public information relating to the Borrower and its Subsidiaries or any other person that forms part of the Borrower’s business), or (iv) any Lender that has made an incorrect representation or warranty or deemed representation or warranty with respect to not being a Net Short Lender as provided in Section 11.1(i). Notwithstanding the ability of the Borrower to supplement the list of Disqualified Institutions, no such supplement or other modification shall be given retroactive effect. The identity of Disqualified Institutions may be communicated by the Administrative Agent to a Lender and a bona fide prospective assignee or participant upon written request.
“Disqualified Institution List”: any list of Disqualified Institutions.
“Disqualified Stock”: with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is putable or exchangeable), or upon the happening of any event, matures or is mandatorily redeemable (other than as a result of a change of control or asset sale), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than as a result of a change of control or asset sale), in whole or in part, in each case, (x) to the extent Tranche G Term Loans remain outstanding but Tranche H Term Loans are no longer outstanding, prior to the date 91 days after the earlier of the Tranche G Term Loan Maturity Date or the date the Tranche G Term Loans are no longer outstanding or (y) to the extent Tranche H Term Loans remain outstanding, prior to the date 91 days after the earlier of the Tranche H Term Loan Maturity Date or the date the Tranche H Term Loans are no longer outstanding; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Borrower, any of its Subsidiaries or any of its direct or indirect parent companies or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower, any of its Subsidiaries or any of its direct or indirect parent companies in order to satisfy applicable statutory or regulatory obligations; provided, further, that any Capital Stock held by any future, current or former employee, director, officer, manager or consultant of the Borrower, any of its Subsidiaries or any of its direct or indirect parent companies, or their respective estates, spouses and former spouses, in each case pursuant to any stock subscription or shareholders’ agreement, management equity plan or stock option plan or any other management or employee benefit plan or agreement, shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or any of its Subsidiaries, any of its direct or indirect parent companies or any employee investment vehicles.
“Division”: as defined in Section 1.2(i).
“Dollars” and “$”: dollars in lawful currency of the United States of America.
“Domestic Subsidiary”: any Subsidiary of the Borrower which is not a Foreign Subsidiary.
“Early Opt-in Election”: the occurrence of:
(1)(i) a determination by the Administrative Agent, (ii) a notification by the Borrower to the Administrative Agent that the Borrower and the Required Lenders have determined or (iii) a notification by the Required Lenders to the Administrative Agent (with a copy to the Borrower) that the Required Lenders have determined, in each case, that U.S. dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in Section 4.7, are being executed or amended, as applicable, to incorporate or adopt a new Benchmark to replace the then-current applicable Benchmark, and
(2)(i) the election by the Administrative Agent, (ii) the election by the Borrower and the Required Lenders, or (iii) the election by the Required Lenders, in each case, to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrower and the Lenders, by the Borrower of written notice of such election to the Administrative Agent or by the Required Lenders of written notice of such election to the Administrative Agent.
“EBITDA”: with respect to any Person for any period, the Consolidated Net Income of such Person for such period
(w)    increased (without duplication) by the following, in each case to the extent deducted (and not added back) in calculating Consolidated Net Income for such period:
(1)provision for taxes based on income, profits or capital, plus franchise or similar taxes of such Person,
(2)Consolidated Interest Expense of such Person, plus amounts excluded from the calculation of Consolidated Interest Expense as set forth in subclause (y) of clause (a) in the definition thereof,
(3)Consolidated Depreciation and Amortization Expense of such Person for such period,
(4)[reserved],
(5)without duplication, any other non-cash charges (including any impairment charges and the impact of purchase accounting, including, but not limited to, the amortization of inventory step-up) (provided that, in the case of any such charge that represents an accrual or reserve for a cash expenditure for a future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA),
(6)the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary,
(7)[reserved],
(8)the amount of management, monitoring, consulting and advisory fees and related expenses paid to the Sponsor and its Affiliates (or any accruals relating to such fees and related expenses), and any dividend or distribution made to any direct or indirect parent company of such Person intended to enable any such parent company to pay or cause to be paid such amount, during such period,
(9)Securitization Fees and Securitization Expenses,
(10)[reserved],
(11)[reserved], and
(12)any costs or expenses incurred by such Person or a Restricted Subsidiary thereof pursuant to any management equity plan or stock option plan or any other management or employee benefit plan, agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of such Person or net cash proceeds of an issuance of Equity Interest of such Person (other than Disqualified Stock);

(x)    increased by the amount of net cost savings, operating expense reductions and synergies (including revenue synergies, those related to new business and customer wins, the modifications or renegotiation of contracts and other arrangements and pricing adjustments and increases (in each case, net of any costs or expenses to implement or achieve the foregoing)) projected by such Person in good faith to result from actions taken or expected to be taken no later than twenty-four (24) months after the end of such period (calculated on a pro forma basis as though such cost savings, reductions and synergies had been realized on the first day of the period for which EBITDA is being determined), net of the amount of actual benefits realized during such period from such actions; provided that such cost savings, reductions and synergies are reasonably identifiable;
(y)    increased by, without duplication of any item in the preceding clauses (w) or (x), additions identified in any quality of earnings analysis prepared by independent certified public accountants of nationally recognized standing and delivered to the Administrative Agent in connection with any acquisition of assets (including Capital Stock), business or Person, or any merger or consolidation of any Person with or into the Borrower or any Restricted Subsidiary, or any other similar investment, in each case that is permitted under this Agreement; and
(z)    decreased (without duplication) by the following, in each case to the extent included in calculating Consolidated Net Income for such period:
(1)non-cash gains increasing Consolidated Net Income of such Person for such period (excluding any non-cash gains which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges or asset valuation adjustments made in any prior period), and
(2)any net gain resulting from Hedging Obligations.
“ECF CNI”: with respect to the Borrower for any period, the aggregate of the Net Income of the Borrower and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that in calculating ECF CNI for any period, there shall be excluded, without duplication, (a) the Net Income of any Person accrued prior to the date it becomes a Restricted Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Restricted Subsidiaries, (b) the Net Income (but not loss) of any Person (other than a Restricted Subsidiary) in which the Borrower or a Restricted Subsidiary has an ownership interest (including any joint venture), except to the extent that any such Net Income is actually received by the Borrower or such Restricted Subsidiary in the form of dividends or similar distributions (which dividends or distributions shall be included in the calculation of ECF CNI), (c) the Net Income (but not loss) of any Restricted Subsidiary (other than a Loan Party) for any period to the extent that, during such period, there exists any encumbrance or restriction on the ability of such Restricted Subsidiary to pay dividends or make distributions in cash on the Equity Interests of such Restricted Subsidiary held by the Borrower and its Restricted Subsidiaries, except to the extent that any such Net Income is actually received by the Borrower or a Restricted Subsidiary that is not itself subject to any such encumbrance or restriction, in the form of dividends or similar distributions (which dividends or distributions shall be included in the calculation of ECF CNI), (d) to the extent not already excluded or deducted as minority interest expense in accordance with GAAP, payments made in respect of minority interests of third parties in any non-Wholly Owned Restricted Subsidiary or joint venture in such period, including pursuant to dividends declared or paid on Equity Interests held by third parties in respect of such non-Wholly Owned Restricted Subsidiary or joint venture and (e) the cumulative effect of any change in accounting principles during such period, in each case as determined in accordance with GAAP.
“ECF Payment Date”: as defined in Section 4.4(b)(iii).

“EEA Financial Institution”: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition and is subject to the supervision of an EEA Resolution Authority, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision of an EEA Resolution Authority with its parent.
“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority”: any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eighth Amendment”: the Sixth Incremental Commitment Amendment, dated as of January 20, 2021, by and among the Borrower, the other Loan Parties party thereto, Holdings, the Tranche G Term Lender party thereto and the Administrative Agent.
“Eighth Amendment Closing Date”: the date on which all the conditions precedent set forth in Section 3 of the Eighth Amendment shall be satisfied or waived.
“Eleventh Amendment”: the Eleventh Amendment, dated as of May 10, 2023, by and among the Borrower, the other Loan Parties party thereto, Holdings and the Administrative Agent.
“Eleventh Amendment Closing Date”: the date on which all the conditions precedent set forth in Section 3 of the Eleventh Amendment shall be satisfied or waived.
“Engagement Letter”: the Engagement Letter, dated as of October 16, 2012, among Credit Suisse Securities (USA) LLC, Barclays Bank PLC, UBS Securities LLC, Macquarie Capital (USA) Inc., Nomura Securities International, Inc. and the Borrower, as amended, supplemented, waived or otherwise modified from time to time.
“Environmental Laws”: any and all Federal, state, local, and foreign statutes, laws (statutory, common or otherwise), regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.
“Environmental Permits”: any permit, approval, identification number, license or other authorization required under any Environmental Law.
“Equity Interests”: Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).
“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate”: any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and

Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
“ERISA Event”: (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization (within the meaning of Section 4241 of ERISA); (d) the filing of a notice to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA (other than, in each case, a standard termination), or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) the appointment of a trustee to administer any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.
“Ethically Screened Affiliate”: any Affiliate of a Person that (i) is managed as to day-to-day matters (but excluding, for the avoidance of doubt, as to strategic direction and similar matters) independently from such Person and any other Affiliate of such Person that is not an Ethically Screened Affiliate, (ii) has in place customary information screens between it and such Person and any other Affiliate of such Person that is not an Ethically Screened Affiliate and (iii) such Person or any other Affiliate of such Person that is not an Ethically Screened Affiliate does not direct or cause the direction of the investment policies of such entity, nor does such Person’s or any such other Affiliate’s investment decisions influence the investment decisions of such entity.
“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Eurodollar Loans”: Loans the rate of interest applicable to which is based upon the Adjusted LIBOR Rate.
“Event of Default”: any of the events specified in Section 9.1, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.
“Excess Cash Flow”: for any period, an amount equal to the excess of
(a)    the sum, without duplication, of
(i)ECF CNI for such period,
(ii)an amount equal to the amount of all non-cash charges to the extent deducted in calculating such ECF CNI and cash receipts to the extent excluded in calculating such ECF CNI (except to the extent such cash receipts are attributable to revenue or other items that would be included in calculating ECF CNI for any prior period),
(iii)decreases in Consolidated Working Capital for such period (other than any such decreases arising from any acquisition or disposition of (a) any business unit, division, line of business or Person or (b) any assets other than in the ordinary course of business (each, an “Acquisition” or “Disposition”, respectively) by the Borrower and the

Restricted Subsidiaries completed during such period, or from the application of purchase accounting),
(iv)an amount equal to the aggregate net non-cash loss on asset sales or other dispositions by the Borrower and the Restricted Subsidiaries during such period (other than any asset sale or other disposition in the ordinary course of business) to the extent deducted in calculating such ECF CNI, and
(v)cash receipts in respect of Hedge Agreements during such period to the extent not otherwise included in calculating such ECF CNI, provided that any amount excluded from such ECF CNI pursuant to any of clauses (a) through (e) of the definition thereof shall not be added pursuant to this clause (a), over (b) the sum, without duplication, of
(i)an amount equal to the amount of all non-cash credits included in calculating such ECF CNI and cash charges to the extent not deducted in calculating such ECF CNI,
(ii)[reserved],
(iii)the aggregate amount of all principal payments, purchases or other retirements of Indebtedness of the Borrower and the Restricted Subsidiaries (including (A) the principal component of payments in respect of Capitalized Lease Obligations, (B) [reserved] and (C) the amount of voluntary prepayments of Term Loans made pursuant to Section 4.4(h) (in an amount equal to the discounted amount actually paid in respect of the principal amount of such Term Loans), but excluding (w) all other prepayments of Term Loans, (x) all prepayments of loans under the Senior Revolving Credit Facility, (y) all prepayments of any other revolving loans (other than Pari Passu Indebtedness), to the extent there is not an equivalent permanent reduction in commitments thereunder and (z) all voluntary prepayments, scheduled principal payments and mandatory “excess cash flow” prepayments that are applied pro rata to the Term Loans, in each case of Pari Passu Indebtedness made during such period), except to the extent financed with the proceeds of long term Indebtedness of the Borrower or the Restricted Subsidiaries or the proceeds of the issuance (or contribution in respect of) Equity Interests of the Borrower,
(iv)an amount equal to the aggregate net non-cash gain on asset sales or other dispositions by the Borrower and the Restricted Subsidiaries during such period (other than any asset sale or other disposition in the ordinary course of business) to the extent included in calculating such ECF CNI,
(v)increases in Consolidated Working Capital for such period (other than any such increases arising from any Acquisition or Disposition by the Borrower and the Restricted Subsidiaries completed during such period or from the application of purchase accounting),
(vi)cash payments by the Borrower and the Restricted Subsidiaries during such period in respect of long-term liabilities of the Borrower and the Restricted Subsidiaries other than Indebtedness, to the extent such payments are not expensed in such period or are not already deducted in calculating such ECF CNI,
(vii)[reserved],

(viii)[reserved],
(ix)the aggregate amount of expenditures actually made by the Borrower and the Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period and are not deducted in calculating such ECF CNI, except to the extent that such expenditures were financed with the proceeds of long-term Indebtedness of the Borrower or the Restricted Subsidiaries (unless such Indebtedness has been repaid) or the proceeds of the issuance (or contribution in respect of) Equity Interests of the Borrower,
(x)the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and the Restricted Subsidiaries during such period that are made in connection with any prepayment of Indebtedness to the extent that such payments are not expensed in such period or are not deducted in calculating such ECF CNI,
(xi)[reserved],
(xii)the amount of taxes (including penalties and interest) paid in cash or tax reserves set aside or payable (without duplication) in such period to the extent they exceed the amount of tax expense deducted in calculating such ECF CNI,
(xiii)cash expenditures in respect of Hedge Agreements during such period to the extent not deducted in calculating such ECF CNI;
(xiv)the amount of cash payments made in respect of pensions and other post-employment benefits in such period to the extent not deducted in calculating such ECF CNI; and
(xv)at the Borrower’s election, without duplication of amounts deducted from Excess Cash Flow in prior periods, non cash expenses under an equity plan to the extent not deducted in calculating ECF CNI (or deducted but added back under clause (a) of this definition) (it being understood that (x) no deduction shall be allowed at the time of the related cash payment to the extent the Borrower has previously elected to deduct such expenses under this clause and (y) to the extent such related cash payment does not occur by the expected time therefor under such equity plan (as determined by the Borrower in good faith), Excess Cash Flow shall be increased by the related expenses deducted under this clause).
“Exchange Act”: the Securities Exchange Act of 1934, as amended from time to time.
“Excluded Affiliate”: as defined in Section 11.1(i).
“Excluded Assets”: as defined in the Security Agreement.
“Excluded Information”: as defined in Section 4.4(h)(i).
“Excluded Subsidiaries”: as defined in Section 7.12(a).
“Excluded Taxes”: (a) any Taxes measured by or imposed upon the net income of any Agent or Lender or its applicable lending office, or any branch or affiliate thereof, and all franchise Taxes, branch Taxes, Taxes on doing business or Taxes measured by or imposed upon the overall capital or net worth of any such Agent or Lender or its applicable lending office, or any branch or affiliate thereof, in each case imposed: (i) by the jurisdiction under the laws of which such Agent or Lender, applicable lending office, branch or affiliate is organized or is located, or in which its principal executive office is located, or any nation within which such jurisdiction is located or any political subdivision thereof; or (ii) by reason of any connection between the jurisdiction imposing such Tax and such Agent or Lender, applicable lending office, branch or affiliate other than a connection arising solely from such Agent or Lender having executed, delivered or performed its obligations under, or received payment under or enforced, this Agreement or any Notes, and (b) any Taxes imposed by FATCA.
“Existing Indebtedness”: Indebtedness of the Borrower or any of its Subsidiaries (other than Indebtedness hereunder) in existence on the Closing Date, including the Existing Unsecured Notes.
“Existing Term Loans”: as defined in Section 2.8(a).
“Existing Term Tranche”: as defined in Section 2.8(a).
“Existing Unsecured Indenture”: that certain indenture dated as of July 20, 2011 by and between the Borrower and Wells Fargo Bank, National Association, as agent (as amended, amended and restated, supplemented, waived or modified from time to time).
“Existing Unsecured Notes”: the Borrower’s 11.5% Senior Notes due 2018, issued pursuant to the Existing Unsecured Indenture, outstanding on the Closing Date or subsequently issued in exchange for or in respect of any such notes.
“Extended Term Loans”: as defined in Section 2.8(a).
“Extended Term Tranche”: as defined in Section 2.8(a).
“Extending Lender”: as defined in Section 2.8(b).
“Extension”: as defined in Section 2.8(b).
“Extension Amendment”: as defined in Section 2.8(c).
“Extension Date”: as defined in Section 2.8(d).
“Extension Election”: as defined in Section 2.8(b).
“Extension of Credit”: as to any Lender, the making of a Term Loan.
“Extension Request”: as defined in Section 2.8(a).
“Extension Series”: all Extended Term Loans that are established pursuant to the same Extension Amendment (or any subsequent Extension Amendment to the extent such Extension Amendment expressly provides that the Extended Term Loans provided for therein are intended to be part of any previously established Extension Series) and that provide for the same interest margins and amortization schedule.
“Facility”: each of (a) the Initial Term Loan Commitments and the Extensions of Credit made thereunder (the “Initial Term Loan Facility”), (b) the Tranche B Term Loan Commitments and the Extensions of Credit made thereunder (the “Tranche B Term Loan Facility”), (c) the Tranche C Term Loan Commitments and the Extensions of Credit made thereunder (the “Tranche C Term Loan Facility”), (d) the Tranche D Term Loan Commitments

and the Extensions of Credit made thereunder (the “Tranche D Term Loan Facility”), (e) the Tranche E Term Loan Commitments and the Extensions of Credit made thereunder (the “Tranche E Term Loan Facility”), (f) the Tranche F Term Loan Commitments and the Extensions of Credit made thereunder (the “Tranche F Term Loan Facility”), (g) the Tranche G Term Loan Commitments and the Extensions of Credit made thereunder (the “Tranche G Term Loan Facility”), (h) the Tranche H Term Loan Commitments and the Extensions of Credit made thereunder (the “Tranche H Term Loan Facility”) and (i) any other committed facility hereunder and the Extensions of Credit made thereunder.
“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b) of the Code and any applicable legislation, regulations or other official guidance adopted by a Governmental Authority pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.
“Federal District Court”: as defined in Section 11.13(a).
“Federal Funds Effective Rate”: for any day, the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as an overnight bank funding rate (from and after such date as the Federal Reserve Bank of New York shall commence to publish such composite rate).
“Federal Reserve Bank of New York’s Website”: the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.
“Fifth Amendment”: the Fourth Incremental Commitment Amendment, dated as of December 6, 2017, by and among the Borrower, the other Loan Parties party thereto, Holdings, the Tranche E Term Lender party thereto and the Administrative Agent.
“Fifth Amendment Closing Date”: the date on which all the conditions precedent set forth in Section 3A of the Fifth Amendment shall be satisfied or waived.
“First Incremental Amendment”: the Incremental Commitment Amendment, dated as of May 9, 2013, by and among the Borrower, the other Loan Parties party thereto, Holdings, the Tranche B Term Lenders party thereto and the Administrative Agent.
“First Incremental Amendment Closing Date”: the date on which all the conditions precedent set forth in Section 5 of the First Incremental Amendment shall be satisfied or waived.
“First Incremental Amendment Effective Date”: the date on which the conditions set forth or referred to in Section 3 of the First Incremental Amendment are satisfied or waived.
“First Lien Indebtedness”: with respect to any Person, the aggregate amount, without duplication, of Total Indebtedness (excluding Capitalized Lease Obligations and purchase money indebtedness) of such Person as of the end of the most recently ended fiscal quarter for which internal financial statements are available plus the amount of any Total Indebtedness (excluding Capitalized Lease Obligations and purchase money indebtedness) of such Person incurred subsequent to the end of such fiscal quarter and minus the amount of any Total Indebtedness (excluding Capitalized Lease Obligations and purchase money indebtedness)

of such Person redeemed, repaid, retired or extinguished subsequent to the end of such fiscal quarter, as determined in accordance with GAAP, secured by Liens other than Liens permitted by Section 8.5 (excluding Liens permitted by clause (26) of “Permitted Liens,” provided that, Revolving Credit Agreement Indebtedness so secured shall be excluded from the calculation of First Lien Indebtedness) and other than Liens that have Junior Lien Priority on the Collateral in relation to the Term Loan Facility Obligations.
In addition, to the extent that any Indebtedness is secured by any Lien pursuant to clause (26)(i)(B) or (26)(iv) of the definition of “Permitted Liens,” such Indebtedness may be refinanced from time to time with other Indebtedness (including by Indebtedness refinancing any such refinancing Indebtedness) in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) not exceeding the principal amount of, and premium (if any) and accrued interest on, the Indebtedness being refinanced plus any fees, premiums, underwriting discounts, costs and expenses relating to such refinancing, and such refinancing Indebtedness may be secured by any Lien, without further compliance with the First Lien Indebtedness to EBITDA Ratio thereunder.
“First Lien Indebtedness to EBITDA Ratio”: with respect to the Borrower, the ratio of (x) the Borrower’s First Lien Indebtedness, minus an amount of cash and Cash Equivalents held by the Borrower and its Restricted Subsidiaries as of the date of determination not exceeding $250.0 million, to (y) the Borrower’s EBITDA for the most recently ended four full fiscal quarters for which internal financial statements are available (or, if earlier, were required to be delivered pursuant to Section 7.1(a) or Section 7.1(b)) immediately preceding the date on which such event for which such calculation is being made shall occur (the “Measurement Period”).
For purposes of making the computation referred to above, if any Specified Transaction has been made by the Borrower or any of its Restricted Subsidiaries during the Measurement Period or subsequent to the Measurement Period and on or prior to the date of determination of the First Lien Indebtedness to EBITDA Ratio, the First Lien Indebtedness to EBITDA Ratio shall be calculated on a pro forma basis assuming that all such Specified Transactions (and the change in EBITDA resulting therefrom) had occurred on the first day of the Measurement Period. If, since the beginning of such Measurement Period, any Person became a Restricted Subsidiary or was merged with or into the Borrower or any of its Restricted Subsidiaries and, since the beginning of such Measurement Period, such Person shall have made any Specified Transaction that would have required adjustment pursuant to the immediately preceding sentence if made by the Borrower or a Restricted Subsidiary since the beginning of such Measurement Period, then the First Lien Indebtedness to EBITDA Ratio shall be calculated giving pro forma effect thereto for such period as if such Specified Transaction had occurred at the beginning of such Measurement Period.
For purposes of this definition, whenever pro forma effect is to be given to any Specified Transaction (including the Transactions and the 2011 Transactions), the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Borrower and may include, for the avoidance of doubt, cost savings, operating expense reductions and synergies (including revenue synergies, those related to new business and customer wins, the modifications or renegotiation of contracts and other arrangements and pricing adjustments and increases (in each case, net of any costs or expenses to implement or achieve the foregoing)) resulting from or related to any such Specified Transaction (including the Transactions and the 2011 Transactions) which is being given pro forma effect that have been or are expected to be realized and for which the actions necessary to realize such cost savings, reductions and synergies are taken or expected to be taken no later than 24 months after the date of any such Specified Transaction (in each case as though such cost savings, reductions and synergies had been realized on the first day of the applicable Measurement Period).

In the event that any calculation of the First Lien Indebtedness to EBITDA Ratio shall be made as of the date of the initial borrowing of any applicable Indebtedness after giving pro forma effect to the entire committed amount of such Indebtedness (as contemplated by Section 2.6(a) and clause (26) of the definition of “Permitted Liens”), such committed amount may thereafter be borrowed and reborrowed, in whole or in part, from time to time, and secured by Liens without further compliance with such ratio, provided that such committed amount shall be included as outstanding Indebtedness in any subsequent calculation of the First Lien Indebtedness to EBITDA Ratio, to the extent the commitment therefor then remains outstanding.
“Fiscal Year”: any period of 12 consecutive months ending on September 30 of any calendar year.
“Fitch”: Fitch Ratings Inc. and any successor thereto.
“Fixed GAAP Date”: (x) for all Fixed GAAP Terms, the Revolver Second Amendment Closing Date and (y) for all Frozen GAAP Terms, the Closing Date, provided that at any time after the Eighth Amendment Closing Date, the Borrower may, by prior written notice to the Administrative Agent, elect to change the Fixed GAAP Date to be the date specified in such notice, and upon the date of such notice, the Fixed GAAP Date shall be such date for all periods beginning on and after the date specified in such notice.
“Fixed GAAP Terms”: (a) the definitions of the terms “Consolidated Depreciation and Amortization Expense,” “Consolidated Interest Expense,” “Consolidated Net Income,” “Consolidated Tangible Assets,” “Consolidated Working Capital,” “EBITDA,” “ECF CNI,” “Excess Cash Flow,” “First Lien Indebtedness”, “First Lien Indebtedness to EBITDA Ratio”, “Funded Debt,” “Indebtedness,” “Net Income,” “Senior Secured Indebtedness,” “Senior Secured Indebtedness to EBITDA Ratio” and “Total Indebtedness”, (b) all defined terms in this Agreement to the extent used in or relating to any of the foregoing definitions, and all ratios and computations based on any of the foregoing definitions, and (c) any other term or provision of this Agreement or the other Loan Documents that, at the Borrower’s election, may be specified by the Borrower by written notice to the Administrative Agent from time to time.
“Foreign Benefit Event”: with respect to any Foreign Pension Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable law or in excess of the amount that would be permitted absent a waiver from applicable governmental authority, (b) the failure to make the required contributions or payments, under any applicable law, on or before the due date for such contributions or payments, (c) the receipt of a notice by applicable governmental authority to terminate any such Foreign Pension Plan, or alleging the insolvency of any such Foreign Pension Plan, (d) the incurrence by the Borrower or any Restricted Subsidiary of any liability under applicable law on account of the complete or partial termination of such Foreign Pension Plan or the complete or partial withdrawal of any participating employer therein or (e) the occurrence of any transaction that is prohibited under any applicable law and that could reasonably be expected to result in the incurrence of any liability by the Borrower or any Restricted Subsidiary, or the imposition on the Borrower or any Restricted Subsidiary of any fine, excise tax or penalty resulting from any noncompliance with any applicable law, in each case, with respect to clauses (a) through (e), as could reasonably be expected to result in material liability to the Borrower or any Restricted Subsidiary.
“Foreign Pension Plan”: any employee benefit plan described in Section 4(b)(4) of ERISA sponsored or maintained by a Foreign Subsidiary that under applicable law is required to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained exclusively by a Governmental Authority.

“Foreign Subsidiary”: (i) any Subsidiary of the Borrower not organized under the laws of the United States, any state thereof or the District of Columbia; (ii) any Subsidiary of the Borrower organized under the laws of the United States, any state thereof or the District of Columbia if all or substantially all of the assets of such Subsidiary consist of equity or debt of one or more Subsidiaries described in clause (i) or this clause (ii); or (iii) any Subsidiary of a Subsidiary described in clause (i) or (ii).
“Fourth Amendment”: the Third Incremental Commitment Amendment, dated as of May 22, 2017, by and among the Borrower, the other Loan Parties party thereto, Holdings, the Tranche D Term Lender party thereto and the Administrative Agent.
“Fourth Amendment Closing Date”: the date on which all the conditions precedent set forth in Section 3 of the Fourth Amendment shall be satisfied or waived.
“Frozen GAAP Terms”: (a) the definition of the term “Capitalized Lease Obligation,” (b) all defined terms in this Agreement to the extent used in or relating to the foregoing definition, and all ratios and computations based on the foregoing definition, and (c) any other term or provision of this Agreement or the other Loan Documents that, at the Borrower’s election, may be specified by the Borrower by written notice to the Administrative Agent from time to time.
“Funded Debt”: all Indebtedness of the Borrower and the Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of the Borrower or any Restricted Subsidiary, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all amounts of such debt required to be paid or prepaid within one year from the date of its creation and, in the case of the Borrower, Indebtedness in respect of the Term Loans.
“GAAP”: generally accepted accounting principles in the United States of America as in effect on the Fixed GAAP Date (for purposes of the Fixed GAAP Terms and the Frozen GAAP Terms) and as in effect from time to time (for all other purposes of this Agreement), including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession, and subject to the following sentence. If at any time the SEC permits or requires U.S.-domiciled companies subject to the reporting requirements of the Exchange Act to use IFRS in lieu of GAAP for financial reporting purposes, the Borrower may elect, by written notice to the Administrative Agent, to use IFRS in lieu of GAAP and, upon any such notice, references herein to GAAP shall thereafter be construed to mean (a) for all periods beginning on and after the date specified in such notice, IFRS as in effect on the date specified in such notice (for purposes of the Fixed GAAP Terms and the Frozen GAAP Terms) and as in effect from time to time (for all other purposes of this Agreement) and (b) for prior periods, GAAP as defined in the first sentence of this definition. All ratios and computations based on GAAP contained in this Agreement shall be computed in conformity with GAAP.
“Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank).

“guarantee”: a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner including, without limitation, through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness or other obligations.
“Guarantee”: any guarantee of the Secured Obligations by a Guarantor in accordance with the provisions of the Guarantee Agreement. When used as a verb, “Guarantee” shall have a corresponding meaning.
“Guarantee Agreement”: the Guarantee Agreement delivered to the Administrative Agent as of the date hereof, substantially in the form of Exhibit C hereto, as the same may be amended, supplemented, waived or otherwise modified from time to time.
“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any such obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.
“Guarantors”: the collective reference to each Subsidiary Guarantor; individually, a “Guarantor”.
“Hazardous Materials”: all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Hedge Agreements”: collectively, Interest Rate Agreements, Currency Agreements and Commodities Agreements.
“Hedge Bank”: (a) any Person that is a Lender, a Revolving Lender, an Affiliate of a Lender or an Affiliate of a Revolving Lender, or a Person that was at the time of entering into a Hedge Agreement, a Lender, a Revolving Lender, an Affiliate of a Lender or an Affiliate of a Revolving Lender, or that was a party to a Hedge Agreement as of the Closing Date, in each case in its capacity as a party to a Hedge Agreement and (b) any other Person that has entered into a Secured Hedge Agreement with the Borrower or any of its Restricted Subsidiaries, so long as either (i) such Secured Hedge Agreement shall contain provisions whereby the Hedge Bank shall have agreed therein that it is bound by the Security Agreement and shall comply in all respects with the terms thereof and that each of the other Secured Parties is a third-party beneficiary of such undertaking or (b) such Hedge Bank shall have executed and delivered an Additional Secured First Lien Party Consent (as defined in the Security Agreement).
“Hedging Obligations”: as to any Person, the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodities Agreement.
“Holdings”: WMG Holdings Corp., a Delaware corporation, and any successor in interest thereto.
“Holdings Notes”: Holdings’ 13.75% Senior Notes due 2019 issued on July 20, 2011, or subsequently issued in exchange for or in respect of any such notes (the “Initial Holdings Notes”), and any Indebtedness that serves to extend, replace, refund, refinance, renew or defease any Initial Holdings Notes, provided that such Indebtedness extending, replacing, refunding, refinancing, renewing or defeasing such Initial Holdings Notes shall not be in a principal amount (or, if issued with original issue discount, an aggregate issue price) in excess of the principal amount of, and premium, if any, and accrued interest on, the Initial Holdings Notes plus any fees, premiums, underwriting discounts, costs and expenses relating to such extension, replacement, refunding, refinancing, renewal or defeasance.
“Identified Participating Lenders”: as defined in Section 4.4(h)(iii)(3).
“Identified Qualifying Lenders”: as defined in Section 4.4(h)(iv)(3).
“IFRS”: International Financial Reporting Standards and applicable accounting requirements set by the International Accounting Standards Board or any successor thereto (or the Financial Accounting Standards Board, the Accounting Principles Board of the American Institute of Certified Public Accountants, or any successor to either such Board, or the SEC, as the case may be), as in effect from time to time.
“Immaterial Subsidiary”: at any date of determination, any Subsidiary that (i) (x) contributed 5% or less of EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Borrower are available, (y) had consolidated assets representing 5% or less of Consolidated Tangible Assets as of the end of the most recently ended financial period for which consolidated financial statements of the Borrower are available and (z) is designated by the Borrower as an Immaterial Subsidiary for the purposes of this definition; and (ii) together with all other Immaterial Subsidiaries designated pursuant to the preceding clause (i), (x) contributed 10% or less of EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Borrower are available, and (y) had consolidated assets representing 10% or less of Consolidated Tangible Assets as of the end of the most recently ended financial period for which consolidated financial statements of the Borrower are available. Any Subsidiary so designated as an Immaterial Subsidiary that fails to meet the foregoing requirements as of the last day of the period of the most recent four consecutive fiscal quarters for which consolidated financial statements of the Borrower are available shall continue to be deemed an “Immaterial Subsidiary” hereunder until the date that is 60 days following the date on which such annual or quarterly financial statements were required to be delivered pursuant to Section 7.1(a) or (b) with respect to such period.

“Increase Supplement”: as defined in Section 2.6(c).
“Incremental Commitment Amendment”: as defined in Section 2.6(d).
“Incremental Commitments”: as defined in Section 2.6(a).
“Incremental Indebtedness”: Indebtedness incurred by the Borrower pursuant to and in accordance with Section 2.6.
“Incremental Loans”: as defined in Section 2.6(d).
“Incremental Term Loan”: any Incremental Loan made pursuant to an Incremental Term Loan Commitment.
“Incremental Term Loan Commitments”: as defined in Section 2.6(a).
“Indebtedness”: (a) any indebtedness (including principal and premium) of such Person, whether or not contingent,
(i)in respect of borrowed money,
(ii)evidenced by bonds, notes, debentures or similar instruments or letters of credit (or, without double counting, reimbursement agreements in respect thereof),
(iii)representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations) due more than twelve months after such property is acquired, except (x) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case, accrued in the ordinary course of business, and (y) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP, and if not paid, after becoming due and payable; or
(iv)representing the net obligations under any Hedging Obligations, if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP,
(b)Disqualified Stock of such Person,
(c)to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business); and
(d)to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided that the amount of Indebtedness of such Person shall be the lesser of (A) the fair market value of such asset at such date of determination (as determined in good faith by such Person) and (B) the amount of such Indebtedness of such other Persons;
provided, however, that Contingent Obligations incurred in the ordinary course of business and not in respect of borrowed money shall be deemed not to constitute Indebtedness.

“Individual Lender Exposure”: of any Lender, at any time, the sum of the aggregate principal amount of all Term Loans made by such Lender and then outstanding, all Tranche B Term Loan Commitments of such Lender then outstanding, all Tranche C Term Loan Commitments of such Lender then outstanding, all Tranche D Term Loan Commitments of such Lender then outstanding, all Tranche E Term Loan Commitments of such Lender then outstanding, all Tranche F Term Loan Commitments of such Lender then outstanding, all Tranche G Term Loan Commitments of such Lender then outstanding and all Tranche H Term Loan Commitments of such Lender then outstanding.
“Initial Default”: as defined in Section 1.2(b).
“Initial Extension of Credit”: as to any Lender, the making of an Initial Term Loan.
“Initial Lien”: as defined in Section 8.5(a).
“Initial Term Loan”: as defined in Section 2.1(a). The aggregate principal amount of the Initial Term Loans on the First Incremental Amendment Effective Date giving effect to the incurrence of the Tranche B Term Loans and the application of proceeds thereof shall be $0.
“Initial Term Loan Commitment”: as to any Lender, its obligation to make Initial Term Loans to the Borrower pursuant to Section 2.1(a) in an aggregate amount not to exceed at any one time outstanding the amount set forth opposite such Lender’s name in Schedule A under the heading “Initial Term Loan Commitment”; collectively, as to all the Lenders, the “Initial Term Loan Commitments”. The original aggregate amount of the Initial Term Loan Commitments on the Closing Date is $600.0 million.
“Initial Term Loan Maturity Date”: November 1, 2018.
“Initial Term Loan Repricing Transaction”: other than in connection with a transaction involving a Change of Control, the prepayment in full or in part of the Initial Term Loans by the Borrower with the proceeds of secured term loans (including any new, amended or additional loans or Term Loans under this Agreement, whether as a result of an amendment to this Agreement or otherwise), that are broadly marketed or syndicated to banks and other institutional investors in financings similar to the Initial Term Loan Facility and having an effective interest cost or weighted average yield (as determined prior to such prepayment by the Administrative Agent consistent with generally accepted financial practice and, in any event, excluding any arrangement, structuring, syndication or commitment fees in connection therewith, and excluding any performance or ratings based pricing grid that could result in a lower interest rate based on future performance, but including any LIBOR Rate floor or similar floor that is higher than the then applicable LIBOR Rate) that is less than the interest rate for or weighted average yield (as determined prior to such prepayment by the Administrative Agent on the same basis) of the Initial Term Loans, including as may be effected through any amendment to this Agreement relating to the interest rate for, or weighted average yield of, the Initial Term Loans.
“Intellectual Property Security Agreement”: collectively, the Copyright Security Agreement, the Trademark Security Agreement and the Patent Security Agreement (each as defined in the Security Agreement), substantially in the forms attached to the Security Agreement, together with each other intellectual property security agreement executed and delivered pursuant to Section 7.12 or the Security Agreement.
“Intercreditor Agreement Supplement”: as defined in Section 10.8(a).

“Interest Payment Date”: (a) as to any ABR Loan, the last Business Day of each March, June, September and December to occur while such Loan is outstanding, and the final maturity date of such Loan, (b) as to any SOFR Loan having an Interest Period of three months or less, the last day of such Interest Period, and (c) as to any SOFR Loan having an Interest Period longer than three months, (i) each day which is three months, or a whole multiple thereof, after the first day of such Interest Period and (ii) the last day of such Interest Period.
“Interest Period”: with respect to any Eurodollar Loan:
(a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months (or, if agreed to by each affected Lender 12 months or a shorter period) thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and
(b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months (or if agreed to by each affected Lender 12 months or a shorter period) thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:
(i)if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;
(ii)any Interest Period that would otherwise extend beyond (A) the Initial Term Loan Maturity Date (in the case of Initial Term Loans), (B) the Tranche B Term Loan Maturity Date (in the case of Tranche B Term Loans), (C) the Tranche C Term Loan Maturity Date (in the case of Tranche C Term Loans), (D) the Tranche D Term Loan Maturity Date (in the case of Tranche D Term Loans), (E) the Tranche E Term Loan Maturity Date (in the case of Tranche E Term Loans) or (F) the Tranche F Term Loan Maturity Date (in the case of Tranche F Term Loans) shall end on (A) the Initial Term Loan Maturity Date (in the case of Initial Term Loans), (B) the Tranche B Term Loan Maturity Date (in the case of Tranche B Term Loans), (C) the Tranche C Term Loan Maturity Date (in the case of Tranche C Term Loans), (D) the Tranche D Term Loan Maturity Date (in the case of Tranche D Term Loans), (E) the Tranche E Term Loan Maturity Date (in the case of Tranche E Term Loans) or (F) the Tranche F Term Loan Maturity Date (in the case of Tranche F Term Loans);
(iii)any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and
(iv)the Borrower shall select Interest Periods so as not to require a scheduled payment of any Eurodollar Loan during an Interest Period for such Eurodollar Loan,

and with respect to any SOFR Loan, the period commencing on the date of such Loan or Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (in each case, subject to the availability thereof), as specified in the applicable request for a Borrowing or conversion or continuation of a Borrowing; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, (iii) no Interest Period shall extend beyond (A) the Tranche G Term Loan Maturity Date (in the case of Tranche G Term Loans) or (B) the Tranche H Term Loan Maturity Date (in the case of Tranche H Term Loans) and (iv) no tenor that has been removed from this definition pursuant to Section 4.7(f) shall be available for specification in such request for a Borrowing or conversion or continuation of a Borrowing. For purposes of this paragraph, the date of a Loan or Borrowing initially shall be the date on which such Loan or Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Loan or Borrowing.
“Interest Rate Agreement”: with respect to any Person, any interest rate protection agreement, future agreement, option agreement, swap agreement, cap agreement, collar agreement, hedge agreement or other similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is party or a beneficiary.
“Investment Company Act”: the Investment Company Act of 1940, as amended from time to time.
“Investment Grade Rating”: a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.
“Investment Grade Condition”: a condition that is satisfied if (x) so long as any Tranche G Term Loans are outstanding, the Tranche G Term Loans have obtained an Investment Grade Rating and (y) so long as any Tranche H Term Loans are outstanding, the Tranche H Term Loans have obtained an Investment Grade Rating (or if the Tranche G Term Loans and the Tranche H Term Loans have each been repaid in full, the Borrower has obtained a corporate family/corporate credit rating that is an Investment Grade Rating), in each case from at least two of the Rating Agencies.
“Investment Grade Securities”: (1) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents); (2) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Borrower and its Subsidiaries; (3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2), which fund may also hold immaterial amounts of cash pending investment or distribution; and (4) corresponding instruments in countries other than the United States customarily utilized for high-quality investments.
“IP Rights”: as defined in Section 5.19.
“ISDA CDS Definitions”: as defined in Section 11.1(i).
“Junior Lien Intercreditor Agreement”: an intercreditor agreement to be entered into with the representative of Indebtedness secured by a Lien having Junior Lien Priority substantially in the form attached as Annex B to the Security Agreement or such other form reasonably satisfactory to the Applicable Authorized Representative (as such term is defined in the Security Agreement) and the Required Lenders.
“Junior Lien Priority”: with respect to specified Indebtedness, secured by a Lien on specified Collateral ranking junior to the Lien on such Collateral securing the Term Loan Facility Obligations or any Guarantee, as applicable, either pursuant to the Junior Lien Intercreditor Agreement or one or more other intercreditor agreements having terms no less favorable to the Lenders with respect to such Collateral than the terms of the Junior Lien Intercreditor Agreement, as determined in good faith by the Borrower.
“Laws”: collectively, all applicable international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.
“Lead Arrangers”: collectively, JPMorgan Chase Bank, N.A., BofA Securities, Inc., Citibank, N.A., Goldman Sachs Bank USA, Morgan Stanley Senior Funding, Inc., Barclays Bank PLC, Deutsche Bank Securities Inc., RBC Capital Markets and Sumitomo Mitsui Banking Corporation, each solely in its capacity as a joint lead arranger of the Commitments.
“Lender Joinder Agreement”: as defined in Section 2.6(c).
“Lender-Related Distress Event”: with respect to any Lender (each, a “Distressed Lender”), a voluntary or involuntary case with respect to such Distressed Lender under any debtor relief law, or a custodian, conservator, receiver or similar official is appointed for such Distressed Lender or any substantial part of such Distressed Lender’s assets, or such Distressed Lender makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Lender to be, insolvent or bankrupt; provided that a Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any equity interests in any Lender or any person that directly or indirectly controls such Lender by a Governmental Authority or an instrumentality thereof.
“Lenders”: the several banks and other financial institutions from time to time parties to this Agreement together with, in each case, any affiliate of any such bank or financial institution through which such bank or financial institution elects, by notice to the Administrative Agent and the Borrower to make any Loans available to the Borrower, provided that for all purposes of voting or consenting with respect to (a) any amendment, supplementation or modification of any Loan Document, (b) any waiver of any of the requirements of any Loan Document or any Default or Event of Default and its consequences or (c) any other matter as to which a Lender may vote or consent pursuant to Section 11.1, the bank or financial institution making such election shall be deemed the “Lender” rather than such affiliate, which shall not be entitled to so vote or consent.
“LIBOR Rate”: with respect to any Eurodollar Loan for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m., London time, on the date that is two Business Days prior to the commencement of such Interest Period by reference to the ICE Benchmark Administration Interest Settlement Rates (or the successor thereto if the ICE Benchmark Administration is no longer making such rates available) for deposits in the currency in which the applicable Eurodollar Loan is denominated (as set forth by any service selected by the Administrative Agent that has been nominated by the ICE

Benchmark Administration (or the successor thereto if the ICE Benchmark Administration is no longer making such rates available) an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBOR Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in the currency in which the applicable Eurodollar Loan is denominated are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m., London time, on the date that is two Business Days prior to the beginning of such Interest Period.
“Lien”: with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.
“Limited Condition Transaction”: (x) any acquisition, including by way of merger, amalgamation, consolidation or other business combination or the acquisition of Capital Stock or otherwise, by one or more of the Borrower and its Restricted Subsidiaries of any assets, business or Person or any other investment permitted by this Agreement whose consummation is not conditioned on the availability of, or on obtaining, third party financing or (y) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or Preferred Stock requiring notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or prepayment.
“Loan”: each Initial Term Loan, Tranche B Term Loan, Tranche C Term Loan, Tranche D Term Loan, Tranche E Term Loan, Tranche F Term Loan, Tranche G Term Loan, Tranche H Term Loan, Incremental Loan and Extended Term Loan; collectively, the “Loans”.
“Loan Documents”: this Agreement, the First Incremental Amendment, any Notes, the Guarantee Agreement, the Security Agreement, the Junior Lien Intercreditor Agreement (on and after execution thereof), each Other Intercreditor Agreement (on and after the execution thereof) and any other Security Documents, each as amended, supplemented, waived or otherwise modified from time to time.
“Loan Parties”: the Borrower and the Subsidiary Guarantors; individually, a “Loan Party”.
“Material Adverse Effect”: (a) a material adverse effect on the business, operations, assets, liabilities (actual or contingent) or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, (b) a material adverse effect on the ability of the Borrower or the Loan Parties (taken as a whole) to perform their respective payment obligations under any Loan Document to which the Borrower or any of the Loan Parties is a party or (c) a material adverse effect on the rights and remedies of the Lenders under the Loan Documents taken as a whole.
“Material Subsidiaries”: Restricted Subsidiaries of the Borrower constituting, individually (or, solely for purposes of Section 9.1(f), in the aggregate (as if such Restricted Subsidiaries constituted a single Subsidiary)), a “significant subsidiary” in accordance with Rule 1-02 under Regulation S-X.

“Maturity Date”: (a) with respect to Initial Term Loans, the Initial Term Loan Maturity Date, (b) with respect to Tranche B Term Loans, the Tranche B Term Loan Maturity Date, (c) with respect to Tranche C Term Loans, the Tranche C Term Loan Maturity Date, (d) with respect to Tranche D Term Loans, the Tranche D Term Loan Maturity Date, (e) with respect to Tranche E Term Loans, the Tranche E Term Loan Maturity Date, (f) with respect to Tranche F Term Loans, the Tranche F Term Loan Maturity Date, (g) with respect to Tranche G Term Loans, the Tranche G Term Loan Maturity Date and (h) with respect to Tranche H Term Loans, the Tranche H Term Loan Maturity Date.
“Measurement Period”: as defined in the definition of “First Lien Indebtedness to EBITDA Ratio”.
“Minimum Exchange Tender Condition”: as defined in Section 2.7(b).
“Minimum Extension Condition”: as defined in Section 2.8(g).
“Moody’s”: Moody’s Investors Service, Inc., and its successors.
“Mortgages”: collectively, the deeds of trust, trust deeds and mortgages made by the Loan Parties in favor or for the benefit of the Collateral Agent on behalf of the Lenders on the Closing Date together with each other mortgage to secure any of the Secured Obligations executed and delivered after the Closing Date.
“Multiemployer Plan”: any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
“Music Publishing Business”: the subsidiaries and assets constituting the music publishing segment, as defined in the financial statements of the Borrower. At any point in time in which music publishing is not a reported segment of the Borrower, “Music Publishing Business” shall refer to the business that was previously included in this segment.
“Music Publishing Sale”: the sale of all or substantially all of the Music Publishing Business, which, for the avoidance of doubt, may include assets constituting a portion of the Recorded Music Business not to exceed 10.0% of the total assets constituting the Recorded Music Business.
“Net Income”: with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends or accretion of any Preferred Stock.
“Net Short Lender”: as defined in Section 11.1(i).
“New York Courts”: as defined in Section 11.13(a).
“New York Supreme Court”: as defined in Section 11.13(a).
“Non-Excluded Taxes”: all Taxes other than Excluded Taxes.
“Non-Extending Lender”: as defined in Section 2.8(e).
“Non-Recourse Acquisition Financing Indebtedness”: any Indebtedness incurred by the Borrower or any Restricted Subsidiary to finance the acquisition, exploitation or development of assets (including directly or through the acquisition of entities holding such assets) not owned by the Borrower or any of its Restricted Subsidiaries prior to such acquisition, exploitation or development, which assets are used for the creation or development of Product for the benefit of the Borrower, and in respect of which the Person to whom such Indebtedness is owed has no recourse whatsoever to the Borrower or any of its Restricted Subsidiaries for the repayment of or payment of such Indebtedness other than recourse to the acquired assets or assets that are the subject of such exploitation or development for the purpose of enforcing any Lien given by the Borrower or such Restricted Subsidiary over such assets, including the receivables, inventory, intangibles and other rights associated with such assets and the proceeds thereof.
“Non-Recourse Product Financing Indebtedness”: any Indebtedness incurred by the Borrower or any Restricted Subsidiary solely for the purpose of financing (whether directly or through a partially-owned joint venture) the production, acquisition, exploitation, creation or development of items of Product produced, acquired, exploited, created or developed after the Closing Date (including any Indebtedness assumed in connection with the production, acquisition, creation or development of any such items of Product or secured by a Lien on any such items of Product prior to the production, acquisition, creation or development thereof) where the recourse of the creditor in respect of that Indebtedness is limited to Product revenues generated by such items of Product or any rights pertaining thereto and where the Indebtedness is unsecured save for Liens over such items of Product or revenues and such rights, and any extension, renewal, replacement or refinancing of such Indebtedness. “Non-Recourse Product Financing Indebtedness” excludes, for the avoidance of doubt, any Indebtedness raised or secured against Product where the proceeds are used for any other purposes.
“Note”: as defined in Section 2.2(a).
“Obligations”: any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.
“Obligor”: any purchaser of goods or services or other Person obligated to make payment to the Borrower or any of its Restricted Subsidiaries (other than any Restricted Subsidiary that is not a Loan Party) in respect of a purchase of such goods or services.
“Offered Amount”: as defined in Section 4.4(h)(iv)(1).
“Offered Discount”: as defined in Section 4.4(h)(iv)(1).
“OID”: as defined in Section 2.6(d).
“Organization Documents”: (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws; (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or limited liability company agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Intercreditor Agreement”: an intercreditor agreement (other than the Security Agreement and any Junior Lien Intercreditor Agreement) in form and substance reasonably satisfactory to the Borrower, the Required Lenders and the Collateral Agent.
“Other Representatives”: the Syndication Agents, and the Lead Arrangers.
“Outstanding Amount”: with respect to the Loans on any date, the principal amount thereof after giving effect to any borrowings and prepayments or repayments thereof occurring on such date.
“Parent”: any of Holdings, Warner Music Group Corp. (and any successor in interest thereto), Airplanes Music LLC (and any successor in interest thereto), any Other Parent, and any other Person that is a Subsidiary of Holdings, Warner Music Group Corp. (and any successor in interest thereto), Airplanes Music LLC (and any successor in interest thereto) or any Other Parent and of which the Borrower is a Subsidiary. As used herein, “Other Parent” means a Person of which the Borrower becomes a Subsidiary after the Closing Date, provided that either (x) immediately after the Borrower first becomes a Subsidiary of such Person, more than 50% of the Voting Stock of such Person shall be held by one or more Persons that held more than 50% of the Voting Stock of a Parent of the Borrower immediately prior to the Borrower first becoming such Subsidiary or (y) such Person shall be deemed not to be an Other Parent for the purpose of determining whether a Change of Control shall have occurred by reason of the Borrower first becoming a Subsidiary of such Person.
“Pari Passu Indebtedness”: Indebtedness secured by Liens with Pari Passu Lien Priority.
“Pari Passu Lien Priority”: with respect to specified Indebtedness, secured by a Lien on specified Collateral ranking equal with the Lien on such Collateral securing the Term Loan Facility Obligations or any Guarantee, as applicable, either pursuant to the Security Agreement or one or more other intercreditor agreements having terms no less favorable to the Lenders in relation to the holders of such specified Indebtedness with respect to such Collateral than the terms of the Security Agreement, as determined in good faith by the Borrower.
“Participant”: as defined in Section 11.6(c).
“Participant Register”: as defined in Section 11.6(b)(v).
“Participating Lender”: as defined in Section 4.4(h)(iii)(2).
“Patriot Act”: as defined in Section 11.18.
“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor thereto).
“Pension Plan”: any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five (5) plan years.
“Permitted Affiliated Assignee”: the Sponsor, any investment fund managed or controlled by the Sponsor and any special purpose vehicle established by the Sponsor or by one or more of such investment funds.

“Permitted Debt Exchange”: as defined in Section 2.7(a).
“Permitted Debt Exchange Notes”: as defined in Section 2.7(a).
“Permitted Debt Exchange Offer”: as defined in Section 2.7(a).
“Permitted Holders”: any of the following: (i) the Access Investors; (ii) [reserved]; (iii) any officer, director, employee or other member of the management of any Parent, the Borrower or any of their respective Subsidiaries; (iv) immediate family members (including spouses and direct descendants) of a Person described in clause (iii); (v) any trusts created for the benefit of a Person or Persons described in clause (iii) or (iv) or any trust for the benefit of any such trust; (vi) in the event of the incompetence or death of any Person described in clause (iii) or (iv), such Person’s estate, executor, administrator, committee or other personal representative or beneficiaries, in each case, who, at any particular date, shall beneficially own or have the right to acquire, directly or indirectly, Capital Stock of the Borrower or any direct or indirect parent company of the Borrower; or (vii) any Person acting in the capacity of an underwriter in connection with a public or private offering of Capital Stock of any of the Borrower, Holdings or any of their respective direct or indirect parent companies. In addition, any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) whose status as a “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) constitutes or results in a Change of Control in respect of which the Borrower makes all payments of the Term Loans and other amounts required by, if applicable, Section 8.8, together with its Affiliates, shall thereafter constitute Permitted Holders.
“Permitted Liens”: the following types of Liens:
(1)deposits of cash or government bonds made in the ordinary course of business to secure surety or appeal bonds to which such Person is a party;
(2)Liens in favor of issuers of performance, surety, bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements or letters of credit or bankers’ acceptances issued, and completion guarantees provided for, in each case pursuant to the request of and for the account of such Person in the ordinary course of its business or consistent with past practice;
(3)Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Borrower or any Restricted Subsidiary;
(4)Liens existing on property of a Person at the time such Person becomes a Subsidiary of the Borrower (or at the time the Borrower or a Restricted Subsidiary acquires such property, including any acquisition by means of a merger or consolidation with or into the Borrower or any Restricted Subsidiary); provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that such Liens are limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which such Liens arose, could secure) the obligations to which such Liens relate; provided, further, that for purposes of this clause (4), if a Person other than the Borrower is the Successor Borrower with respect thereto, any Subsidiary thereof shall be deemed to become a Subsidiary of the Borrower, and any property or assets of such Person or any such Subsidiary shall be deemed acquired by the Borrower or a Restricted Subsidiary, as the case may be, when such Person becomes such Successor Borrower;
(5)Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Borrower or another Restricted Subsidiary;
(6)Liens on cash deposits or property constituting Cash Equivalents securing Hedging Obligations not prohibited by this Agreement;
(7)Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;
(8)Liens in favor of the Borrower or any Restricted Subsidiary;
(9)Liens existing on the Closing Date (other than Liens securing Indebtedness under this Agreement and the other Loan Documents and the 2012 Senior Secured Notes) and Liens to secure any Indebtedness that is incurred to refinance any Indebtedness that has been secured by a Lien (A) existing on the Closing Date (other than under this Agreement or the 2012 Senior Secured Notes) or (B) referred to in clauses (3), (4) and (19)(B) of this definition; provided, however, that in each case, such Liens (x) are no less favorable to the Lenders and are not more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being refinanced; and (y) do not extend to or cover any property or assets of the Borrower or any of its Restricted Subsidiaries not securing the Indebtedness so refinanced;
(10)Liens on Securitization Assets and related assets of the type specified in the definition of “Securitization Financing” incurred in connection with any Qualified Securitization Financing;
(11)Liens for taxes, assessments or other governmental charges or levies not yet delinquent for a period of more than 30 days, or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, or for property taxes on property that the Borrower or one of its Subsidiaries has determined to abandon if the sole recourse for such tax, assessment, charge, levy or claim is to such property;
(12)judgment Liens in respect of judgments that do not constitute an Event of Default so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;
(13)pledges, deposits or other Liens under workers’ compensation, unemployment insurance and other social security laws or regulations, or deposits to secure the performance of tenders, contracts (other than for the payment of Indebtedness) or leases, or deposits or other Liens to secure public or statutory obligations, or deposits or other Liens as security for contested taxes or import or customs duties or for the payment of rent, or deposits or other Liens securing liabilities to insurance carriers under insurance or self-insurance arrangements, in each case incurred in the ordinary course of business or consistent with past practice;

(14)Liens imposed by law, including carriers’, warehousemen’s, materialmen’s, repairmen’s and mechanics’ Liens, in each case for sums not overdue by more than 30 days or, if more than 30 days overdue, are unfiled and no other action has been taken to enforce such Lien, or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted;
(15)survey exceptions, encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of business or to the ownership of properties that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business;
(16)any lease, license, sublease or sublicense granted to or from any Person in the ordinary course of business that is not granted for the purpose of securing any Indebtedness of the Borrower or any Restricted Subsidiary owing to such lessee, licensee, sublessee or sublicensee;
(17)banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution, provided that (a) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Borrower in excess of those set forth by regulations promulgated by the Federal Reserve Board or other applicable law and (b) such deposit account is not intended by the Borrower or any Restricted Subsidiary to provide collateral to the depositary institution;
(18)Liens arising from Uniform Commercial Code financing statement filings regarding operating leases or consignments entered into by the Borrower and its Restricted Subsidiaries in the ordinary course of business;
(19)(A) other Liens securing Indebtedness for borrowed money with respect to property or assets with an aggregate fair market value (valued at the time of creation thereof) of not more than the greater of $37.5 million and 5.0% of EBITDA for the then applicable Measurement Period at any time and (B) Liens securing Indebtedness incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property of such Person; provided, however, that (x) the Lien may not extend to any other property (except for accessions to such property) owned by such Person or any of its Restricted Subsidiaries at the time the Lien is incurred, (y) such Liens attach concurrently with or within 270 days after the acquisition, repair, replacement, construction or improvement (as applicable) of the property subject to such Liens and (z) with respect to Capitalized Lease Obligations, such Liens do not at any time extend to or cover any assets (except for accessions to such assets) other than the assets subject to such Capitalized Lease Obligations; provided that individual financings of equipment provided by one lender may be cross-collateralized to other financings of equipment provided by such lender;
(20)Liens to secure Non-Recourse Product Financing Indebtedness, which Liens may not secure Indebtedness other than Non-Recourse Product Financing Indebtedness and which Liens may not attach to assets other than the items of Product acquired, exploited, created or developed with the proceeds of such Indebtedness and Liens to secure Non-Recourse Acquisition Financing Indebtedness, which Liens may not secure Indebtedness other than Non-Recourse Acquisition Financing Indebtedness and which Liens may not attach to assets other than the assets acquired, exploited, created or developed with the proceeds of such Indebtedness;
(21)Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business and (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;
(22)Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;
(23)Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any Restricted Subsidiary that permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Restricted Subsidiary in the ordinary course of business;
(24)Liens solely on any cash earnest money deposits made by the Borrower or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement;
(25)Liens securing (A) Indebtedness (including Capitalized Lease Obligations) incurred by the Borrower or any Restricted Subsidiary and Preferred Stock issued by a Restricted Subsidiary to finance the purchase, lease or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets); provided that the aggregate principal amount of Indebtedness secured pursuant to this clause and incurred to finance the acquisition of Capital Stock of any Person at any time outstanding shall not exceed the greater of $75.0 million and 10.0% of EBITDA for the then applicable Measurement Period and (B) Indebtedness of Foreign Subsidiaries of the Borrower;
(26)Liens securing (i) First Lien Indebtedness in an aggregate principal amount (as of the date of incurrence of any such Indebtedness and after giving pro forma effect to the incurrence thereof and the application of the net proceeds therefrom (or as of the date of the initial borrowing of such Indebtedness after giving pro forma effect to the incurrence of the entire committed amount of such Indebtedness)), not exceeding the greater of (A) $2,800.0 million and (B) the maximum aggregate principal amount of First Lien Indebtedness that could be incurred without exceeding a First Lien Indebtedness to EBITDA Ratio for the Borrower of 4.50 to 1.00, (ii) Senior Secured Indebtedness that is not First Lien Indebtedness in an aggregate principal amount (as of the date of incurrence of any such Indebtedness and after giving pro forma effect to the incurrence thereof and the application of the net proceeds therefrom (or as of the date of the initial borrowing of such Indebtedness after giving pro forma effect to the incurrence of the entire committed amount of such Indebtedness)) not exceeding the maximum aggregate principal amount of Senior Secured Indebtedness that could be incurred without exceeding a Senior Secured Indebtedness to EBITDA Ratio for the Borrower of 5.00 to 1.00, (iii) Revolving Credit Agreement Indebtedness not to exceed at any time outstanding the greater of $400.0 million and 50.0% of EBITDA (for the Measurement Period applicable at the time such Revolving Credit Agreement Indebtedness is committed) and (iv) Indebtedness incurred in reliance on Section 2.6(a)(i)(A) in an aggregate amount at any time outstanding not to exceed the greater of $450.0 million and 60.0% of EBITDA (for the Measurement Period applicable at the time of the incurrence of such Indebtedness); provided, that, in the case of clause (i) or (ii) above, the applicable representative in respect of the relevant Indebtedness shall have become party to the Security Agreement, the Junior Lien Intercreditor Agreement, any Other Intercreditor Agreement or any Intercreditor Agreement Supplement, as applicable;
(27)Liens securing (A) interest rate or currency swaps, caps or collars or other Hedging Obligations entered into to hedge the Borrower’s or any Guarantor’s exposure with respect to activities not prohibited under this Agreement and (B) obligations in respect of any overdraft and related liabilities arising from treasury, depositary and cash management services or any automated clearing house transfers of funds;
(28)any encumbrance or restriction (including put and call arrangements) with respect to capital stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;
(29)Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale or purchase of goods entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business;
(30)Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;
(31)Liens on the assets of a non-guarantor Subsidiary securing Indebtedness or other obligations of a non-Guarantor Subsidiary;
(32)Liens on cash advances in favor of the seller of any property to be acquired in an investment to be applied against the purchase price for such investment; and
(33)other Liens securing obligations incurred in the ordinary course of business which obligations (at the time of incurrence thereof) do not exceed the greater of $75.0 million and 10.0% of EBITDA for the then applicable Measurement Period at any one time outstanding.
For purposes of determining compliance with any U.S. dollar-denominated restriction in this definition, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a foreign currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of, premium, if any, and accrued interest on, the Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased plus any fees, premiums, underwriting discounts, costs and expenses relating to such extension, replacement, refunding, refinancing, renewal or defeasance.

“Person”: any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, limited liability company or government or other entity.
“Plan”: any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.
“Platform”: Intralinks, SyndTrak Online or any other similar electronic distribution system.
“Pledged Debt”: as defined the Security Agreement.
“Preferred Stock”: as applied to the Capital Stock of any corporation, Capital Stock of any class or classes (however designated) that by its terms is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.
“Prepayment Date”: as defined in Section 4.4(d).
“Prime Rate”: for any day, a rate per annum that is equal to the corporate base rate of interest established by the Administrative Agent as its “prime rate” in effect at its principal office in New York City from time to time; each change in the Prime Rate shall be effective on the date such change is effective. The corporate base rate is not necessarily the lowest rate charged by the Administrative Agent to its customers.
“Product”: any music (including musical and audio visual recordings, musical performance, songs and compositions and also includes mail order music and activities relating or incidental to music such as touring, merchandising and artist management), music copyright, motion picture, television programming, film, videotape, digital file, video clubs, DVD manufactured or distributed or any other product produced for theatrical, non-theatrical or television release or for release in any other medium, in each case whether recorded on film, videotape, cassette, cartridge, disc or on or by any other means, method, process or device, whether now known or hereafter developed, with respect to which the Borrower or any Restricted Subsidiary:
(1)is an initial copyright owner; or
(2)acquires (or will acquire upon delivery) an equity interest, license, sublicense or administration or distribution right.
“Public Company Costs”: costs relating to compliance with the Sarbanes-Oxley Act of 2002, as amended, and other expenses arising out of or incidental to being a public reporting company, including costs, fees and expenses (including legal, accounting and other professional fees) relating to compliance with provisions of the Securities Act and the Exchange Act, the rules of national securities exchange companies with listed equity securities, directors’ compensation, fees and expense reimbursement shareholder meetings and reports to shareholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees, and listing fees.
“Public Lender”: as defined in Section 11.2(e).

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“QFC Credit Support”: as defined in Section 11.22(a).
“Qualified Securitization Financing”: any Securitization Financing of a Securitization Subsidiary that meets the following conditions: (i) the Board of Directors of the Borrower shall have determined in good faith that such Securitization Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Borrower and the Securitization Subsidiary, (ii) all sales of Securitization Assets and related assets to the Securitization Subsidiary are made at fair market value (as determined in good faith by the Borrower) and (iii) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Borrower) and may include Standard Securitization Undertakings. The grant of a security interest in any Securitization Assets of the Borrower or any of its Restricted Subsidiaries (other than a Securitization Subsidiary) to secure Indebtedness hereunder and under any other Credit Agreement or any permitted additional Indebtedness with Pari Passu Lien Priority and any refinancing Indebtedness with respect thereto shall not be deemed a Qualified Securitization Financing.
“Qualifying IPO”: the issuance by the Borrower or any parent company of the Borrower of its common Equity Interests in an underwritten public offering pursuant to the effective registration statement on Form S-1 (Registration No. 333-236298) filed with the Commission in accordance with the Securities Act (whether alone or in connection with a secondary public offering).
“Qualifying Lender”: as defined in Section 4.4(h)(iv)(3).
“Rating Agencies”: Moody’s, S&P and Fitch, or if any or all of Moody’s, S&P or Fitch shall not make a rating on Indebtedness that is secured by the Collateral on a pari passu basis with the Obligations publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Borrower which shall be substituted for any or all of Moody’s, S&P or Fitch, as the case may be.
“Receivable”: a right to receive payment pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay, as determined in accordance with GAAP.
“Recorded Music Business”: means the subsidiaries and assets constituting the recorded music segment, as defined in the financial statements of the Borrower. At any point in time in which recorded music is not a reported segment of the Borrower, “Recorded Music Business” shall refer to the business that was previously included in this segment.
“Recorded Music Sale”: means the sale of all or substantially all of the Recorded Music Business, which, for the avoidance of doubt, may include assets constituting a portion of the Music Publishing Business not to exceed 10.0% of the total assets constituting the Music Publishing Business.
“refinance”: refinance, refund, replace, renew, repay, modify, restate, defer, substitute, supplement, reissue, resell or extend (including pursuant to any defeasance or discharge mechanism); and the terms “refinances,” “refinanced” and “refinancing” as used for any purpose in this Agreement shall have a correlative meaning.
“Register”: as defined in Section 11.6(b)(iv).

“Regulated Bank”: (x) an Approved Commercial Bank that is (i) a U.S. depository institution the deposits of which are insured by the Federal Deposit Insurance Corporation; (ii) a corporation organized under section 25A of the U.S. Federal Reserve Act of 1913; (iii) a branch, agency or commercial lending company of a foreign bank operating pursuant to approval by and under the supervision of the Board under 12 CFR part 211; (iv) a non-U.S. branch of a foreign bank managed and controlled by a U.S. branch referred to in clause (iii); or (iv) any other U.S. or non-U.S. depository institution or any branch, agency or similar office thereof supervised by a bank regulatory authority in any jurisdiction or (y) any Affiliate of a Person set forth in clause (x) to the extent that (1) all of the Capital Stock of such Affiliate is directly or indirectly owned by either (I) such Person set forth in clause (x) or (II) a parent entity that also owns, directly or indirectly, all of the Capital Stock of such Person set forth in clause (x) and (2) such Affiliate is a securities broker or dealer registered with the SEC under Section 15 of the Exchange Act.
“Regulation D”: Regulation D of the Board as in effect from time to time.
“Regulation S-X”: Regulation S-X promulgated by the SEC, as in effect on the Closing Date.
“Related Parties”: with respect to any Person, such Person’s affiliates and the partners, officers, directors, trustees, employees, equity holders, shareholders, members, attorneys and other advisors, agents and controlling persons of such person and of such person’s affiliates and “Related Party” shall mean any of them.
“Relevant Governmental Body”: the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.
“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the 30 day notice period is waived under Section 21, 22, 23, 24, 25, 27 or 28 of PBGC Regulation Section 4043 or any successor regulation thereto.
“Required Conversion Date”: as defined in Section 4.2(c).
“Required Lenders”: Lenders, the sum of whose outstanding Individual Lender Exposures represents a majority of the sum of the Individual Lender Exposures at such time; provided that the Tranche B Term Loan Commitments, Tranche C Term Loan Commitments, Tranche D Term Loan Commitments, Tranche E Term Loan Commitments, Tranche F Term Loan Commitments, Tranche G Term Loan Commitments, Tranche H Term Loan Commitments, Tranche B Term Loans, Tranche C Term Loans, Tranche D Term Loans, Tranche E Term Loans, Tranche F Term Loans, Tranche G Term Loans and Tranche H Term Loans of any Defaulting Lender shall be disregarded from Individual Lender Exposures in the determination of the Required Lenders at any time.
“Requirement of Law”: as to any Person, the Organization Documents of such Person, and any law, statute, ordinance, code, decree, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its material property or to which such Person or any of its material property is subject, including laws, ordinances and regulations pertaining to zoning, occupancy and subdivision of real properties; provided that the foregoing shall not apply to any non-binding recommendation of any Governmental Authority.
“Resolution Authority”: an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer”: the chief executive officer, director, president, vice president, executive vice president, chief financial officer, treasurer or assistant treasurer or other similar officer of a Loan Party and, as to any document delivered on the Closing Date, any vice president, secretary or assistant secretary. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
“Restricted Subsidiary”: any Subsidiary of the Borrower other than an Unrestricted Subsidiary.
“Reversion Date”: as defined in Section 8.9.
“Revolver Second Amendment Closing Date”: April 3, 2020.
“Revolving Credit Agreement Indebtedness”: Indebtedness in an aggregate principal amount not exceeding the greater of $400.0 million and 50.0% of EBITDA (for the Measurement Period applicable at the time such Revolving Credit Agreement Indebtedness is committed) outstanding under the Senior Revolving Credit Agreement, including any guarantees, collateral documents and other instruments, agreements and documents executed or delivered pursuant to or in connection therewith, as the same may be refunded, refinanced, restructured, replaced, renewed, repaid or extended from time to time (whether in whole or in part, whether with the original agent and lenders or other agents and lenders or otherwise, and whether provided under the original Senior Revolving Credit Agreement, any other revolving credit agreement, or one or more other credit or financing agreements with a revolving financing component (to the extent of such component)), and in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, and including any agreement changing maturity or increasing the Indebtedness incurred or available to be borrowed (provided that any such increase shall not be deemed to increase the maximum principal amount of Revolving Credit Agreement Indebtedness provided for in this definition), or otherwise altering the terms and conditions thereof.
“Revolving Lender”: a lender under the Senior Revolving Credit Facility.
“Rollover Indebtedness”: means Indebtedness of a Loan Party issued to any Lender in lieu of such Lender’s pro rata portion of any repayment of Term Loans made pursuant to Subsection 4.4(a) or (b), so long as (other than in connection with a refinancing in full of the Facilities) such Indebtedness (1) is incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of (x) the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced, plus (y) fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such Rollover Indebtedness and (2) would not have a weighted average life to maturity shorter than the weighted average life to maturity, or a maturity date earlier than the Maturity Date of the Term Loans being repaid.
“S&P”: Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., and its successors.
“SEC”: the Securities and Exchange Commission.
“Second Amendment Date”: the date of effectiveness of the Second Amendment, dated July 15, 2016, by and among the Borrower, the other Loan Parties thereto, Holdings, the Lenders party thereto and the Administrative Agent.

“Section 2.8 Additional Amendment”: as defined in Section 2.8(c).
“Secured Hedge Agreement”: any Hedge Agreement that is outstanding as of the Closing Date or that is entered into by and between any Loan Party and any Hedge Bank, and that is designated by the Borrower in writing to the Administrative Agent as being a “secured term loan hedge agreement” as of the Closing Date or, if later, as of the time of entering into such Hedge Agreement.
“Secured Obligations”: all (x) Term Loan Facility Obligations, (y) obligations of any Loan Party arising under any Secured Hedge Agreement (including any guarantee thereof) and (z) Cash Management Obligations (including any guarantee thereof). Without limiting the generality of the foregoing, the Secured Obligations of the Loan Parties under the Loan Documents include (a) the obligation to pay principal, interest, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party under any Loan Document and (b) the obligation of any Loan Party to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party.
“Secured Parties”: collectively, the Collateral Agent, the Administrative Agent, the Lenders, the Hedge Banks, the cash management banks with respect to Cash Management Obligations and each sub-agent appointed by the Administrative Agent from time to time pursuant to Section 10.
“Securities Act”: the Securities Act of 1933, as amended from time to time.
“Securitization Assets”: any accounts receivable or catalog, royalty or other revenue streams from sales of Product subject to a Qualified Securitization Financing.
“Securitization Expenses”: for any period, the aggregate interest expense for such period on any Indebtedness of any Securitization Subsidiary that is a Restricted Subsidiary, which Indebtedness is not recourse to the Borrower or any Restricted Subsidiary of the Borrower that is not a Securitization Subsidiary (except for Standard Securitization Undertakings).
“Securitization Fees”: reasonable distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Securitization Subsidiary in connection with, any Qualified Securitization Financing.
“Securitization Financing”: any transaction or series of transactions that may be entered into by Holdings or any of its Subsidiaries pursuant to which Holdings or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Securitization Subsidiary (in the case of a transfer by Holdings or any of its Subsidiaries) or (b) any other Person (in the case of a transfer by a Securitization Subsidiary), or may grant a security interest in, any Securitization Assets (whether now existing or arising in the future) of Holdings or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such Securitization Assets, all contracts and all guarantees or other obligations in respect of such Securitization Assets, proceeds of such Securitization Assets and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving Securitization Assets and any Hedging Obligations entered into by Holdings or any such Subsidiary in connection with such Securitization Assets.
“Securitization Repurchase Obligation”: any obligation of a seller of Securitization Assets in a Qualified Securitization Financing to repurchase Securitization Assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-

set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.
“Securitization Subsidiary”: a Wholly Owned Subsidiary of Holdings (or another Person formed for the purposes of engaging in a Qualified Securitization Financing in which Holdings or any Subsidiary of Holdings makes an investment and to which Holdings or any Subsidiary of Holdings transfers Securitization Assets and related assets) which engages in no activities other than in connection with the financing of Securitization Assets of Holdings or its Subsidiaries, all proceeds thereof and all rights (contractual and other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of Holdings or such other Person (as provided below) as a Securitization Subsidiary and (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by Holdings, the Borrower or any other Subsidiary of Holdings (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates Holdings, the Borrower or any other Subsidiary of Holdings in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of Holdings, the Borrower or any other Subsidiary of Holdings, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which none of Holdings, the Borrower or any other Subsidiary of Holdings has any material contract, agreement, arrangement or understanding other than on terms which Holdings reasonably believes to be no less favorable to Holdings, the Borrower or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of Holdings and (c) to which none of Holdings, the Borrower or any other Subsidiary of Holdings has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the Board of Directors of Holdings or such other Person shall be evidenced to the Administrative Agent by delivering to the Administrative Agent a certified copy of the resolutions of the Board of Directors of Holdings or such other Person giving effect to such designation and a certificate of a Responsible Officer certifying that such designation complied with the foregoing conditions.
“Security Agreement”: the Security Agreement delivered to the Collateral Agent as of the date hereof, substantially in the form of Exhibit B hereto, as the same may be amended, supplemented, waived or otherwise modified from time to time.
“Security Documents”: the Security Agreement, each Security Agreement Supplement (as defined in the Security Agreement) and any mortgages, security agreements, pledge agreements, Intellectual Property Security Agreements or other instruments evidencing or creating Liens on the assets of Holdings and the Loan Parties to secure the Secured Obligations delivered to the Collateral Agent and the Lenders pursuant to Section 7.12, as amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time, executed by the Loan Parties and Holdings, together with each other security agreement supplement executed and delivered pursuant to Section 7.12 and each other applicable joinder agreement.
“Senior Revolving Credit Agreement”: that certain credit agreement, dated as of January 31, 2018, as amended by that certain First Amendment, dated as of October 9, 2019, that certain Second Amendment, dated as of April 3, 2020, that certain Third Amendment, dated as of March 1, 2021, that certain Fourth Amendment, dated as of March 23, 2023 and that certain Fifth Amendment, dated as of November 30, 2023, by and among the Borrower, JPMorgan Chase Bank, N.A., as the administrative agent, and the lenders party thereto, as the same may be amended, supplemented, refinanced, replaced, waived or otherwise modified from time to time.

“Senior Revolving Credit Facility”: the revolving credit facility under the Senior Revolving Credit Agreement, including any guarantees, collateral documents, instruments and agreements executed in connection therewith.
“Senior Secured Indebtedness”: with respect to any Person, the aggregate amount, without duplication, of Total Indebtedness of such Person as of the end of the most recently ended fiscal quarter for which internal financial statements are available plus the amount of any Total Indebtedness of such Person incurred subsequent to the end of such fiscal quarter and minus the amount of any Total Indebtedness of such Person redeemed, repaid, retired or extinguished subsequent to the end of such fiscal quarter, as determined in accordance with GAAP, secured by Liens other than Permitted Liens (excluding Permitted Liens incurred pursuant to clause (26) of the definition thereof, provided that Revolving Credit Agreement Indebtedness so secured shall be excluded from the calculation of Senior Secured Indebtedness).
In addition, to the extent that any Indebtedness is secured by any Lien pursuant to clause (26)(ii) or (26)(iv) of the definition of “Permitted Liens,” such Indebtedness may be refinanced from time to time with other Indebtedness (including by Indebtedness refinancing any such refinancing Indebtedness) in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) not exceeding the principal amount of, and premium (if any) and accrued interest on, the Indebtedness being refinanced plus any fees, premiums, underwriting discounts, costs and expenses relating to such refinancing, and such refinancing Indebtedness may be secured by any Lien, without further compliance with the Senior Secured Indebtedness to EBITDA Ratio thereunder.
“Senior Secured Indebtedness to EBITDA Ratio”: with respect to the Borrower, the ratio of (x) the Borrower’s Senior Secured Indebtedness, minus an amount of cash and Cash Equivalents held by the Borrower and its Restricted Subsidiaries as of the date of determination not exceeding $250.0 million, to (y) the Borrower’s EBITDA for the applicable Measurement Period.
For purposes of making the computation referred to above, if any Specified Transaction has been made by the Borrower or any of its Restricted Subsidiaries during the Measurement Period or subsequent to the Measurement Period and on or prior to the date of determination of the Senior Secured Indebtedness to EBITDA Ratio, the Senior Secured Indebtedness to EBITDA Ratio shall be calculated on a pro forma basis assuming that all such Specified Transactions (and the change in EBITDA resulting therefrom) had occurred on the first day of the Measurement Period. If, since the beginning of such Measurement Period, any Person became a Restricted Subsidiary or was merged with or into the Borrower or any of its Restricted Subsidiaries and, since the beginning of such Measurement Period, such Person shall have made any Specified Transaction that would have required adjustment pursuant to the immediately preceding sentence if made by the Borrower or a Restricted Subsidiary since the beginning of such Measurement Period, then the Senior Secured Indebtedness to EBITDA Ratio shall be calculated giving pro forma effect thereto for such period as if such Specified Transaction had occurred at the beginning of such Measurement Period.
For purposes of this definition, whenever pro forma effect is to be given to any Specified Transaction (including the Transactions and the 2011 Transactions), the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Borrower and may include, for the avoidance of doubt, cost savings, operating expense reductions and synergies (including revenue synergies, those related to new business and customer wins, the modifications or renegotiation of contracts and other arrangements and pricing adjustments and increases (in each case, net of any costs or expenses to implement or achieve the foregoing)) resulting from or related to any such Specified Transaction (including the Transactions and the 2011 Transactions) which is being given pro forma effect that have been or are expected to be realized and for which the actions necessary to realize such cost savings, reductions and synergies are taken or expected to be taken no later than 24 months after the date of any such Specified Transaction (in each case as though such cost savings, reductions and synergies had been realized on the first day of the applicable Measurement Period).
In the event that any calculation of the Senior Secured Indebtedness to EBITDA Ratio shall be made as of the date of the initial borrowing of any applicable Indebtedness after giving pro forma effect to the entire committed amount of such Indebtedness (as contemplated by clause (26) of the definition of “Permitted Liens”), such committed amount may thereafter be borrowed and reborrowed, in whole or in part, from time to time, and secured by Liens without further compliance with such ratio, provided that such committed amount shall be included as outstanding Indebtedness in any subsequent calculation of the Senior Secured Indebtedness to EBITDA Ratio, to the extent the commitment therefor then remains outstanding.
“Set”: the collective reference to SOFR Loans of a single Tranche, the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such SOFR Loans shall originally have been made on the same day).
“Settlement Service”: as defined in Section 11.6(b).
“Seventh Amendment”: the Fifth Incremental Commitment Amendment, dated as of June 7, 2018, by and among the Borrower, the other Loan Parties party thereto, Holdings, the Tranche F Term Lender party thereto and the Administrative Agent.
“Seventh Amendment Closing Date”: the date on which all the conditions precedent set forth in Section 3 of the Seventh Amendment shall be satisfied or waived.
“SOFR”: a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator”: the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Borrowing”: as to any Borrowing, the SOFR Loans comprising such Borrowing.
“SOFR Loan”: a Loan that bears interest at a rate based on Adjusted Term SOFR, other than pursuant to clause (c) of the definition of “Alternate Base Rate” or Section 4.1(a).
“Solicited Discounted Prepayment Amount”: as defined in Section 4.4(h)(iv)(1).
“Solicited Discounted Prepayment Notice”: an irrevocable written notice of the Borrower Solicitation of Discounted Prepayment Offers made pursuant to Section 4.4(h)(iv) substantially in the form of Exhibit M.
“Solicited Discounted Prepayment Offer”: the irrevocable written offer by each Lender, substantially in the form of Exhibit N, submitted following the Administrative Agent’s receipt of a Solicited Discounted Prepayment Notice.
“Solicited Discounted Prepayment Response Date”: as defined in Section 4.4(h)(iv)(1).
“Solicited Discount Proration”: as defined in Section 4.4(h)(iv)(3).

“Solvent” and “Solvency”: with respect to the Borrower and its Subsidiaries on a consolidated basis after giving effect to the Transactions on the Closing Date means (i) the Fair Value and Present Fair Salable Value of the assets of the Borrower and its Subsidiaries taken as a whole exceed their Stated Liabilities and Identified Contingent Liabilities; (ii) the Borrower and its Subsidiaries taken as a whole do not have Unreasonably Small Capital; and (iii) the Borrower and its Subsidiaries taken as a whole will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature (all capitalized terms used in this definition (other than “Borrower” and “Subsidiary” which have the meanings set forth in this Agreement) shall have the meaning assigned to such terms in the form of solvency certificate attached hereto as Exhibit F.
“Special Purpose Entity”: (x) any Special Purpose Subsidiary or (y) any other Person that is engaged in the business of acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code as in effect in any jurisdiction from time to time), other accounts and/or other receivables, and/or related assets.
“Special Purpose Subsidiary”: any Subsidiary of the Borrower that (a) is engaged solely in (x) the business of (i) acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code as in effect in any jurisdiction from time to time) and other accounts and receivables (including any thereof constituting or evidenced by chattel paper, instruments or general intangibles), all proceeds thereof and all rights (contractual and other), collateral and other assets relating thereto and/or (ii) owning or holding Capital Stock of any Special Purpose Subsidiary and/or engaging in any financing or refinancing in respect thereof, and (y) any business or activities incidental or related to such business, and (b) is designated as a “Special Purpose Subsidiary” by the Borrower.
“Specified Discount”: as defined in Section 4.4(h)(ii)(1).
“Specified Discount Prepayment Amount”: as defined in Section 4.4(h)(ii)(1).
“Specified Discount Prepayment Notice”: an irrevocable written notice of the Borrower Offer of Specified Discount Prepayment made pursuant to Section 4.4(h)(ii) substantially in the form of Exhibit O.
“Specified Discount Prepayment Response”: the written response by each Lender, substantially in the form of Exhibit P, to a Specified Discount Prepayment Notice.
“Specified Discount Prepayment Response Date”: as defined in Section 4.4(h)(ii)(1).
“Specified Discount Proration”: as defined in Section 4.4(h)(ii)(3).
“Specified Existing Term Tranche”: as defined in Section 2.8(a).
“Specified Transaction”: (a) any designation of operations or assets of the Borrower or a Restricted Subsidiary as discontinued operations (as defined under GAAP), (b) any investment that results in a Person becoming a Restricted Subsidiary, (c) any designation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary in compliance with this Agreement, (d) any purchase or other acquisition of a business of any Person, of assets constituting a business unit, line of business or division of any Person or (e) any asset sale or other disposition (i) that results in a Restricted Subsidiary ceasing to be a Subsidiary of the Borrower or (ii) of a business, business unit, line of business or division of the Borrower or a Restricted Subsidiary, in each case whether by merger, consolidation or otherwise.

“Sponsor”: Access Industries, Inc. and any successor in interest thereto.
“Standard Securitization Undertakings”: representations, warranties, covenants and indemnities entered into by Holdings or any Subsidiary of Holdings which the Borrower has determined in good faith to be customary in a Securitization Financing, including, without limitation, those relating to the servicing of the assets of a Securitization Subsidiary, it being understood that any Securitization Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.
“Stated Maturity”: with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.
“Statutory Reserves”: for any day as applied to a Eurodollar Loan, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the United States Federal Reserve System in New York City with deposits exceeding one billion Dollars against “Eurocurrency liabilities” (as such term is used in Regulation D). Eurodollar Loans shall be deemed to constitute Eurocurrency liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to any Lender under Regulation D.
“Submitted Amount”: as defined in Section 4.4(h)(iii)(1).
“Submitted Discount”: as defined in Section 4.4(h)(iii)(1).
“Subordinated Indebtedness”: (a) with respect to the Borrower, indebtedness of the Borrower that is by its terms subordinated in right of payment to the Term Loans and (b) with respect to any Guarantor, any Indebtedness of such Guarantor that is by its terms subordinated in right of payment to its Guarantee of the Term Loans.
“Subsidiary”: with respect to any specified Person:
(1)any corporation, association or other business entity, of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and
(2)any partnership, joint venture, limited liability company or similar entity of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise and (y) such Person or any Wholly Owned Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.
“Subsidiary Guarantor”: each Domestic Subsidiary that is a Wholly Owned Subsidiary (other than any Excluded Subsidiary) of the Borrower which executes and delivers the Guarantee pursuant to Section 6.1(a) or a supplement to the Guarantee Agreement pursuant to Section 7.12 or otherwise, in each case, unless and until such time as the respective Subsidiary

Guarantor (a) ceases to constitute a Domestic Subsidiary of the Borrower in accordance with the terms and provisions hereof, (b) is designated an Unrestricted Subsidiary pursuant to the terms of this Agreement or (c) is released from all of its obligations under the Guarantee Agreement in accordance with terms and provisions thereof.
“Subsidiary Guarantee”: the guaranty of the Term Loan Facility Obligations of the Borrower under the Loan Documents provided pursuant to the Guarantee Agreement.
“Successor Borrower”: as defined in Section 8.6.
“Supplemental Term Loan Commitments”: as defined in Section 2.6(a).
“Supported QFC”: as defined in Section 11.22(a).
“Suspended Covenants”: as defined in Section 8.9.
“Suspension Date”: as defined in Section 8.9.
“Suspension Period”: as defined in Section 8.9.
“Syndication Agents”: collectively, BofA Securities, Inc., Citibank, N.A., Goldman Sachs Bank USA, Morgan Stanley Senior Funding, Inc., Barclays Bank PLC, Deutsche Bank Securities Inc., RBC Capital Markets and Sumitomo Mitsui Banking Corporation, each solely in its capacity as a syndication agent of the Commitments.
“Taxes”: any and all present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority.
“Tenth Amendment”: the Seventh Incremental Commitment Amendment, dated as of November 1, 2022, by and among the Borrower, the other Loan Parties party thereto, Holdings, the Tranche H Term Lender party thereto and the Administrative Agent.
“Tenth Amendment Closing Date”: the date on which all the conditions precedent set forth in Section 3 of the Tenth Amendment shall be satisfied or waived.
“Term Loan Facility Obligations”: obligations of the Borrower and the other Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during (or that would accrue but for) the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Term Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Borrower and the other Loan Parties under this Agreement and the other Loan Documents.
“Term Loans”: the Initial Term Loans, Tranche B Term Loans, Tranche C Term Loans, Tranche D Term Loans, Tranche E Term Loans, Tranche F Term Loans, Tranche G Term Loans, Tranche H Term Loans, Incremental Term Loans and Extended Term Loans, as the context shall require.
“Term SOFR”:

(1) for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and
(2) for any calculation with respect to an ABR Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “ABR Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such ABR SOFR Determination Day.
“Term SOFR Adjustment”: (i) in the case of the Tranche G Term Loans, for an Interest Period of (x) one month, a percentage equal to 0.11448% per annum, (y) three months, a percentage equal to 0.26161% per annum and (z) six months, a percentage equal to 0.42826% per annum; and (ii) in the case of the Tranche H Term Loans, a percentage equal to 0.00% per annum.
“Term SOFR Administrator”: CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion, in consultation with the Borrower).
“Term SOFR Reference Rate”: the forward-looking term rate based on SOFR.
“Third Amendment”: the Second Incremental Commitment Amendment, dated as of November 21, 2016, by and among the Borrower, the other Loan Parties party thereto, Holdings, the Tranche C Term Lender party thereto and the Administrative Agent.
“Third Amendment Closing Date”: the date on which all the conditions precedent set forth in Section 3 of the Third Amendment shall be satisfied or waived.
“Thirteenth Amendment”: the Thirteenth Amendment, dated as of December 29, 2023, by and among the Borrower, the other Loan Parties party thereto, the Lenders party thereto, the Administrative Agent and the other parties thereto.
“Thirteenth Amendment Closing Date”: the date on which all the conditions precedent set forth in Section 4 of the Thirteenth Amendment shall be satisfied or waived.

“Threshold Amount”: $75.0 million.
“Ticking Fee Rate”: as of any day, the rate per annum equal to the percentage of the Applicable Margin applicable to Tranche B Term Loans that are Eurodollar Loans set forth below for such day.

Time Period after First Incremental Amendment Effective Date	Percentage
30 days or less	0%
31 to 60 days	33%
61 to 90 days	66%
91 days or longer	100%
“Total Indebtedness”: with respect to any Person, the aggregate amount, without duplication, of Indebtedness consisting of Indebtedness for borrowed money, Capitalized Lease Obligations, purchase money indebtedness and debt obligations evidenced by bonds, notes, debentures or similar instruments, Disqualified Stock and (in the case of any Restricted Subsidiary that is not a Guarantor) Preferred Stock of such Person as of the end of the most recently ended fiscal quarter for which internal financial statements are available plus the amount of any such Indebtedness of such Person incurred subsequent to the end of such fiscal quarter and minus the amount of any such Indebtedness of such Person redeemed, repaid, retired or extinguished subsequent to the end of such fiscal quarter, as determined in accordance with GAAP (provided that Revolving Credit Agreement Indebtedness shall be excluded from the calculation of Total Indebtedness).
“Tranche”: with respect to Term Loans or commitments, refers to whether such Term Loans or commitments are (1) Initial Term Loans or Initial Term Loan Commitments, (2) Tranche B Term Loans or Tranche B Term Loan Commitments, (3) Tranche C Term Loans or Tranche C Term Loan Commitments, (4) Tranche D Term Loans or Tranche D Term Commitments, (5) Tranche E Term Loans or Tranche E Term Commitments, (6) Tranche F Term Loans or Tranche F Term Commitments, (7) Tranche G Term Loans or Tranche G Term Commitments, (8) Tranche H Term Loans or Tranche H Term Commitments, (9) Incremental Loans or Incremental Commitments with the same terms and conditions made on the same day, or (10) Extended Term Loans (of the same Extension Series). For the avoidance of doubt, the Tranche B Refinancing Term Loans, Tranche B Initial Term Loans and the Tranche B Delayed Draw Term Loans shall be considered an increase in the Tranche B Term Loans and shall not be considered a separate Tranche of Tranche B Term Loans hereunder.

“Tranche B Delayed Draw Closing Date”: the date on which all the conditions precedent set forth in Section 6 of the First Incremental Amendment shall be satisfied or waived.
“Tranche B Delayed Draw Commitment”: as to any Lender, its obligation to make Tranche B Delayed Draw Term Loans to the Borrower pursuant to Section 2.1(c) in an aggregate amount not to exceed the amount set forth opposite such Lender’s name in Schedule A-1 under the heading “Tranche B Delayed Draw Commitment”; collectively as to all the Tranche B Delayed Draw Term Lenders, the “Tranche B Delayed Draw Commitments”. The original aggregate amount of the Tranche B Delayed Draw Commitments on the First Incremental Effective Date is $110 million.
“Tranche B Delayed Draw Commitment Fee”: as defined in Section 4.5(d).
“Tranche B Delayed Draw Term Lender”: any Lender having a Tranche B Delayed Draw Term Loan Commitment and/or a Tranche B Delayed Draw Term Loan outstanding hereunder.
“Tranche B Delayed Draw Term Loan”: as defined in Section 2.1(c). For the avoidance of doubt, the Tranche B Delayed Draw Term Loans shall be considered an increase in the Tranche B Term Loans and shall not be considered a separate Tranche of Tranche B Term Loans hereunder.
“Tranche B Delayed Draw Ticking Fee Period”: the period from (A) the date that is 31 days after the First Incremental Amendment Effective Date to (B) the earlier of (i) the Tranche B Delayed Draw Closing Date and (ii) the Tranche B Delayed Draw Outside Date.
“Tranche B Delayed Draw Outside Date”: as defined in the First Incremental Amendment.
“Tranche B Initial Outside Date”: as defined in the First Incremental Amendment.
“Tranche B Initial Term Lender”: any Lender having a Tranche B Initial Term Loan Commitment and/or a Tranche B Initial Term Loan outstanding hereunder.
“Tranche B Initial Term Loan”: as defined in Section 2.1(b). For the avoidance of doubt, the Tranche B Initial Term Loans shall be considered an increase in the Tranche B Term Loans and shall not be considered a separate Tranche of Tranche B Term Loans hereunder.
“Tranche B Initial Term Loan Commitment”: as to any Lender, its obligation to make Tranche B Initial Term Loans to the Borrower pursuant to Section 2.1(b) in an aggregate amount not to exceed the amount set forth opposite such Lender’s name in Schedule A-1 under the heading “Tranche B Initial Term Loan Commitment”; collectively, as to all the Tranche B Initial Term Lenders, the “Tranche B Initial Term Loan Commitments”. The original aggregate amount of the Tranche B Initial Term Loan Commitments on the First Incremental Amendment Effective Date is $710 million.
“Tranche B Initial Term Loan Commitment Fee”: as defined in Section 4.5(d).
“Tranche B Initial Term Loan Ticking Fee Period”: the period from the date that is 31 days after the First Incremental Amendment Effective Date to the earlier of (i) the First Incremental Amendment Closing Date and (ii) the Tranche B Initial Outside Date.

“Tranche B Refinancing Term Lender”: any Lender having a Tranche B Refinancing Term Loan Commitment and/or a Tranche B Refinancing Term Loan outstanding hereunder.
“Tranche B Refinancing Term Loan”: as defined in Section 2.1(d).
“Tranche B Refinancing Term Loan Commitment”: as to any Lender, its obligation to make Tranche B Refinancing Term Loans to the Borrower pursuant to Section 2.1(d) in an aggregate amount not to exceed the amount set forth opposite such Lender’s name in Schedule A-1 under the heading “Tranche B Refinancing Term Loan Commitment”; collectively, as to all the New Tranche B Refinancing Term Lenders, the “Tranche B Refinancing Term Loan Commitments.” The original aggregate amount of the Tranche B Refinancing Term Loan on the First Incremental Amendment Effective Date is $490 million.
“Tranche B Term Lender”: any Lender having a Tranche B Term Loan Commitment and/or a Tranche B Term Loan outstanding hereunder.
“Tranche B Term Loan”: (i) prior to the First Incremental Amendment Closing Date, the Tranche B Refinancing Term Loans, (ii) on and after the First Incremental Amendment Closing Date and prior to the Tranche B Delayed Draw Closing Date, the Tranche B Refinancing Term Loans and the Tranche B Initial Term Loans and (iii) thereafter, the Tranche B Refinancing Term Loans, the Tranche B Initial Term Loans and the Tranche B Delayed Draw Term Loans, collectively the “Tranche B Term Loans”. The aggregate principal amount of the Tranche B Term Loans on the Third Amendment Closing Date after giving effect to the incurrence of the Tranche C Term Loans and the application of proceeds thereof shall be $0.
“Tranche B Term Loan Commitment”: as to any Lender, its Tranche B Refinancing Term Loan Commitment, its Tranche B Initial Term Loan Commitment and its Tranche B Delayed Draw Commitment; collectively, as to all the Tranche B Term Lenders, the “Tranche B Term Loan Commitments”.
“Tranche B Term Loan Maturity Date”: July 1, 2020; provided that in the event that more than $153 million aggregate principal amount of the Existing Unsecured Notes are outstanding on June 28, 2018 (the “Reference Date”), the “Tranche B Term Loan Maturity Date” shall mean July 2, 2018; provided further that the first proviso of this definition shall not apply if the Senior Secured Indebtedness to EBITDA Ratio for the Borrower as of the Reference Date is less than or equal to 3.50 to 1.00.
“Tranche B Term Loan Repricing Transaction”: other than in connection with a transaction involving a Change of Control, the prepayment in full or in part of the Tranche B Term Loans by the Borrower with the proceeds of secured term loans (including any new, amended or additional loans or Term Loans under this Agreement, whether as a result of an amendment to this Agreement or otherwise), that are broadly marketed or syndicated to banks and other institutional investors in financings similar to the Tranche B Term Loan Facility and having an effective interest cost or weighted average yield (as determined prior to such prepayment by the Administrative Agent consistent with generally accepted financial practice and, in any event, excluding any arrangement, structuring, syndication or commitment fees in connection therewith, and excluding any performance or ratings based pricing grid that could result in a lower interest rate based on future performance, but including any LIBOR Rate floor or similar floor that is higher than the then applicable LIBOR Rate) that is less than the interest rate for or weighted average yield (as determined prior to such prepayment by the Administrative Agent on the same basis) of the Tranche B Term Loans, including as may be effected through any amendment to this Agreement relating to the interest rate for, or weighted average yield of, the Tranche B Term Loans.

“Tranche C Term Lender”: any Lender having a Tranche C Term Loan Commitment and/or a Tranche C Term Loan outstanding hereunder.
“Tranche C Term Loan”: as defined in Section 2.1(e). The aggregate principal amount of the Tranche C Term Loans on the Fourth Amendment Closing Date after giving effect to the incurrence of the Tranche D Term Loans and the application of proceeds thereof shall be $0.
“Tranche C Term Loan Commitment”: as to any Lender, its obligation to make Tranche C Term Loans to the Borrower pursuant to Section 2.1(e) in an aggregate amount not to exceed the amount set forth opposite such Lender’s name in Schedule A-2 under the heading “Tranche C Term Loan Commitment”; collectively, as to all the Tranche C Term Lenders, the “Tranche C Term Loan Commitments”. The original aggregate amount of the Tranche C Term Loan Commitments on the Third Amendment Closing Date is $1,005.975 million.
“Tranche C Term Loan Maturity Date”: November 1, 2023; provided that (i) in the event that (x) more than $400 million of the aggregate principal amount of the 2014 Senior Secured Notes and the 5.00% Senior Secured Notes due August 1, 2023 are outstanding on January 15, 2022 and (y) the Senior Secured Indebtedness to EBITDA Ratio as of December 31, 2021 is greater than 4.00:1.00, the “Tranche C Term Loan Maturity Date” shall mean January 15, 2022 and (ii) in the event that more than $190.5 million of the aggregate principal amount of the Borrower’s 6.750% Senior Unsecured Notes due April 15, 2022 are outstanding on January 15, 2022, the “Tranche C Term Loan Maturity Date” shall mean January 15, 2022.
“Tranche C Term Loan Repricing Transaction”: other than in connection with a transaction involving a Change of Control, the prepayment in full or in part of the Tranche C Term Loans by the Borrower with the proceeds of secured term loans (including any new, amended or additional loans or Term Loans under this Agreement, whether as a result of an amendment to this Agreement or otherwise), that are broadly marketed or syndicated to banks and other institutional investors in financings similar to the Tranche C Term Loan Facility and having an effective interest cost or weighted average yield (as determined prior to such prepayment by the Administrative Agent consistent with generally accepted financial practice and, in any event, excluding any arrangement, structuring, syndication or commitment fees in connection therewith, and excluding any performance or ratings based pricing grid that could result in a lower interest rate based on future performance, but including any LIBOR Rate floor or similar floor that is higher than the then applicable LIBOR Rate) that is less than the interest rate for or weighted average yield (as determined prior to such prepayment by the Administrative Agent on the same basis) of the Tranche C Term Loans, including as may be effected through any amendment to this Agreement relating to the interest rate for, or weighted average yield of, the Tranche C Term Loans.
“Tranche D Term Lender”: any Lender having a Tranche D Term Loan Commitment and/or a Tranche D Term Loan outstanding hereunder.
“Tranche D Term Loan”: as defined in Section 2.1(f). The aggregate principal amount of the Tranche D Term Loans on the Fifth Amendment Closing Date after giving effect to the incurrence of the Tranche E Term Loans and the application of proceeds thereof shall be $0.
“Tranche D Term Loan Commitment”: as to any Lender, its obligation to make Tranche D Term Loans to the Borrower pursuant to Section 2.1(f) in an aggregate amount not to exceed the amount set forth opposite such Lender’s name in Schedule A-3 under the heading “Tranche D Term Loan Commitment”; collectively, as to all the Tranche D Term Lenders, the

“Tranche D Term Loan Commitments”. The original aggregate amount of the Tranche D Term Loan Commitments on the Fourth Amendment Closing Date is $1,005,975,000.
“Tranche D Term Loan Maturity Date”: November 1, 2023; provided that (i) in the event that (x) more than $400 million of the aggregate principal amount of the 2014 Senior Secured Notes and the 5.00% Senior Secured Notes due August 1, 2023 are outstanding on January 15, 2022 and (y) the Senior Secured Indebtedness to EBITDA Ratio as of December 31, 2021 is greater than 4.00:1.00, the “Tranche D Term Loan Maturity Date” shall mean January 15, 2022 and (ii) in the event that more than $190.5 million of the aggregate principal amount of the Borrower’s 6.750% Senior Unsecured Notes due April 15, 2022 are outstanding on January 15, 2022, the “Tranche D Term Loan Maturity Date” shall mean January 15, 2022.
“Tranche D Term Loan Repricing Transaction”: other than in connection with a transaction involving a Change of Control, the prepayment in full or in part of the Tranche D Term Loans by the Borrower with the proceeds of secured term loans (including any new, amended or additional loans or Term Loans under this Agreement, whether as a result of an amendment to this Agreement or otherwise), that are broadly marketed or syndicated to banks and other institutional investors in financings similar to the Tranche D Term Loans and having an effective interest cost or weighted average yield (as determined prior to such prepayment by the Administrative Agent consistent with generally accepted financial practice and, in any event, excluding any arrangement, structuring, syndication or commitment fees in connection therewith, and excluding any performance or ratings based pricing grid that could result in a lower interest rate based on future performance, but including any LIBOR Rate floor or similar floor that is higher than the then applicable LIBOR Rate) that is less than the interest rate for or weighted average yield (as determined prior to such prepayment by the Administrative Agent on the same basis) of the Tranche D Term Loans, including as may be effected through any amendment to this Agreement relating to the interest rate for, or weighted average yield of, the Tranche D Term Loans.
“Tranche E Term Lender”: any Lender having a Tranche E Term Loan Commitment and/or a Tranche E Term Loan outstanding hereunder.
“Tranche E Term Loan”: as defined in Section 2.1(g). The aggregate principal amount of the Tranche E Term Loans on the Seventh Amendment Date after giving effect to the incurrence of the Tranche F Term Loans and the application of proceeds thereof shall be $0.
“Tranche E Term Loan Commitment”: as to any Lender, its obligation to make Tranche E Term Loans to the Borrower pursuant to Section 2.1(g) in an aggregate amount not to exceed the amount set forth opposite such Lender’s name in Schedule A-4 under the heading “Tranche E Term Loan Commitment”; collectively, as to all the Tranche E Term Lenders, the “Tranche E Term Loan Commitments”. The original aggregate amount of the Tranche E Term Loan Commitments on the Fifth Amendment Closing Date is $1,005,975,000.
“Tranche E Term Loan Maturity Date”: November 1, 2023; provided that (i) in the event that (x) more than $400 million of the aggregate principal amount of the 2014 Senior Secured Notes and the 5.00% Senior Secured Notes due August 1, 2023 are outstanding on January 15, 2022 and (y) the Senior Secured Indebtedness to EBITDA Ratio as of December 31, 2021 is greater than 4.50:1.00, the “Tranche E Term Loan Maturity Date” shall mean January 15, 2022 and (ii) in the event that more than $190.5 million of the aggregate principal amount of the Borrower’s 6.750% Senior Unsecured Notes due April 15, 2022 are outstanding on January 15, 2022, the “Tranche E Term Loan Maturity Date” shall mean January 15, 2022.
“Tranche E Term Loan Repricing Transaction”: other than in connection with a transaction involving a Change of Control, the prepayment in full or in part of the Tranche E

Term Loans by the Borrower with the proceeds of secured term loans (including any new, amended or additional loans or Term Loans under this Agreement, whether as a result of an amendment to this Agreement or otherwise), that are broadly marketed or syndicated to banks and other institutional investors in financings similar to the Tranche E Term Loans and having an effective interest cost or weighted average yield (as determined prior to such prepayment by the Administrative Agent consistent with generally accepted financial practice and, in any event, excluding any arrangement, structuring, syndication or commitment fees in connection therewith, and excluding any performance or ratings based pricing grid that could result in a lower interest rate based on future performance, but including any LIBOR Rate floor or similar floor that is higher than the then applicable LIBOR Rate) that is less than the interest rate for or weighted average yield (as determined prior to such prepayment by the Administrative Agent on the same basis) of the Tranche E Term Loans, including as may be effected through any amendment to this Agreement relating to the interest rate for, or weighted average yield of, the Tranche E Term Loans.
“Tranche F Term Lender”: any Lender having a Tranche F Term Loan Commitment and/or a Tranche F Term Loan outstanding hereunder.
“Tranche F Term Loan”: as defined in Section 2.1(h). The aggregate principal amount of the Tranche F Term Loans on the Eighth Amendment Date after giving effect to the incurrence of the Tranche G Term Loans and the application of proceeds thereof shall be $0.
“Tranche F Term Loan Commitment”: as to any Lender, its obligation to make Tranche F Term Loans to the Borrower pursuant to Section 2.1(h) in an aggregate amount not to exceed the amount set forth opposite such Lender’s name in Schedule A-5 under the heading “Tranche F Term Loan Commitment”; collectively, as to all the Tranche F Term Lenders, the “Tranche F Term Loan Commitments”. The original aggregate amount of the Tranche F Term Loan Commitments on the Seventh Amendment Closing Date is $1,325,975,000.
“Tranche F Term Loan Maturity Date”: November 1, 2023.
“Tranche F Term Loan Repricing Transaction”: the prepayment in full or in part of the Tranche F Term Loans by the Borrower with the proceeds of secured term loans (including any new, amended or additional loans or Term Loans under this Agreement, whether as a result of an amendment to this Agreement or otherwise), that are broadly marketed or syndicated to banks and other institutional investors in financings similar to the Tranche F Term Loans and having an effective interest cost or weighted average yield (as determined prior to such prepayment by the Administrative Agent consistent with generally accepted financial practice and, in any event, excluding any arrangement, structuring, syndication or commitment fees in connection therewith, and excluding any performance or ratings based pricing grid that could result in a lower interest rate based on future performance, but including any LIBOR Rate floor or similar floor that is higher than the then applicable LIBOR Rate) that is less than the interest rate for or weighted average yield (as determined prior to such prepayment by the Administrative Agent on the same basis) of the Tranche F Term Loans, including as may be effected through any amendment to this Agreement relating to the interest rate for, or weighted average yield of, the Tranche F Term Loans; provided that a Tranche F Term Loan Repricing Transaction shall not include any event described above that is not consummated for the primary purpose of lowering the effective interest cost or weighted average yield applicable to the Tranche F Term Loans, including, without limitation, in the context of a transaction involving a Qualifying IPO, a Change of Control or a Transformative Acquisition.
“Tranche G Term Lender”: any Lender having a Tranche G Term Loan Commitment and/or a Tranche G Term Loan outstanding hereunder.

“Tranche G Term Loan”: as defined in Section 2.1(i).
“Tranche G Term Loan Commitment”: as to any Lender, its obligation to make Tranche G Term Loans to the Borrower pursuant to Section 2.1(i) in an aggregate amount not to exceed the amount set forth opposite such Lender’s name in Schedule A-6 under the heading “Tranche G Term Loan Commitment”; collectively, as to all the Tranche G Term Lenders, the “Tranche G Term Loan Commitments”. The original aggregate amount of the Tranche G Term Loan Commitments on the Eighth Amendment Closing Date is $820,000,000.
“Tranche G Term Loan Maturity Date”: January 20, 2028.
“Tranche G Term Loan Repricing Transaction”: the prepayment in full or in part of the Tranche G Term Loans by the Borrower with the proceeds of secured term loans (including any new, amended or additional loans or Term Loans under this Agreement, whether as a result of an amendment to this Agreement or otherwise), that are broadly marketed or syndicated to banks and other institutional investors in financings similar to the Tranche G Term Loans and having an effective interest cost or weighted average yield (as determined prior to such prepayment by the Administrative Agent consistent with generally accepted financial practice and, in any event, excluding any arrangement, structuring, syndication or commitment fees in connection therewith, and excluding any performance or ratings based pricing grid that could result in a lower interest rate based on future performance, but including any Term SOFR floor or similar floor that is higher than the then applicable Term SOFR) that is less than the interest rate for or weighted average yield (as determined prior to such prepayment by the Administrative Agent on the same basis) of the Tranche G Term Loans, including as may be effected through any amendment to this Agreement relating to the interest rate for, or weighted average yield of, the Tranche G Term Loans; provided that a Tranche G Term Loan Repricing Transaction shall not include any event described above that is not consummated for the primary purpose of lowering the effective interest cost or weighted average yield applicable to the Tranche G Term Loans, including, without limitation, in the context of a transaction involving a Qualifying IPO, a Change of Control or a Transformative Acquisition.
“Tranche H Term Lender”: any Lender having a Tranche H Term Loan Commitment and/or a Tranche H Term Loan outstanding hereunder.
“Tranche H Term Loan”: as defined in Section 2.1(i).
“Tranche H Term Loan Commitment”: as to any Lender, its obligation to make Tranche H Term Loans to the Borrower pursuant to Section 2.1(i) in an aggregate amount not to exceed the amount set forth opposite such Lender’s name in Schedule A-7 under the heading “Tranche H Term Loan Commitment”; collectively, as to all the Tranche H Term Lenders, the “Tranche H Term Loan Commitments”. The original aggregate amount of the Tranche H Term Loan Commitments on the Tenth Amendment Closing Date is $150,000,000.
“Tranche H Term Loan Maturity Date”: January 20, 2028.
“Tranche H Term Loan Repricing Transaction”: the prepayment in full or in part of the Tranche H Term Loans by the Borrower with the proceeds of secured term loans (including any new, amended or additional loans or Term Loans under this Agreement, whether as a result of an amendment to this Agreement or otherwise), that are broadly marketed or syndicated to banks and other institutional investors in financings similar to the Tranche H Term Loans and having an effective interest cost or weighted average yield (as determined prior to such prepayment by the Administrative Agent consistent with generally accepted financial practice and, in any event, excluding any arrangement, structuring, syndication or commitment fees in connection therewith, and excluding any performance or ratings based pricing grid that could result in a lower interest rate based on future performance, but including any Term SOFR floor or similar floor that is higher than the then applicable Term SOFR) that is less than the interest rate for or weighted average yield (as determined prior to such prepayment by the Administrative Agent on the same basis) of the Tranche H Term Loans, including as may be effected through any amendment to this Agreement relating to the interest rate for, or weighted average yield of, the Tranche H Term Loans; provided that a Tranche H Term Loan Repricing Transaction shall not include any event described above that is not consummated for the primary purpose of lowering the effective interest cost or weighted average yield applicable to the Tranche H Term Loans, including, without limitation, in the context of a transaction involving a Qualifying IPO, a Change of Control or a Transformative Acquisition.
“Transactions”: collectively, any or all of the following: (i) the entry into the 2012 Senior Secured Notes Indenture and the offer and issuance of the 2012 Senior Secured Notes, (ii) the entry into this Agreement and incurrence of Indebtedness hereunder, (iii) the entry into the senior revolving credit agreement dated on or about the Closing Date and the incurrence of Indebtedness thereunder, (iv) the repayment of certain existing Indebtedness of the Borrower, including the redemption of the Borrower’s 9.50% Senior Secured Notes due 2016, (v) the solicitation of certain consents and related amendments with respect to the Existing Unsecured Notes and Holdings Notes and (vi) all other transactions relating to any of the foregoing (including payment of fees and expenses related to any of the foregoing).
“Transferee”: any Participant or Assignee.
“Transformative Acquisition”: any acquisition by the Borrower or any Restricted Subsidiary that is either (a) not permitted by the terms of the Loan Documents immediately prior to the consummation of such transaction or (b) if permitted by the terms of the Loan Documents immediately prior to the consummation of such transaction, would not provide the Borrower and its Restricted Subsidiaries with adequate flexibility under the Loan Documents for the continuation and/or expansion of their combined operations following such consummation, as reasonably determined by the Borrower acting in good faith.
“Trigger Date”: July 27, 2016.
“Type”: the type of Term Loan determined based on the interest option applicable thereto, with there being two Types of Term Loans hereunder, namely ABR Loans and SOFR Loans.
“UCC”: the Uniform Commercial Code as in effect in the State of New York from time to time.
“UK Financial Institutions”: any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority”: the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“United States Person”: any United States person within the meaning of Section 7701(a)(30) of the Code.
“Unrestricted Subsidiary”: (i) WMG Kensington, Ltd., and its Subsidiaries, (ii) any Subsidiary of the Borrower that at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors of the Borrower, as provided below) and (iii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of the Borrower may designate any Subsidiary of the Borrower (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Borrower or any Subsidiary of the Borrower (other than any Subsidiary of the Subsidiary to be so designated); provided that (a) any Unrestricted Subsidiary must be an entity of which shares of the Capital Stock or other equity interests (including partnership interests) entitled to cast at least a majority of the votes that may be cast by all shares or equity interests having ordinary voting power for the election of directors or other governing body are owned, directly or indirectly, by the Borrower and (b) each of (I) the Subsidiary to be so designated and (II) its Subsidiaries does not at the time of designation, and does not thereafter,
(1)create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Borrower or any Restricted Subsidiary; or
(2)own assets constituting part of the Music Publishing Business in excess of 10.0% of the total assets constituting the Music Publishing Business.
The Board of Directors of the Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Default or Event of Default shall be continuing. Any such designation by such Board of Directors shall be notified by the Borrower to the Administrative Agent by promptly filing with the Administrative Agent a copy of the board resolution giving effect to such designation and a certificate of a Responsible Officer certifying that such designation complied with the foregoing provisions.
“U.S. Government Securities Business Day”: any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Special Resolution Regimes”: as defined in Section 11.22(a).
“U.S. Tax Compliance Certificate”: as defined in Section 4.11(b)(ii)(2).
“Voting Stock”: as to any Person, the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.
“Wholly Owned Restricted Subsidiary”: any Restricted Subsidiary that is a Wholly Owned Subsidiary.
“Wholly Owned Subsidiary”: of any Person means a subsidiary of such Person of which securities (except for (a) directors’ qualifying shares, (b) shares held by nominees and (c) shares held by foreign nationals as required by applicable Law) or other ownership interests representing 100% of the Capital Stock are, at the time any determination is being made, owned, Controlled or held by such Person or one or more wholly owned Subsidiaries of such Person or by such Person and one or more wholly owned Subsidiaries of such Person.

“Write-Down and Conversion Powers”: (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
1.2 Other Definitional Provisions. Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any Notes, any other Loan Document or any certificate or other document made or delivered pursuant hereto.
(a) As used herein and in any Notes and any other Loan Document, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the Borrower and its Restricted Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.
(b) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. With respect to any Default or Event of Default, the words “exists,” “is continuing” or similar expressions with respect thereto shall mean that such Default or Event of Default has occurred and has not yet been cured or waived. If any Default or Event of Default has occurred hereunder (any such Default or Event of Default, an “Initial Default”) and is subsequently cured (a “Cured Default”), any other Default, Event of Default or failure of a condition precedent that resulted or may have resulted from (i) the making or deemed making of any representation or warranty by any Loan Party or (ii)  the taking of any action or omission by any Loan Party or any Subsidiary of any Loan Party, in each case which subsequent Default, Event of Default or failure would not have arisen had the Cured Default not been continuing at the time of such representation, warranty, action or omission, shall be deemed to automatically be cured or satisfied, as applicable, upon, and simultaneously with, the cure of the Cured Default, so long as at the time of such representation, warranty, action or omission, no Responsible Officer of the Borrower had knowledge of any such Initial Default. To the extent not already so notified, the Borrower will provide prompt written notice of any such automatic cure to the Administrative Agent after a Responsible Officer of the Borrower knows of the occurrence of any such automatic cure.
(c) For purposes of determining any financial ratio or making any financial calculation for any fiscal quarter (or portion thereof) ending prior to the Closing Date, the components of such financial ratio or financial calculation shall be determined on a pro forma basis to give effect to the 2011 Transactions as if they had occurred at the beginning of such four quarter period; and each Person that is a Restricted Subsidiary upon giving effect to the 2011 Transactions shall be deemed to be a Restricted Subsidiary for purposes of the components of such financial ratio financial calculation as of the beginning of such four quarter period. In addition, for purposes of determining any financial ratio or making any financial calculation for any fiscal quarter (or portion thereof) ending prior to the Closing Date, the components of such financial ratio or financial calculation shall be determined on a pro forma basis to give effect to the Transactions as if they had occurred at the beginning of such four quarter period.
(d) Any financial ratios, including any required to be satisfied in order for a specific action to be permitted under this Agreement, shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
(e) Any references in this Agreement to “cash and/or Cash Equivalents”, “cash, Cash Equivalents and/or Investment Grade Securities” or any similar combination of the foregoing shall be construed as not double counting cash or any other applicable amount which would otherwise be duplicated therein.
(f) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
(g) In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of determining compliance with any provision of this Agreement which requires that no Default, Event of Default, specified Default or specified Event of Default, as applicable, has occurred, is continuing or would result from any such action, as applicable, such condition shall, at the option of the Borrower, be deemed satisfied, so long as no Default, Event of Default, specified Default or specified Event of Default, as applicable, exists on the date (x) a definitive agreement for such Limited Condition Transaction is entered into, (y) in connection with an acquisition to which the United Kingdom City Code on Takeovers and Mergers (or any equivalent thereof under the laws, rules or regulations in any other applicable jurisdiction) applies, on which a “Rule 2.7 announcement” of a firm intention to make an offer in respect of a target of a Limited Condition Transaction is made (or the equivalent notice under such equivalent laws, rules or regulations in such other applicable jurisdiction) or (z) notice of redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or Preferred Stock is given. For the avoidance of doubt, if the Borrower has exercised its option under the first sentence of this clause (g), and any Default, Event of Default, specified Default or specified Event of Default, as applicable, occurs following the date (x) a definitive agreement for the applicable Limited Condition Transaction was entered into, (y) in connection with an acquisition to which the United Kingdom City Code on Takeovers and Mergers (or any equivalent thereof under the laws, rules or regulations in any other applicable jurisdiction) applies, on which a “Rule 2.7 announcement” of a firm intention to make an offer in respect of a target of a Limited Condition Transaction is made (or the equivalent notice under such equivalent laws, rules or regulations in such other applicable jurisdiction) or (z) notice of redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or Preferred Stock is given and prior to the consummation of such Limited Condition Transaction, any such Default, Event of Default, specified Default or specified Event of Default, as applicable, shall be deemed to not have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Transaction is permitted hereunder.
(h) In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of:
(a)determining compliance with any provision of this Agreement which requires the calculation of the First Lien Indebtedness to

EBITDA Ratio, the Senior Secured Indebtedness to EBITDA Ratio or any other financial measure;
(b)testing baskets set forth in this Agreement (including baskets measured as a percentage of EBITDA); or
(c)any other determination as to whether any such Limited Condition Transaction and any related transactions (including any financing thereof) complies with the covenants or agreements contained in this Agreement;
in each case, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted hereunder, shall be deemed to be the date (x) a definitive agreement for such Limited Condition Transaction is entered into, (y) in connection with an acquisition to which the United Kingdom City Code on Takeovers and Mergers (or any equivalent thereof under the laws, rules or regulations in any other applicable jurisdiction) applies, the date on which a “Rule 2.7 announcement” of a firm intention to make an offer in respect of a target of a Limited Condition Transaction is made (or the equivalent notice under such equivalent laws, rules or regulations in such other applicable jurisdiction) or (z) notice of redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or Preferred Stock is given, as applicable (the “LCT Test Date”), and if, after giving pro forma effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence or discharge of Indebtedness and Liens and the use of proceeds thereof) as if they had occurred at the beginning of the most recent four consecutive fiscal quarters of the Borrower ending prior to the LCT Test Date for which consolidated financial statements of the Borrower are available, the Borrower could have taken such action on the relevant LCT Test Date in compliance with such ratio, basket or amount, such ratio, basket or amount shall be deemed to have been complied with; provided that (a) if financial statements for one or more subsequent fiscal years or quarters shall have been delivered pursuant to Section 7.1(a) or 7.1(b) prior to the date on which such Limited Condition Transaction is consummated, the Borrower may elect, in its sole discretion, to re-determine all such ratios, baskets or amounts on the basis of such financial statements, in which case, such date of redetermination shall thereafter be deemed to be the applicable LCT Test Date for purposes of such ratios, baskets or amounts and (b) except as contemplated in the foregoing clause (a), compliance with such ratios, baskets or amounts (and any related requirements and conditions) shall not be determined or tested at any time after the applicable LCT Test Date for such Limited Condition Transaction and any actions or transactions related thereto (including any incurrence or discharge of Indebtedness and Liens and the use of proceeds thereof). For the avoidance of doubt, if the Borrower has made an LCT Election and any of the ratios, baskets or amounts for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such ratio, basket or amount, including due to fluctuations in exchange rates or in EBITDA of the Borrower or the Person subject to such Limited Condition Transaction or any applicable currency exchange rate, at or prior to the consummation of the relevant transaction or action, such ratios, baskets or amounts will not be deemed to have been exceeded as a result of such fluctuations. If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio, basket or amount with respect to the Incurrence or discharge of Indebtedness or Liens, or the making of dividends, distributions, investments, asset sales, mergers, the conveyance, lease or other transfer of all or substantially all of the assets of the Borrower or the designation of an Unrestricted Subsidiary on or following the relevant LCT Test Date and prior to the earlier of the date on which (1) such Limited Condition Transaction is consummated, (2) the definitive agreement for, or firm offer in respect of, such Limited Condition Transaction (if an acquisition or investment) is terminated or expires without consummation of such Limited Condition Transaction or (3) such notice of redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or Preferred Stock is revoked or expires without consummation, any such ratio, basket or amount shall be calculated on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence or discharge of Indebtedness and Liens and the use of proceeds thereof) have been consummated.
(i) Any reference herein or in any other Loan Document to (i) a transfer, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (collectively, a “Division”), as if it were a transfer, assignment, sale or transfer, or similar term, as applicable, to a separate Person, and (ii) a merger, consolidation, amalgamation or consolidation, or similar term, shall be deemed to apply to the division of or by a limited liability company, or an allocation of assets to a series of a limited liability company, or the unwinding of such a division or allocation, as if it were a merger, consolidation, amalgamation or consolidation or similar term, as applicable, with a separate Person.
SECTION 2

Amount and Terms of Commitments
2.1Term Loans. (a) Subject to the terms and conditions hereof, each Lender holding an Initial Term Loan Commitment severally agrees to make, in Dollars, in a single draw on the Closing Date, one or more term loans (each, an “Initial Term Loan”) to the Borrower in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name in Schedule A under the heading “Initial Term Loan Commitment”, as such amount may be adjusted or reduced pursuant to the terms hereof, which Initial Term Loans:
(i)except as hereinafter provided, shall, at the option of the Borrower, be incurred and maintained as, and/or converted into, ABR Loans or Eurodollar Loans; and
(ii)shall be made by each such Lender in an aggregate principal amount which does not exceed the Initial Term Loan Commitment of such Lender.
Once repaid, Initial Term Loans incurred hereunder may not be reborrowed. On the Closing Date (after giving effect to the incurrence of Initial Term Loans on such date), the Initial Term Loan Commitment of each Lender shall terminate.
(b)Subject to the conditions set forth in the First Incremental Amendment and in accordance with the terms hereof, each Tranche B Initial Term Lender severally agrees to make, in Dollars, in a single draw on the First Incremental Amendment Closing Date one or more term loans (each such term loan made on the First Incremental Amendment Closing Date, a “Tranche B Initial Term Loan”) to the Borrower in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name in Schedule A-1 under the heading “Tranche B Initial Term Loan Commitment”, as such amount may be adjusted or reduced pursuant to the terms hereof, which Tranche B Initial Term Loans:
(i)except as hereinafter provided, shall, at the option of the Borrower, be incurred and maintained as, and/or converted into, ABR Loans or Eurodollar Loans; and

(ii)shall be made by each such Lender in an aggregate principal amount which does not exceed the Tranche B Initial Term Loan Commitment of such Lender.
Once repaid, Tranche B Initial Term Loans incurred hereunder may not be reborrowed. Notwithstanding the foregoing, on the Tranche B Initial Outside Date, all outstanding Tranche B Initial Term Loan Commitments shall automatically terminate if the First Incremental Amendment Closing Date shall not have occurred on or prior to the Tranche B Initial Outside Date. On the First Incremental Amendment Closing Date (after giving effect to the incurrence of Tranche B Initial Term Loans on such date), the Tranche B Initial Term Loan Commitment of each Lender shall terminate.
(c)Subject to the conditions set forth in the First Incremental Amendment and in accordance with the terms hereof, each Tranche B Delayed Draw Term Lender severally agrees to make, in Dollars, in a single draw on the Tranche B Delayed Draw Closing Date, one or more term loans (each such term loan, a “Tranche B Delayed Draw Term Loan”) to the Borrower in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name in Schedule A-1 under the heading “Tranche B Delayed Draw Commitment”, as such amount may be adjusted or reduced pursuant to the terms hereof, which Tranche B Delayed Draw Term Loans:
(i)except as hereinafter provided, shall, at the option of the Borrower, be incurred and maintained as, and/or converted into, ABR Loans or Eurodollar Loans; and
(ii)shall be made by each such Lender in an aggregate principal amount which does not exceed the Tranche B Delayed Draw Commitment of such Lender.
Once repaid, Tranche B Delayed Draw Term Loans incurred hereunder may not be reborrowed. Notwithstanding the foregoing, on the Tranche B Delayed Draw Outside Date, all outstanding Tranche B Delayed Draw Commitments shall automatically terminate if the Tranche B Delayed Draw Closing Date shall not have occurred on or prior to the Tranche B Delayed Draw Outside Date. On the Tranche B Delayed Draw Closing Date (after giving effect to the incurrence of any Tranche B Delayed Draw Term Loans on such date), the Tranche B Delayed Draw Commitment of each Lender shall terminate.
(d)Subject to the conditions set forth in the First Incremental Amendment and in accordance with the terms hereof, each Tranche B Refinancing Term Lender severally agrees to make, in Dollars, in a single draw on the First Incremental Amendment Effective Date, one or more term loans (each such term loan made on the First Incremental Amendment Effective Date, the “Tranche B Refinancing Term Loan”) to the Borrower in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name in Schedule A-1 under the heading “Tranche B Refinancing Term Loan Commitment”, as such amount may be adjusted or reduced pursuant to the terms hereof, which Tranche B Refinancing Term Loans:
(i)except as hereinafter provided, shall, at the option of the Borrower, be incurred and maintained as, and/or converted into, ABR Loans or Eurodollar Loans; and
(ii)shall be made by each such Lender in an aggregate principal amount which does not exceed the Tranche B Refinancing Term Loan Commitment of such Lender.
Once repaid, Tranche B Refinancing Term Loans incurred hereunder may not be reborrowed. On the First Incremental Amendment Effective Date (after giving effect to the incurrence of Tranche B Refinancing Term Loans on such date), the Tranche B Refinancing Term Loan Commitment of each Lender shall terminate.

(e)Subject to the conditions set forth in the Third Amendment and in accordance with the terms hereof, each Tranche C Term Lender severally agrees to make, in Dollars, in a single draw on the Third Amendment Closing Date one or more term loans (each such term loan made on the Third Amendment Closing Date, a “Tranche C Term Loan”) to the Borrower in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name in Schedule A-2 under the heading “Tranche C Term Loan Commitment”, as such amount may be adjusted or reduced pursuant to the terms hereof, which Tranche C Term Loans:
(i)except as hereinafter provided, shall, at the option of the Borrower, be incurred and maintained as, and/or converted into, ABR Loans or Eurodollar Loans; and
(ii)shall be made by each such Lender in an aggregate principal amount which does not exceed the Tranche C Term Loan Commitment of such Lender.
Once repaid, Tranche C Term Loans incurred hereunder may not be reborrowed. On the Third Amendment Closing Date (after giving effect to the incurrence of Tranche C Term Loans on such date), the Tranche C Term Loan Commitment of each Lender shall terminate.
(f)Subject to the conditions set forth in the Fourth Amendment and in accordance with the terms hereof, each Tranche D Term Lender severally agrees to make, in Dollars, in a single draw on the Fourth Amendment Closing Date one or more term loans (each such term loan made on the Fourth Amendment Closing Date, a “Tranche D Term Loan”) to the Borrower in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name in Schedule A-3 under the heading “Tranche D Term Loan Commitment”, as such amount may be adjusted or reduced pursuant to the terms hereof, which Tranche D Term Loans:
(i)except as hereinafter provided, shall, at the option of the Borrower, be incurred and maintained as, and/or converted into, ABR Loans or Eurodollar Loans; and
(ii)shall be made by each such Lender in an aggregate principal amount which does not exceed the Tranche D Term Loan Commitment of such Lender.
Once repaid, Tranche D Term Loans incurred hereunder may not be reborrowed. On the Fourth Amendment Closing Date (after giving effect to the incurrence of Tranche D Term Loans on such date), the Tranche D Term Loan Commitment of each Lender shall terminate.
(g)Subject to the conditions set forth in the Fifth Amendment and in accordance with the terms hereof, each Tranche E Term Lender severally agrees to make, in Dollars, in a single draw on the Fifth Amendment Closing Date one or more term loans (each such term loan made on the Fifth Amendment Closing Date, a “Tranche E Term Loan”) to the Borrower in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name in Schedule A-4 under the heading “Tranche E Term Loan Commitment”, as such amount may be adjusted or reduced pursuant to the terms hereof, which Tranche E Term Loans:
(i)except as hereinafter provided, shall, at the option of the Borrower, be incurred and maintained as, and/or converted into, ABR Loans or Eurodollar Loans; and
(ii)shall be made by each such Lender in an aggregate principal amount which does not exceed the Tranche E Term Loan Commitment of such Lender.

Once repaid, Tranche E Term Loans incurred hereunder may not be reborrowed. On the Fifth Amendment Closing Date (after giving effect to the incurrence of Tranche E Term Loans on such date), the Tranche E Term Loan Commitment of each Lender shall terminate.
(h)Subject to the conditions set forth in the Seventh Amendment and in accordance with the terms hereof, each Tranche F Term Lender severally agrees to make, in Dollars, in a single draw on the Seventh Amendment Closing Date one or more term loans (each such term loan made on the Seventh Amendment Closing Date, a “Tranche F Term Loan”) to the Borrower in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name in Schedule A-5 under the heading “Tranche F Term Loan Commitment”, as such amount may be adjusted or reduced pursuant to the terms hereof, which Tranche F Term Loans:
(i)except as hereinafter provided, shall, at the option of the Borrower, be incurred and maintained as, and/or converted into, ABR Loans or Eurodollar Loans; and
(ii)shall be made by each such Lender in an aggregate principal amount which does not exceed the Tranche F Term Loan Commitment of such Lender.
Once repaid, Tranche F Term Loans incurred hereunder may not be reborrowed. On the Seventh Amendment Closing Date (after giving effect to the incurrence of Tranche F Term Loans on such date), the Tranche F Term Loan Commitment of each Lender shall terminate.
(i)Subject to the conditions set forth in the Eighth Amendment and in accordance with the terms hereof, each Tranche G Term Lender severally agrees to make, in Dollars, in a single draw on the Eighth Amendment Closing Date one or more term loans (each such term loan made on the Eighth Amendment Closing Date, a “Tranche G Term Loan”) to the Borrower in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name in Schedule A-6 under the heading “Tranche G Term Loan Commitment”, as such amount may be adjusted or reduced pursuant to the terms hereof, which Tranche G Term Loans:
(i)except as hereinafter provided, shall, at the option of the Borrower, be incurred and maintained as, and/or converted into, ABR Loans or SOFR Loans; and
(ii)shall be made by each such Lender in an aggregate principal amount which does not exceed the Tranche G Term Loan Commitment of such Lender.
Once repaid, Tranche G Term Loans incurred hereunder may not be reborrowed. On the Eighth Amendment Closing Date (after giving effect to the incurrence of Tranche G Term Loans on such date), the Tranche G Term Loan Commitment of each Lender shall terminate.
(j)Subject to the conditions set forth in the Tenth Amendment and in accordance with the terms hereof, each Tranche H Term Lender severally agrees to make, in Dollars, in a single draw on the Tenth Amendment Closing Date one or more term loans (each such term loan made on the Tenth Amendment Closing Date, a “Tranche H Term Loan”) to the Borrower in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name in Schedule A-7 under the heading “Tranche H Term Loan Commitment”, as such amount may be adjusted or reduced pursuant to the terms hereof, which Tranche H Term Loans:
(i)except as hereinafter provided, shall, at the option of the Borrower, be incurred and maintained as, and/or converted into, ABR Loans or SOFR Loans; and

(ii)shall be made by each such Lender in an aggregate principal amount which does not exceed the Tranche H Term Loan Commitment of such Lender.
Once repaid, Tranche H Term Loans incurred hereunder may not be reborrowed. On the Tenth Amendment Closing Date (after giving effect to the incurrence of Tranche H Term Loans on such date), the Tranche H Term Loan Commitment of each Lender shall terminate.
2.2Notes. (a) The Borrower agrees that, upon the request to the Administrative Agent by any Lender made on or prior to the Closing Date (in the case of requests relating to Initial Term Loans), the First Incremental Amendment Effective Date (in the case of requests relating to Tranche B Refinancing Term Loans), the First Incremental Amendment Closing Date (in the case of requests relating to Tranche B Initial Term Loans), the Tranche B Delayed Draw Closing Date (in the case of requests relating to Tranche B Delayed Draw Term Loans), the Third Amendment Closing Date (in the case of requests relating to the Tranche C Term Loans), the Fourth Amendment Closing Date (in the case of requests relating to the Tranche D Term Loans), the Fifth Amendment Closing Date (in the case of requests relating to the Tranche E Term Loans), the Seventh Amendment Closing Date (in the case of requests relating to the Tranche F Term Loans), the Eighth Amendment Closing Date (in the case of requests relating to the Tranche G Term Loans), the Tenth Amendment Closing Date (in the case of requests relating to the Tranche H Term Loans) or in connection with any assignment pursuant to Section 11.6(b), in order to evidence such Lender’s Loan, the Borrower will execute and deliver to such Lender a promissory note substantially in the form of Exhibit A (each, as amended, supplemented, replaced or otherwise modified from time to time, a “Note”), in each case with appropriate insertions therein as to payee, date and principal amount, payable to such Lender and in a principal amount equal to the unpaid principal amount of the applicable Loans made (or acquired by assignment pursuant to Section 11.6(b)) by such Lender to the Borrower. Each Note (i) in respect of Initial Term Loans shall be dated the Closing Date, (ii) in respect of Tranche B Refinancing Term Loans shall be dated the First Incremental Amendment Effective Date, (iii) in respect of Tranche B Initial Term Loans shall be dated the First Incremental Amendment Closing Date, (iv) in respect of Tranche B Delayed Draw Term Loans shall be dated the Tranche B Delayed Draw Closing Date, (v) in respect of Tranche C Term Loans shall be dated the Third Amendment Closing Date, (vi) in respect of Tranche D Term Loans shall be dated the Fourth Amendment Closing Date, (vii) in respect of Tranche E Term Loans shall be dated the Fifth Amendment Closing Date, (viii) in respect of Tranche F Term Loans shall be dated the Seventh Amendment Closing Date, (ix) in respect of Tranche G Term Loans shall be dated the Eighth Amendment Closing Date and (x) in respect of Tranche H Term Loans shall be dated the Tenth Amendment Closing Date. Each Note shall be payable as provided in Section 2.2(b), (c), (d) or (e), as applicable, and provide for the payment of interest in accordance with Section 4.1. For the avoidance of doubt, any Notes issued with respect to Tranche B Term Loans shall reflect that, following the Tranche B Delayed Draw Closing Date, all Tranche B Refinancing Term Loans, Tranche B Initial Term Loans and Tranche B Delayed Draw Term Loans constitute a single Tranche of Tranche B Term Loans.
(b)The Initial Term Loans of all the Lenders shall be payable in consecutive quarterly installments beginning on March 29, 2013 up to and including the Initial Term Loan Maturity Date (subject to reduction as provided in Section 4.4), on the dates (or, if any day is not a Business Day, on the immediately preceding Business Day) and in the principal amounts, subject to adjustment as set forth below, equal to the respective amounts set forth below (together with all accrued interest thereon) opposite the applicable installment dates (or, if less, the aggregate amount of such Initial Term Loans then outstanding):

Date	Amount
Each March 31, June 30, September 30 and December 31 ending prior to the Initial Term Loan Maturity Date	1.25% of the aggregate initial principal amount of the Initial Term Loans on the Closing Date
Initial Term Loan Maturity Date	all unpaid aggregate principal amounts of any outstanding Initial Term Loans
(c)The Tranche B Term Loans of all the Lenders shall be payable in consecutive quarterly installments beginning on December 31, 2013 up to and including the Tranche B Term Loan Maturity Date (subject to reduction as provided in Section 4.4), on the dates (or, if any day is not a Business Day, on the immediately preceding Business Day) and in the principal amounts, subject to adjustment as set forth below, equal to the respective amounts set forth below (together with all accrued interest thereon) opposite the applicable installment dates (or, if less, the aggregate amount of such Tranche B Term Loans then outstanding):

Date	Amount

Each March 31, June 30, September 30 and December 31 ending prior to the Tranche B Term Loan Maturity Date	Prior to the First Incremental Amendment Closing Date: 0.25% of the aggregate initial principal amount of the Tranche B Refinancing Term Loans on the First Incremental Amendment Effective Date
From the First Incremental Amendment Closing Date and Prior to the Tranche B Delayed Draw Closing Date: 0.25% of the aggregate initial principal amount of the Tranche B Refinancing Term Loans on the First Incremental Amendment Effective Date plus 0.25% of the aggregate initial principal amount of the Tranche B Initial Term Loans on the First Incremental Amendment Closing Date
On or after the Tranche B Delayed Draw Closing Date: 0.25% of the aggregate initial principal amount of the Tranche B Refinancing Term Loans on the First Incremental Amendment Effective Date plus 0.25% of the aggregate initial principal amount of the Tranche B Initial Term Loans on the First Incremental Amendment Closing Date plus 0.25% of the aggregate initial principal amount of the Tranche B Delayed Draw Term Loans on the Tranche B Delayed Draw Closing Date

Tranche B Term Loan Maturity Date	all unpaid aggregate principal amounts of any outstanding Tranche B Term Loans
(d)    The unpaid aggregate principal amount of the Tranche C Term Loans shall be repaid in full on the Tranche C Term Loan Maturity Date (or, if such day is not a Business Day, on the immediately preceding Business Day).
(e)    The unpaid aggregate principal amount of the Tranche D Term Loans shall be repaid in full on the Tranche D Term Loan Maturity Date (or, if such day is not a Business Day, on the immediately preceding Business Day).
(f)    The unpaid aggregate principal amount of the Tranche E Term Loans shall be repaid in full on the Tranche E Term Loan Maturity Date (or, if such day is not a Business Day, on the immediately preceding Business Day).
(g)    The unpaid aggregate principal amount of the Tranche F Term Loans shall be repaid in full on the Tranche F Term Loan Maturity Date (or, if such day is not a Business Day, on the immediately preceding Business Day).
(h)    The unpaid aggregate principal amount of the Tranche G Term Loans shall be repaid in full on the Tranche G Term Loan Maturity Date (or, if such day is not a Business Day, on the immediately preceding Business Day).
(i)    The unpaid aggregate principal amount of the Tranche H Term Loans shall be repaid in full on the Tranche H Term Loan Maturity Date (or, if such day is not a Business Day, on the immediately preceding Business Day).
2.3Procedure for Term Loan Borrowing. The Borrower shall have given the Administrative Agent notice (which notice must have been received by the Administrative Agent prior to 9:00 A.M., New York City time, and shall be irrevocable after funding) on (i) in the case of the Initial Term Loans, the Closing Date, (ii) in the case of the Tranche B Refinancing Term Loans, the First Incremental Amendment Effective Date, (iii) in the case of the Tranche B Initial Term Loans, the First Incremental Amendment Closing Date, (iv) in the case of the Tranche B Delayed Draw Term Loans, the Tranche B Delayed Draw Closing Date, (v) in the case of the Tranche C Term Loans, the Third Amendment Closing Date, (vi) in the case of the Tranche D Term Loans, the Fourth Amendment Closing Date, (vii) in the case of the Tranche E Term Loans, the Fifth Amendment Closing Date, (viii) in the case of Tranche F Term Loans, the Seventh Amendment Closing Date, (ix) in the case of Tranche G Term Loans, the Eighth Amendment Closing Date and (x) in the case of Tranche H Term Loans, the Tenth Amendment Closing Date in each case, specifying the amount of the Initial Term Loans, Tranche B Refinancing Term Loans, Tranche B Initial Term Loans, Tranche B Delayed Draw Term Loans, Tranche C Term Loans, Tranche D Term Loans, Tranche E Term Loans, Tranche F Term Loans, Tranche G Term Loans and Tranche H Term Loans, as applicable, to be borrowed. Upon receipt of such notice, the Administrative Agent shall promptly notify each applicable Lender thereof. Each Lender (i) having an Initial Term Loan Commitment will make the amount of its pro rata share of the Initial Term Loan Commitments available to the Administrative Agent, (ii) having a Tranche B Refinancing Term Loan Commitment will make the amount of its pro rata share of the Tranche B Refinancing Term Loan Commitments available to the Administrative Agent, (iii) having a Tranche B Initial Term Loan Commitment will make the amount of its pro rata share of the Tranche B Initial Term Loan Commitments available to the Administrative Agent, (iv) having a Tranche B Delayed Draw Commitment will make the amount of its pro rata share of the Tranche B Delayed Draw Commitments available to the Administrative Agent, (v) having a Tranche C Term Loan Commitment will make the amount of its pro rata share of the Tranche C Term Loan Commitments available to the Administrative Agent, (vi) having a Tranche D Term Loan Commitment will make the amount of its pro rata share of the Tranche D Term Loan Commitments available to the Administrative Agent, (vii) having a Tranche E Term Loan Commitment will make the amount of its pro rata share of the Tranche E Term Loan Commitments available to the Administrative Agent, (viii) having a Tranche F Term Loan Commitment will make the amount of its pro rata share of the Tranche F Term Loan Commitments available to the Administrative Agent, (ix) having a Tranche G Term Loan Commitment will make the amount of its pro rata share of the Tranche G Term Loan Commitments available to the Administrative Agent or (x) having a Tranche H Term Loan Commitment will make the amount of its pro rata share of the Tranche H Term Loan Commitments available to the Administrative Agent, in each case for the account of the Borrower at the office of the Administrative Agent specified in Section 11.2 prior to 10:00 A.M., New York City time, on the Closing Date (in the case of the Initial Term Loans), the First Incremental Amendment Effective Date (in the case of the Tranche B Refinancing Term Loans), the First Incremental Amendment Closing Date (in the case of the Tranche B Initial Term Loans), the Tranche B Delayed Draw Closing Date (in the case of the Tranche B Delayed Draw Term Loans), the Third Amendment Closing Date (in the case of the Tranche C Term Loans), the Fourth Amendment Closing Date (in the case of the Tranche D Term Loans), the Fifth Amendment Closing Date (in the case of the Tranche E Term Loans), the Seventh Amendment Effective Closing Date (in the case of Tranche F Term Loans), the Eighth Amendment Effective Closing Date (in the case of Tranche G Term Loans) or the Tenth Amendment Effective Closing Date (in the case of Tranche H Term Loans) in funds immediately available to the Administrative Agent. The Administrative Agent shall on such date credit the account of the Borrower on the books of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.
2.4[Reserved.]
2.5Repayment of Loans. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent (in the currency in which such Term Loan is denominated) for the account of each Lender the then unpaid principal amount of each Term Loan of such Lender made to the Borrower, on the Initial Term Loan Maturity Date (in the case of Initial Term Loans), the Tranche B Term Loan Maturity Date (in the case of Tranche B Term Loans), the Tranche C Term Loan Maturity Date (in the case of Tranche C Term Loans), the Tranche D Term Loan Maturity Date (in the case of Tranche D Term Loans), the Tranche E Term Loan Maturity Date (in the case of Tranche E Term Loans), the Tranche F Term Loan Maturity Date (in the case of Tranche F Term Loans), the Tranche G Term Loan Maturity Date (in the case of Tranche G Term Loans) or the Tranche H Term Loan Maturity Date (in the case of Tranche H Term Loans) (or such earlier date on which the Term Loans become due and payable pursuant to Section 9). The Borrower hereby further agrees to pay interest on the unpaid principal amount of such Term Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 4.1.
(b)Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c)The Administrative Agent shall maintain the Register pursuant to Section 11.6(b), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder, the Type thereof and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each applicable Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each applicable Lender’s share thereof.
(d)The entries made in the Register and the accounts of each Lender maintained pursuant to Section 2.5(c) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.
2.6Incremental Facilities. (a) So long as no Event of Default under Section 9.1 (a) or (f) exists or would arise therefrom (provided that, to the extent the proceeds of Term Loans made pursuant to any Incremental Commitment will be used to consummate a Limited Condition Transaction, the requirement that there be no Event of Default under Section 9.1(a) or (f) shall only be required to be satisfied on the date on which definitive agreements with respect to such Limited Condition Transaction are entered into), the Borrower shall have the right, at any time and from time to time after the First Incremental Amendment Effective Date, (i) to request new term loan commitments under one or more new term loan credit facilities to be included in this Agreement (the “Incremental Term Loan Commitments”) and (ii) to increase the Existing Term Loans by requesting new term loan commitments to be added to an Existing Term Tranche of Term Loans (the “Supplemental Term Loan Commitments” and, together with the Incremental Term Loan Commitments, the “Incremental Commitments”), provided that, (i) the aggregate amount of Incremental Commitments permitted pursuant to this Section 2.6 shall not exceed, at the time the respective Incremental Commitment becomes effective (A) the greater of $450 million and 60.0% of EBITDA (for the Measurement Period applicable at the time of the incurrence of such Indebtedness) plus (B) the maximum aggregate principal amount (as of the date of incurrence of any such Indebtedness and after giving pro forma effect to the incurrence thereof and the application of the net proceeds therefrom (or as of the date of the initial borrowing of such Indebtedness after giving pro forma effect to the incurrence of the entire committed amount of such Indebtedness)) that can be incurred without exceeding a First Lien Indebtedness to EBITDA Ratio for the Borrower of 4.50 to 1.00 (it being understood that for purposes of determining compliance under this clause (i)(B), except as provided in clause (z) of the last proviso of this Section 2.6(a)(i), any Indebtedness incurred under this clause (i)(B) (whether or not secured), other than Revolving Credit Agreement Indebtedness, will be included in the amount of First Lien Indebtedness for purposes of calculating the First Lien Indebtedness to EBITDA Ratio); (ii) if any portion of an Incremental Commitment is to be incurred in reliance on clause (i)(B) above, the Borrower shall have delivered a certificate to the Administrative Agent, certifying the amount of the available basket in such clause to be used for the incurrence of such Incremental Commitment or compliance with the financial test set forth in such clause (together with calculations demonstrating compliance with such test), as applicable, and (iii) if any portion of an Incremental Commitment is to be incurred in reliance on clause (i)(A) above, the Borrower shall have delivered a certificate to the Administrative Agent, certifying the amount of the available basket in such clause to be used for the incurrence of such Incremental Commitment; provided further that (x) the Borrower may elect to use capacity under clause (i)(B) above prior to using capacity under clause (i)(A) above, (y) that any portion of any Incremental Commitments incurred in reliance on clause (i)(A) above shall be reclassified (including for purposes of clause (26) of the definition of “Permitted Liens”), as the Borrower may elect from time to time, as incurred under clause (i)(B) if the Borrower meets the applicable First Lien Indebtedness to EBITDA Ratio at such time, on a pro forma basis and (z) any amounts incurred under clause (i)(A) above, concurrently incurred with, or in a single transaction or series of related transactions with, amounts incurred under clause (i)(B) above or under clause (26) of the definition of “Permitted Liens” will not count as indebtedness for the purposes of calculating the First Lien Indebtedness to EBITDA Ratio to determine availability at such time under clause (i)(B) or capacity under clause (26) of the definition of “Permitted Liens”). Any loans made in respect of any such Incremental Commitment (other than Supplemental Term Loan Commitments) shall be made by creating a new Tranche. Each Incremental Commitment made available pursuant to this Section 2.6 shall be in a minimum aggregate amount of at least $15.0 million and in integral multiples of $5.0 million in excess thereof or such lower minimum amounts or multiples as agreed to by the Administrative Agent, in its reasonably discretion from time to time.
(b)Each request from the Borrower pursuant to this Section 2.6 shall set forth the requested amount and proposed terms of the relevant Incremental Commitments. The Incremental Commitments (or any portion thereof) may be made by any existing Lender or by any other bank or financial institution (any such bank or other financial institution, an “Additional Lender”); provided that if such Additional Lender is not already a Lender hereunder or an Affiliate of a Lender hereunder or an Approved Fund, the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required (it being understood that any such Additional Lender that is an Affiliated Lender shall be subject to the provisions of Section 11.6(h), mutatis mutandis, to the same extent as if such Incremental Commitments and related Obligations had been obtained by such Lender by way of assignment).
(c)Supplemental Term Loan Commitments shall become commitments under this Agreement pursuant to a supplement specifying the Term Loan Tranche to be increased, executed by the Borrower and each increasing Lender substantially in the form attached hereto as Exhibit G (the “Increase Supplement”) or by each Additional Lender substantially in the form attached hereto as Exhibit H (the “Lender Joinder Agreement”), as the case may be, which shall be delivered to the Administrative Agent for recording in the Register. Upon effectiveness of the Lender Joinder Agreement each Additional Lender shall be a Lender for all intents and purposes of this Agreement and the term loan made pursuant to such Supplemental Term Loan Commitment shall be a Term Loan.
(d)Incremental Commitments (other than Supplemental Term Loan Commitments) shall become commitments under this Agreement pursuant to an amendment (an “Incremental Commitment Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower and each Additional Lender. An Incremental Commitment Amendment may, without the consent of any other Lender, effect such amendments to any Loan Documents as may be necessary or appropriate, in the opinion of the Borrower and the Administrative Agent, to effect the provisions of this Section 2.6; provided, however, that (i) (A) the Incremental Commitments will not be guaranteed by any Subsidiary of the Borrower other than the Subsidiary Guarantors, and will be secured on a pari passu or (at the Borrower’s option) junior basis by the same Collateral securing, so long as any Tranche G Term Loans are outstanding, the Tranche G Term Loans and, so long as any Tranche H Term Loans are outstanding, the Tranche H Term Loans (so long as any such Incremental Commitments (and related Obligations) secured on a junior basis are subject to the Junior Lien Intercreditor Agreement or an Other Intercreditor Agreement, as applicable), (B) the Incremental Commitments and any incremental loans drawn thereunder (the “Incremental Loans”) shall rank pari passu in right of payment with or (at the Borrower’s option) junior to, so long as any Tranche G Term Loans are outstanding, the Tranche G Term Loans and, so long as any Tranche H Term Loans are outstanding, Tranche H Term Loans and (C) no Incremental Commitment Amendment may provide for (I) any Incremental Commitment or any Incremental Loans to be secured by any Collateral or other assets of any Loan Party that do not also secure the Term Loans (other than the proceeds of Incremental Loans which are subject to an escrow or similar arrangement and any related deposit of Cash or Cash Equivalents to cover interest and premium in respect of such Incremental Loans) and (II) (x) so long as any Tranche G Term Loans are outstanding, any mandatory prepayment provisions that do not also apply to the Term Loans (other than Incremental Term Loans secured on a junior basis by the Collateral or ranking junior in right of payment, which shall be subject to junior prepayment provisions) on a pro rata basis (or otherwise provide for more favorable prepayment treatment for the Tranche G Term Loans than such Incremental Term Loans as contemplated by the proviso appearing in Section 4.4(c)) (other than, in the case of any customary bridge financing, prepayments of such bridge financing from the issuance of equity or other Indebtedness permitted hereunder), provided that (subject to clause (iii) below) any Incremental Term Loans may provide for more favorable amortization payments than the Tranche G Term Loans and (y) so long as any Tranche H Term Loans are outstanding, any mandatory prepayment provisions that do not also apply to the Term Loans (other than Incremental Term Loans secured on a junior basis by the Collateral or ranking junior in right of payment, which shall be subject to junior prepayment provisions) on a pro rata basis (or otherwise provide for more favorable prepayment treatment for the Tranche H Term Loans than such Incremental Term Loans as contemplated by the proviso appearing in Section 4.4(c)) (other than, in the case of any customary bridge financing, prepayments of such bridge financing from the issuance of equity or other Indebtedness permitted hereunder), provided that (subject to clause (iii) below) any Incremental Term Loans may provide for more favorable amortization payments than the Tranche H Term Loans; (ii) no Lender will be required to provide any such Incremental Commitment unless it so agrees; (iii) the maturity date and the weighted average life to maturity of such Incremental Term Loan Commitments shall be no earlier than or shorter than, as the case may be, the later of (x) so long as any Tranche G Term Loans are outstanding, the Tranche G Term Loan Maturity Date or the weighted average life to maturity of the Tranche G Term Loans, as applicable (other than an earlier maturity date and/or shorter weighted average life to maturity for customary bridge financings, which, subject to customary conditions, would either be automatically converted into or required to be exchanged for permanent financing which does not provide for an earlier maturity date or a shorter weighted average life to maturity than the Tranche G Term Loan Maturity Date or the weighted average life to maturity of the Tranche G Term Loans, as applicable) and (y) so long as any Tranche H Term Loans are outstanding, the Tranche H Term Loan Maturity Date or the weighted average life to maturity of the Tranche H Term Loans, as applicable (other than an earlier maturity date and/or shorter weighted average life to maturity for customary bridge financings, which, subject to customary conditions, would either be automatically converted into or required to be exchanged for permanent financing which does not provide for an earlier maturity date or a shorter weighted average life to maturity than the Tranche H Term Loan Maturity Date or the weighted average life to maturity of the Tranche H Term Loans, as applicable); (iv) the interest rate margins and amortization schedule applicable to the loans made pursuant to the Incremental Commitments shall be determined by the Borrower and the applicable Additional Lenders; provided that in the event that the applicable interest rate margins for any syndicated first lien floating rate Incremental Term Loans denominated in Dollars, the principal amount of which exceeds the greater of $400.0 million and 50.0% of EBITDA for the then applicable Measurement Period, that are secured on a pari passu basis by the Collateral securing the Secured Obligations and with a Stated Maturity that is earlier than 12 months following the Tranche H Term Loan Maturity Date Incurred by the Borrower pursuant to clause (i)(B) of the first proviso of Section 2.6(a), made on or prior to the 12-month anniversary of the Tenth Amendment Closing Date, are higher than the applicable interest rate margin for Tranche H Term Loans by more than 75 basis points, then the Applicable Margin for Tranche H Term Loans shall be increased (the “Increased Amount”) to the extent necessary so that the applicable interest rate margin for the Tranche H Term Loans is equal to the applicable interest rate margins for such Incremental Term Loan Commitment minus 75 basis points; provided, further that, in determining the applicable interest rate margins for the Tranche H Term Loans and the Incremental Term Loans, (A) original issue discount (“OID”) or upfront fees payable generally to all participating Additional Lenders in lieu of OID (which shall be deemed to constitute like amounts of OID) payable by the Borrower to the Lenders under the Tranche H Term Loans or any Incremental Term Loan in the initial primary syndication thereof shall be included (with OID and upfront fees being equated to interest based on an assumed four-year life to maturity); (B) any arrangement, structuring or other fees payable in connection with the Incremental Term Loans that are not shared with all Additional Lenders providing such Incremental Term Loans shall be excluded; (C) any amendments to the Applicable Margin on the Tranche H Term Loans that became effective subsequent to the Tenth Amendment Closing Date but prior to the time of such Incremental Term Loans shall also be included in such calculations; (D) if the Incremental Term Loans include an interest rate floor greater than the interest rate floor applicable to the Tranche H Term Loans, such increased amount shall be equated to the applicable interest rate margin for purposes of determining whether an increase to the Applicable Margin for the Tranche H Term Loans shall be required, to the extent an increase in the interest rate floor for the Tranche H Term Loans would cause an increase in the interest rate then in effect thereunder, and in such case the interest rate floor (but not the Applicable Margin) applicable to the Tranche H Term Loans shall be increased by such amount; (E) if the Incremental Term Loans include an interest rate floor lower than the interest rate floor applicable to the Tranche H Term Loans or do not include any interest rate floor, to the extent a reduction in the interest rate floor for such Tranche H Term Loans would cause a reduction in the interest rate then in effect thereunder, an amount equal to the difference between the interest rate floor applicable to the Tranche H Term Loans and the interest rate floor applicable to such Incremental Term Loans (which shall be deemed to equal 0% for any Incremental Term Loans without any interest rate floor), but which in any event shall not exceed the maximum amount by which a reduction in the interest rate floor applicable to the Tranche H Term Loans would cause a reduction in the interest rate then in effect thereunder, shall reduce the applicable interest rate margin of the applicable Incremental Terms Loans for purposes of determining whether an increase to the Applicable Margin for such Tranche H Term Loans shall be required, and (F) if the applicable Tranche H Term Loans include a pricing grid the interest rate margins in such pricing grid which are not in effect at the time the applicable Incremental Commitments become effective shall also each be increased by an amount equal to the Increased Amount; (v) such Incremental Commitment Amendment may provide (1) for the inclusion, as appropriate, of Additional Lenders in any required vote or action of the Required Lenders or of the Lenders of each Tranche hereunder, (2) for class voting and other class protections for any additional credit facilities, and (3) for the amendment of the definition of “Disqualified Stock,” in each case only to extend the maturity date and the weighted average life to maturity requirements, from the Tranche G Term Loan Maturity Date and/or Tranche H Term Loan Maturity Date, as applicable, and the weighted average life to maturity of the Tranche G Term Loans and/or the Tranche H Term Loans, as applicable, to the extended maturity date and the weighted average life to maturity of such Incremental Term Loans, as applicable; and (vi) the other terms and documentation in respect thereof, to the extent not consistent with this Agreement as in effect prior to giving effect to the Incremental Commitment Amendment, shall otherwise be reasonably satisfactory to the Borrower, provided that to the extent such terms and documentation are not consistent with, in the case of Incremental Term Loans, the terms and documentation governing, so long as any Tranche G Term Loans are outstanding, the Tranche G Term Loans and, so long as any Tranche H Term Loans are outstanding, the Tranche H Term Loans (except to the extent permitted by clause (iii), (iv) or (v) above), they shall be reasonably satisfactory to the Borrower and the Administrative Agent.
(e)For the avoidance of doubt, the Tranche B Initial Term Loans or the Tranche B Delayed Draw Term Loans, in each case, incurred after the First Incremental Effective Date shall not constitute “Incremental Term Loans” incurred pursuant to this Section 2.6 but shall be incurred pursuant to Section 2.1(b) or (c) (as applicable) and accordingly the requirements of this Section 2.6, including clause (iv) of the first proviso of Section 2.6(d), shall not apply thereto.

2.7Permitted Debt Exchanges. (a) Notwithstanding anything to the contrary contained in this Agreement, pursuant to one or more offers (each, a “Permitted Debt Exchange Offer”) made from time to time by the Borrower to all Lenders (other than any Lender that, if requested by the Borrower, is unable to certify that it is either a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (as defined in Rule 501 under the Securities Act)) with outstanding Term Loans of a particular Tranche, as selected by the Borrower, the Borrower may from time to time following the First Incremental Amendment Effective Date consummate one or more exchanges of Term Loans of such Tranche for Indebtedness in the form of notes (such notes, “Permitted Debt Exchange Notes,” and each such exchange a “Permitted Debt Exchange”), so long as the following conditions are satisfied: (i) the aggregate principal amount (calculated on the face amount thereof) of Term Loans exchanged shall equal the aggregate principal amount (calculated on the face amount thereof) of Permitted Debt Exchange Notes issued in exchange for such Term Loans, (ii) the aggregate principal amount (calculated on the face amount thereof) of all Term Loans exchanged by the Borrower pursuant to any Permitted Debt Exchange shall automatically be cancelled and retired by the Borrower on the date of the settlement thereof (and, if requested by the Administrative Agent, any applicable exchanging Lender shall execute and deliver to the Administrative Agent an Assignment and Acceptance, or such other form as may be reasonably requested by the Administrative Agent, in respect thereof pursuant to which the respective Lender assigns its interest in the Term Loans being exchanged pursuant to the Permitted Debt Exchange to the Borrower for immediate cancellation), (iii) if the aggregate principal amount of all Term Loans (calculated on the face amount thereof) tendered by Lenders in respect of the relevant Permitted Debt Exchange Offer (with no Lender being permitted to tender a principal amount of Term Loans which exceeds the principal amount of the applicable Tranche actually held by it) shall exceed the maximum aggregate principal amount of Term Loans offered to be exchanged by the Borrower pursuant to such Permitted Debt Exchange Offer, then the Borrower shall exchange Term Loans subject to such Permitted Debt Exchange Offer tendered by such Lenders ratably up to such maximum amount based on the respective principal amounts so tendered, (iv) each such Permitted Debt Exchange Offer shall be made on a pro rata basis to the Lenders (other than any Lender that, if requested by the Borrower, is unable to certify that it is either a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (as defined in Rule 501 under the Securities Act)) based on their respective aggregate principal amounts of outstanding Term Loans of the applicable Tranche, (v) all documentation in respect of such Permitted Debt Exchange shall be consistent with the foregoing and all written communications generally directed to the Lenders in connection therewith shall be in form and substance consistent with the foregoing and made in consultation with the Administrative Agent, (vi) any applicable Minimum Exchange Tender Condition shall be satisfied and (vii) such Permitted Debt Exchange Notes do not provide for a maturity date or weighted average life to maturity earlier than the Maturity Date of the Term Loans subject to such Permitted Debt Exchange or shorter than the weighted average life to maturity of the Term Loans subject to such Permitted Debt Exchange.
(b)With respect to all Permitted Debt Exchanges effected by the Borrower pursuant to this Section 2.7, (i) such Permitted Debt Exchanges (and the cancellation of the exchanged Term Loans in connection therewith) shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 4.4 and (ii) such Permitted Debt Exchange Offer shall be made for not less than $15.0 million in aggregate principal amount of Term Loans, provided that subject to the foregoing clause (ii), the Borrower may at its election specify as a condition (a “Minimum Exchange Tender Condition”) to consummating any such Permitted Debt Exchange that a minimum amount (to be determined and specified in the relevant Permitted Debt Exchange Offer in the Borrower’s discretion) of Term Loans be tendered.
(c)In connection with each Permitted Debt Exchange, the Borrower shall provide the Administrative Agent at least ten Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and the Borrower and the Administrative Agent, acting reasonably, shall mutually agree to such procedures as may be necessary or advisable to accomplish the purposes of this Section 2.7 and without conflict with Section 2.7(d); provided that the terms of any Permitted Debt Exchange Offer shall provide that the date by which the relevant Lenders are required to indicate their election to participate in such Permitted Debt Exchange shall be not less than five Business Days following the date on which the Permitted Debt Exchange Offer is made.
(d)The Borrower shall be responsible for compliance with, and hereby agrees to comply with, all applicable securities and other laws in connection with each Permitted Debt Exchange, it being understood and agreed that (x) neither the Administrative Agent nor any Lender assumes any responsibility in connection with the Borrower’s compliance with such laws in connection with any Permitted Debt Exchange (other than the Borrower’s reliance on any certificate delivered by a Lender pursuant to Section 2.7(a) above for which such Lender shall bear sole responsibility) and (y) each Lender shall be solely responsible for its compliance with any applicable “insider trading” laws and regulations to which such Lender may be subject under the Securities Exchange Act of 1934, as amended.
2.8Extension of Term Loans. (a) The Borrower may at any time and from time to time request that all or a portion of the Term Loans of one or more Tranches (including any Extended Term Loans) existing at the time of such request (each, an “Existing Term Tranche” and the Term Loans of such Tranche, the “Existing Term Loans”) be converted to extend the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of any Existing Term Tranche (any such Existing Term Tranche which has been so extended, an “Extended Term Tranche” and the Term Loans of such Tranche, the “Extended Term Loans”) and to provide for other terms consistent with this Section 2.8; provided that (i) any such request shall be made by the Borrower to all Lenders with Term Loans with a like maturity date (whether under one or more Tranches) on a pro rata basis (based on the aggregate outstanding principal amount of the applicable Term Loans), and (ii) any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower. In order to establish any Extended Term Tranche, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Existing Term Tranche) (an “Extension Request”) setting forth the proposed terms of the Extended Term Tranche to be established, which terms shall be identical to those applicable to the Existing Term Tranche from which they are to be extended (the “Specified Existing Term Tranche”), except (w) all or any of the final maturity dates of such Extended Term Tranches may be delayed to later dates than the final maturity dates of the Specified Existing Term Tranche, (x) (A) the interest margins with respect to the Extended Term Tranche may be higher or lower than the interest margins for the Specified Existing Term Tranche and/or (B) additional fees may be payable to the Lenders providing such Extended Term Tranche in addition to or in lieu of any increased margins contemplated by the preceding clause (A), in each case to the extent provided in the applicable Extension Amendment, (y) any optional or mandatory prepayment applicable to any Extended Term Tranche may be directed first to the prepayment of the Existing Term Loans and (z) amortization with respect to the Extended Term Tranche may be greater or lesser than amortization for the Specified Existing Term Tranche, so long as the Extended Term Tranche does not have a weighted average life to maturity shorter than the remaining weighted average life to maturity of the Specified Existing Term Tranche; provided that, notwithstanding anything to the contrary in this Section 2.8 or otherwise, (1) assignments and participations of Extended Term Tranches shall be governed by the same or, at the Borrower’s discretion, more restrictive assignment and participation provisions than the assignment and participation provisions applicable to Term Loans set forth in Section 11.6, and (2) subject to clause (z) above, no mandatory repayment of Extended Term Tranches shall be permitted unless such repayment is accompanied by an at least pro rata repayment of all earlier maturing Tranches (including Extended Term Tranches) (or all earlier maturing Tranches (including Extended Term Tranches)

shall otherwise be or have been terminated and repaid in full). No Lender shall have any obligation to agree to have any of its Existing Term Loans converted into an Extended Term Tranche pursuant to any Extension Request. Any Extended Term Tranche shall constitute a separate Tranche of Term Loans from the Specified Existing Term Tranches and from any other Existing Term Tranches (together with any other Extended Term Tranches so established on such date).
(b)The Borrower shall provide the applicable Extension Request at least ten Business Days prior to the date on which Lenders under the applicable Existing Term Tranche or Existing Term Tranches are requested to respond. Any Lender (an “Extending Lender”) wishing to have all or a portion of its Specified Existing Term Tranche converted into an Extended Term Tranche shall notify the Administrative Agent (each, an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Specified Existing Term Tranche that it has elected to convert into an Extended Term Tranche. In the event that the aggregate amount of the Specified Existing Term Tranche subject to Extension Elections exceeds the amount of Extended Term Tranches requested pursuant to the Extension Request, the Specified Existing Term Tranches subject to Extension Elections shall be converted to Extended Term Tranches on a pro rata basis based on the amount of Specified Existing Term Tranches included in each such Extension Election. In connection with any extension of Term Loans pursuant to this Section 2.8 (each, an “Extension”), the Borrower shall agree to such procedures regarding timing, rounding and other administrative adjustments to ensure reasonable administrative management of the credit facilities hereunder after such Extension, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.8. The Borrower may amend, revoke or replace an Extension Request pursuant to procedures reasonably acceptable to the Administrative Agent at any time prior to the date (the “Extension Request Deadline”) on which Lenders under the applicable Existing Term Tranche are requested to respond to the Extension Request. Any Lender may revoke an Extension Election at any time prior to 5:00 P.M. on the date that is two Business Days prior to the Extension Request Deadline, at which point the Extension Election becomes irrevocable (unless otherwise agreed by the Borrower). The revocation of an Extension Election prior to the Extension Request Deadline shall not prejudice any Lender’s right to submit a new Extension Election prior to the Extension Request Deadline.
(c)Extended Term Tranches shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement (which may include amendments to (i) provisions related to maturity, interest margins, fees, amortization or prepayments referenced in clauses (w) through (z) of Section 2.8(a) and (ii) the definition of “Disqualified Stock” to amend the maturity date and the weighted average life to maturity requirements, from the Tranche G Term Loan Maturity Date and/or the Tranche H Term Loan Maturity Date, as applicable, and weighted average life to maturity of the Tranche G Term Loans and/or the Tranche H Term Loans, as applicable, to the extended maturity date and the weighted average life to maturity of such Extended Term Tranche, as applicable, and which, in each case, except to the extent expressly contemplated by the third to last sentence of this Section 2.8(c) and notwithstanding anything to the contrary set forth in Section 11.1, shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Term Tranches established thereby) executed by the Loan Parties, the Administrative Agent, and the Extending Lenders. No Extension Amendment shall provide for any Extended Term Tranche in an aggregate principal amount that is less than $15.0 million. Notwithstanding anything to the contrary in this Agreement and without limiting the generality or applicability of Section 11.1 to any Section 2.8 Additional Amendments, any Extension Amendment may provide for additional terms and/or additional amendments other than those referred to or contemplated above (any such additional amendment, a “Section 2.8 Additional Amendment”) to this Agreement and the other Loan Documents; provided that such Section 2.8 Additional Amendments do not become effective prior to the time that such Section 2.8 Additional Amendments have been consented to

(including, without limitation, pursuant to consents applicable to holders of any Extended Term Tranches provided for in any Extension Amendment) by such of the Lenders, Loan Parties and other parties (if any) as may be required in order for such Section 2.8 Additional Amendments to become effective in accordance with Section 11.1; provided, further, that no Extension Amendment may provide for any Extended Term Tranche to be secured by any Collateral or other assets of any Loan Party that does not also secure the Existing Term Tranches. It is understood and agreed that each Lender has consented for all purposes requiring its consent, and shall at the effective time thereof be deemed to consent to each amendment to this Agreement and the other Loan Documents authorized by this Section 2.8 and the arrangements described above in connection therewith except that the foregoing shall not constitute a consent on behalf of any Lender to the terms of any Section 2.8 Additional Amendment. In connection with any Extension Amendment, at the request of the Administrative Agent or the Extending Lenders, the Borrower shall deliver an opinion of counsel reasonably acceptable to the Administrative Agent as to the enforceability of this Agreement as amended by such Extension Amendment, and such of the other Loan Documents (if any) as may be amended thereby.
(d)Notwithstanding anything to the contrary contained in this Agreement, on any date on which any Existing Term Tranche is converted to extend the related scheduled maturity date(s) in accordance with clause (a) above (an “Extension Date”), in the case of the Specified Existing Term Tranche of each Extending Lender, the aggregate principal amount of such Specified Existing Term Tranche shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Term Tranche so converted by such Lender on such date, and such Extended Term Tranches shall be established as a separate Tranche from the Specified Existing Term Tranche and from any other Existing Term Tranches (together with any other Extended Term Tranches so established on such date).
(e)If, in connection with any proposed Extension Amendment, any Lender declines to consent to the applicable extension on the terms and by the deadline set forth in the applicable Extension Request (each such other Lender, a “Non-Extending Lender”) then the Borrower may, on notice to the Administrative Agent and the Non-Extending Lender, (i) replace such Non-Extending Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 11.6 (with the assignment fee and any other costs and expenses to be paid by the Borrower in such instance) all of its rights and obligations under this Agreement to one or more assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender; provided, further, that the applicable assignee shall have agreed to provide Extended Term Loans on the terms set forth in such Extension Amendment; and provided, further, that all obligations of the Borrower owing to the Non-Extending Lender relating to the Existing Term Loans so assigned shall be paid in full by the assignee Lender to such Non-Extending Lender concurrently with such Assignment and Acceptance or (ii) if no Event of Default exists under Section 9.1(a) or (f), upon notice to the Administrative Agent, prepay the Existing Term Loans, in whole or in part, without premium or penalty. In connection with any such replacement under this Section 2.8, if the Non-Extending Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Acceptance and/or any other documentation necessary to reflect such replacement by the later of (A) the date on which the replacement Lender executes and delivers such Assignment and Acceptance and/or such other documentation and (B) the date as of which all obligations of the Borrower owing to the Non-Extending Lender relating to the Existing Term Loans so assigned shall be paid in full by the assignee Lender to such Non-Extending Lender, then such Non-Extending Lender shall be deemed to have executed and delivered such Assignment and Acceptance and/or such other documentation as of such date, the Administrative Agent shall record such assignment in the Register and the Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Acceptance and/or such other documentation on behalf of such Non-Extending Lender.

(f)Following any Extension Date, with the written consent of the Borrower, any Non-Extending Lender may elect to have all or a portion of its Existing Term Loans deemed to be an Extended Term Loan under the applicable Extended Term Tranche on any date (each date a “Designation Date”) prior to the maturity date of such Extended Term Tranche; provided that (i) such Lender shall have provided written notice to the Borrower and the Administrative Agent at least ten Business Days prior to such Designation Date (or such shorter period as the Administrative Agent may agree in its reasonable discretion) and (ii) except as set forth in Section 2.8(c), no more than three Designation Dates may occur in any one year period without the written consent of the Administrative Agent. Following a Designation Date, the Existing Term Loans held by such Lender so elected to be extended will be deemed to be Extended Term Loans of the applicable Extended Term Tranche, and any Existing Term Loans held by such Lender not elected to be extended, if any, shall continue to be “Existing Term Loans” of the applicable Tranche.
(g)With respect to all Extensions consummated by the Borrower pursuant to this Section 2.8, (i) such Extensions shall not constitute optional or mandatory payments or prepayments for purposes of Section 4.4 and (ii) no Extension Request is required to be in any minimum amount or any minimum increment, provided that the Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Request in the Borrower’s sole discretion and may be waived by the Borrower) of Existing Term Loans of any or all applicable Tranches be extended. The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section 2.8 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans on such terms as may be set forth in the relevant Extension Request) and hereby waive the requirements of any provision of this Agreement (including Sections 4.4 and 4.8) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.8.
SECTION 3

[Reserved]
SECTION 4

General Provisions Applicable to Loans
2.1Interest Rates and Payment Dates. (a) Each SOFR Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to Adjusted Term SOFR determined for such day plus the Applicable Margin in effect for such day.
(b)Each ABR Loan shall bear interest for each day that it is outstanding at a rate per annum equal to the Alternate Base Rate in effect for such day plus the Applicable Margin in effect for such day.
(c)If all or a portion of (i) the principal amount of any Term Loan, (ii) any interest payable thereon or (iii) any other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum which is (x) in the case of overdue principal, the rate that would otherwise be applicable thereto pursuant to the relevant foregoing provisions of this Section 4.1, plus 2.00%, (y) in the case of overdue interest, the rate that would be otherwise applicable to principal of the related Term Loan pursuant to the relevant foregoing provisions of this Section 4.1 (other than clause (x) above) plus 2.00% and (z) in the case of other amounts, the rate described in clause (b) of this Section 4.1 for ABR Loans accruing interest at the Alternate Base

Rate plus 2.00%, in each case from the date of such nonpayment until such amount is paid in full (as well after as before judgment).
(d)Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to clause (d) of this Section 4.1 shall be payable from time to time on demand.
(e)It is the intention of the parties hereto to comply strictly with applicable usury laws; accordingly, it is stipulated and agreed that the aggregate of all amounts which constitute interest under applicable usury laws, whether contracted for, charged, taken, reserved, or received, in connection with the indebtedness evidenced by this Agreement or any Notes, or any other document relating or referring hereto or thereto, now or hereafter existing, shall never exceed under any circumstance whatsoever the maximum amount of interest allowed by applicable usury laws.
2.2Conversion and Continuation Options. (a) The Borrower may elect from time to time to convert outstanding Loans of a given Tranche from SOFR Loans to ABR Loans by the Borrower giving the Administrative Agent irrevocable notice of such election prior to 1:00 P.M., New York City time two Business Days prior to such election. The Borrower may elect from time to time to convert outstanding Term Loans of a given Tranche from ABR Loans to SOFR Loans by the Borrower giving the Administrative Agent irrevocable notice of such election prior to 1:00 P.M., New York City time at least three Business Day prior to such election. Any such notice of conversion to SOFR Loans shall specify the length of the initial Interest Period or Interest Periods therefor. Upon receipt of any such notice the Administrative Agent shall promptly notify each affected Lender thereof. All or any part of outstanding SOFR Loans or ABR Loans may be converted as provided herein, provided that (i) (unless the Required Lenders otherwise consent) no Loan may be converted into a SOFR Loan when any Default or Event of Default has occurred and is continuing and, in the case of any Default (other than a Default under Section 9.1(f)), the Administrative Agent has given notice to the Borrower that no such conversions may be made and (ii) no Term Loan may be converted into a SOFR Loan after the date that is one month prior to the Initial Term Loan Maturity Date (in the case of Initial Term Loans), the Tranche B Term Loan Maturity Date (in the case of Tranche B Term Loans), the Tranche C Term Loan Maturity Date (in the case of Tranche C Term Loans), the Tranche D Term Loan Maturity Date (in the case of Tranche D Term Loans), the Tranche E Term Loan Maturity Date (in the case of Tranche E Term Loans), the Tranche F Term Loan Maturity Date (in the case of Tranche F Term Loans), the Tranche G Term Loan Maturity Date (in the case of Tranche G Term Loans) or the Tranche H Term Loan Maturity Date (in the case of Tranche H Term Loans).
(b)Any SOFR Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving the Administrative Agent irrevocable notice of such continuation prior to 1:00 P.M., New York City time three Business Days prior to such continuation, including the length of the next Interest Period to be applicable to such SOFR Loan, determined in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, provided that no SOFR Loan may be continued as such (i) (unless the Required Lenders otherwise consent) when any Default or Event of Default has occurred and is continuing and, in the case of any Default (other than a Default under Section 9.1(f)), the Administrative Agent has given notice to the Borrower that no such continuations may be made or (ii) after the date that is one month prior to the applicable Maturity Date, and provided, further, that if the Borrower shall fail to give any required notice as described above in this clause (b) or if such continuation is not permitted pursuant to the preceding proviso such SOFR Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice of continuation pursuant to this Section 4.2(b), the Administrative Agent shall promptly notify each affected Lender thereof.

(c)Notwithstanding any other provision of this Agreement, it is understood and agreed that on the First Incremental Amendment Closing Date and the Tranche B Delayed Draw Closing Date (each, a “Required Conversion Date”), the Borrower shall elect to convert any then outstanding Tranche B Term Loans that are Eurodollar Loans to either (i) ABR Loans or (ii) Eurodollar Loans having an Interest Period designated by the Borrower, in each case regardless of whether such Required Conversion Date is the last day of an Interest Period with respect to such Tranche B Term Loans, and each Required Conversion Date shall constitute an Interest Payment Date with respect to all outstanding Tranche B Term Loans. On each Required Conversion Date, the new Tranche B Term Loans incurred on such date shall be allocated ratably to the then outstanding Borrowings of ABR Loans and Eurodollar Loans after giving effect to such conversion (based upon the relative amount that the aggregate principal amount of Tranche B Term Loans that are ABR Loans or Tranche B Term Loans that are Eurodollar Loans, respectively, outstanding on such Required Conversion Date (after giving effect to such conversion) bears to the aggregate principal amount of Tranche B Term Loans outstanding on such Required Conversion Date), with the effect that: (A) the new Tranche B Term Loans allocated to Eurodollar Loans shall be added to (and thereafter be deemed to constitute a part of) such Eurodollar Loans, and be subject to the same Adjusted LIBOR Rates and Interest Periods (in each case after giving effect to such conversion) as such Eurodollar Loans to which they are added and (B) the new Tranche B Term Loans allocated to ABR Loans shall be added to (and thereafter be deemed to constitute part of) such ABR Loans, and be subject to the same Alternate Base Rate as such ABR Loans to which they are added. The Administrative Agent shall (and is hereby authorized to) take all appropriate actions in connection with the incurrence of new Tranche B Term Loans on each Required Conversion Date to ensure that all Lenders with Tranche B Term Loans outstanding on such Required Conversion Date (after giving effect to the incurrence of new Tranche B Term Loans on such Required Conversion Date) participate pro rata in accordance with this Section 4.2(c) in each Borrowing of Tranche B Term Loans (as increased by the amount of new Tranche B Term Loans incurred on such Required Conversion Date). From the First Incremental Amendment Closing Date, the Tranche B Refinancing Term Loans and the Tranche B Initial Term Loans shall constitute a single Tranche of Tranche B Term Loans having identical terms as set forth herein and from the Tranche B Delayed Draw Closing Date, the Tranche B Refinancing Term Loans, the Tranche B Initial Term Loans and the Tranche B Delayed Draw Term Loans shall constitute a single Tranche of Tranche B Term Loans having identical terms as set forth herein.
2.3Minimum Amounts; Maximum Sets. All borrowings, conversions and continuations of Term Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of the SOFR Loans comprising each Set shall be equal to $1.0 million or a whole multiple of $250,000 in excess thereof and so that there shall not be more than 12 Sets at any one time outstanding.
2.4Optional and Mandatory Prepayments. (a) The Borrower may at any time and from time to time prepay the Term Loans made to it, in whole or in part, without premium or penalty (except as provided in Section 4.5(b), (c), (e), (f), (g), (h), (i) and (j)), upon notice by the Borrower to the Administrative Agent prior to 2:00 P.M., New York City time at least three Business Days (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) prior to the date of prepayment (in the case of SOFR Loans), or prior to 2:00 P.M., New York City time at least one Business Day prior to the date of prepayment (in the case of ABR Loans) (or such later time as may be agreed by the Administrative Agent in its reasonable discretion). Such notice shall specify, in the case of any prepayment of Term Loans, the applicable Tranche being repaid (which, at the discretion of the Borrower, may be the Initial Term Loans, the Tranche B Term Loans, the Tranche C Term Loans, the Tranche D Term Loans, the Tranche E Term Loans, the Tranche F Term Loans, the Tranche G Term Loans, the Tranche H Term Loans, any Incremental Loans or any Extended Term Loans and/or a combination thereof), and if a combination thereof, the principal amount allocable to each, the date and amount of prepayment and whether the prepayment is of SOFR Loans or ABR Loans or a combination thereof, and, in each case if a combination thereof, the principal amount allocable to each. Any such notice may state that such notice is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked by the Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Upon the receipt of any such notice the Administrative Agent shall promptly notify each affected Lender thereof. If any such notice is given and not revoked, the amount specified in such notice shall be due and payable on the date specified therein. Partial prepayments pursuant to this Section 4.4(a) shall be equal to $1.0 million or a whole multiple of $500,000 in excess thereof; provided that, notwithstanding the foregoing, any Term Loan may be prepaid in its entirety. Each prepayment of Initial Term Loans pursuant to this Section 4.4(a) made on or prior to the first anniversary of the Closing Date in connection with an Initial Term Loan Repricing Transaction shall be accompanied by the payment of the fee required by Section 4.5(b). Each prepayment of Tranche B Term Loans pursuant to this Section 4.4(a) (except a prepayment required to be made pursuant to Section 8 of the First Incremental Amendment) made on or prior to December 31, 2013 in connection with a Tranche B Term Loan Repricing Transaction shall be accompanied by the payment of the fee required by Section 4.5(c). Each prepayment of Tranche C Term Loans pursuant to this Section 4.4(a) made on or prior to May 21, 2017 in connection with a Tranche C Term Loan Repricing Transaction shall be accompanied by the payment of the fee required by Section 4.5(e). Each prepayment of Tranche D Term Loans pursuant to this Section 4.4(a) made on or prior to November 22, 2017 in connection with a Tranche D Term Loan Repricing Transaction shall be accompanied by the payment of the fee required by Section 4.5(f). Each prepayment of Tranche E Term Loans pursuant to this Section 4.4(a) made on or prior to June 6, 2018 in connection with a Tranche E Term Loan Repricing Transaction shall be accompanied by the payment of the fee required by Section 4.5(g). Each prepayment of Tranche F Term Loans pursuant to this Section 4.4(a) made on or prior to December 7, 2018 in connection with a Tranche F Term Loan Repricing Transaction shall be accompanied by the payment of the fee required by Section 4.5(h). Each prepayment of Tranche G Term Loans pursuant to this Section 4.4(a) made on or prior to July 20, 2021 in connection with a Tranche G Term Loan Repricing Transaction shall be accompanied by the payment of the fee required by Section 4.5(i). Each prepayment of Tranche H Term Loans pursuant to this Section 4.4(a) made on or prior to May 1, 2023 in connection with a Tranche H Term Loan Repricing Transaction shall be accompanied by the payment of the fee required by Section 4.5(j).
(b)(i) [Reserved]; (ii) [reserved], and (iii) the Borrower shall, in accordance with Section 4.4(c), prepay the Term Loans within 120 days following the last day of the immediately preceding Fiscal Year (commencing with the Fiscal Year ending on or about September 30, 2021) (each, an “ECF Payment Date”), in an amount equal to (A) (1) 50.0% (as may be adjusted pursuant to the last proviso of this clause (iii)) of the Borrower’s Excess Cash Flow for such Fiscal Year (such amount, the “Applicable ECF Amount”), if and to the extent that the Applicable ECF Amount exceeds the greater of $40.0 million and 5.0% of EBITDA for the then applicable Measurement Period minus (2) the sum of (t) the aggregate principal amount of Term Loans (including Incremental Term Loans) repaid pursuant to Section 2.2(b), 2.2(c), 2.2(d), 2.2(e), 2.2(f), 2.2(g) or 2.2(h), prepaid pursuant to Section 4.4(a) or repaid or purchased pursuant to Section 11.6(h) (limited to the amount paid in cash) and Pari Passu Indebtedness (other than the loans under the Senior Revolving Credit Facility) (in the case of revolving loans, to the extent accompanied by a corresponding permanent commitment reduction) voluntarily prepaid, redeemed, repurchased or repaid pursuant to a scheduled principal payment, in each case during such Fiscal Year or in the case of voluntary prepayments of Tranche B Term Loans pursuant to Section 4.4(a) made on or after the Second Amendment Date and on or prior to the Trigger Date, during a previous Fiscal Year (to the extent such voluntary prepayments have not previously been applied to reduce the amount of prepayment required to be made by the

Borrower pursuant to this Section 4.4(b)(iii) in a previous Fiscal Year or to reduce scheduled amortization of the Tranche B Term Loans) (which, in any event, shall not include any designated prepayment pursuant to clause (w) below), (u) the aggregate amount of cash consideration paid by the Borrower and the Restricted Subsidiaries (on a consolidated basis) in connection with dividends, distributions or investments made during such fiscal year (other than intercompany investments by and among the Borrower and its Restricted Subsidiaries) and Acquisitions (which, in any event, shall not include any Contract Consideration previously deducted pursuant to clause (z) below), (v) the amount of Capital Expenditures either made in cash or accrued during such fiscal year (provided that, whether any such Capital Expenditures shall be deducted for the fiscal year in which cash payments for such Capital Expenditures have been paid or the fiscal year in which such Capital Expenditures have been accrued shall be at the Borrower’s election; provided, further that, in no case shall any Capital Expenditure which has previously been deducted give rise to a subsequent deduction upon the making of such Capital Expenditure in cash in the same or any subsequent fiscal year) (which, in any event, shall not include any Capital Expenditures previously deducted pursuant to clause (z) below), (w) the aggregate principal amount of Term Loans (including Incremental Term Loans) prepaid pursuant to Section 4.4(a) and Pari Passu Indebtedness (other than the loans under the Senior Revolving Credit Facility) (in the case of revolving loans, to the extent accompanied by a corresponding permanent commitment reduction) voluntarily prepaid, redeemed, repurchased or repaid during the period beginning with the day following the last day of such Fiscal Year and ending on the ECF Payment Date and stated by the Borrower as prepaid pursuant to this Section 4.4(b)(iii) (provided that no prepayments made pursuant to Section 4.4(h) or the other clauses of this Section 4.4(b) shall be included in Section 4.4(b)(iii)(A)(2)(t) or (w)), (x) any loans under the Senior Revolving Credit Facility prepaid to the extent accompanied by a corresponding permanent commitment reduction under the Senior Revolving Credit Facility during such Fiscal Year (which, in any event, shall not include any designated prepayment pursuant to clause (y) below), (y) the aggregate principal amount of loans under the Senior Revolving Credit Facility prepaid to the extent accompanied by a corresponding permanent commitment reduction under the Senior Revolving Credit Facility during the period beginning with the day following the last day of such Fiscal Year and ending on the ECF Payment Date and stated by the Borrower as prepaid pursuant to this Section 4.4(b)(iii) and (z) at the Borrower’s election, without duplication of amounts deducted from Excess Cash Flow pursuant to this Section 4.4(b)(iii)(A)(2) in respect of prior fiscal years, the aggregate consideration required to be paid in cash by the Borrower or any of the Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such fiscal year relating to contingent contractual obligations to artists, songwriters and co-publishers, dividends, distributions or investments (other than intercompany investments by and among the Borrower and its Restricted Subsidiaries), Acquisitions or Capital Expenditures expected to be consummated or made during the period of four consecutive fiscal quarters of the Borrower following the end of such fiscal year, provided that to the extent the aggregate amount of internally generated cash actually utilized to finance such contingent contractual obligations to artists, songwriters and co-publishers, dividends, distributions, investments, Acquisitions and Capital Expenditures during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters, in the case of clauses (t) through (z), excluding prepayments funded with proceeds from the incurrence of long-term Indebtedness (the amount described in this clause (A), the “ECF Prepayment Amount”) minus (B) the portion of such ECF Prepayment Amount applied (to the extent Borrower or any of its Subsidiaries is required by the terms thereof) to prepay, repay or purchase Pari Passu Indebtedness on a pro rata basis with the Term Loans; provided that such percentage in clause (1) above shall be reduced to (x) 25% if the First Lien Indebtedness to EBITDA Ratio as of the last day of the immediately preceding Fiscal Year was less than or equal to 4.50:1.00 and greater than 4.00:1.00 and (y) 0% if the First Lien Indebtedness to EBITDA Ratio as of the last day of the immediately preceding Fiscal Year was less than or equal to 4.00:1.00. Nothing in this Section 4.4(b) shall limit the rights of the Agents and the Lenders set forth in Section 9.
(c)Subject to the last sentence of Section 4.4(d) and Section 4.4(g), each prepayment of Term Loans pursuant to Section 4.4(b) shall be allocated pro rata among the Initial Term Loans, Tranche B Term Loans, Tranche C Term Loans, Tranche D Term Loans, Tranche E Term Loans, Tranche F Term Loans, Tranche G Term Loans, Tranche H Term Loans, the Incremental Term Loans and the Extended Term Loans; provided, that at the request of the Borrower, in lieu of such application on a pro rata basis among all Tranches of Term Loans, such prepayment may be applied to any Tranche of Term Loans so long as the maturity date of such Tranche of Term Loans precedes the maturity date of each other Tranche of Term Loans then outstanding or, in the event more than one Tranche of Term Loans shall have an identical maturity date that precedes the maturity date of each other Tranche of Term Loans then outstanding, to such Tranches on a pro rata basis. Each prepayment of Term Loans pursuant to Section 4.4(a) and (b) shall be applied within each Tranche of Term Loans to the respective installments of principal thereof in the manner directed by the Borrower (or, if no such direction is given, in direct order of maturity). Notwithstanding any other provision of this Section 4.4, a Lender may, at its option, and if agreed by the Borrower, in connection with any prepayment of Term Loans pursuant to Section 4.4(a) or (b), exchange such Lender’s portion of the Term Loan to be prepaid for Rollover Indebtedness, in lieu of such Lender’s pro rata portion of such prepayment (and any such Term Loans so exchanged shall be deemed repaid for all purposes under the Loan Documents); provided that the Administrative Agent shall have no duties or obligations to manage such Rollover Indebtedness.
(d)The Borrower shall give notice to the Administrative Agent of any mandatory prepayment of the Term Loans pursuant to Section 4.4(b)(iii), three Business Days prior to the date on which such payment is due. Such notice shall state that the Borrower is offering to make or will make such mandatory prepayment, in the case of mandatory prepayments pursuant to Section 4.4(b)(iii), on or before the date specified in Section 4.4(b)(iii), as the case may be (each, a “Prepayment Date”). Once given, such notice shall be irrevocable and all amounts subject to such notice shall be due and payable on the Prepayment Date (except as otherwise provided in the last sentence of this Section 4.4(d)). Upon receipt by the Administrative Agent of such notice, the Administrative Agent shall immediately give notice to each Lender of the prepayment and the Prepayment Date. The Borrower (in its sole discretion) may give each Lender the option (in its sole discretion) to elect to decline any such prepayment pursuant to Section 4.4(b)(iii) by giving notice of such election in writing to the Administrative Agent by 11:00 A.M., New York City time, on the date that is three Business Days prior to the Prepayment Date. Upon receipt by the Administrative Agent of such notice, the Administrative Agent shall immediately notify the Borrower of such election. Any amount so declined by any Lender may, at the option of the Borrower, be applied to the payment or prepayment of Indebtedness, including the Existing Unsecured Notes and any Subordinated Indebtedness, or otherwise be retained by the Borrower and its Restricted Subsidiaries and/or applied by the Borrower or any of its Restricted Subsidiaries in any manner not inconsistent with this Agreement. In connection with any mandatory prepayments by the Borrower pursuant to Section 4.4(b), such prepayments shall be applied on a pro rata basis to the then outstanding Term Loans being prepaid irrespective of whether such outstanding Term Loans are ABR Loans or SOFR Loans; provided that if no Lenders exercise the right to decline a mandatory prepayment pursuant to Section 4.4(b), then, with respect to such mandatory prepayment, the amount of such mandatory prepayment shall be applied first to Term Loans that are ABR Loans to the full extent thereof before application to Term Loans that are SOFR Loans.
(e)Amounts prepaid on account of Term Loans pursuant to Section 4.4(a), (b) or (h) may not be reborrowed.

(f)If the Borrower reasonably determines in good faith that any amounts attributable to Foreign Subsidiaries that are required to be applied to prepay Term Loans pursuant to Section 4.4(b)(iii) would violate applicable Laws or result in material adverse tax consequences to the Borrower or any of its Restricted Subsidiaries, then the Borrower shall not be required to prepay such amounts as required thereunder; provided that the Borrower and its Subsidiaries shall take commercially reasonable actions to repatriate the proceeds subject to such prepayments in order to effect such prepayments without violating applicable Laws or incurring material adverse tax consequences.
(g)Notwithstanding anything to the contrary herein, this Section 4.4 may be amended (and the Lenders hereby irrevocably authorize the Administrative Agent to enter into any such amendments) to the extent necessary to reflect differing amounts payable, and priorities of payments, to Lenders participating in any new classes or tranches of Term Loans added pursuant to Sections 2.6 and 2.8, as applicable, or pursuant to any other credit facility added pursuant to Section 2.6 or 11.1(e).
(h)Notwithstanding anything in any Loan Document to the contrary, so long as no Event of Default under Section 9.1(a) or (f) has occurred and is continuing, the Borrower may prepay the outstanding Term Loans on the following basis:
(i)The Borrower shall have the right to make a voluntary prepayment of Term Loans at a discount to par (such prepayment, the “Discounted Term Loan Prepayment”) pursuant to a Borrower Offer of Specified Discount Prepayment, a Borrower Solicitation of Discount Range Prepayment Offers, or a Borrower Solicitation of Discounted Prepayment Offers, in each case made in accordance with this Section 4.4(h); provided that the Borrower shall not initiate any action under this Section 4.4(h) in order to make a Discounted Term Loan Prepayment unless (1) at least ten Business Days shall have passed since the consummation of the most recent Discounted Term Loan Prepayment as a result of a prepayment made by the Borrower on the applicable Discounted Prepayment Effective Date or (2) at least three Business Days shall have passed since the date the Borrower was notified that no Lender was willing to accept any prepayment of any Term Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of the Borrower’s election not to accept any Solicited Discounted Prepayment Offers made by a Lender. Each Lender participating in any Discounted Term Loan Prepayment acknowledges and agrees that in connection with such Discounted Term Loan Prepayment, (1) the Borrower then may have, and later may come into possession of, information regarding the Term Loans or the Loan Parties hereunder that is not known to such Lender and that may be material to a decision by such Lender to participate in such Discounted Term Loan Prepayment (“Excluded Information”), (2) such Lender has independently and, without reliance on the Borrower, any of its Subsidiaries, the Administrative Agent or any of their respective Affiliates, has made its own analysis and determination to participate in such Discounted Term Loan Prepayment notwithstanding such Lender’s lack of knowledge of the Excluded Information and (3) none of the Borrower, its Subsidiaries, the Administrative Agent, or any of their respective Affiliates shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by law, any claims such Lender may have against the Borrower, its Subsidiaries, the Administrative Agent, and their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information. Each Lender participating in any Discounted Term Loan Prepayment further acknowledges that the Excluded Information may not be available to the Administrative Agent or the other Lenders. Any Term Loans prepaid pursuant to this Section 4.4(h) shall be immediately and automatically cancelled.

(ii)Borrower Offer of Specified Discount Prepayment.
(1)The Borrower may from time to time offer to make a Discounted Term Loan Prepayment by providing the Administrative Agent with three Business Days’ notice in the form of a Specified Discount Prepayment Notice; provided that (I) any such offer shall be made available, at the sole discretion of the Borrower, to each Lender or to each Lender with respect to any Tranche on an individual Tranche basis, (II) any such offer shall specify the aggregate Outstanding Amount offered to be prepaid (the “Specified Discount Prepayment Amount”), the Tranches of Term Loans subject to such offer and the specific percentage discount to par value (the “Specified Discount”) of the Outstanding Amount of such Term Loans to be prepaid, (III) the Specified Discount Prepayment Amount shall be in an aggregate amount not less than $5.0 million and whole increments of $500,000, and (IV) each such offer shall remain outstanding through the Specified Discount Prepayment Response Date. The Administrative Agent will promptly provide each relevant Lender with a copy of such Specified Discount Prepayment Notice and a form of the Specified Discount Prepayment Response to be completed and returned by each such Lender to the Administrative Agent (or its delegate) by no later than 5:00 P.M., New York time, on the third Business Day after the date of delivery of such notice to the relevant Lenders (or such later date designated by the Administrative Agent and approved by the Borrower) (the “Specified Discount Prepayment Response Date”).
(2)Each relevant Lender receiving such offer shall notify the Administrative Agent (or its delegate) by the Specified Discount Prepayment Response Date whether or not it agrees to accept a prepayment of any of its relevant then outstanding Term Loans at the Specified Discount and, if so (such accepting Lender, a “Discount Prepayment Accepting Lender”), the amount of such Lender’s Outstanding Amount and Tranches of Term Loans to be prepaid at such offered discount. Each acceptance of a Discounted Term Loan Prepayment by a Discount Prepayment Accepting Lender shall be irrevocable. Any Lender whose Specified Discount Prepayment Response is not received by the Administrative Agent by the Specified Discount Prepayment Response Date shall be deemed to have declined to accept such Borrower Offer of Specified Discount Prepayment.
(3)If there is at least one Discount Prepayment Accepting Lender, the Borrower will make prepayment of outstanding Term Loans pursuant to this Section 4.4(h)(ii) to each Discount Prepayment Accepting Lender in accordance with the respective Outstanding Amount and Tranches of Term Loans specified in such Lender’s Specified Discount Prepayment Response given pursuant to the foregoing clause (2); provided that, if the aggregate Outstanding Amount of Term Loans accepted for prepayment by all Discount Prepayment Accepting Lenders exceeds the Specified Discount Prepayment Amount, such prepayment shall be made pro rata among the Discount Prepayment Accepting Lenders in accordance with the respective Outstanding Amounts accepted to be prepaid by each such Discount Prepayment Accepting Lender and the Administrative Agent (in consultation with the Borrower and subject to rounding requirements of the Administrative Agent made in its reasonable discretion) will calculate such proration (the “Specified Discount Proration”). The Administrative Agent shall promptly, and in any case within three Business Days following the Specified Discount Prepayment Response Date, notify (I) the Borrower of the respective Lenders’ responses to such offer, the Discounted Prepayment Effective Date and the aggregate Outstanding Amount of the Discounted Term Loan Prepayment and

the Tranches to be prepaid, (II) each Lender of the Discounted Prepayment Effective Date, and the aggregate Outstanding Amount and the Tranches of all Term Loans to be prepaid at the Specified Discount on such date, and (III) each Discount Prepayment Accepting Lender of the Specified Discount Proration, if any, and confirmation of the Outstanding Amount, Tranche and Type of Term Loans of such Lender to be prepaid at the Specified Discount on such date. Each determination by the Administrative Agent of the amounts stated in the foregoing notices to the Borrower and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Borrower shall be due and payable by the Borrower on the Discounted Prepayment Effective Date in accordance with Section 4.4(h)(vi) below (subject to Section 4.4(h)(x) below).
(iii)Borrower Solicitation of Discount Range Prepayment Offers.
(1)The Borrower may from time to time solicit Discount Range Prepayment Offers by providing the Administrative Agent with three Business Days’ notice in the form of a Discount Range Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of the Borrower, to each Lender or to each Lender with respect to any Tranche on an individual Tranche basis, (II) any such notice shall specify the maximum aggregate Outstanding Amount of the relevant Term Loans that the Borrower is willing to prepay at a discount (the “Discount Range Prepayment Amount”), the Tranches of Term Loans subject to such offer and the maximum and minimum percentage discounts to par (the “Discount Range”) of the Outstanding Amount of such Term Loans willing to be prepaid by the Borrower, (III) the Discount Range Prepayment Amount shall be in an aggregate amount not less than $5.0 million and whole increments of $500,000, and (IV) each such solicitation by the Borrower shall remain outstanding through the Discount Range Prepayment Response Date. The Administrative Agent will promptly provide each relevant Lender with a copy of such Discount Range Prepayment Notice and a form of the Discount Range Prepayment Offer to be submitted by a responding relevant Lender to the Administrative Agent (or its delegate) by no later than 5:00 P.M., New York time, on the third Business Day after the date of delivery of such notice to the relevant Lenders (or such later date as may be designated by the Administrative Agent and approved by the Borrower) (the “Discount Range Prepayment Response Date”). Each relevant Lender’s Discount Range Prepayment Offer shall be irrevocable and shall specify a discount to par within the Discount Range (the “Submitted Discount”) at which such Lender is willing to allow prepayment of any or all of its then outstanding Term Loans and the maximum aggregate Outstanding Amount and Tranches of such Term Loans such Lender is willing to have prepaid at the Submitted Discount (the “Submitted Amount”). Any Lender whose Discount Range Prepayment Offer is not received by the Administrative Agent by the Discount Range Prepayment Response Date shall be deemed to have declined to accept a Discounted Term Loan Prepayment of any of its Term Loans at any discount to their par value within the Discount Range.
(2)The Administrative Agent shall review all Discount Range Prepayment Offers received by it by the Discount Range Prepayment Response Date and will determine (in consultation with the Borrower and subject to rounding requirements of the Administrative Agent made in its reasonable discretion) the Applicable Discount and Term Loans to be prepaid at such Applicable Discount in accordance with this Section 4.4(h)(iii). The Borrower agrees to accept on the Discount Range Prepayment Response Date all Discount Range Prepayment Offers received by Administrative Agent by the Discount Range Prepayment Response Date, in the order from the Submitted Discount that is the largest discount to par to the Submitted Discount that is the smallest discount to par, up to and including the Submitted Discount that is the smallest discount to par within the Discount Range (such Submitted Discount that is the smallest discount to par being referred to as the “Applicable Discount”) which yields a Discounted Term Loan Prepayment in an aggregate Outstanding Amount equal to the lesser of (I) the Discount Range Prepayment Amount and (II) the sum of all Submitted Amounts. Each Lender that has submitted a Discount Range Prepayment Offer to accept prepayment at a discount to par that is larger than or equal to the Applicable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Submitted Amount (subject to any required proration pursuant to the following Section 4.4(h)(iii)(3)) at the Applicable Discount (each such Lender, a “Participating Lender”).
(3)If there is at least one Participating Lender, the Borrower will prepay the respective outstanding Term Loans of each Participating Lender in the aggregate Outstanding Amount and of the Tranches specified in such Lender’s Discount Range Prepayment Offer at the Applicable Discount; provided that if the Submitted Amount by all Participating Lenders offered at a discount to par greater than the Applicable Discount exceeds the Discount Range Prepayment Amount, prepayment of the Outstanding Amount of the relevant Term Loans for those Participating Lenders whose Submitted Discount is a discount to par greater than or equal to the Applicable Discount (the “Identified Participating Lenders”) shall be made pro rata among the Identified Participating Lenders in accordance with the Submitted Amount of each such Identified Participating Lender and the Administrative Agent (in consultation with the Borrower and subject to rounding requirements of the Administrative Agent made in its reasonable discretion) will calculate such proration (the “Discount Range Proration”). The Administrative Agent shall promptly, and in any case within three Business Days following the Discount Range Prepayment Response Date, notify (w) the Borrower of the respective Lenders’ responses to such solicitation, the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate Outstanding Amount of the Discounted Term Loan Prepayment and the Tranches to be prepaid, (x) each Lender of the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate Outstanding Amount and Tranches of all Term Loans to be prepaid at the Applicable Discount on such date, (y) each Participating Lender of the aggregate Outstanding Amount and Tranches of such Lender to be prepaid at the Applicable Discount on such date, and (z) if applicable, each Identified Participating Lender of the Discount Range Proration. Each determination by the Administrative Agent of the amounts stated in the foregoing notices to the Borrower and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Borrower shall be due and payable by such Borrower on the Discounted Prepayment Effective Date in accordance with Section 4.4(h)(vi) below (subject to Section 4.4(h)(x) below).
(iv)Borrower Solicitation of Discounted Prepayment Offers.
(1)The Borrower may from time to time solicit Solicited Discounted Prepayment Offers by providing the Administrative Agent with three Business Days’ notice in the form of a Solicited Discounted Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of the

Borrower, to each Lender or to each Lender with respect to any Tranche on an individual Tranche basis, (II) any such notice shall specify the maximum aggregate Outstanding Amount of the Term Loans and the Tranches of Term Loans the Borrower is willing to prepay at a discount (the “Solicited Discounted Prepayment Amount”), (III) the Solicited Discounted Prepayment Amount shall be in an aggregate amount not less than $5.0 million and whole increments of $500,000, and (IV) each such solicitation by the Borrower shall remain outstanding through the Solicited Discounted Prepayment Response Date. The Administrative Agent will promptly provide each relevant Lender with a copy of such Solicited Discounted Prepayment Notice and a form of the Solicited Discounted Prepayment Offer to be submitted by a responding Lender to the Administrative Agent (or its delegate) by no later than 5:00 P.M., New York City time on the third Business Day after the date of delivery of such notice to the relevant Lenders (or such later date as may be designated by the Administrative Agent and approved by Borrower) (the “Solicited Discounted Prepayment Response Date”). Each Lender’s Solicited Discounted Prepayment Offer shall (x) be irrevocable, (y) remain outstanding until the Acceptance Date, and (z) specify both a discount to par (the “Offered Discount”) at which such Lender is willing to allow prepayment of its then outstanding Term Loans and the maximum aggregate Outstanding Amount and Tranches of such Term Loans (the “Offered Amount”) such Lender is willing to have prepaid at the Offered Discount. Any Lender whose Solicited Discounted Prepayment Offer is not received by the Administrative Agent by the Solicited Discounted Prepayment Response Date shall be deemed to have declined prepayment of any of its Term Loans at any discount to their par value.
(2)The Administrative Agent shall promptly provide the Borrower with a copy of all Solicited Discounted Prepayment Offers received by it by the Solicited Discounted Prepayment Response Date. The Borrower shall review all such Solicited Discounted Prepayment Offers and select, at its sole discretion, the smallest of the Offered Discounts specified by the relevant responding Lenders in the Solicited Discounted Prepayment Offers that the Borrower is willing to accept (the “Acceptable Discount”), if any; provided that the Acceptable Discount shall not be an Offered Discount that is larger than the smallest Offered Discount for which the sum of all Offered Amounts affiliated with Offered Discounts that are larger than or equal to such smallest Offered Discount would, if purchased at such smallest Offered Discount, yield an amount at least equal to the Solicited Discounted Prepayment Amount. If the Borrower elects to accept any Offered Discount as the Acceptable Discount, then as soon as practicable after the determination of the Acceptable Discount, but in no event later than by the third Business Day after the date of receipt by the Borrower from the Administrative Agent of a copy of all Solicited Discounted Prepayment Offers pursuant to the first sentence of this clause (2) (the “Acceptance Date”), the Borrower shall submit an Acceptance and Prepayment Notice to the Administrative Agent setting forth the Acceptable Discount. If the Administrative Agent shall fail to receive an Acceptance and Prepayment Notice from the Borrower by the Acceptance Date, the Borrower shall be deemed to have rejected all Solicited Discounted Prepayment Offers.
(3)Based upon the Acceptable Discount and the Solicited Discounted Prepayment Offers received by Administrative Agent by the Solicited Discounted Prepayment Response Date, within three Business Days after receipt of an Acceptance and Prepayment Notice (the “Discounted Prepayment Determination Date”), the Administrative Agent will determine (in consultation with the

Borrower and subject to rounding requirements of the Administrative Agent made in its reasonable discretion) the aggregate Outstanding Amount and the Tranches of Term Loans (the “Acceptable Prepayment Amount”) to be prepaid by the Borrower at the Acceptable Discount in accordance with this Section 4.4(h)(iv). If the Borrower elects to accept any Acceptable Discount, then the Borrower agrees to accept all Solicited Discounted Prepayment Offers received by the Administrative Agent by the Solicited Discounted Prepayment Response Date, in the order from largest Offered Discount to smallest Offered Discount, up to and including the Acceptable Discount. Each Lender that has submitted a Solicited Discounted Prepayment Offer to accept prepayment at an Offered Discount that is greater than or equal to the Acceptable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Offered Amount (subject to any required proration pursuant to the following sentence) at the Acceptable Discount (each such Lender, a “Qualifying Lender”). The Borrower will prepay outstanding Term Loans pursuant to this Section 4.4(h)(iv) to each Qualifying Lender in the aggregate Outstanding Amount and of the Tranches specified in such Lender’s Solicited Discounted Prepayment Offer at the Acceptable Discount; provided that if the aggregate Offered Amount by all Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount exceeds the Solicited Discounted Prepayment Amount, prepayment of the Outstanding Amount of the Term Loans for those Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount (the “Identified Qualifying Lenders”) shall be made pro rata among the Identified Qualifying Lenders in accordance with the Offered Amount of each such Identified Qualifying Lender and the Administrative Agent (in consultation with the Borrower and subject to rounding requirements of the Administrative Agent made in its reasonable discretion) will calculate such proration (the “Solicited Discount Proration”). On or prior to the Discounted Prepayment Determination Date, the Administrative Agent shall promptly notify (w) the Borrower of the Discounted Prepayment Effective Date and Acceptable Prepayment Amount comprising the Discounted Term Loan Prepayment and the Tranches to be prepaid, (x) each Lender of the Discounted Prepayment Effective Date, the Acceptable Discount, and the Acceptable Prepayment Amount of all Term Loans and the Tranches to be prepaid at the Applicable Discount on such date, (y) each Qualifying Lender of the aggregate Outstanding Amount and the Tranches of such Lender to be prepaid at the Acceptable Discount on such date, and (z) if applicable, each Identified Qualifying Lender of the Solicited Discount Proration. Each determination by the Administrative Agent of the amounts stated in the foregoing notices to the Borrower and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Borrower shall be due and payable by the Borrower on the Discounted Prepayment Effective Date in accordance with Section 4.4(h)(vi) below (subject to Section 4.4(h)(x) below).
(v)Expenses. In connection with any Discounted Term Loan Prepayment, the Borrower and the Lenders acknowledge and agree that the Administrative Agent may require as a condition to any Discounted Term Loan Prepayment, the payment of reasonable out-of-pocket costs and expenses from the Borrower in connection therewith.
(vi)Payment. If any Term Loan is prepaid in accordance with Sections 4.4(h)(ii) through (iv) above, the Borrower shall prepay such Term Loans on the Discounted Prepayment Effective Date. The Borrower shall make such prepayment to the Administrative Agent, for the account of the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, at the

Administrative Agent’s Office in immediately available funds not later than 11:00 A.M. (New York City time) on the Discounted Prepayment Effective Date and all such prepayments shall be applied to the remaining principal installments of the Term Loans in inverse order of maturity. The Term Loans so prepaid shall be accompanied by all accrued and unpaid interest on the par principal amount so prepaid up to, but not including, the Discounted Prepayment Effective Date. Each prepayment of the outstanding Term Loans pursuant to this Section 4.4(h) shall be paid to the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable. The aggregate Outstanding Amount of the Tranches of the Term Loans outstanding shall be deemed reduced by the full par value of the aggregate Outstanding Amount of the Tranches of Term Loans prepaid on the Discounted Prepayment Effective Date in any Discounted Term Loan Prepayment. The Lenders hereby agree that, in connection with a prepayment of Term Loans pursuant to this Section 4.4(h) and notwithstanding anything to the contrary contained in this Agreement, (i) interest in respect of the Term Loans may be made on a non-pro rata basis among the Lenders holding such Term Loans to reflect the payment of accrued interest to certain Lenders as provided in this Section 4.4(h)(vi) and (ii) all subsequent prepayments and repayments of the Term Loans (except as otherwise contemplated by this Agreement) shall be made on a pro rata basis among the respective Lenders based upon the then outstanding principal amounts of the Term Loans then held by the respective Lenders after giving effect to any prepayment pursuant to this Section 4.4(h) as if made at par. It is also understood and agreed that prepayments pursuant to this Section 4.4(h) shall not be subject to Section 4.4(a), or, for the avoidance of doubt, Section 11.7(a) or the pro rata allocation requirements of Section 4.8(a).
(vii)Other Procedures. To the extent not expressly provided for herein, each Discounted Term Loan Prepayment shall be consummated pursuant to procedures consistent with the provisions in this Section 4.4(h), established by the Administrative Agent acting in its reasonable discretion and as reasonably agreed by the Borrower.
(viii)Notice. Notwithstanding anything in any Loan Document to the contrary, for purposes of this Section 4.4(h), each notice or other communication required to be delivered or otherwise provided to the Administrative Agent (or its delegate) shall be deemed to have been given upon the Administrative Agent’s (or its delegate’s) actual receipt during normal business hours of such notice or communication; provided that any notice or communication actually received outside of normal business hours shall be deemed to have been given as of the opening of business on the next Business Day.
(ix)Actions of Administrative Agent. Each of the Borrower and the Lenders acknowledges and agrees that Administrative Agent may perform any and all of its duties under this Section 4.4(h) by itself or through any Affiliate of the Administrative Agent and expressly consents to any such delegation of duties by the Administrative Agent to such Affiliate and the performance of such delegated duties by such Affiliate. The exculpatory provisions in this Agreement shall apply to each Affiliate of the Administrative Agent and its respective activities in connection with any Discounted Term Loan Prepayment provided for in this Section 4.4(h) as well as to activities of the Administrative Agent in connection with any Discounted Term Loan Prepayment provided for in this Section 4.4(h).
(x)Revocation. The Borrower shall have the right, by written notice to the Administrative Agent, to revoke in full (but not in part) its offer to make a Discounted Term Loan Prepayment and rescind the applicable Specified Discount Prepayment Notice, Discount Range Prepayment Notice or Solicited Discounted Prepayment Notice therefor at its discretion at any time on or prior to the applicable Specified Discount

Prepayment Response Date (and if such offer is so revoked, any failure by the Borrower to make any prepayment to a Lender pursuant to this Section 4.4(h) shall not constitute a Default or Event of Default under Section 9.1 or otherwise).
(xi)No Obligation. This Section 4.4(h) shall not (i) require the Borrower to undertake any prepayment pursuant to this Section 4.4(h) or (ii) limit or restrict the Borrower from making voluntary prepayments of the Term Loans in accordance with the other provisions of this Agreement.
(i)Upon at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right, without premium or penalty, on any day, permanently to reduce either or both of the Tranche B Initial Term Loan Commitments and the Tranche B Delayed Draw Commitments, in whole or in part. Any such notice may state that such notice is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked by the Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.
2.5Administrative Agent’s Fee; Other Fees. (a) The Borrower agrees to pay to the Administrative Agent the fees set forth in clause (x) of the second to last paragraph of Section 5 of the Engagement Letter.
(b)If on or prior to the first anniversary of the Closing Date the Borrower makes an optional prepayment in full of the Initial Term Loans pursuant to an Initial Term Loan Repricing Transaction, the Borrower shall pay to the Administrative Agent, for the ratable account of each Lender, a prepayment premium of 1.0% of the aggregate principal amount of Initial Term Loans being prepaid. If, on or prior to the first anniversary of the Closing Date, any Lender is replaced pursuant to Section 11.1(g) in connection with any amendment of this Agreement (including in connection with any refinancing transaction permitted under Section 11.6(g) to replace the Loans or Commitments under any Facility or Tranche) that results in an Initial Term Loan Repricing Transaction, such Lender (and not any Person who replaces such Lender pursuant to Section 11.1(g)) shall receive its pro rata portion (as determined immediately prior to it being so replaced) of the prepayment premium described in the preceding sentence.
(c)If on or prior to December 31, 2013 the Borrower makes an optional prepayment in full of the Tranche B Term Loans (except a prepayment required to be made pursuant to Section 8 of the First Incremental Amendment) pursuant to a Tranche B Term Loan Repricing Transaction, the Borrower shall pay to the Administrative Agent, for the ratable account of each Tranche B Term Lender, a prepayment premium of 1.0% of the aggregate principal amount of Tranche B Term Loans being prepaid. If, on or prior December 31, 2013, any Tranche B Term Lender is replaced pursuant to Section 11.1(g) in connection with any amendment of this Agreement (including in connection with any refinancing transaction permitted under Section 11.6(g) to replace the Loans or Commitments under any Facility or Tranche) that results in a Tranche B Term Loan Repricing Transaction, such Tranche B Term Lender (and not any Person who replaces such Tranche B Term Lender pursuant to Section 11.1(g)) shall receive its pro rata portion (as determined immediately prior to it being so replaced) of the prepayment premium described in the preceding sentence.
(d)The Borrower shall pay to the Administrative Agent, for the ratable account of each Tranche B Term Lender having a Tranche B Initial Term Loan Commitment or a Tranche B Delayed Draw Commitment, as the case may be, (i) a commitment fee (the “Tranche B Initial Term Loan Commitment Fee”) in Dollars, which shall accrue on each day of the Tranche B Initial Term Loan Ticking Fee Period at a rate per annum equal to the Ticking Fee

Rate in effect for such day on the amount of the unutilized Tranche B Initial Term Loan Commitment of such Tranche B Term Lender as of such day and (ii) a commitment fee (the “Tranche B Delayed Draw Commitment Fee”, and together with the Tranche B Initial Term Loan Commitment Fee, the “Commitment Fee”) in Dollars, which shall accrue on each day of the Tranche B Delayed Draw Ticking Fee Period at a rate per annum equal to the Ticking Fee Rate in effect for such day on the amount of the unutilized Tranche B Delayed Draw Commitment of such Tranche B Term Lender as of such day.
The Tranche B Initial Term Loan Commitment Fee shall be due and payable on the last day of each March, June, September and December during the Tranche B Initial Term Loan Ticking Fee Period and on the last day of the Tranche B Initial Term Loan Ticking Fee Period. The Tranche B Delayed Draw Commitment Fee shall be due and payable on the last day of each March, June, September and December during the Tranche B Delayed Draw Ticking Fee Period and on the last day of the Tranche B Delayed Draw Ticking Fee Period. The Commitment Fee shall be calculated quarterly in arrears on the basis of a 360-day year for the actual days elapsed. Notwithstanding anything to the contrary in this Agreement, (A) no Commitment Fee shall accrue on the Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender and (B) any Commitment Fee accrued with respect to the Commitment of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender.
(e)If on or prior to May 21, 2017 the Borrower makes an optional prepayment in full of the Tranche C Term Loans pursuant to a Tranche C Term Loan Repricing Transaction, the Borrower shall pay to the Administrative Agent, for the ratable account of each Tranche C Term Lender, a prepayment premium of 1.0% of the aggregate principal amount of Tranche C Term Loans being prepaid. If, on or prior May 21, 2017, any Tranche C Term Lender is replaced pursuant to Section 11.1(g) in connection with any amendment of this Agreement (including in connection with any refinancing transaction permitted under Section 11.6(g) to replace the Loans or Commitments under any Facility or Tranche) that results in a Tranche C Term Loan Repricing Transaction, such Tranche C Term Lender (and not any Person who replaces such Tranche C Term Lender pursuant to Section 11.1(g)) shall receive its pro rata portion (as determined immediately prior to it being so replaced) of the prepayment premium described in the preceding sentence.
(f)If on or prior to November 22, 2017 the Borrower makes an optional prepayment in full of the Tranche D Term Loans pursuant to a Tranche D Term Loan Repricing Transaction, the Borrower shall pay to the Administrative Agent, for the ratable account of each Tranche D Term Lender, a prepayment premium of 1.0% of the aggregate principal amount of Tranche D Term Loans being prepaid. If, on or prior November 22, 2017, any Tranche D Term Lender is replaced pursuant to Section 11.1(g) in connection with any amendment of this Agreement (including in connection with any refinancing transaction permitted under Section 11.6(g) to replace the Loans or Commitments under any Facility or Tranche) that results in a Tranche D Term Loan Repricing Transaction, such Tranche D Term Lender (and not any Person who replaces such Tranche D Term Lender pursuant to Section 11.1(g)) shall receive its pro rata portion (as determined immediately prior to it being so replaced) of the prepayment premium described in the preceding sentence.
(g)If on or prior to June 6, 2018 the Borrower makes an optional prepayment in full of the Tranche E Term Loans pursuant to a Tranche E Term Loan Repricing Transaction, the Borrower shall pay to the Administrative Agent, for the ratable account of each Tranche E Term Lender, a prepayment premium of 1.0% of the aggregate principal amount of Tranche E Term Loans being prepaid. If, on or prior June 6, 2018, any Tranche E Term Lender is replaced pursuant to Section 11.1(g) in connection with any amendment of this Agreement (including in connection with any refinancing transaction permitted under Section 11.6(g) to replace the Loans or Commitments under any Facility or Tranche) that results in a Tranche E Term Loan Repricing Transaction, such Tranche E Term Lender (and not any Person who replaces such Tranche E Term Lender pursuant to Section 11.1(g)) shall receive its pro rata portion (as determined immediately prior to it being so replaced) of the prepayment premium described in the preceding sentence.
(h)If on or prior to December 7, 2018 the Borrower makes an optional prepayment in full of the Tranche F Term Loans pursuant to a Tranche F Term Loan Repricing Transaction, the Borrower shall pay to the Administrative Agent, for the ratable account of each Tranche F Term Lender, a prepayment premium of 1.0% of the aggregate principal amount of Tranche F Term Loans being prepaid. If, on or prior to December 7, 2018, any Tranche F Term Lender is replaced pursuant to Section 11.1(g) in connection with any amendment of this Agreement (including in connection with any refinancing transaction permitted under Section 11.6(g) to replace the Loans or Commitments under any Facility or Tranche) that results in a Tranche F Term Loan Repricing Transaction, such Tranche F Term Lender (and not any Person who replaces such Tranche F Term Lender pursuant to Section 11.1(g)) shall receive its pro rata portion (as determined immediately prior to it being so replaced) of the prepayment premium described in the preceding sentence.
(i)If on or prior to July 20, 2021 the Borrower makes an optional prepayment in full of the Tranche G Term Loans pursuant to a Tranche G Term Loan Repricing Transaction, the Borrower shall pay to the Administrative Agent, for the ratable account of each Tranche G Term Lender, a prepayment premium of 1.0% of the aggregate principal amount of Tranche G Term Loans being prepaid. If, on or prior to July 20, 2021, any Tranche G Term Lender is replaced pursuant to Section 11.1(g) in connection with any amendment of this Agreement (including in connection with any refinancing transaction permitted under Section 11.6(g) to replace the Loans or Commitments under any Facility or Tranche) that results in a Tranche G Term Loan Repricing Transaction, such Tranche G Term Lender (and not any Person who replaces such Tranche G Term Lender pursuant to Section 11.1(g)) shall receive its pro rata portion (as determined immediately prior to it being so replaced) of the prepayment premium described in the preceding sentence.
(j)If on or prior to May 1, 2023 the Borrower makes an optional prepayment in full of the Tranche H Term Loans pursuant to a Tranche H Term Loan Repricing Transaction, the Borrower shall pay to the Administrative Agent, for the ratable account of each Tranche H Term Lender, a prepayment premium of 1.0% of the aggregate principal amount of Tranche H Term Loans being prepaid. If, on or prior to May 1, 2023, any Tranche H Term Lender is replaced pursuant to Section 11.1(g) in connection with any amendment of this Agreement (including in connection with any refinancing transaction permitted under Section 11.6(g) to replace the Loans or Commitments under any Facility or Tranche) that results in a Tranche H Term Loan Repricing Transaction, such Tranche H Term Lender (and not any Person who replaces such Tranche H Term Lender pursuant to Section 11.1(g)) shall receive its pro rata portion (as determined immediately prior to it being so replaced) of the prepayment premium described in the preceding sentence.
2.6Computation of Interest and Fees. (a) Interest (other than interest based on the Prime Rate) shall be calculated on the basis of a 360-day year for the actual days elapsed; and interest based on the Prime Rate shall be calculated on the basis of a 365 day year (or 366-day year, as the case may be) for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the affected Lenders of each determination of an Adjusted Term SOFR. Any change in the interest rate on a Term Loan resulting from a change in the Alternate Base Rate or the Statutory Reserves shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the affected Lenders of the effective date and the amount of each such change in interest rate.
(b)Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower or any Lender, deliver to the Borrower or such Lender a statement showing in reasonable detail the calculations used by the Administrative Agent in determining any interest rate pursuant to Section 4.1, excluding any Term SOFR published by the Term SOFR Administrator and any ABR Loan which is based upon the Alternate Base Rate.
2.7Inability to Determine Interest Rate.
(a)If prior to the first day of any Interest Period, the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining Adjusted Term SOFR with respect to any SOFR Loan for such Interest Period (the “Affected Term SOFR”), the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the Lenders as soon as practicable thereafter. If such notice is given (a) any SOFR Loans the rate of interest applicable to which is based on the Affected Term SOFR requested to be made on the first day of such Interest Period shall be made as ABR Loans and (b) any Term Loans that were to have been converted on the first day of such Interest Period to or continued as SOFR Loans the rate of interest applicable to which is based upon the Affected Term SOFR shall be converted to or continued as ABR Loans. Until such notice has been withdrawn by the Administrative Agent, no further SOFR Loans the rate of interest applicable to which is based upon the Affected Term SOFR shall be made or continued as such, nor shall the Borrower have the right to convert ABR Loans to SOFR Loans, the rate of interest applicable to which is based upon the Affected Term SOFR.
(b)Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders accept such amendment. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section will occur prior to the applicable Benchmark Transition Start Date.
(c)In connection with the implementation of a Benchmark Replacement (or, if such Benchmark Replacement is in respect of the Benchmark, the use, administration or adoption of such Benchmark Replacement), the Administrative Agent, with the consent of the Borrower (not to be unreasonably withheld, delayed or conditioned), will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.
(d)The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as

applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement (or, if such Benchmark Replacement is in respect of the Benchmark, the use, administration or adoption of such Benchmark Replacement), (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. The Administrative Agent will promptly notify the Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 4.7(f). Any determination, decision or election that may be made by the Administrative Agent, the Borrower or Lenders pursuant to this Section 4.7, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 4.7.
(e)Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a SOFR Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans. During any Benchmark Unavailability Period, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR.
(f)Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion (in consultation with the Borrower) or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, then the Administrative Agent may modify, in consultation with the Borrower, the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable, non-representative, non-compliant or non-aligned tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
2.8Pro Rata Treatment and Payments. (a) Except as expressly otherwise provided herein, each payment (including each prepayment, but excluding payments made pursuant to Section 2.7, 2.8, 4.5(b), 4.5(c), 4.5(d), 4.5(e), 4.5(f), 4.9, 4.10, 4.11, 4.13(d), 4.14, 8.8, 11.1(g) or 11.6) by the Borrower on account of principal of and interest on account of any Term Loans of a given Tranche (other than (w) payments in respect of any difference in the Applicable Margin, Adjusted Term SOFR or Alternate Base Rate in respect of any Tranche, (x) any payments pursuant to Section 4.4(b) to the extent declined by any Lender in accordance with Section 4.4(d) and (y) any payments pursuant to Section 4.4(h) which shall be allocated as set forth in Section 4.4(h)) shall be allocated by the Administrative Agent pro rata according to the respective outstanding principal amounts of such Term Loans of such Tranche then held by the respective Lenders; provided that a Lender may, at its option, and if agreed by the Borrower, exchange such Lender’s portion of a Term Loan to be prepaid for Rollover Indebtedness, in lieu of such Lender’s pro rata portion of such prepayment, pursuant to the last sentence of Section 4.4(c). All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without set-off or counterclaim and shall be made on or prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 P.M., New York City time), on the due date thereof to the Administrative Agent for the account of the Lenders holding the relevant Term Loans, the Lenders, the Administrative Agent, or the Other Representatives, as the case may be, at the Administrative Agent’s office specified in Section 11.2, in Dollars in immediately available funds. Payments received by the Administrative Agent after such time shall be deemed to have been received on the next Business Day. The Administrative Agent shall distribute such payments to such Lenders or Other Representatives, as the case may be, if any such payment is received prior to 2:00 P.M., New York City time, on a Business Day, in like funds as received prior to the end of such Business Day and otherwise the Administrative Agent shall distribute such payment to such Lenders or Other Representatives, as the case may be, on the next succeeding Business Day. If any payment hereunder (other than payments on the SOFR Loans) becomes due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a SOFR Loan becomes due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day (and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension) unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. This Section 4.8(a) may be amended in accordance with Section 11.1(d) to the extent necessary to reflect differing amounts payable, and priorities of payments, to Lenders participating in any new Tranches added pursuant to Sections 2.6 and 2.8, as applicable.
(b)Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower in respect of such borrowing a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on, as applicable, the Closing Date, the First Incremental Amendment Effective Date, the First Incremental Amendment Closing Date, the Tranche B Delayed Draw Closing Date, the Third Amendment Closing Date, the Fourth Amendment Closing Date, the Fifth Amendment Closing Date, the Seventh Amendment Closing Date, the Eighth Amendment Closing Date or the Tenth Amendment Closing Date therefor, such Lender shall pay to the Administrative Agent on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate (or, in respect of a SOFR Borrowing, the greater of the foregoing and a rate determined by the Administrative Agent (in consultation with the Borrower) in accordance with banking industry rules on interbank compensation) for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Section 4.8(b) shall be conclusive in the absence of manifest error.
2.9Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof in each case occurring after the Eighth Amendment Closing Date shall make it unlawful for any Lender to make or maintain any SOFR Loans as contemplated by this Agreement (“Affected Loans”), (a) such Lender shall promptly give written notice of such circumstances to the Borrower and the Administrative Agent (which notice shall be withdrawn whenever such circumstances no longer exist), (b) the commitment of such Lender hereunder to make Affected Loans, continue Affected Loans as such and convert an ABR Loan to an Affected Loan shall forthwith be cancelled and, until such time as it shall no longer be unlawful for such Lender to make or maintain such Affected Loans, such Lender shall then have a commitment only to make an ABR Loan when an Affected Loan is requested, (c) such Lender’s Loans then outstanding as Affected Loans, if any, shall be converted automatically to ABR Loans on the respective last days of the then current Interest Periods with respect to such Affected Loans or within such earlier period as required by law and law and (d) such Lender’s then outstanding Affected Loans, if any, not converted to ABR Loans pursuant to clause (c) of this Subsection 4.9 shall, at the option of the Borrower (i) be prepaid with accrued interest thereon on the last day of the then current Interest Period with respect thereto (or such earlier date as may be required by any such Requirement of Law) or (ii) bear interest at an alternate rate which reflects such Lender’s cost of funding such Loans, as reasonably determined by the Administrative Agent, plus the Applicable Margin hereunder.
2.10Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof applicable to any Lender, or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority, in each case made subsequent to the Eighth Amendment Closing Date (or, if later, the date on which such Lender becomes a Lender):
(i)shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of Term SOFR hereunder (excluding any Tax of any kind whatsoever); or
(ii)shall impose on such Lender any other condition (excluding any Tax of any kind whatsoever);
and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining SOFR Loans or to reduce any amount receivable hereunder in respect thereof, then, in any such case, upon notice to the Borrower from such Lender, through the Administrative Agent in accordance herewith, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable with respect to such SOFR Loans; provided that, in any such case, the Borrower may elect to convert the SOFR Loans made by such Lender hereunder to ABR Loans by giving the Administrative Agent at least one Business Day’s notice of such election, in which case the Borrower shall promptly pay to such Lender, upon demand, without duplication, amounts theretofore required to be paid to such Lender pursuant to this Section 4.10(a). If any Lender becomes entitled to claim any additional amounts pursuant to this Section 4.10(a), it shall provide prompt notice thereof to the Borrower, through the Administrative Agent, certifying (x) that one of the events described in this clause (a) has occurred and describing in reasonable detail the nature of such event, (y) as to the increased cost or reduced amount resulting from such event and (z) as to the additional amount demanded by such Lender and a reasonably detailed explanation of the calculation thereof (provided, that such request will not in any way require disclosure of confidential or price-sensitive information or any other information the disclosure of which is prohibited by law). Such a certificate as to any additional amounts payable pursuant to this Section 4.10(a) submitted by such Lender, through the Administrative Agent, to the Borrower shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section 4.10(a), the Borrower shall not be required to compensate a Lender pursuant to this Section 4.10(a) (i) for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor except that, if the adoption of or change in any Requirement of Law or in the interpretation or application thereof giving rise to such increased costs or reductions is retroactive, then provided such Lender shall, within six months of such adoption, change, interpretation or application, have notified the Borrower of such Lender’s intention to claim compensation therefor, the six-month period first referred to in this sentence shall be extended to include the period of retroactive effect therefor or (ii) for any amounts, if such Lender is applying this provision to the Borrower in a manner that is inconsistent with its application of “increased cost” or other similar provisions under other syndicated credit agreements to similarly situated borrowers. This covenant shall survive the termination of this Agreement and the payment of the Term Loans and all other amounts payable hereunder.
(b)If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or liquidity or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) from any Governmental Authority, in each case, made subsequent to the Eighth Amendment Closing Date, does or shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of such Lender’s obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy or liquidity) by an amount deemed by such Lender to be material, then from time to time, within ten Business Days after submission by such Lender to the Borrower (through the Administrative Agent) of a written request therefor certifying (x) that one of the events described in this clause (b) has occurred and describing in reasonable detail the nature of such event, (y) as to the reduction of the rate of return on capital resulting from such event and (z) as to the additional amount or amounts demanded by such Lender or corporation and a reasonably detailed explanation of the calculation thereof, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or corporation for such reduction (provided, that such request will not in any way require disclosure of confidential or price-sensitive information or any other information the disclosure of which is prohibited by law). Such a certificate as to any additional amounts payable pursuant to this Section 4.10(b) submitted by such Lender, through the Administrative Agent, to the Borrower shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section 4.10(b), the Borrower shall not be required to compensate a Lender pursuant to this Section 4.10(b) (i) for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor except that, if the adoption of or change in any Requirement of Law or in the interpretation or application thereof giving rise to such increased costs or reductions is retroactive, then provided such Lender shall, within six months of such adoption, change, interpretation or application, have notified the Borrower of such Lender’s intention to claim compensation therefor, the six-month period first referred to in this sentence shall be extended to include the period of retroactive effect therefor or (ii) for any amounts, if such Lender is applying this provision to the Borrower in a manner that is inconsistent with its application of “increased cost” or other similar provisions under other syndicated credit agreements to similarly situated borrowers. This covenant shall survive the termination of this Agreement and the payment of the Term Loans and all other amounts payable hereunder.
(c)Notwithstanding anything herein to the contrary, (i) the Dodd Frank Wall Street Reform and Consumer Protection Act, and all requests, rules, regulations, guidelines and directives promulgated thereunder or issued in connection therewith, and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, in each case, shall be deemed to have been enacted, adopted, promulgated or issued, as applicable, subsequent to the Closing Date for all purposes herein.
2.11Taxes. (a) Except as provided below in this Section 4.11 or as required by law (which, for purposes of this Section 4.11, shall include FATCA), all payments made by the Borrower or the Agents under this Agreement and any Notes shall be made free and clear of, and without deduction or withholding for or on account of any Taxes; provided that if any Non-Excluded Taxes are required to be withheld from any amounts payable by the Borrower to any Agent or any Lender hereunder or under any Notes, the amounts so payable by the Borrower shall be increased to the extent necessary to yield to such Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement; provided, however, that the Borrower shall be entitled to deduct and withhold, and the Borrower shall not be required to indemnify for, any Non-Excluded Taxes, and any such amounts payable by the Borrower to or for the account of any Agent or Lender shall not be increased (x) if such Agent or Lender fails to comply with the requirements of clause (b), (c) or (d) of this Section 4.11 or with the requirements of Section 4.13, or (y) with respect to any Non-Excluded Taxes imposed in connection with the payment of any fees paid under this Agreement unless such Non-Excluded Taxes are imposed as a result of a Change in Law, or (z) with respect to any Non-Excluded Taxes imposed by the United States or any state or political subdivision thereof, unless such Non-Excluded Taxes are imposed as a result of a change in treaty, law or regulation that occurred after the later of (i) the date that such Agent became an Agent hereunder or such Lender became a Lender hereunder (or, if such Agent or Lender is a non-U.S. intermediary or flow-through entity for U.S. federal income tax purposes, after the relevant beneficiary or member of such Agent or Lender became such a beneficiary or member, if later), (ii) the First Incremental Amendment Effective Date, (iii) the Third Amendment Closing Date, (iv) the Fourth Amendment Closing Date, (v) the Fifth Amendment Closing Date, (vi) the Seventh Amendment Closing Date, (vii) the Eighth Amendment Closing Date and (viii) the Tenth Amendment Closing Date (any such change, at such time, a “Change in Law”). Whenever any Non-Excluded Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of the respective Lender or Agent, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes when due to the appropriate Governmental Authority in accordance with applicable law or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent, the Lenders and the Agents for any incremental Taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure. The agreements in this Section 4.11 shall survive the termination of this Agreement and the payment of the Term Loans and all other amounts payable hereunder.
(b)Each Agent and each Lender that is not a United States Person shall:
(i)(1) on or before the date of any payment by the Borrower under this Agreement or any Notes to, or for the account of, such Agent or Lender, deliver to the Borrower and the Administrative Agent (A) two accurate and complete original signed Internal Revenue Service Forms W-8BEN or Forms W-8BEN-E, as appropriate (certifying that it is a resident of the applicable country within the meaning of the income tax treaty between the United States and that country) or Forms W-8ECI, or successor applicable form, as the case may be, in each case certifying that it is entitled to receive all payments under this Agreement and any Notes without deduction or withholding of any United States federal income taxes, and (B) such other forms, documentation or certifications, as the case may be, certifying that it is entitled to an exemption from

United States backup withholding tax with respect to payments under this Agreement and any Notes;
(1)deliver to the Borrower and the Administrative Agent two further original signed forms or certifications provided in Section 4.11(b)(i)(1) on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form or certificate previously delivered by it to the Borrower;
(2)obtain such extensions of time for filing and completing such forms or certifications as may reasonably be requested by the Borrower or the Administrative Agent; and
(3)deliver, to the extent legally entitled to do so, upon reasonable request by the Borrower, to the Borrower and the Administrative Agent such other forms as may be reasonably required in order to establish the legal entitlement of such Lender to an exemption from, or reduction of, withholding with respect to payments under this Agreement and any Notes, provided that, in determining the reasonableness of a request under this clause (4), such Lender shall be entitled to consider the cost (to the extent unreimbursed by any Loan Party) which would be imposed on such Lender of complying with such request; or
(ii)in the case of any such Lender that is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and is claiming the so-called “portfolio interest exemption”,
(1)represent to the Borrower and the Administrative Agent that it is not (A) a bank within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code;
(2)deliver to the Borrower on or before the date of any payment by the Borrower with a copy to the Administrative Agent, (A) two certificates substantially in the form of Exhibit D hereto (any such certificate a “U.S. Tax Compliance Certificate”) and (B) two accurate and complete original signed Internal Revenue Service Forms W-8BEN or Forms W-8BEN-E, as appropriate, or successor applicable form, certifying to such Lender’s legal entitlement at the date of such form to an exemption from U.S. withholding tax under the provisions of Section 871(h) or Section 881(c) of the Code with respect to payments to be made under this Agreement and any Notes and (C) such other forms, documentation or certifications, as the case may be, certifying that it is entitled to an exemption from United States backup withholding tax with respect to payments under this Agreement and any Notes (and shall also deliver to the Borrower and the Administrative Agent two further original signed forms or certificates on or before the date the previous forms or certificates expire or become obsolete and after the occurrence of any event requiring a change in the most recently provided forms or certificates and, if necessary, obtain any extensions of time reasonably requested by the Borrower or the Administrative Agent for filing and completing such forms or certificates); and
(3)deliver, to the extent legally entitled to do so, upon reasonable request by the Borrower, to the Borrower and the Administrative Agent such other forms as may be reasonably required in order to establish the legal entitlement of such Lender to an exemption from, or reduction of, withholding with respect to payments under this Agreement and any Notes, provided that, in determining the reasonableness of a request under this clause (3), such Lender shall be entitled to consider the cost (to the extent unreimbursed by the Borrower) which would be imposed on such Lender of complying with such request; or
(iii)in the case of any such Agent or Lender that is a non-U.S. intermediary or flow-through entity for U.S. federal income tax purposes,
(1)on or before the date of any payment by the Borrower under this Agreement or any Notes to, or for the account of, such Agent or Lender, deliver to the Borrower and the Administrative Agent two accurate and complete original signed Internal Revenue Service Forms W-8IMY and, if any beneficiary or member of such Lender is claiming the so-called “portfolio interest exemption”, (I) represent to the Borrower and the Administrative Agent that such Lender is not (A) a bank within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and (II) also deliver to the Borrower and the Administrative Agent two U.S. Tax Compliance Certificates certifying to such Lender’s legal entitlement at the date of such certificate to an exemption from U.S. withholding tax under the provisions of Section 881(c) of the Code with respect to payments to be made under this Agreement and any Notes; and
(A)with respect to each beneficiary or member of such Agent or Lender that is not claiming the so-called “portfolio interest exemption”, also deliver to the Borrower and the Administrative Agent (I) two copies of such beneficiary’s or member’s accurate and complete original signed Internal Revenue Service Form W-8BEN or Form W-8BEN-E, as appropriate (certifying that such beneficiary or member is a resident of the applicable country within the meaning of the income tax treaty between the United States and that country), Form W-8ECI or Form W-9, or successor applicable form, as the case may be, in each case so that each such beneficiary or member is entitled to receive all payments under this Agreement and any Notes without deduction or withholding of any United States federal income taxes and (II) such other forms, documentation or certifications, as the case may be, certifying that each such beneficiary or member is entitled to an exemption from United States backup withholding tax with respect to all payments under this Agreement and any Notes; and
(B)with respect to each beneficiary or member of such Lender that is claiming the so-called “portfolio interest exemption”, (I) represent to the Borrower and the Administrative Agent that such beneficiary or member is not (1) a bank within the meaning of Section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and (II) also deliver to the Borrower and the Administrative Agent two U.S. Tax Compliance Certificates with respect to each beneficiary or member (which may be provided by such Lender on behalf of such beneficiary or member) and two copies of such beneficiary’s or member’s accurate and complete original signed Internal Revenue Service Form W-8BEN or Form W-8BEN-E, as appropriate, or successor applicable form, certifying to such beneficiary’s or member’s legal entitlement at the date of such certificate to an exemption from U.S. withholding tax under the provisions of Section 871(h) or Section 881(c) of the Code with respect to payments to be made under this Agreement and any Notes, and (III) also deliver to the Borrower and the Administrative Agent such other forms, documentation or certifications, as the case may be, certifying that it is entitled to an exemption from United States backup withholding tax with respect to payments under this Agreement and any Notes;
(2)deliver to the Borrower and the Administrative Agent two further signed copies or originals (as applicable) of any forms, certificates or certifications referred to above on or before the date any such form, certificate or certification expires or becomes obsolete, or any beneficiary or member changes, and after the occurrence of any event requiring a change in the most recently provided form, certificate or certification and obtain such extensions of time reasonably requested by the Borrower or the Administrative Agent for filing and completing such forms, certificates or certifications; and
(3)deliver, to the extent legally entitled to do so, upon reasonable request by the Borrower, to the Borrower and the Administrative Agent such other forms as may be reasonably required in order to establish the legal entitlement of such Agent or Lender (or beneficiary or member) to an exemption from, or reduction of, withholding with respect to payments under this Agreement and any Notes, provided that in determining the reasonableness of a request under this clause (3) such Agent or Lender shall be entitled to consider the cost (to the extent unreimbursed by the Borrower) which would be imposed on such Agent or Lender (or beneficiary or member) of complying with such request;
unless, in any such case, there has been a Change in Law which renders all such forms inapplicable or which would prevent such Agent or such Lender (or such beneficiary or member) from duly completing and delivering any such form with respect to it and such Agent or such Lender so advises the Borrower and the Administrative Agent.
(c)Each Lender and each Agent, in each case that is a United States Person, shall, on or before the date of any payment by the Borrower under this Agreement or any Notes to such Lender or Agent, deliver to the Borrower and the Administrative Agent two accurate and complete original signed Internal Revenue Service Forms W-9, or successor form, certifying that such Lender or Agent is a United States Person and that such Lender or Agent is entitled to complete exemption from United States backup withholding tax.
(d)Notwithstanding the foregoing, if the Administrative Agent is not a United States Person, on or before the date of any payment by the Borrower under this Agreement or any Notes to the Administrative Agent, the Administrative Agent shall:
(i)deliver to the Borrower (A) two accurate and complete original signed Internal Revenue Service Forms W-8ECI, or successor applicable form, with respect to any amounts payable to the Administrative Agent for its own account, (B) two accurate and complete original signed Internal Revenue Service Forms W-8IMY, or successor applicable form, with respect to any amounts payable to the Administrative Agent for the account of others, certifying that it is a “U.S. branch” and that the payments it receives for the account of others are not effectively connected with the conduct of its trade or business in the United States and that it is using such form as evidence of its agreement with the Borrower to be treated as a U.S. person with respect to such payments (and the Borrower and the Administrative Agent agree to so treat the Administrative Agent as a

U.S. person with respect to such payments as contemplated by U.S. Treasury Regulation § 1.1441-1(b)(2)(iv)) or (C) such other forms or certifications as may be sufficient under applicable law to establish that the Administrative Agent is entitled to receive any payment by the Borrower under this Agreement or any Notes (whether for its own account or for the account of others) without deduction or withholding of any United States federal income taxes;
(ii)deliver to the Borrower two further original signed forms or certifications provided in Section 4.11(d)(i) on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form or certificate previously delivered by it to the Borrower; and
(iii)obtain such extensions of time for filing and completing such forms or certifications as may reasonably be requested by the Borrower or the Administrative Agent.
(e)If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA, such Lender shall deliver to the Administrative Agent and the Borrower, at the time or times prescribed by law and at such time or times reasonably requested by the Administrative Agent or the Borrower, such documentation prescribed by applicable law and such additional documentation reasonably requested by the Administrative Agent or the Borrower as may be necessary for the Administrative Agent and the Borrower to comply with their respective obligations (including any applicable reporting requirements) under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. For the avoidance of doubt, the Borrower and the Administrative Agent shall be permitted to withhold any Taxes imposed by FATCA.
2.12[Reserved].
2.13Certain Rules Relating to the Payment of Additional Amounts. (a) Upon the request, and at the expense of the Borrower, each Lender and Agent to which the Borrower is required to pay any additional amount pursuant to Section 4.11, and any Participant in respect of whose participation such payment is required, shall reasonably afford the Borrower the opportunity to contest, and reasonably cooperate with the Borrower in contesting, the imposition of any Non-Excluded Tax giving rise to such payment; provided that (i) such Lender or Agent shall not be required to afford the Borrower the opportunity to so contest unless the Borrower shall have confirmed in writing to such Lender or Agent its obligation to pay such amounts pursuant to this Agreement and (ii) the Borrower shall reimburse such Lender or Agent for its reasonable attorneys’ and accountants’ fees and disbursements incurred in so cooperating with the Borrower in contesting the imposition of such Non-Excluded Tax; provided, however, that notwithstanding the foregoing no Lender or Agent shall be required to afford the Borrower the opportunity to contest, or cooperate with the Borrower in contesting, the imposition of any Non-Excluded Taxes, if such Lender or Agent in its sole discretion in good faith determines that to do so would have an adverse effect on it.
(b)If a Lender changes its applicable lending office (other than (i) pursuant to clause (c) below or (ii) after an Event of Default under Section 9.1(a) or (f) has occurred and is continuing) and the effect of such change, as of the date of such change, would be to cause the Borrower to become obligated to pay any additional amount under Section 4.10 or 4.11, the Borrower shall not be obligated to pay such additional amount.

(c)If a condition or an event occurs which would, or would upon the passage of time or giving of notice, result in the payment of any additional amount to any Lender or Agent by the Borrower pursuant to Section 4.10 or 4.11 or result in Affected Loans or commitments to make Affected Loans being automatically converted to ABR Loans or commitments to make ABR Loans, as the case may be, pursuant to Section 4.9, such Lender or Agent shall promptly notify the Borrower and the Administrative Agent and shall take such steps as may reasonably be available to it to mitigate the effects of such condition or event (which shall include efforts to rebook the Term Loans held by such Lender at another lending office, or through another branch or an affiliate, of such Lender); provided that such Lender or Agent shall not be required to take any step that, in its reasonable judgment, would be materially disadvantageous to its business or operations or would require it to incur additional costs (unless the Borrower agrees to reimburse such Lender or Agent for the reasonable incremental out-of-pocket costs thereof).
(d)If the Borrower shall become obligated to pay additional amounts pursuant to Section 4.10 or 4.11 and any affected Lender shall not have promptly taken steps necessary to avoid the need for payments under Section 4.10 or 4.11 or if Affected Loans or commitments to make Affected Loans are automatically converted to ABR Loans or commitments to make ABR Loans, as the case may be, under Section 4.9 and any affected Lender shall not have promptly taken steps necessary to avoid the need for such conversion under Section 4.9, the Borrower shall have the right, for so long as such obligation remains, (i) with the assistance of the Administrative Agent to seek one or more substitute Lenders reasonably satisfactory to the Administrative Agent and the Borrower to purchase the affected Term Loan, in whole or in part, at an aggregate price no less than such Term Loan’s principal amount plus accrued interest, and assume the affected obligations under this Agreement, or (ii) so long as no Event of Default under Section 9.1(a) or (f) then exists or will exist immediately after giving effect to the respective prepayment, upon notice to the Administrative Agent to prepay the affected Term Loan, in whole or in part, without premium or penalty. In the case of the substitution of a Lender, then, the Borrower, the Administrative Agent, the affected Lender, and any substitute Lender shall execute and deliver an appropriately completed Assignment and Acceptance pursuant to Section 11.6(b) to effect the assignment of rights to, and the assumption of obligations by, the substitute Lender; provided that any fees required to be paid by Section 11.6(b) in connection with such assignment shall be paid by the Borrower or the substitute Lender. In the case of a prepayment of an affected Term Loan, the amount specified in the notice shall be due and payable on the date specified therein, together with any accrued interest to such date on the amount prepaid. In the case of each of the substitution of a Lender and of the prepayment of an affected Term Loan, the Borrower shall first pay the affected Lender any additional amounts owing under Sections 4.10 and 4.11 (as well as any commitment fees and other amounts then due and owing to such Lender, including any amounts under this Section 4.13) prior to such substitution or prepayment. In the case of the substitution of a Lender pursuant to this Section 4.13(d), if the Lender being replaced does not execute and deliver to the Administrative Agent a duly completed Assignment and Acceptance and/or any other documentation necessary to reflect such replacement by the later of (a) the date on which the assignee Lender executes and delivers such Assignment and Acceptance and/or such other documentation and (b) the date as of which all obligations of the Borrower owing to such replaced Lender relating to the Term Loans and participations so assigned shall be paid in full by the assignee Lender and/or the Borrower to such Lender being replaced, then the Lender being replaced shall be deemed to have executed and delivered such Assignment and Acceptance and/or such other documentation as of such date and the Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Acceptance and/or such other documentation on behalf of such Lender.
(e)If any Agent or any Lender receives a refund directly attributable to Taxes for which the Borrower has made additional payments pursuant to Section 4.11(a), such Agent or such Lender, as the case may be, shall promptly pay such refund (together with any interest with respect thereto received from the relevant taxing authority, but net of any reasonable cost incurred in connection therewith) to the Borrower; provided, however, that the Borrower agrees promptly to return such refund (together with any interest with respect thereto due to the relevant taxing authority) (free of all Non-Excluded Taxes) to such Agent or the applicable Lender, as the case may be, upon receipt of a notice that such refund is required to be repaid to the relevant taxing authority.
(f)The obligations of any Agent, Lender or Participant under this Section 4.13 shall survive the termination of this Agreement and the payment of the Term Loans and all amounts payable hereunder.
2.14Defaulting Lenders. Notwithstanding anything contained in this Agreement to the contrary, if any Tranche B Term Lender, Tranche C Term Lender, Tranche D Term Lender, Tranche E Term Lender, Tranche F Term Lender or Tranche G Term Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Tranche B Term Lender, Tranche C Term Lender, Tranche D Term Lender, Tranche E Term Lender, Tranche F Term Lender or Tranche G Term Lender, as applicable, is a Defaulting Lender:
(a)the Borrower shall have the right, at its sole expense and effort to seek one or more Persons reasonably satisfactory to the Administrative Agent and the Borrower to each become a substitute Tranche B Term Lender, Tranche C Term Lender, Tranche D Term Lender, Tranche E Term Lender, Tranche F Term Lender, Tranche G Term Lender or Tranche H Term Lender, as applicable, and assume all or part of the Tranche B Term Loan Commitment, Tranche C Term Loan Commitment, Tranche D Term Loan Commitment, Tranche E Term Loan Commitment, Tranche F Term Loan Commitment, Tranche G Term Loan Commitment or Tranche H Term Loan Commitment, as applicable, of any such Defaulting Lender and the Borrower, the Administrative Agent and any such substitute Tranche B Term Lender, Tranche C Term Lender, Tranche D Term Lender, Tranche E Term Lender, Tranche F Term Lender, Tranche G Term Lender or Tranche H Term Lender, as applicable, shall execute and deliver, and such Defaulting Lender shall thereupon be deemed to have executed and delivered, an appropriately completed Assignment and Acceptance to effect such substitution; and
(b)any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 11.7) may, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated non-interest bearing account and, subject to any applicable Requirement of Law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (iii) third, if so determined by the Administrative Agent and the Borrower, held in such account as cash collateral for future funding obligations of the Defaulting Lender under this Agreement, (iv) fourth, pro rata, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement and (v) fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction.
The rights and remedies against a Defaulting Lender under this Section 4.14 are in addition to other rights and remedies that the Borrower may have against such Defaulting Lender. The arrangements permitted or required by this Section 4.14 shall be permitted under this Agreement, notwithstanding any limitation on Liens or the pro rata sharing provisions or otherwise.
SECTION 5

Representations and Warranties
To induce the Administrative Agent and each Lender to make the Extensions of Credit requested to be made by it on the Closing Date, the Borrower with respect to itself and its Restricted Subsidiaries, hereby represents and warrants, on the Closing Date, in each case after giving effect to the Transactions, to the Administrative Agent and the Lenders that:
2.1Existence, Qualification and Power; Compliance with Laws. Each Loan Party (a) is a Person (i) duly organized or formed and validly existing and (ii) in good standing (to the extent such concept has a legally recognized meaning in its jurisdiction of organization) under the Laws of the jurisdiction of its organization, (b) has all requisite corporate or other organizational power and authority to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all applicable Laws and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (a)(i) (other than as to the Borrower and any Material Subsidiary that is a Loan Party), clause (a)(ii) (other than as to the Borrower) or clauses (b)(i), (c), (d) or (e), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.
2.2Authorization; No Contravention. (a) The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, and the consummation of the Transactions, (i) are within such Loan Party’s corporate or other powers and have been duly authorized by all necessary corporate or other organizational action and (ii) do not and will not (A) contravene the terms of any of such Person’s Organization Documents; (B) conflict with or result in any breach or contravention of, or require any payment to be made under (in each case other than in respect of Indebtedness to be repaid in connection with the Transactions), (x) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Restricted Subsidiaries or (y) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (C) violate any Law; except, in the case of clauses (ii)(A) (other than as to the Borrower), (ii)(B) and (ii)(C) to the extent that such conflict, breach, contravention or payment would not reasonably be expected to have a Material Adverse Effect and (b) the execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, and the consummation of the Transactions do not or will not result in the creation of any Lien under any Contractual Obligation to which such Person is a party or by which such Person or the properties of such Person or any of its Restricted Subsidiaries is bound (other than as permitted by Section 8.5).
2.3Governmental Authorization; Other Consents. No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Transactions, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Security Documents, (c) the perfection or maintenance of the Liens created under the Security Documents (including the priority thereof) or (d) the exercise by the Collateral Agent, Administrative Agent or any Lender

of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Security Documents, except for (i) actions, filings and registrations necessary to perfect the Liens on the Collateral and the priority thereof granted by the Loan Parties in favor of the Secured Parties, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect and (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain, take, give or make would not reasonably be expected to have a Material Adverse Effect.
2.4Binding Effect. This Agreement and each other Loan Document has been duly executed and delivered by Holdings and each Loan Party that is a party thereto. This Agreement and each other Loan Document constitutes a legal, valid and binding obligation of Holdings and such Loan Party, enforceable against Holdings and each Loan Party that is party thereto in accordance with its terms, in each case except as such enforceability may be limited by applicable domestic or foreign bankruptcy, insolvency, reorganization, receivership, moratorium or other Laws affecting creditors’ rights generally and by general principles of equity.
2.5Financial Statements; No Material Adverse Effect.
(a)The Audited Financial Statements fairly present in all material respects the financial condition of the Borrower and its consolidated Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.
(b)Since the Closing Date, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect on the business, operations, assets, liabilities (actual or contingent) or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole.
2.6Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Restricted Subsidiaries or against any of their properties or revenues (i) as of the Eighth Amendment Closing Date, that pertain to this Agreement, any other Loan Document or the consummation of the Transactions or (ii) that would reasonably be expected to have a Material Adverse Effect.
2.7No Default. Neither the Borrower nor any Restricted Subsidiary is in default under or with respect to any Contractual Obligation that would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
2.8Ownership of Property; Liens. Each of the Borrower and its Restricted Subsidiaries has good title in fee simple to, or valid leasehold interests in, or easements or other limited property interests in, all real property necessary in the ordinary conduct of its business, free and clear of all Liens except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and Liens permitted by Section 8.5 and except where the failure to have such title or other interests would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
2.9Environmental Compliance.
(a)There are no claims against the Borrower or its Restricted Subsidiaries alleging potential liability or responsibility for violation of any Environmental Law binding on their respective businesses, operations and properties that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)Except as would not reasonably be expected to have a Material Adverse Effect, (i) none of the properties currently or formerly owned or operated by the Borrower or any of its Restricted Subsidiaries is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; (ii) there are no underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by the Borrower or any of its Restricted Subsidiaries, or on any property formerly owned or operated by the Borrower or any of its Restricted Subsidiaries requiring investigation, remediation, mitigation, removal, or assessment, or other response, remedial or corrective action, pursuant to Environmental Law; (iii) there is no asbestos or asbestos-containing material on any property currently owned or operated by the Borrower or any of its Restricted Subsidiaries; and (iv) Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by the Borrower or any of its Restricted Subsidiaries except for such releases, discharges or disposal that were in material compliance with Environmental Laws.
(c)The properties currently or formerly owned or leased by the Borrower or its Restricted Subsidiaries do not contain any Hazardous Materials in amounts or concentrations which (i) constitute a violation of, (ii) require remedial action under, or (iii) would reasonably be expected to give rise to liability under, Environmental Laws, except for violations, remedial actions and liabilities that, in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
(d)Neither the Borrower nor any of its Restricted Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law except for such investigation or assessment or remedial or response action that, in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
(e)All Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or, to the knowledge of the Borrower, formerly owned or operated by the Borrower or any of its Restricted Subsidiaries have been disposed of in a manner not reasonably expected to result in a Material Adverse Effect.
2.10Taxes. The Borrower and its Restricted Subsidiaries have filed all Federal and material state and other tax returns and reports required to be filed, and have paid all Federal and material state and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets or otherwise due and payable by them, except those (a) which are not overdue by more than 30 days or (b) which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP or (c) with respect to which the failure to make such filing or payment would not reasonably be expected to have a Material Adverse Effect.
2.11ERISA Compliance.
(a)Each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state Laws, except as would not reasonably be expected to result in a Material Adverse Effect. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter will be submitted to the IRS within the applicable required time period with respect thereto and, to the knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification, except as would not reasonably be expected to result in a Material Adverse Effect. Each Loan Party and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan, except as would not reasonably be expected to result in a Material Adverse Effect.
(b)There are no pending or, to the knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that would reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or would reasonably be expected to result in a Material Adverse Effect.
(c)(i) No ERISA Event or Foreign Benefit Event has occurred or, to the knowledge of the Borrower, is reasonably expected to occur; (ii) no Pension Plan is in “at-risk status” (as defined in Section 303(i)(4) of ERISA) and no application for a waiver of the minimum funding standard has been filed with respect to any Pension Plan; (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA, except, with respect to each of the foregoing clauses of this Section 5.11(c), as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
2.12Subsidiaries; Equity Interests. As of the Eighth Amendment Closing Date, no Loan Party has any Restricted Subsidiaries other than those disclosed in Schedule 5.12, and all of the outstanding Equity Interests in such Restricted Subsidiaries that are owned by a Loan Party are owned free and clear of all Liens except for Permitted Liens. As of the Eighth Amendment Closing Date, Schedule 5.12 (a) sets forth the name and jurisdiction of each Restricted Subsidiary, (b) sets forth the ownership interest of the Borrower and any other Restricted Subsidiary in each Restricted Subsidiary, including the percentage of such ownership and (c) identifies each Restricted Subsidiary that is a Restricted Subsidiary the Equity Interests of which are required to be pledged hereunder or under the Security Documents.
2.13Margin Regulations; Investment Company Act.
(a)The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board), or extending credit for the purpose of purchasing or carrying margin stock and no proceeds of any Borrowings will be used by the Borrower to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.
(b)Neither the Borrower nor any other Loan Party is or is required to be registered as an “investment company” under the Investment Company Act.
2.14Anti-Terrorism Law. Except to the extent it would not reasonably be expected to have a Material Adverse Effect, to the extent applicable, each Loan Party is in compliance with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto and (b) the Patriot Act.
2.15Sanctioned Persons. None of the Borrower or any Restricted Subsidiary nor, to the knowledge of the Borrower, any director, officer or employee of the Borrower or any Restricted Subsidiary is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Borrower will not directly, or to its knowledge, indirectly use the proceeds of the Initial Term Loans, Tranche B Term Loans, Tranche C Term Loans, Tranche D Term Loans, Tranche E Term Loans, Tranche F Term Loans, Tranche G Term Loans or Tranche H Term Loans for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.
2.16Foreign Corrupt Practices Act. Except to the extent it would not reasonably be expected to have a Material Adverse Effect, the Borrower has, and to the knowledge of the Borrower each of its directors, officers, agents, employees, and any person acting for or on behalf of the Borrower has, complied with, and will comply with, the U.S. Foreign Corrupt Practices Act, as amended from time to time, or any other applicable antibribery or anticorruption law; and except to the extent it would not reasonably be expected to have a Material Adverse Effect, the Borrower has not, and to the knowledge of the Borrower none of its directors, officers, agents, employees, and any person acting for or on behalf of the Borrower, its directors, officers, agents or employees have, made, offered, promised, or authorized, and the Borrower will not, and will use its commercially reasonable efforts to cause each of its directors, officers, agents, employees, and any person acting for or on its behalf to not, make, offer, promise, or authorize, whether directly or indirectly, any payment, of anything of value to: (i) an executive, official, employee or agent of a governmental department, agency or instrumentality, (ii) a director, officer, employee or agent of a wholly or partially government-owned or -controlled company or business, (iii) a political party or official thereof, or candidate for political office or (iv) an executive, official, employee or agent of a public international organization (e.g., the International Monetary Fund or the World Bank) (“Government Official”); in each case while knowing or having a reasonable belief that all or some portion will be used for the purpose of: (a) influencing any act, decision or failure to act by a Government Official in his or her official capacity, (b) inducing a Government Official to use his or her influence with a government or instrumentality to affect any act or decision of such government or entity, or (c) securing an improper advantage; in each case in order to obtain, retain, or direct business.
2.17Labor Matters. As of the Eighth Amendment Closing Date, (a) there are no strikes, lockouts or slowdowns against the Borrower or any Restricted Subsidiary pending or, to the knowledge of the Borrower, threatened; (b) the hours worked by and payments made to employees of the Borrower and the Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters; (c) all payments due from the Borrower or any Restricted Subsidiary on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability (if required in accordance with GAAP) on the books of the Borrower or such Restricted Subsidiary; and (d) the consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any Restricted Subsidiary is bound, except, with respect to each of clauses (a) through (d), as would not reasonably be expected to result in a Material Adverse Effect.
2.18Disclosure. No report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party to the Administrative Agent or any

Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished), in each case on or prior to the Eighth Amendment Closing Date, when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, (A) with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed by it to be reasonable at the time of preparation, it being understood that projections are as to future events and are not to be viewed as facts, that such projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower and its Subsidiaries, that no assurance can be given that any particular projection will be realized and that actual results during the period or periods covered by any such projections may differ significantly from the projected results and such differences may be material and that such projections are not a guarantee of future financial performance and (B) that no representation is made with respect to information of a general economic or general industry nature.
2.19Intellectual Property; Licenses, Etc. Each Loan Party and its Restricted Subsidiaries own or possess the right to use all of the trademarks, service marks, trade names, logos, trade dress, goodwill associated with the foregoing, domain names, copyrights, patents, trade secrets, know-how and other intellectual property rights (including all registrations and applications for registration of the foregoing) (collectively, “IP Rights”) that are necessary for the operation of their respective businesses, except to the extent that the failure to so own or possess the right to use such IP Rights, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrower, the conduct of the business of each Loan Party and its Restricted Subsidiaries does not infringe, misappropriate or otherwise violate any IP Rights of any other Person except for such infringements, misappropriations or violations, which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. There is no claim, investigation, suit or proceeding pending or, to the knowledge of the Borrower, threatened in writing, against any Loan Party or any of its Restricted Subsidiaries (i) challenging the validity, ownership or use of any IP Rights of such Loan Party or any of its Restricted Subsidiaries or (ii) alleging that the conduct of their respective businesses infringes, misappropriates, or otherwise violates the IP Rights of any other Person, in each case which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
2.20Solvency. On the Eighth Amendment Closing Date after giving effect to the Transactions and the other transactions contemplated hereby, the Borrower and its Subsidiaries, on a consolidated basis, are Solvent.
2.21Senior Debt Status. The Loans will be treated as senior debt under the relevant documentation for any Subordinated Indebtedness of the Borrower or any Guarantor.
2.22Valid Liens. Each Security Document (other than the Mortgages) is, or on execution and delivery thereof by the parties thereto will be, effective to create (to the extent described therein) in favor of the Collateral Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, or security interests in, the Collateral described therein to the extent required by the terms thereof, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other Laws affecting creditors’ rights generally and by general principles of equity. (a) When financing statements and other filings in appropriate form are filed in the offices of the Secretary of State of each Loan Party’s jurisdiction of organization or formation and applicable documents are filed and recorded in the United States Copyright Office and the United States Patent and Trademark Office, and (b) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by the Security Agreement), the Liens created by the Security Documents (other than the Mortgages) shall constitute to the extent required by the terms thereof fully perfected Liens on, and security interests in, all right, title and interest of the grantors in such Collateral, in each case free and clear of any Liens other than Permitted Liens.
SECTION 6

Conditions Precedent
2.1Conditions to Initial Extension of Credit. This Agreement, including the agreement of each Lender to make the Initial Extension of Credit requested to be made by it, shall become effective on the date on which the following conditions precedent shall have been satisfied or waived:
(a) The Administrative Agent shall have received executed counterparts of this Agreement and the Guarantee Agreement by each Loan Party, as applicable.
(b) Substantially concurrently with the satisfaction of the other conditions precedent set forth in this Section 6.1, the Administrative Agent shall have received evidence, in form and substance reasonably satisfactory to it, that the Borrower shall have (x) entered into a senior revolving credit agreement and (y) received gross cash proceeds of not less than $635.0 million (calculated before applicable fees and original issue discount) from the issuance of the 2012 Senior Secured Notes.
(c) The Administrative Agent shall have received, on behalf of itself and the Lenders, a favorable written opinion of (i) Debevoise & Plimpton LLP and (ii) Richards, Layton & Finger, PA, special Delaware counsel, in each case (A) dated the Closing Date, and (B) addressed to the Administrative Agent and the Lenders.
(d) The Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation, partnership agreement or other constitutive document, including all amendments thereto, of each Loan Party, certified as of a recent date by the Secretary of State or comparable office of the state of its organization or, if consented to by the Administrative Agent (not to be unreasonably withheld or delayed), by a Responsible Officer or other officer of the relevant Loan Party, and a certificate as to the good standing of each Loan Party as of a recent date, from such Secretary of State; (ii) a certificate of a Responsible Officer or other officer of each Loan Party dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws, partnership agreement, limited liability company agreement (or other equivalent documents) of such Loan Party as in effect on the Closing Date and at all times since a date immediately prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors, members or partners or shareholders (or other equivalent governing body) of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation, partnership agreement or other constitutive document of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party; and (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary or other authorized officer executing the certificate pursuant to clause (ii) above.
(e) All reasonable fees, costs and expenses due and payable on or prior to the Closing Date (including Attorney Costs and expenses of any other advisors), to the extent invoiced at least two Business Days prior to the Closing Date (except as otherwise reasonably agreed by the Borrower), and other compensation payable to the Administrative Agent, the Lead Arrangers and the Lenders required to be reimbursed or paid by the Borrower hereunder or under any other Loan Document or under the Engagement Letter on the Closing Date, shall have been paid.
(f) The Security Agreement and the Intellectual Property Security Agreements, in each case dated as of the Closing Date, shall have been duly executed by each Loan Party that is to be a party thereto and the Security Agreement and such Intellectual Property Security Agreements shall be in full force and effect on the Closing Date, and true and correct copies of such Security Documents shall have been delivered to the Collateral Agent.
(g) The Administrative Agent shall have received the results of a search of the Uniform Commercial Code filings (or equivalent filings) made with respect to the Loan Parties in the states (or other jurisdictions) of formation of such Persons, together with copies of the financing statements (or similar documents) disclosed by such search, and accompanied by evidence satisfactory to the Administrative Agent that the Liens indicated in any such financing statement (or similar document) would be permitted under Section 8.5 or have been or will be contemporaneously released or terminated.
(h) After giving effect to the consummation of the Transactions, the Borrower’s (x) 9.5% Senior Secured Notes due 2016 and (y) existing Revolving Credit Agreement, dated as of July 20, 2011, shall have been repaid, defeased or otherwise discharged (or irrevocable notice for redemption thereof has been given) substantially concurrently with or prior to the satisfaction of the other conditions precedent set forth in this Section 6.1 and the Administrative Agent shall have received a customary payoff letter with respect to such Existing Indebtedness to be repaid.
(i) The Administrative Agent shall have received a duly completed notice of borrowing from the Borrower.
(j) The Administrative Agent shall have received (i) GAAP audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower for the 2009, 2010 and 2011 fiscal years (and, to the extent available, the related unaudited consolidating financial statements) and (ii) GAAP unaudited consolidated and (to the extent available) consolidating balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower for the fiscal quarters ended December 31, 2011, March 31, 2012 and June 30, 2012.
(k) The Administrative Agent shall have received a certificate from the chief financial officer of the Borrower substantially in the form attached as Exhibit F certifying that the Borrower and its Subsidiaries, on a consolidated basis after giving effect to the Transactions and the other transactions contemplated hereby, are Solvent.
(l) The representations and warranties of the Loan Parties set forth in Section 5 and in each other Loan Document shall be true and correct in all material respects on and as of the Closing Date with the same effect as though made on and as of such date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.
(m) The Administrative Agent shall have received, at least five days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act, as has been reasonably requested in writing at least 10 days prior to the Closing Date.
SECTION 7

Affirmative Covenants
The Borrower hereby agrees that, from and after the Closing Date until payment in full of the Term Loans and all other Term Loan Facility Obligations then due and owing to any Lender or Agent hereunder, the Borrower shall and (except in the case of delivery of financial information, reports and notices) shall cause each of its respective Restricted Subsidiaries to:
2.1Financial Statements. Deliver to the Administrative Agent for further distribution to each Lender:
(a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower ending on or after the Closing Date (or such longer period as would be permitted by the SEC if the Borrower (or any Parent whose financial statements satisfy the Borrower’s reporting obligations under this Section 7.1(a)) were then subject to SEC reporting requirements as a non-accelerated filer; provided, that such longer period shall not apply if the SEC provided such longer period exclusively to the Borrower (or such Parent)), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of KPMG LLP or any other independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (other than with respect to, or resulting from (i) an upcoming maturity date under the Facility that is scheduled to occur within one year from the time such report and opinion are delivered or (ii) any potential inability to satisfy any financial maintenance covenant included in any Indebtedness of the Borrower or its Subsidiaries on a future date in a future period);
(b) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower ending on or after the Closing Date (or such longer period as would be permitted by the SEC if the Borrower (or any Parent whose financial statements satisfy the Borrower’s reporting obligations under this Section 7.1(b)) were then subject to SEC reporting requirements as a non-accelerated filer; provided, that such longer period shall not apply if the SEC provided such longer period exclusively to the Borrower (or such Parent)), the unaudited consolidated balance sheet of the Borrower as at the end of such fiscal quarter, and the related unaudited consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the fiscal year then ended, and setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;
(c) [reserved]; and
(d) to the extent applicable, simultaneously with the delivery of each set of consolidated financial statements referred to in Sections 7.1(a) and 7.1(b) above, related unaudited condensed consolidating financial statements reflecting the material adjustments necessary (as determined by the Borrower in good faith) to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements.
Notwithstanding the foregoing, (i) in the event that the Borrower delivers to the Administrative Agent an Annual Report for any Parent on Form 10-K for any fiscal year, as filed with the SEC, within 90 days after the end of such fiscal year (or such longer period as would be permitted by the SEC if such Parent were then subject to SEC reporting requirements as a non-accelerated filer; provided, that such longer period shall not apply if the SEC provided such longer period exclusively to the Borrower (or such Parent)), such Form 10-K shall satisfy all requirements of Section 7.1(a) with respect to such fiscal year and (ii) in the event that the Borrower delivers to the Administrative Agent a Quarterly Report for any Parent on Form 10-Q for any fiscal quarter, as filed with the SEC, within 45 days after the end of such fiscal quarter (or such longer period as would be permitted by the SEC if such Parent were then subject to SEC reporting requirements as a non-accelerated filer; provided, that such longer period shall not apply if the SEC provided such longer period exclusively to the Borrower (or such Parent)), such Form 10-Q shall satisfy all requirements of Section 7.1(b) with respect to such fiscal quarter.
Notwithstanding anything in clauses (a) or (b) of this Section 7.1 to the contrary, except as expressly required with respect to Unrestricted Subsidiaries in clause (d) above, in no event shall any annual or quarterly financial statements delivered pursuant to clauses (a) or (b) of this Section 7.1 be required to (x) include any separate consolidating financial information with respect to the Borrower, any Subsidiary Guarantor or any other Affiliate of the Borrower, (y) comply with Section 302, Section 404 and Section 906 of the Sarbanes Oxley Act of 2002, as amended, or related items 307 and 308 of Regulation S-K under the Securities Act and (z) comply with Rule 3-05, Rule 3-09, Rule 3-10 and Rule 3-16 of Regulation S-X under the Securities Act, as the same may be amended or any successor law, rule or regulation thereto.
2.2Certificates; Other Information. Deliver to the Administrative Agent for further distribution to each Lender:
(a) [Reserved]
(b) concurrently with the delivery of the financial statements and reports referred to in Sections 7.1(a) and (b), a certificate signed by a Responsible Officer of the Borrower substantially in the form of Exhibit Q or the form previously delivered to the Administrative Agent for fiscal quarters and fiscal years ended prior to the Thirteenth Amendment Closing Date (a “Compliance Certificate”) (i) stating that, to the best of such Responsible Officer’s knowledge, each of the Borrower and its Restricted Subsidiaries during such period has observed or performed all of its covenants and other agreements contained in this Agreement and the other Loan Documents to which it is a party and that such Responsible Officer has obtained no knowledge of any Default or Event of Default, except, in each case, as specified in such certificate and (ii) if (A) delivered with the financial statements required by Section 7.1(a) and (B) the First Lien Indebtedness to EBITDA Ratio as of the last day of the immediately preceding Fiscal Year was greater than 4.00:1.00, set forth in reasonable detail the amount of (and the calculations required to establish the amount of) Excess Cash Flow for the respective Fiscal Year covered by such financial statements;
(c) promptly after the same are publicly available, copies of each annual report, proxy or financial statement or other material report or material communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower has filed with the SEC (other than any registration statement on Form S-8 or any filing on Form 8-K) or with any national securities exchange and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;
(d) [Reserved];
(e) [Reserved];
(f) together with the delivery of each Compliance Certificate pursuant to Section 7.2(b), copies of any Intellectual Property Security Agreement delivered to the Collateral Agent in accordance with Section 2.11(e) of the Security Agreement during the prior fiscal quarter;
(g) [reserved];
(h) promptly after the request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation; and
(i) promptly, such additional information regarding the business, legal, financial or corporate affairs of any Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request.
Documents required to be delivered pursuant to Sections 7.1(a) or (b) or 7.2 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed in Schedule A (or such other website address as the Borrower may specify by written notice to the Administrative Agent from time to time); or (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website (including any website maintained by the SEC) or whether sponsored by the Administrative Agent); provided that: (i) upon request the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for the timely accessing of posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.
2.3Notices. Promptly upon a Responsible Officer of the Borrower obtaining knowledge thereof, notify the Administrative Agent:
(a) of the occurrence of any Default; and
(b) of any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect, including arising out of or resulting from: (i) breach or non-performance of, or any default under, a Contractual Obligation of any Loan Party or any Subsidiary, (ii) any dispute, litigation, investigation, proceeding or suspension between any Loan Party or any Subsidiary and any Governmental Authority, (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or any Subsidiary, including pursuant to any applicable Environmental Laws and or in respect of IP Rights or the assertion or occurrence of any noncompliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit, or (iv) the occurrence of any ERISA Event or Foreign Benefit Event.
Each notice pursuant to this Section shall be accompanied by a written statement of a Responsible Officer of the Borrower (x) that such notice is being delivered pursuant to Section 7.3(a) or (b) (as applicable) and (y) setting forth reasonable details of the occurrence referred to therein and stating what action (if any) the Borrower has taken and proposes to take with respect thereto. The Administrative Agent agrees to promptly transmit each notice received by it in compliance with Section 7.3(a) to each Lender.
2.4Payment of Taxes. Pay, discharge or otherwise satisfy as the same shall become due and payable, all taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets, except (a) those which are being contested in good faith by appropriate proceedings and for which adequate reserves are maintained to the extent required by GAAP (or, for Foreign Subsidiaries, in conformity with generally accepted accounting principles that are applicable in their respective jurisdictions of organization) or (b) to the extent the failure to pay, discharge or satisfy the same would not reasonably be expected to have a Material Adverse Effect.
2.5Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization, except in connection with an asset disposition or in a transaction permitted by Section 8.6 or to the extent (other than for the Borrower) that the failure to do so would not reasonably be expected to have a Material Adverse Effect, (b) take all reasonable action to maintain all rights, privileges (including its good standing if such concept has a legally recognized meaning in its jurisdiction of organization), permits, licenses and franchises necessary in the normal conduct of its business, except, in each case, in connection with an asset disposition or to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect, and (c) preserve or renew all of its registered patents, trademarks, trade names, service marks and copyrights, to the extent required under the Security Agreement.
2.6Maintenance of Properties. Except if the failure to do so would not reasonably be expected to have a Material Adverse Effect, maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear and casualty or condemnation excepted.

2.7Maintenance of Insurance. Except where failure to do so would not reasonably be expected to have a Material Adverse Effect, maintain with financially sound and reputable insurance companies insurance with respect to its material properties and business against loss or damage of such types and in such amounts (after giving effect to any self-insurance consistent with past practice, or reasonable under the circumstances, and, in either case, customary for similarly situated Persons engaged in the same or similar businesses as the Borrower and its Restricted Subsidiaries) as are consistent with past practice, or reasonable under the circumstances, and customarily carried under similar circumstances by such other Persons.
2.8Compliance with Laws. Comply in all material respects with the requirements of all applicable Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except if the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.
2.9Books and Records. Maintain proper books of record and account in a manner to allow financial statements to be prepared in conformity with GAAP consistently applied in respect of all material financial transactions and matters involving the material assets and business of the Borrower and its Subsidiaries taken as a whole (it being understood and agreed that each Foreign Subsidiary may maintain individual books and records in a manner to allow financial statements to be prepared in conformity with generally accepted accounting principles that are applicable in its jurisdiction of organization).
2.10Inspection Rights. Permit representatives of the Administrative Agent (x) to visit and inspect any of its properties (to the extent it is within such person’s control to permit such inspection), to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its officers all at the reasonable expense of the Borrower, and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower and (y) to have reasonable discussions regarding the business, operations, properties and financial condition of the Borrower and its Subsidiaries with the Borrower’s independent certified public accountants (subject to such accountants’ customary policies and procedures); provided that, excluding any such visits and inspections during the continuation of an Event of Default, (i) the Administrative Agent shall not exercise such rights more often than once during any calendar year absent the existence of an Event of Default and (ii) such exercise shall be at the Borrower’s reasonable expense; provided further that when an Event of Default exists the Administrative Agent (or any of its representatives) may do any of the foregoing at the reasonable expense of the Borrower at any time during normal business hours and upon reasonable advance written notice. The Administrative Agent shall give the Borrower the opportunity to participate in any discussions with the Borrower’s accountants pursuant to clause (y) of the immediately preceding sentence. Notwithstanding anything to the contrary in Subsection 7.2(i) or in this Subsection 7.10, none of the Borrower or any Restricted Subsidiary will be required to disclose or permit the inspection or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or the Lenders (or their respective representatives) is prohibited by Requirement of Law or any binding agreement or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product.
2.11Use of Proceeds. Use the proceeds of the Initial Term Loans only for general corporate purposes of the Borrower and its Subsidiaries, including to refinance existing Indebtedness and pay related fees, costs and expenses. Use the proceeds of the Tranche B Term Loans for the purposes specified in the First Incremental Amendment. Use the proceeds of the Tranche C Term Loans for the purposes specified in the Third Amendment. Use the proceeds of the Tranche D Term Loans for the purposes specified in the Fourth Amendment. Use the proceeds of the Tranche E Term Loans for the purposes specified in the Fifth Amendment. Use the proceeds of the Tranche F Term Loans for the purposes specified in the Seventh Amendment. Use the proceeds of the Tranche G Term Loans for the purposes specified in the Eighth Amendment. Use the proceeds of the Tranche H Term Loans for the purposes specified in the Tenth Amendment.
2.12Covenant to Guarantee Obligations and Give Security.
(a)Upon (i) the formation or acquisition of any new direct or indirect Domestic Subsidiary that is a Wholly Owned Restricted Subsidiary (other than (A) an Unrestricted Subsidiary, (B) any Subsidiary that is prohibited by any Contractual Obligation (provided such prohibition was not incurred in connection with or in contemplation of the acquisition of such Subsidiary) or by applicable Laws from guaranteeing the Secured Obligations or which would require governmental (including regulatory) consent, approval, license or authorization to provide such guarantee unless such consent, approval, license or authorization has been received, (C) any Securitization Subsidiary, (D) any Subsidiary with respect to which the provision of a guaranty of the Secured Obligations would result in material adverse tax consequences (as reasonably determined by the Borrower and notified in writing to the Administrative Agent), (E) any not-for-profit Subsidiary, (F) any Captive Insurance Subsidiary, (G) any Subsidiary with respect to which the Borrower and Administrative Agent reasonably agree that the burden or cost or other consequences of providing a guarantee of the Secured Obligations shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (H) any Subsidiary that is a Special Purpose Entity, (I) a Subsidiary formed solely for the purpose of becoming a Parent, or merging with the Borrower in connection with another Subsidiary becoming a Parent, or otherwise creating or forming a Parent or (J) an Immaterial Subsidiary (all Subsidiaries described in the foregoing clauses (A) through (J), the “Excluded Subsidiaries”)) by any Loan Party, (ii) the designation of any existing direct or indirect Domestic Subsidiary that is a Wholly Owned Subsidiary (other than an Excluded Subsidiary) as a Restricted Subsidiary in accordance with the terms hereof, (iii) any Domestic Subsidiary that is a Wholly Owned Subsidiary that is an Unrestricted Subsidiary (other than an Unrestricted Subsidiary that is otherwise an Excluded Subsidiary) ceasing to be an Unrestricted Subsidiary, (iv) any Domestic Subsidiary that is a Wholly Owned Restricted Subsidiary that is an Immaterial Subsidiary (other than an Immaterial Subsidiary that is otherwise an Excluded Subsidiary) ceasing to be an Immaterial Subsidiary, or (v) any Domestic Subsidiary that is a Wholly Owned Restricted Subsidiary that is an Excluded Subsidiary ceasing to be an Excluded Subsidiary, the Borrower shall, in each case at the Borrower’s expense, within 90 days after such formation, acquisition, designation, change in status or guarantee or such longer period as the Administrative Agent may agree in its discretion (so long as such Subsidiary is not an Excluded Subsidiary at the end of such 90 day or longer period):
(i)cause each such Subsidiary to duly execute and deliver to the Administrative Agent a guaranty supplement, in substantially the form attached to the Guarantee Agreement as Exhibit C, guaranteeing the Secured Obligations of each Loan Party;
(ii)cause each such Subsidiary to duly execute and deliver to the Collateral Agent a Security Agreement Supplement (as defined in the Security Agreement) and those Security Documents required to be delivered under the Security Agreement, as further specified by and in form and substance reasonably satisfactory to the Collateral Agent (substantially consistent with the Security Documents in effect on the Closing Date unless otherwise consented to by the Collateral Agent), granting a Lien to the extent required under the Security Agreement, in each case securing the Secured Obligations of such Subsidiary under the Guarantee Agreement;

(iii) (x) cause each such Subsidiary to deliver (i) any and all certificates representing Capital Stock directly owned by such Subsidiary (limited, in the case of Capital Stock of a Foreign Subsidiary, to 65% of each class of the outstanding Capital Stock (including for these purposes any investment deemed to be Capital Stock for United States Tax purposes) in such Foreign Subsidiary) accompanied by undated stock powers or other appropriate instruments of transfer executed in blank and (ii) instruments evidencing the Pledged Debt in each case in excess of $5.0 million held by such Subsidiary, indorsed in blank to the Collateral Agent and (y) cause each direct parent of such Subsidiary that is a Guarantor or is required to become a Guarantor pursuant to Section 7.12(a)(i), to deliver any and all certificates representing the outstanding Capital Stock of such Subsidiary owned by such parent accompanied by undated stock powers or other appropriate instruments of transfer executed in blank; and
(iv)take and cause such Subsidiary and each direct or indirect parent of such Subsidiary to take whatever action is required under the Security Agreement or otherwise deemed necessary in the reasonable opinion of the Collateral Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the Security Documents delivered pursuant to this Section 7.12 and the Security Agreement, enforceable against all third parties in accordance with their terms.
For the avoidance of doubt, (i) no Excluded Subsidiary shall be required hereunder to guarantee the obligations of the Borrower or any Guarantor, (ii) no Foreign Subsidiary shall be required hereunder to guarantee the obligations of the Borrower or any Guarantor, (iii) no more than 65% of any class of Capital Stock of any Foreign Subsidiary shall be required to be pledged to support obligations of the Borrower or any Guarantor, and (iv) no Capital Stock of any Excluded Subsidiary shall be required to be pledged.
(b)Upon the acquisition by any Loan Party of any property the Borrower will cause such Loan Party to comply with the requirements under the Security Documents and cause such assets to be subject to a perfected Lien in favor of the Collateral Agent for the benefit of the Secured Parties to the extent required under the Security Documents and the Borrower will cause the relevant Loan Party to take such additional actions as shall be necessary or reasonably requested by the Collateral Agent to grant and perfect or record such Lien, including, as applicable, the actions referred to above.
(c)In no event shall the Borrower or any Restricted Subsidiary be required to (i) take any action in any jurisdiction other than the United States of America, or required by the laws of any such jurisdiction, in order to create any security interests (or other Liens) in assets located or titled outside of the United States of America or to perfect any security interests (or other Liens) in any such Collateral, (ii) deliver control agreements with respect to, or confer perfection by “control” over, any deposit accounts, bank or securities account or other Collateral, except, in the case of Collateral that constitutes Capital Stock or intercompany notes in certificated form, delivering such Capital Stock or intercompany notes (in the case of intercompany notes, limited to any such note with a principal amount in excess of $5.0 million) to the Collateral Agent (or another Person as required under the Security Agreement) or (iii) deliver landlord lien waivers, estoppels or collateral access letters.
(d)Notwithstanding the foregoing, (x) the Collateral Agent shall not take a security interest in (i) those assets as to which the Collateral Agent and the Borrower shall agree (each acting reasonably) that the cost of obtaining such Lien (including any mortgage, stamp, intangibles or other tax) are excessive in relation to the benefit to the Lenders of the security afforded thereby or (ii) assets to the extent a security interest in such assets would result in material adverse tax consequences (including as a result of the operation of Section 956 of the

Code or any similar Law in any applicable jurisdiction) as reasonably determined by the Borrower and notified in writing to the Administrative Agent and (y) Liens required to be granted pursuant to this Section 7.12 shall be subject to exceptions and limitations consistent with those set forth in the Security Documents as in effect on the Closing Date (to the extent appropriate in the applicable jurisdiction). In the case of any conflict between this Agreement and the Security Documents, the Security Documents shall govern and no assets are required to be pledged or actions are required to be taken that are not required to be pledged or taken under the Security Documents.
2.13Compliance with Environmental Laws. Except, in each case, to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect, (a) comply, and take all reasonable actions to cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits, (b) obtain and renew all Environmental Permits necessary for its operations and properties, and (c) in each case to the extent required by Environmental Laws, conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws.
2.14Further Assurances. Promptly upon reasonable request by the Collateral Agent (or, with respect to the Guarantee Agreement and any other Loan Document (other than the Security Documents), the Administrative Agent) (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of the Guarantee Agreement, any Security Document or any other Loan Document and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Collateral Agent (or, with respect to the Guarantee Agreement and any other Loan Document (other than the Security Documents), the Administrative Agent) may reasonably require from time to time in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the Security Documents.
2.15Maintenance of Ratings. Use commercially reasonable efforts to maintain ratings of the Term Loans, a public corporate rating and a public corporate family rating, as applicable, from each of S&P and Moody’s, in each case in respect of the Borrower (but not to obtain or maintain a specific rating).
2.16Post-Closing Actions. Complete the actions listed on Schedule 7.16 by the times stated therein (or such later date as may be consented to by the Administrative Agent in its sole discretion).
SECTION 8

Negative Covenants
The Borrower hereby agrees that, from and after the Closing Date until payment in full of the Term Loans and all other Term Loan Facility Obligations then due and owing to any Lender or any Agent hereunder:

2.1[Reserved].
2.2[Reserved].
2.3[Reserved].
2.4[Reserved].
2.5Liens. (a) The Borrower will not, and will not permit any Guarantor to, directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) that secures obligations under any Indebtedness of the Borrower or of a Guarantor, on any asset or property of the Borrower or any Guarantor, or any income or profits therefrom, or on any right to receive income therefrom (the “Initial Lien”), unless (a) in the case of an Initial Lien on any Collateral, such Initial Lien expressly has Junior Lien Priority on such Collateral in relation to the Term Loan Facility Obligations and the Guarantees, as applicable or (b) in the case of an Initial Lien on any other asset or property, the Term Loan Facility Obligations (or a Guarantee in the case of Liens of a Guarantor) are equally and ratably secured with (or, in the event the Lien relates to Subordinated Indebtedness, are secured on a senior basis to) the obligations so secured until such time as such obligations are no longer secured by a Lien.
(b)Any Lien created for the benefit of the Lenders pursuant to Section 8.5(a) shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien that gave rise to the obligation to secure the Term Loan Facility Obligations.
2.6Fundamental Changes. The Borrower may not (1) consolidate or merge with or into another Person (whether or not the Borrower is the surviving Person); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Borrower and its Subsidiaries taken as a whole, in one or more related transactions to another Person (including pursuant to a Division); unless:
(a)either: (i) the Borrower is the surviving Person; or (ii) the Person formed by or surviving any such consolidation or merger (if other than the Borrower) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a Person organized or existing under the laws of the United States, any state of the United States, the District of Columbia or any territory thereof (the Borrower or such Person, as the case may be, being herein called the “Successor Borrower”);
(b)the Successor Borrower (if other than the Borrower) assumes all the obligations of the Borrower under this Agreement and the other Loan Documents to which it is a party by executing a joinder or one or more other documents or instruments in form reasonably satisfactory to the Administrative Agent;
(c)immediately after such transaction no Default or Event of Default exists;
(d)[reserved];
(e)each Subsidiary Guarantor (other than (x) any Subsidiary Guarantor that will be released from its obligations under its Subsidiary Guarantee in connection with such transaction and (y) any party to any such consolidation or merger that does not survive or become the Successor Borrower) shall have delivered a joinder or other document or instrument in form reasonably satisfactory to the Administrative Agent, confirming its Subsidiary Guarantee; and

(f)each Subsidiary Guarantor (other than (x) any Subsidiary that will be released from its grant or pledge of Collateral under the Security Agreement in connection with such transaction and (y) any party to any such consolidation or merger that does not survive or become the Successor Borrower) shall have by a supplement to the Security Agreement or another document or instrument in form reasonably satisfactory to the Administrative Agent affirmed that its obligations thereunder shall apply to its Guarantee as confirmed pursuant to clause (e) above;
provided that, for the purposes of this Section 8.6 only, neither a Music Publishing Sale nor a Recorded Music Sale will be deemed to be a sale, assignment, transfer, conveyance or other disposition of all or substantially all of the properties or assets of the Borrower and its Subsidiaries taken as a whole. For the avoidance of doubt, (1) the Borrower may therefore consummate a Music Publishing Sale without complying with this Section 8.6 notwithstanding anything to the contrary in this Section 8.6, (2) the Borrower may therefore consummate a Recorded Music Sale without complying with this Section 8.6 notwithstanding anything to the contrary in this Section 8.6 and (3) the determination in the preceding proviso shall not affect the determination of what constitutes all or substantially all the assets of the Borrower under any other contract to which the Borrower is a party.
For the purpose of this Section 8.6, with respect to any sale, lease, transfer, conveyance or other disposition of properties or assets in connection with any acquisition (including any acquisition by means of a merger or consolidation with or into the Borrower or any Restricted Subsidiary), the determination of whether such sale, lease, transfer, conveyance or disposition constitutes a sale of all or substantially all of the properties or assets of the Borrower and its Subsidiaries taken as a whole shall be made on a pro forma basis giving effect to such acquisition.
This Section 8.6 will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Borrower and its Restricted Subsidiaries. Notwithstanding the foregoing clause (c), (x) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Borrower or to another Restricted Subsidiary and (y) the Borrower may merge with an Affiliate incorporated solely for the purpose of reincorporating the Borrower in another state of the United States.
2.7[Reserved].
2.8Change of Control. The Borrower shall not and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, in the event of the occurrence of a Change of Control, repurchase or repay any Indebtedness then outstanding pursuant to any Subordinated Indebtedness or any portion thereof, unless the Borrower shall have (i) made payment in full of the Term Loan Facility Obligations and any other amounts then due and owing to any Lender or the Administrative Agent hereunder and under any Note or (ii) made an offer to pay the Term Loan Facility Obligations and any amounts then due and owing to each Lender and the Administrative Agent hereunder and under any Note and shall have made payment in full thereof to each such Lender or the Administrative Agent which has accepted such offer. For so long as the Borrower shall have complied with the terms of this Section 8.8, any Event of Default arising under Section 9.1(j) by reason of such Change of Control shall be deemed not to have occurred or be continuing.
2.9Suspension of Covenants. If on any date following the Eighth Amendment Closing Date (i) the Investment Grade Condition is satisfied and (ii) no Default has occurred and is continuing under this Agreement (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event” and the date thereof being referred to as the “Suspension Date”) then, the Borrower and the other

Loan Parties shall not be subject to the covenants set forth in Sections 7.12 and clauses (e) and (f) of Section 8.6 (collectively, the “Suspended Covenants”).
In the event that the Borrower and its Restricted Subsidiaries are not subject to the Suspended Covenants under this Agreement for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) the Investment Grade Condition is no longer satisfied, then the Borrower and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under this Agreement with respect to future events. The period of time between the Suspension Date and the Reversion Date is the “Suspension Period”.
Notwithstanding that the Suspended Covenants may be reinstated, (1) no Default, Event of Default or breach of any kind will be deemed to exist or have occurred as a result of any failure by the Borrower or any other Loan Party to comply with the Suspended Covenants during any Suspension Period (or upon termination of the Suspension Period or after that time arising out of actions taken or events that occurred during the Suspension Period), and (2) following a Reversion Date the Borrower and any other Loan Party will be permitted, without causing a Default, Event of Default or breach of any kind, to honor, comply with or otherwise perform any contractual commitments or obligations arising prior to such Reversion Date and to consummate the transactions contemplated thereby, and shall have no liability for any actions taken or events that occurred during the Suspension Period, or for any actions taken or events occurring at any time pursuant to any such commitment or obligation.
SECTION 9

Events of Default
2.1Events of Default. Any of the following from and after the Closing Date shall constitute an event of default:
(a) The Borrower shall fail to pay any principal of any Term Loan when due in accordance with the terms hereof (whether at stated maturity, by mandatory prepayment or otherwise); or the Borrower shall fail to pay any interest on any Term Loan, or any other amount payable hereunder, within five Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or
(b) Any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document (or in any amendment, modification or supplement hereto or thereto) or which is contained in any certificate furnished at any time by or on behalf of any Loan Party pursuant to this Agreement or any such other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made, and for the failure of any representation or warranty that is capable of being cured (as determined in good faith by the Borrower, which determination shall be conclusive), such default shall continue unremedied for a period of 30 days after the earlier of (A) the date on which a Responsible Officer of the Borrower becomes aware of such failure and (B) the date on which written notice thereof shall have been given to the Borrower by the Administrative Agent or the Required Lenders; or
(c) Any Loan Party shall default in the payment, observance or performance of any term, covenant or agreement contained in Section 8; or
(d) Any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in clauses (a) through (c) of this Section 9.1), such default shall continue unremedied for a period of, in the case of a default with respect to reporting obligations under Section 7.1 or related certificates under Section 7.2, 120 days after notice thereof from the Administrative Agent or the Required Lenders, and in the case of any other default, 30 days after the earlier of (A) the date on which a Responsible Officer of the Borrower becomes aware of such failure and (B) the date on which written notice thereof shall have been given to the Borrower by the Administrative Agent or the Required Lenders; or
(e) Any Loan Party or any of its Restricted Subsidiaries shall (i) default in (x) any payment of principal of or interest on any Indebtedness (excluding the Term Loans) in excess of the Threshold Amount or (y) in the payment of any Guarantee Obligation in excess of the Threshold Amount, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness or Guarantee Obligation was created; (ii) default in the observance or performance of any other agreement or condition relating to any Indebtedness (excluding the Term Loans) or Guarantee Obligation referred to in clause (i) above or contained in any instrument or agreement evidencing, securing or relating thereto (other than a failure to provide notice of a default or an event of default under such instrument or agreement or default in the observance of or compliance with any financial maintenance covenant), or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Guarantee Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice or lapse of time if required, such Indebtedness to become due prior to its stated maturity or such Guarantee Obligation to become payable (an “Acceleration”; and the term “Accelerated” shall have a correlative meaning), and such time shall have lapsed and, if any notice (a “Default Notice”) shall be required to commence a grace period or declare the occurrence of an event of default before notice of Acceleration may be delivered, such Default Notice shall have been given and such default shall not have been remedied or waived by or on behalf of such holder or holders (provided that this clause (ii) shall not apply to (x) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder or (y) any termination event or similar event pursuant to the terms of any Hedge Agreement) or (iii) in the case of any Indebtedness or Guarantee Obligations referred to in clause (i) above containing or otherwise requiring observance or compliance with any financial maintenance covenant, such Indebtedness or Guarantee Obligation shall have been Accelerated and such Acceleration shall not have been rescinded; or
(f) If (i) the Borrower or any Material Subsidiary of the Borrower shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts (excluding, in each case, the solvent liquidation or reorganization of any Foreign Subsidiary of the Borrower that is not a Loan Party), or (B) seeking appointment of a receiver, interim receiver, receivers, receiver and manager, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower or any Material Subsidiary of the Borrower shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any Material Subsidiary of the Borrower any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged, unstayed or unbonded for a period of 60 days; or (iii) there shall be commenced against the Borrower or any Material Subsidiary of the Borrower any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower or any Material Subsidiary of the Borrower shall take any corporate or other similar organizational action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Borrower or any Material Subsidiary of the Borrower shall be generally unable to, or shall admit in writing its general inability to, pay its debts as they become due; or
(g) (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or would reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect, (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect or (iii) a Foreign Benefit Event occurs which, either individually or together with other Foreign Benefit Events that have occurred, would reasonably be expected to result in a Material Adverse Effect; or
(h) One or more judgments or decrees shall be entered against the Borrower or any of its Restricted Subsidiaries involving in the aggregate at any time a liability (net of any insurance or indemnity payments actually received in respect thereof prior to or within 60 days from the entry thereof, or to be received in respect thereof in the event any appeal thereof shall be unsuccessful) of the Threshold Amount or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or
(i) With respect to any Collateral, individually, having a fair market value in excess of the Threshold Amount, any of the Security Documents ceases to be in full force and effect, or any of the Security Documents ceases to give the Lenders the Liens purported to be created thereby, or any of the Security Documents is declared null and void or the Borrower or any Guarantor denies in writing that it has any further liability under any Security Document (in each case other than in accordance with the terms of this Agreement or any of the Security Documents), except to the extent that any loss of perfection or priority results from the Collateral Agent (or any other collateral agent for any Indebtedness secured by a Lien) not maintaining possession of certificates actually delivered to it representing securities, promissory notes or other instruments pledged under the Security Documents, or otherwise results from the gross negligence or willful misconduct of the Administrative Agent or the Collateral Agent (or any other collateral agent for any Indebtedness secured by a Lien) and except, as to Collateral consisting of real property, to the extent that such loss of perfection or priority is covered by a lender’s title insurance policy and the Collateral Agent is reasonably satisfied with the credit of such insurer; provided, that if a loss of perfection or priority of the sort described in this Section 9.1(i) is susceptible of cure (including with respect to any loss of Lien priority on material portions of the Collateral), no Event of Default shall arise under this Section 9.1(i) with respect thereto until 30 days after a Responsible Officer becomes aware of such loss of perfection or priority; or
(j) Subject to the Borrower’s option to make an offer to prepay the Term Loans pursuant to Section 8.8, a Change of Control shall have occurred.

2.2Remedies Upon an Event of Default. (a) If any Event of Default occurs and is continuing, then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of Section 9.1(f) with respect to the Borrower, automatically the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement shall immediately become due and payable, and (B) if such event is any other Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Term Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement to be due and payable forthwith, whereupon the same shall immediately become due and payable.
(b)Except as expressly provided above in this Section 9, to the maximum extent permitted by applicable law, presentment, demand, protest and all other notices of any kind are hereby expressly waived.
(c)Notwithstanding anything to the contrary, neither the Administrative Agent nor any Lender may deliver notice of any Default or Event of Default or otherwise consent, take action or direct or require the Administrative Agent or any Lender to undertake any action in respect of any Default or Event of Default previously reported to the Administrative Agent and the Lenders through the delivery of a notice of Default in accordance with Section 7.3(a) more than two years prior to such delivery of notice, consent, action or direction or requirement to undertake action in respect of Default or Event of Default, and such delivery of notice, consent, action or direction or requirement to undertake action shall be invalid and have no effect; provided that, such two year limitation shall not apply if the Administrative Agent or the Required Lenders have commenced any remedial action (whether as set forth in this Section 9.2 or as otherwise set forth in the Loan Documents) in respect of any such Default or Event of Default prior to such time.
SECTION 10

The Agents and the Other Representatives
2.1Appointment. (a) Each Lender hereby irrevocably designates and appoints the Agents as the agents of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes each Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to or required of such Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Each Lender further authorizes the Administrative Agent to act as representative of the Lenders under the Security Agreement and each other Security Document, as applicable. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Agents and the Other Representatives shall not have any duties or responsibilities, except, in the case of the Administrative Agent and the Collateral Agent, those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent or the Other Representatives.
(b)Each of the Agents may perform any of their respective duties under this Agreement, the other Loan Documents and any other instruments and agreements referred to herein or therein by or through its respective officers, directors, agents, employees or affiliates, or delegate any and all such rights and powers to, any one or more sub-agents appointed by such Agent (it being understood and agreed, for avoidance of doubt and without limiting the generality of the foregoing, that the Administrative Agent and the Collateral Agent may perform any of their respective duties under the Security Documents by or through one or more of their respective affiliates). Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section 10 shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.
(c)Except for Sections 10.5, 10.8(a), (b), (c) and (e) and (to the extent of the Borrower’s rights thereunder and the conditions included therein) 10.9, the provisions of this Section 10 are solely for the benefit of the Agents and the Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.
2.2The Administrative Agent and Affiliates. Each person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each person serving as an Agent hereunder in its individual capacity. Such person and its affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Holdings, the Borrower or any Subsidiary or other Affiliate thereof as if such person were not an Agent hereunder and without any duty to account therefor to the Lenders.
2.3Action by an Agent. Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact (including the Collateral Agent in the case of the Administrative Agent), and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact or counsel selected by it with reasonable care.
2.4Exculpatory Provisions. (a) No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, no Agent:
(i)shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(ii)shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that such Agent shall not be required to take any action that, in its judgment or the judgment of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Requirement of Law; and
(iii)shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the person serving as such Agent or any of its affiliates in any capacity.
(b)No Agent shall be liable for any action taken or not taken by it (x) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 11.1) or (y) in the absence of its own gross negligence, bad faith or willful misconduct. No Agent shall be deemed to have knowledge of any Default unless and until written notice describing such Default is given to such Agent by the Borrower or a Lender.
(c)No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 6 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Administrative Agent or the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term as used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.
(d)Each party to this Agreement acknowledges and agrees that the Administrative Agent may use an outside service provider for the tracking of all UCC financing statements required to be filed pursuant to the Loan Documents and notification to the Administrative Agent, of, among other things, the upcoming lapse or expiration thereof, and that any such service provider will be deemed to be acting at the request and on behalf of the Borrower and the other Loan Parties. No Agent shall be liable for any action taken or not taken by any such service provider.
(e)No Agent warrants or accepts responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Alternate Base Rate, Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR or any other Benchmark, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Alternate Base Rate, Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Benchmark Replacement Conforming Changes with respect to any Benchmark Replacement for the Tranche H Term Loans. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Alternate Base Rate, Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR, Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Alternate Base Rate, Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR or any other Benchmark, any component definition thereof or rates referred to in the definitions thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

2.5Acknowledgement and Representations by Lenders. Each Lender expressly acknowledges that none of the Agents or the Other Representatives nor any of their officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by any Agent or any Other Representative hereafter taken, including any review of the affairs of the Borrower or any other Loan Party, shall be deemed to constitute any representation or warranty by such Agent or such Other Representative to any Lender. Each Lender further represents and warrants to the Agents, the Other Representatives and each of the Loan Parties that it has had the opportunity to review each document made available to it on the Platform in connection with this Agreement and has acknowledged and accepted the terms and conditions applicable to the recipients thereof. Each Lender acknowledges that, independently and without reliance upon any Agent, the Other Representatives or any other Lender, and based on such documents and information as it has deemed appropriate, it has made and will make, its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties, it has made its own decision to make its Loans hereunder and enter into this Agreement and it will make its own decisions in taking or not taking any action under this Agreement and the other Loan Documents and, except as expressly provided in this Agreement, neither the Agents nor any Other Representative shall have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter. Each Lender acknowledges and agrees to comply with the provisions of Section 11.6 applicable to the Lenders hereunder.
2.6Indemnity; Reimbursement by Lenders. (a) To the extent that the Borrower or any other Loan Party for any reason fails to indefeasibly pay any amount required under Section 11.5 to be paid by it to the Administrative Agent (or any sub-agent thereof) or the Collateral Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay ratably according to their respective outstanding Term Loans on the date on which the applicable unreimbursed expense or indemnity payment is sought under this Section 10.6 such unpaid amount (such indemnity shall be effective whether or not the related losses, claims, damages, liabilities and related expenses are incurred or asserted by any party hereto or any third party); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the Collateral Agent (or any sub-agent thereof) or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or the Collateral Agent (or any sub-agent thereof) in connection with such capacity. The obligations of the Lenders under this Section 10.6 are subject to the provisions of Section 4.8.
(b)Any Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document (except actions expressly required to be taken by it hereunder or under the Loan Documents) unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.
(c)All amounts due under this Section 10.6 shall be payable not later than three Business Days after demand therefor. The agreements in this Section 10.6 shall survive the payment of the Loans and all other amounts payable hereunder.
2.7Right to Request and Act on Instructions; Reliance. (a) Each Agent may at any time request instructions from the Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Loan Documents an Agent is permitted or desires to take or to grant, and if such instructions are promptly requested, the requesting Agent shall be absolutely entitled as between itself and the Lenders to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Lender for refraining from any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from Required Lenders or all or such other portion of the Lenders as shall be prescribed by this Agreement. Without limiting the foregoing, no Lender shall have any right of action whatsoever against any Agent as a result of an Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of Required Lenders (or all or such other portion of the Lenders as shall be prescribed by this Agreement) and, notwithstanding the instructions of Required Lenders (or such other applicable portion of the Lenders), an Agent shall have no obligation to any Lender to take any action if it believes, in good faith, that such action would violate applicable law or exposes an Agent to any liability for which it has not received satisfactory indemnification in accordance with the provisions of Section 10.6.
(b)Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall be entitled to rely upon the advice of any such counsel, accountants or experts and shall not be liable for any action taken or not taken by it in accordance with such advice.
2.8Collateral Matters. (a) Each Lender authorizes and directs the Administrative Agent (including in its capacity as representative of the Lenders under the Security Documents) and the Collateral Agent to enter into (and agrees to be bound by the terms of) (x) the Guarantee Agreement, the Security Documents, the Junior Lien Intercreditor Agreement and any Other Intercreditor Agreement for the benefit of the Lenders and the other Secured Parties, (y) any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to the Security Documents, the Junior Lien Intercreditor Agreement and any Other Intercreditor Agreement or other intercreditor agreements in connection with the incurrence by any Loan Party or any Subsidiary thereof of Additional Indebtedness (each an “Intercreditor Agreement Supplement”) to permit such Additional Indebtedness to be secured by a valid, perfected lien (with such priority as may be designated by the Borrower or relevant Subsidiary, to the extent such priority is permitted by the Loan Documents) and (z) any Incremental Commitment Amendment as provided in Section 2.6, any Increase Supplement as provided in Section 2.6, any Lender Joinder Agreement as provided in Section 2.6, any agreement required in connection with a Permitted Debt Exchange Offer pursuant to Section 2.7 and any Extension Amendment as provided in Section 2.8. Each Lender hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Administrative Agent, the Collateral Agent or the Required Lenders in accordance with the provisions of this Agreement, the Guarantee Agreement, the Security Documents, the Junior Lien Intercreditor Agreement, any Other Intercreditor Agreement, any Intercreditor Agreement Supplement, any Incremental Commitment Amendment, any Increase Supplement, any Lender Joinder Agreement or any agreement required in connection with a Permitted Debt Exchange Offer or any Extension Amendment and the exercise by the Agents or the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. Each Lender further agrees that the Collateral Agent may act pursuant to the Security Documents as instructed by the representative of the First Lien Obligations (as defined in the Security Agreement) then having authority to direct actions of the Collateral Agent pursuant to the Security Documents. The Collateral Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time, to take any action with respect to any applicable Collateral or Security Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents. Each Lender agrees that it will not have any right individually to enforce or seek to enforce any Security Document or to realize upon any Collateral for the Term Loans unless instructed to do so by the Collateral Agent, it being understood and agreed that such rights and remedies may be exercised only by the Collateral Agent. Notwithstanding the foregoing, each Lender expressly and irrevocably waives any right to take or institute any actions or proceedings, judicial or otherwise, for any right or remedy or assert any other cause of action against any Loan Party (including the exercise of any right of set-off, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings or any other cause of action, or otherwise commence any remedial procedures, in each case in its capacity as a Lender, against Holdings, the Borrower and/or any of their respective Subsidiaries or any Parent with respect to any Collateral or any other property of any such Person, without the prior written consent of the Administrative Agent and the Required Lenders (which shall not be withheld in contravention of this Section 10); provided, that, for the avoidance of doubt, this provision may be enforced against any Lender by the Required Lenders, the Agents or the Borrower (or any of its Affiliates) and each Lender and the Agents expressly acknowledge that this provision shall be available as a defense of the Borrower (or any of its Affiliates) in any action, proceeding, cause of action or remedial procedure. The Collateral Agent may grant extensions of time for the creation and perfection of security interests in or the obtaining of title insurance, legal opinions or other deliverables with respect to particular assets or the provision of any guarantee by any Subsidiary (including extensions beyond the Closing Date or in connection with assets acquired, or Subsidiaries formed or acquired, after the Closing Date) where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Security Documents or if instructed to do so in accordance with the Security Documents.
(b)The Lenders hereby authorize each Agent (A) to release any Lien granted to or held by such Agent upon any Collateral (i) upon termination of the Initial Term Loan Commitments, Tranche B Term Loan Commitments, Tranche C Term Loan Commitments, Tranche D Term Loan Commitments, Tranche E Term Loan Commitments, Tranche F Term Loan Commitments, Tranche G Term Loan Commitments, Tranche H Term Loan Commitments and payment and satisfaction of all of the Term Loan Facility Obligations under the Loan Documents at any time arising under or in respect of this Agreement or the Loan Documents or the transactions contemplated hereby or thereby that are then due and unpaid, (ii) constituting property being sold or otherwise disposed of (to Persons other than a Loan Party) upon the sale or other disposition thereof, (iii) owned by any Subsidiary Guarantor designated as an Excluded Subsidiary or constituting Equity Interests of an Excluded Subsidiary, (iv) if approved, authorized or ratified in writing by the Required Lenders (or such greater amount, to the extent required by Section 11.1) or (v) as otherwise may be expressly provided in the relevant Security Documents and (B) at the written request of the Borrower to subordinate any Lien on any Excluded Assets or any other property granted to or held by such Agent, as the case may be under any Loan Document to the holder of any Permitted Lien. Upon request by any Agent, at any time, the Lenders will confirm in writing any Agent’s authority to release particular types or items of Collateral pursuant to this Section 10.8.
(c)The Lenders hereby authorize the Administrative Agent and the Collateral Agent, as the case may be, to enter into any amendment, amendment and restatement,

restatement, waiver, supplement or modification, and to make or consent to any filings or to take any other actions, in each case as contemplated by Section 11.17. Upon request by any Agent, at any time, the Lenders will confirm in writing the Administrative Agent’s and the Collateral Agent’s authority under this Section 10.8(c).
(d)No Agent shall have any obligation whatsoever to the Lenders to assure that the Collateral exists or is owned by Holdings, the Borrower or any of its Restricted Subsidiaries or is cared for, protected or insured or that the Liens granted to any Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Agents in this Section 10.8 or in any of the Security Documents, it being understood and agreed by the Lenders that in respect of the Collateral, or any act, omission or event related thereto, each Agent may act in any manner it may deem appropriate, in its sole discretion, given such Agent’s own interest in the Collateral as a Lender and that no Agent shall have any duty or liability whatsoever to the Lenders, except for its bad faith, gross negligence or willful misconduct.
(e)Notwithstanding any provision herein to the contrary, any Security Document may be amended (or amended and restated), restated, waived, supplemented or modified as contemplated by and in accordance with either Section 11.1 or 11.17, as applicable, with the written consent of the Agent party thereto and the Loan Party party thereto.
(f)The Collateral Agent may appoint the Administrative Agent as its agent for the purposes of holding any Collateral and/or perfecting the Collateral Agent’s security interest therein and for the purpose of taking such other action with respect to the collateral as such Agents may from time to time agree.
2.9Successor Agent. Subject to the appointment of a successor as set forth herein, (i) the Administrative Agent or the Collateral Agent may be removed by the Borrower or the Required Lenders (in the case of the Collateral Agent, subject to the Security Agreement) if the Administrative Agent, the Collateral Agent or a controlling affiliate of the Administrative Agent or the Collateral Agent is a Defaulting Agent and (ii) the Administrative Agent and the Collateral Agent may resign as Administrative Agent or Collateral Agent, respectively, in each case upon ten days’ notice to the Administrative Agent, the Lenders and the Borrower, as applicable. If the Administrative Agent or the Collateral Agent shall be removed by the Borrower or the Required Lenders pursuant to clause (i) above or if the Administrative Agent or the Collateral Agent shall resign as Administrative Agent or Collateral Agent, as applicable, under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which such successor agent shall be subject to approval by the Borrower; provided that such approval by the Borrower in connection with the appointment of any successor Administrative Agent shall only be required so long as no Event of Default under Section 9.1(a) or (f) has occurred and is continuing; provided further, that the Borrower shall not unreasonably withhold its approval of any successor Administrative Agent if such successor is an Approved Commercial Bank. If no successor shall have been so appointed by the Required Lenders and approved by the Borrower (to the extent required) and shall have accepted such appointment within 45 days after the Administrative Agent or the Collateral Agent, as the case may be, gives notice of its resignation or is notified that it is being removed, then the Administrative Agent or Collateral Agent, as the case may be, may, on behalf of the Lenders appoint a successor Administrative Agent or Collateral Agent, as the case may be, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. If no successor Administrative Agent or Collateral Agent, as the case may be, has been appointed pursuant to the immediately preceding sentence by the 45th day after the date such notice of resignation or removal, as applicable, the Administrative Agent’s or Collateral Agent’s resignation or removal, as applicable, shall become effective and the Required Lenders shall thereafter perform all the duties of the Administrative Agent or Collateral Agent hereunder and/or under any other Loan Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent or Collateral Agent, as the case may be. Upon the successful appointment of a successor agent, such successor agent shall succeed to the rights, powers and duties of the Administrative Agent or the Collateral Agent, as applicable, and the term “Administrative Agent” or “Collateral Agent”, as applicable, shall mean such successor agent effective upon such appointment and approval, and the former Agent’s rights, powers and duties as Administrative Agent or Collateral Agent, as applicable, shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of the Term Loans. After any retiring Agent’s resignation or removal as Agent, the provisions of this Section 10 (including Section 10.9) shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. In the case of the Collateral Agent, the provision of this Section 10.9 shall in all respects be subject to the provisions of the Security Agreement.
2.10Withholding Tax. To the extent required by any applicable law, each Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax, and in no event shall such Agent be required to be responsible for or pay any additional amount with respect to any such withholding. If the Internal Revenue Service or any other Governmental Authority asserts a claim that any Agent did not properly withhold tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify such Agent of a change in circumstances which rendered the exemption from or reduction of withholding tax ineffective or for any other reason, without limiting the provisions of Section 4.11(a), such Lender shall indemnify such Agent fully for all amounts paid, directly or indirectly, by such Agent as tax or otherwise, including any penalties or interest and together with any expenses incurred and shall make payable in respect thereof within 30 days after demand therefor. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 10.10. The agreements in this Section 10.10 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all other Term Loan Facility Obligations.
2.11Other Representatives. None of the entities identified as joint bookrunners and joint lead arrangers or syndication agents pursuant to the definition of “Other Representative” contained herein, shall have any duties or responsibilities hereunder or under any other Loan Document in its capacity as such. Without limiting the foregoing, no Other Representative shall have nor be deemed to have a fiduciary relationship with any Lender. At any time that any Lender serving as an Other Representative shall have transferred to any other Person (other than any of its affiliates) all of its interests in the Loans, such Lender shall be deemed to have concurrently resigned as such Other Representative.
2.12Application of Proceeds. The Lenders and the Administrative Agent agree, as among such parties, as follows: subject to the terms of the Security Agreement, any Junior Lien Intercreditor Agreement, any Other Intercreditor Agreement or any Intercreditor Agreement Supplement, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by the Administrative Agent or any Lender on account of amounts then due and outstanding under any of the Loan Documents shall, except as otherwise expressly provided herein, be applied as follows: first, to pay all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees to the extent provided herein) due and owing hereunder of the Administrative Agent and the Collateral Agent in connection with enforcing the rights of the Agents and the Lenders under the Loan Documents (including all expenses of sale or other realization of or in respect of the Collateral and any sums advanced to the Collateral Agent or to preserve its security interest in the Collateral), second, to pay all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees to the extent provided herein) due and owing hereunder of each of the Lenders in connection with enforcing such Lender’s rights under the Loan Documents, third, to pay interest on Loans then outstanding; fourth, to pay principal of Loans then outstanding and obligations under Secured Hedge Agreements and Cash Management Obligations permitted hereunder and secured by the Security Agreement as Term Loan Facility Obligations, ratably among the applicable Secured Parties in proportion to the respective amounts described in this clause “fourth” payable to them, and fifth, to pay the surplus, if any, to whomever may be lawfully entitled to receive such surplus. To the extent any amounts available for distribution pursuant to clause “third” or “fourth” above are insufficient to pay all obligations described therein in full, such moneys shall be allocated pro rata among the applicable Secured Parties in proportion to the respective amounts described in the applicable clause at such time. This Section 10.12 may be amended (and the Lenders hereby irrevocably authorize the Administrative Agent to enter into any such amendment) to the extent necessary to reflect differing amounts payable, and priorities of payments, to Lenders participating in any new classes or tranches of loans added pursuant to Sections 2.6 and 2.8, as applicable.
SECTION 11

Miscellaneous
2.1Amendments and Waivers. (a) Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof, may be amended, supplemented, modified or waived except in accordance with the provisions of this Section 11.1. The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (x) enter into with the respective Loan Parties hereto or thereto, as the case may be, written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or to the other Loan Documents or changing, in any manner the rights or obligations of the Lenders or the Loan Parties hereunder or thereunder or (y) waive at any Loan Party’s request, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that amendments pursuant to Sections 11.1(d) and (f) may be effected without the consent of the Required Lenders to the extent provided therein; provided further, that no such waiver and no such amendment, supplement or modification shall:
(i)(A) reduce or forgive the amount or extend the scheduled date of maturity of any Loan or of any scheduled installment thereof (including extending the Initial Term Loan Maturity Date, the Tranche B Term Loan Maturity Date, the Tranche C Term Loan Maturity Date, the Tranche D Term Loan Maturity Date, the Tranche E Term Loan Maturity Date, the Tranche F Term Loan Maturity Date, the Tranche G Term Loan Maturity Date or the Tranche H Term Loan Maturity Date), (B) reduce the stated rate of any interest, commission or fee payable hereunder (other than as a result of any waiver of the applicability of any post-default increase in interest rates), (C) extend the scheduled date of any payment of any Lenders’ Loans, (D) change the currency in which any Loan is payable or (E) increase any Lender’s Initial Term Loan Commitment, Tranche B Term Loan Commitment, Tranche C Term Loan Commitment, Tranche D Term Loan Commitment, Tranche E Term Loan Commitment, Tranche F Term Loan Commitment, Tranche G Term Loan Commitment, Tranche H Term Loan Commitment or Incremental

Commitment, in each case without the consent of each Lender directly and adversely affected thereby (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory repayment of the Loans of all Lenders shall not constitute an extension of the scheduled date of maturity, any scheduled installment, or the scheduled date of payment of the Loans of any Lender or an increase in the Initial Term Loan Commitment, Tranche B Term Loan Commitment, Tranche C Term Loan Commitment, Tranche D Term Loan Commitment, Tranche E Term Loan Commitment, Tranche F Term Loan Commitment, Tranche G Term Loan Commitment, Tranche H Term Loan Commitment or Incremental Commitment of any Lender);
(ii)amend, modify or waive any provision of this Section 11.1(a) or reduce the percentage specified in the definition of “Required Lenders,” or consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents (other than pursuant to Section 8.6 or 11.6(a)), in each case without the written consent of all the Lenders;
(iii)release Guarantors accounting for all or substantially all of the value of the Guarantee of the Term Loan Facility Obligations pursuant to the Guarantee Agreement, or, in the aggregate (in a single transaction or a series of related transactions), all or substantially all of the Collateral without the consent of all of the Lenders, except as expressly permitted hereby or by any Security Document (as such documents are in effect on the date hereof or, if later, the date of execution and delivery thereof in accordance with the terms hereof);
(iv)require any Lender to make Loans having an Interest Period of longer than six months or shorter than one month without the consent of such Lender;
(v)amend, modify or waive any provision of Section 10 without the written consent of the then Agents;
(vi)amend, modify or waive any provision of Section 10.1(a), 10.5 or 10.11 without the written consent of any Other Representative directly and adversely affected thereby;
(vii)[reserved];
(viii)[reserved]; or
(ix)amend, modify or waive the order of application of payments set forth in Section 4.4(c), 10.12 or 11.7, in each case without the consent of all the Lenders;
provided further that, notwithstanding and in addition to the foregoing, and in addition to Liens the Collateral Agent is authorized to release pursuant to Section 10.8(b), the Collateral Agent shall, upon request from the Borrower, release the Lien on Collateral valued in the aggregate not in excess of $10.0 million in any Fiscal Year without the consent of any Lender and the Collateral Agent shall release Liens on Collateral upon instructions of the Authorized Applicable Representative (as defined in the Security Agreement) pursuant to the Security Agreement.
(b)Any waiver and any amendment, supplement or modification pursuant to this Section 11.1 shall apply to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Agents and all future holders of the Loans. In the case of any waiver, each of the Loan Parties, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.
(c)Notwithstanding any provision herein to the contrary, this Agreement may be amended at any time on or prior to the Tranche B Delayed Draw Closing Date as contemplated by Section 11 of the First Incremental Amendment.
(d)Notwithstanding any provision herein to the contrary, (x) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder or under any of the Loan Documents, except to the extent the consent of such Lender would be required under clause (i) in the further proviso to the second sentence of Section 11.1(a), (y) no Disqualified Institution shall have any right to approve or disapprove any amendment, waiver or consent hereunder or under any of the Loan Documents and (z) no Net Short Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder or under any of the Loan Documents and instead shall be deemed to have voted its interest as a Lender as provided in Section 11.1(i) below (for the avoidance of doubt, other than a Net Short Lender that is also a Disqualified Institution, which shall be subject to the preceding clause (y)).
(e)Notwithstanding any provision herein to the contrary, this Agreement and the other Loan Documents may be amended (i) to cure any ambiguity, mistake, omission, defect, or inconsistency with the consent of the Borrower and the Administrative Agent, (ii) in accordance with Section 2.6 to incorporate the terms of any Incremental Commitments with the written consent of the Borrower and Lenders providing such Incremental Commitments, (iii) in accordance with Section 2.8 to effectuate an Extension with the written consent of the Borrower and the Extending Lenders, (iv) in accordance with Section 4.7(b) to effectuate the replacement of a Benchmark with a Benchmark Replacement and (v) with the consent of the Borrower and the Administrative Agent (in each case such consent not to be unreasonably withheld or delayed), in the event any mandatory prepayment or redemption provision in respect of asset sales, casualty or condemnation events or excess cash flow included or to be included in any Indebtedness constituting Pari Passu Indebtedness would result in such Indebtedness being prepaid or redeemed on a more than ratable basis with the Term Loans in respect of such asset sale, casualty or condemnation event or excess cash flow prepayment, to provide for mandatory prepayments of the Term Loans such that, after giving effect thereto, the prepayments and redemptions made in respect of such Indebtedness are not on more than a ratable basis. Without limiting the generality of the foregoing, any provision of this Agreement and the other Loan Documents, including Section 4.4, 4.8 or 10.14 hereof, may be amended as set forth in the immediately preceding sentence pursuant to any Incremental Commitment Amendment or any Extension Amendment, as the case may be, to provide for non-pro rata borrowings and payments of any amounts hereunder as between any Tranches, including the Term Loans, any Incremental Commitments or Incremental Loans and any Extended Term Tranche, or to provide for the inclusion, as appropriate, of the Lenders of any Extended Term Tranche or Incremental Commitments or Incremental Loans in any required vote or action of the Required Lenders or of the Lenders of each Tranche hereunder. The Administrative Agent hereby agrees (if requested by the Borrower) to execute any amendment referred to in this clause (d) or an acknowledgement thereof.
(f)Notwithstanding any provision herein to the contrary, this Agreement may be amended (or deemed amended) or amended and restated with the written consent of the Required Lenders, the Administrative Agent and the Borrower (x) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the existing Facilities and the accrued interest and fees in respect thereof, (y) to include, as appropriate, the Lenders holding such credit facilities in any required vote or action of the Required Lenders or of the Lenders of each Facility hereunder and (z) to provide class protection for any additional credit facilities.
(g)Notwithstanding any provision herein to the contrary, any Security Document may be amended (or amended and restated), restated, waived, supplemented or modified as contemplated by Section 11.17 with the written consent of the Agent party thereto and the Loan Party party thereto.
(h)If, in connection with any proposed change, waiver, discharge or termination of or to any of the provisions of this Agreement and/or any other Loan Document as contemplated by Section 11.1(a), the consent of each Lender or each directly and adversely affected Lender, as applicable, is required and the consent of the Required Lenders at such time is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained (each such Lender, a “Non-Consenting Lender”) then the Borrower may, on notice to the Administrative Agent and the Non-Consenting Lender, (A) replace such Non-Consenting Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 11.6 (with the assignment fee and any other costs and expenses to be paid by the Borrower in such instance) all of its rights and obligations under this Agreement to one or more assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender; provided, further, that the applicable assignee shall have agreed to the applicable change, waiver, discharge or termination of this Agreement and/or the other Loan Documents; and provided, further, that all obligations of the Borrower owing to the Non-Consenting Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender to such Non-Consenting Lender concurrently with such Assignment and Acceptance or (B) so long as no Event of Default under Section 9.1(a) or (f) then exists or will exist immediately after giving effect to the respective prepayment, prepay the Loans and, if applicable, terminate the commitments of such Non-Consenting Lender, in whole or in part, without premium or penalty. In connection with any such replacement under this Section 11.1(g), if the Non-Consenting Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Acceptance and/or any other documentation necessary to reflect such replacement by the later of (a) the date on which the replacement Lender executes and delivers such Assignment and Acceptance and/or such other documentation and (b) the date as of which all obligations of the Borrower owing to the Non-Consenting Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender to such Non-Consenting Lender, then such Non-Consenting Lender shall be deemed to have executed and delivered such Assignment and Acceptance and/or such other documentation as of such date and the Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Acceptance and/or such other documentation on behalf of such Non-Consenting Lender, and the Administrative Agent shall record such assignment in the Register.
(i)Notwithstanding anything to the contrary herein, in connection with any determination as to whether the requisite Lenders have (A) consented (or not consented) to any amendment or waiver of any provision of this Agreement or any other Loan Document or any departure by any Loan Party therefrom, (B) otherwise acted on any matter related to any Loan Document, or (C) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, any Lender (alone or together with its Affiliates (but subject to clause (vi) below)) (other than any Lender that is a Regulated Bank) that, as a result of its (or its Affiliates’ (but subject to clause (vi) below)) interest in any total return swap, total rate of return swap, credit default swap or other derivative contract (other than any such total return swap, total rate of return swap, credit default swap or other derivative contract entered into pursuant to bona fide market making activities), has a net short position with respect to either (1) the Loans and/or Commitments or (2) any other Indebtedness and/or commitments in respect thereof of the Borrower or the other

Loan Parties (any such Indebtedness and/or commitments under this clause (2), the “Covered Indebtedness”) (each, a “Net Short Lender”) shall have no right to vote any of its Loans and Commitments and shall be deemed to have voted its interest as a Lender without discretion in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Net Short Lenders (in each case unless otherwise agreed to by the Borrower). For purposes of determining whether a Lender (alone or together with its Affiliates (but subject to clause (vi) below)) has a “net short position” on any date of determination: (i) derivative contracts with respect to the Loans and/or Commitments and/or any Covered Indebtedness and such contracts that are the functional equivalent thereof shall be counted at the notional amount thereof in Dollars, (ii) notional amounts in other currencies shall be converted to the dollar equivalent thereof by such Lender in a commercially reasonable manner consistent with generally accepted financial practices and based on the prevailing conversion rate (determined on a mid-market basis) on the date of determination, (iii) derivative contracts in respect of an index that includes the Borrower or other Loan Parties or any instrument issued or guaranteed by the Borrower or other Loan Parties shall not be deemed to create a short position with respect to either (1) the Loans and/or Commitments and/or (2) the Covered Indebtedness, so long as (x) such index is not created, designed, administered or requested by such Lender or its Affiliates (other than its Excluded Affiliates) and (y) the Borrower and other Loan Parties and any instrument issued or guaranteed by the Borrower or other Loan Parties, collectively, shall represent less than 5% of the components of such index, (iv) derivative transactions that are documented using either the 2014 ISDA Credit Derivatives Definitions or the 2003 ISDA Credit Derivatives Definitions (collectively, the “ISDA CDS Definitions”) shall be deemed to create a short position with respect to either (1) the Loans and/or Commitments and/or (2) the Covered Indebtedness if such Lender (or its Affiliates (other than its Excluded Affiliates) is a protection buyer or the equivalent thereof for such derivative transaction and (x) the Loans and/or the Commitments and/or any Covered Indebtedness are a “Reference Obligation” under the terms of such derivative transaction (whether specified by name in the related documentation, included as a “Standard Reference Obligation” on the most recent list published by Markit, if “Standard Reference Obligation” is specified as applicable in the relevant documentation or in any other manner), (y) the Loans and/or the Commitments and/or any Covered Indebtedness would be a “Deliverable Obligation” under the terms of such derivative transaction or (z) the Borrower or other Loan Parties (or any of their successors) is designated as a “Reference Entity” under the terms of such derivative transactions, (v) credit derivative transactions or other derivatives transactions not documented using the ISDA CDS Definitions shall be deemed to create a short position with respect to either (1) the Loans and/or Commitments and/or (2) the Covered Indebtedness if such transactions are functionally equivalent to a transaction that offers such Lender or its Affiliates (other than its Excluded Affiliates) protection in respect of the Loans and/or the Commitments and/or any Covered Indebtedness, or as to the credit quality of the Borrower or other Loan Parties (or any of their successors) other than, in each case, as part of an index so long as (x) such index is not created, designed, administered or requested by such Lender or its Affiliates (other than its Excluded Affiliates) and (y) the Borrower and other Loan Parties and any instrument issued or guaranteed by the Borrower or other Loan Parties, collectively, shall represent less than 5% of the components of such index and (vi) in connection with any such determination, each Lender shall either (A) reasonably inquire as to whether its Ethically Screened Affiliates have any interest in the Loans and/or Commitments, any such Covered Indebtedness and/or any applicable total return swap, total rate of return swap, credit default swap or other derivative contract, and such Ethically Screened Affiliates’ interests therein shall only be included in determining whether such Lender (alone or together with its Affiliates) is a Net Short Lender to the extent determined from such reasonable inquiry or (B) provide a certification or deemed certification to the Administrative Agent and the Borrower that such Lender is not coordinating or acting in concert with any of its Affiliates (other than any Affiliates designated in writing by such Lender whose interests in the Loans and/or Commitments, any such Covered Indebtedness and/or any applicable total return swap, total rate of return swap, credit default swap or other derivative contract shall be included in determining whether such

Lender is a Net Short Lender (each, a “Designated Affiliate”)) with respect to its interest in the Loans and/or Commitments, any such Covered Indebtedness and/or any applicable total return swap, total rate of return swap, credit default swap or other derivative contract, in which case the interests of the Affiliates (other than any Designated Affiliates) of such Lender in any Loans and/or Commitments, any such Covered Indebtedness and/or any applicable total return swap, total rate of return swap, credit default swap or other derivative contract shall not be included in determining whether such Lender is a Net Short Lender (any such Affiliate in clause (A) or (B) above (other than any Designated Affiliates) whose Loans and/or Commitments, any Covered Indebtedness and/or any applicable total return swap, total rate of return swap, credit default swap or other derivative contract are not included in determining whether such Lender is a Net Short Lender, an “Excluded Affiliate”). In connection with any such determination, each Lender shall promptly notify the Administrative Agent in writing that it is a Net Short Lender, or shall otherwise be deemed to have represented and warranted to the Borrower and the Administrative Agent that it is not a Net Short Lender (it being understood and agreed that the Borrower and the Administrative Agent shall be entitled to rely on each such representation and deemed representation; provided that if such determination relates to a notice, consent, action or direction or requirement to undertake action relating to a Default or Event of Default, such representation or deemed representation shall be deemed repeated at all times until the resulting Default or Event of Default is cured or ceases to exist or the Loans hereunder are accelerated).
2.2Notices. (a) All notices, requests, and demands to or upon the respective parties hereto to be effective shall be in writing (including telecopy and electronic mail), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made three days after being deposited in the mail, postage prepaid, or, in the case of electronic mail or telecopy notice, when received, or, in the case of delivery by a nationally recognized overnight courier, when received, addressed as follows in the case of the Borrower, the Administrative Agent and the Collateral Agent, and as set forth in Schedule A in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Loans:

The Borrower	WMG Acquisition Corp. c/o Warner Music Group Corp. 75 Rockefeller Plaza New York, NY10019 Attention: General Counsel Facsimile: (212) 275-3601 Website: www.wmg.com
With copies (which shall not constitute notice) to:	Debevoise & Plimpton LLP 919 Third Avenue New York, New York 10022 Attention: Pierre Maugüé, Esq. Facsimile: +44 (20) 7588 4180 Telephone: (212) 909-6139 Email: pmaugue@debevoise.com
The Administrative Agent/the Collateral Agent:	JPMorgan Chase Bank, N.A. Attention: Mackenzie Rieger Fax: 12012443657@tls.ldsprod.com Email: Mackenzie.rieger@chase.com
With copies (which shall not constitute notice) to:

JPMorgan Chase Bank, N.A.
Attention: Thu-Thuy Cao
Fax: 12012443657@tls.ldsprod.com
Email: Thu-thuy.cao@chase.com

and

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Attention: Jason Kyrwood
Facsimile: (212) 701-5653
Telephone: (212) 450-4653

provided that (i) any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to Section 4.2, 4.4 or 4.8 shall not be effective until received and (ii) any update to supplement the list of Disqualified Institutions shall be furnished by electronic mail to JPMDQ_Contact@jpmorgan.com.
(b)Without in any way limiting the obligation of any Loan Party and its Subsidiaries to confirm in writing any telephonic notice permitted to be given hereunder, the Administrative Agent may prior to receipt of written confirmation act without liability upon the basis of such telephonic notice, believed by the Administrative Agent in good faith to be from a Responsible Officer of a Loan Party.

(c)Loan Documents may be transmitted and/or signed by facsimile or other electronic means (e.g., a “pdf” or “tiff”). The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as manually signed originals and shall be binding on each Loan Party, each Agent and each Lender. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any facsimile or other electronic document or signature.
(d)Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including electronic mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2 if such Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. Unless the Administrative Agent otherwise prescribes (with the Borrower’s consent), (i) notices and other communications sent to an e-mail address shall be deemed to have been duly made or given when delivered, provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the posting thereof.
(e)(i) The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on a Platform and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees to clearly and conspicuously mark all Borrower Materials that the Borrower intends to be made available to Public Lenders; provided that the Borrower agrees that the Disqualified Institution List will be deemed to be “public-side” Borrower Materials and may be made available to Public Lenders.
(ii)    Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States federal and state securities laws, to make reference to communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States federal or state securities laws.
2.3No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Agent, any Lender or any Loan Party, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
2.4Survival of Representations and Warranties. All representations and warranties made hereunder and in the other Loan Documents (or in any amendment, modification or supplement hereto or thereto) and in any certificate delivered pursuant hereto or such other Loan Documents shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

2.5Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Agents and the Other Representatives for (1) all their reasonable and documented out-of-pocket costs and expenses incurred in connection with (i) the syndication of the Facilities and the development, preparation, execution and delivery of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, (ii) the consummation and administration of the transactions (including the syndication of the Initial Term Loan Commitments, the Tranche B Term Loan Commitments, the Tranche C Term Loan Commitments, the Tranche D Term Loan Commitments, the Tranche E Term Loan Commitments, the Tranche F Term Loan Commitments, the Tranche G Term Loan Commitments or the Tranche H Term Loan Maturity Date) contemplated hereby and thereby and (iii) efforts to monitor the Loans and verify, protect, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of any of the Collateral, and (2) the reasonable and documented fees and disbursements of Davis Polk and Wardwell LLP, and such other special or local counsel, consultants, advisors, appraisers and auditors whose retention (other than during the continuance of an Event of Default) is approved by the Borrower, (b) to pay or reimburse each Lender, each Other Representative and the Agents for all their reasonable costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith, including the fees and disbursements of counsel to the Agents and the Lenders, (c) to pay, indemnify, or reimburse each Lender, each Other Representative and the Agents for, and hold each Lender, each Other Representative and the Agents harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, any stamp, documentary, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution, delivery or enforcement of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify or reimburse each Lender, each Other Representative, each Agent (and any sub-agent thereof) and each Related Party of any of the foregoing Persons (each, an “Indemnitee”) for, and hold each Indemnitee harmless from and against, any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans, the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Borrower or any of its Restricted Subsidiaries or any of the property of the Borrower or any of its Restricted Subsidiaries, of any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party and regardless of whether any Indemnitee is a party thereto (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided that the Borrower shall not have any obligation hereunder to any Lead Arranger, any Other Representative, any Agent (or any sub-agent thereof) or any Lender (or any Related Party of any such Lead Arranger, Other Representative, Agent (or any sub-agent thereof) or Lender ) with respect to Indemnified Liabilities arising from (i) the gross negligence, bad faith or willful misconduct of any such Lead Arranger, Other Representative, Agent (or any sub-agent thereof) or Lender (or any Related Party of any such Lead Arranger, Other Representative, Agent (or any sub-agent thereof) or Lender), as the case may be, as determined by a court of competent jurisdiction in a final and non-appealable decision, (ii) a material breach of the Loan Documents by any such Lead Arranger, Other Representative, Agent (or any sub-agent thereof) or Lender (or any Related Party of any such Lead Arranger, Other Representative, Agent (or any sub-agent thereof) or Lender), as the case may be, as determined by a court of competent jurisdiction in a final and non-appealable decision or (iii) claims against such Indemnitee or any Related Party brought by any other Indemnitee that do not involve claims against any Lead Arranger or Agent in its capacity as such. Neither the Borrower nor any Indemnitee shall be liable for any indirect, special, punitive or consequential damages hereunder; provided that nothing contained in this sentence shall limit the Borrower’s indemnity or reimbursement obligations under this Section 11.5 to the extent such indirect, special, punitive or consequential damages are included in any third party claim in connection with which such Indemnitee is entitled to indemnification hereunder. All amounts due under this Section 11.5 shall be payable not later than 30 days after written demand therefor. Statements reflecting amounts payable by the Loan Parties pursuant to this Section 11.5 shall be submitted to the address of the Borrower set forth in Section 11.2, or to such other Person or address as may be hereafter designated by the Borrower in a notice to the Administrative Agent. Notwithstanding the foregoing, except as provided in Sections 11.5(b) and (c) above, the Borrower shall have no obligation under this Section 11.5 to any Indemnitee with respect to any tax, levy, impost, duty, charge, fee, deduction or withholding imposed, levied, collected, withheld or assessed by any Governmental Authority. The agreements in this Section 11.5 shall survive repayment of the Loans and all other amounts payable hereunder.
2.6Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) other than in accordance with Section 8.6, the Borrower shall not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 11.6.
(b)(i) Subject to the conditions set forth in Section 11.6(b)(ii) below, any Lender other than a Conduit Lender may, in the ordinary course of business and in accordance with applicable law, assign (other than to a Disqualified Institution or any natural person) to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including its Tranche B Term Loan Commitment, Tranche C Term Loan Commitment, Tranche D Term Loan Commitment, Tranche E Term Loan Commitment, Tranche F Term Loan Commitment, Tranche G Term Loan Commitment, Tranche H Term Loan Commitment and/or any Tranche of Term Loans, pursuant to an Assignment and Acceptance) with the prior written consent of:
(A)(1) with respect to the Tranche B Term Loan Commitments, the Borrower, (2) with respect to the Tranche C Term Loan Commitments, the Borrower, (3) with respect to the Tranche D Term Loan Commitments, the Borrower, (4) with respect to the Tranche E Term Loan Commitments, the Borrower, (5) with respect to the Tranche F Term Loan Commitments, the Borrower, (6) with respect to the Tranche G Term Loan Commitments, the Borrower, (7) with respect to the Tranche H Term Loan Commitments, the Borrower and (8) with respect to any Tranche of Loans, the Borrower (such consent, in the case of this clause (8), not to be unreasonably withheld), provided, that with respect to any assignment of any Tranche of Term Loans, (I) no consent of the Borrower shall be required for an assignment (x) to a Lender, an Affiliate of a Lender, or an Approved Fund (as defined below); provided, that if any Lender assigns all or a portion of its rights and obligations under this Agreement to one of its Affiliates in connection with or in contemplation of the sale or other disposition of its interest in such Affiliate, the Borrower’s prior written consent shall be required for such assignment, (y) if an Event of Default under Section 9.1(a) or (f) with respect to the Borrower has occurred and is continuing, to any other Person, and (z) in connection with the primary syndication of (A) the Initial Term Loans by Credit Suisse AG to Persons

previously disclosed by it to the Borrower, (B) the Tranche B Term Loans by the Tranche B Initial Committed Lenders (as defined in the First Incremental Amendment) to Persons previously disclosed by them to the Borrower on or prior to the First Incremental Amendment Effective Date, (C) the Tranche C Term Loans by Credit Suisse AG to Persons previously disclosed by it to the Borrower or on prior to the Third Amendment Closing Date, (D) the Tranche D Term Loans by Credit Suisse AG to Persons previously disclosed by it to the Borrower on or prior to the Fourth Amendment Closing Date, (E) the Tranche E Term Loans by Credit Suisse AG to Persons previously disclosed by it to the Borrower on or prior to the Fifth Amendment Closing Date, (F) the Tranche F Term Loans by Credit Suisse AG to Persons previously disclosed by it to the Borrower on or prior to the Seventh Amendment Closing Date, (G) the Tranche G Term Loans by Credit Suisse AG to Persons previously disclosed by it to the Borrower on or prior to the Eighth Amendment Closing Date, (H) the Tranche H Term Loans by Credit Suisse AG to Persons previously disclosed by it to the Borrower on or prior to the Tenth Amendment Closing Date and (II) notwithstanding anything to the contrary herein, any consent of the Borrower required under this paragraph (A) shall be deemed to have been given if the Borrower has not expressly refused within 20 Business Days of a written request for such consent; and
(B)the Administrative Agent (such consent not to be unreasonably withheld); provided that no consent of the Administrative Agent shall be required for an assignment to a Lender or an Affiliate of a Lender or an Approved Fund.
(ii)Assignments shall be subject to the following additional conditions:
(A)except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Initial Term Loan Commitments, Tranche B Term Loan Commitments, Tranche C Term Loan Commitments, Tranche D Term Loan Commitments, Tranche E Term Loan Commitments, Tranche F Term Loan Commitments, Tranche G Term Loan Commitments, Tranche H Term Loan Commitments, Incremental Commitments or Loans under any Facility, the amount of the Initial Term Loan Commitments, Tranche B Term Loan Commitments, Tranche C Term Loan Commitments, Tranche D Term Loan Commitments, Tranche E Term Loan Commitments, Tranche F Term Loan Commitments, Tranche G Term Loan Commitments, Incremental Commitments, Tranche H Term Loan Commitments, Incremental Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall be in an amount of an integral multiple of $1.0 million unless the Administrative Agent otherwise consents, provided that such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;
(B)the parties to each assignment shall (A) execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent or (B)

if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent an Assignment and Acceptance, and, in each case, shall pay to the Administrative Agent a processing and recordation fee of $3,500; provided that for concurrent assignments to two or more Approved Funds such assignment fee shall only be required to be paid once in respect of and at the time of such assignments;
(C)the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire;
(D)any assignment of Incremental Commitments or Loans to an Affiliated Lender shall also be subject to the requirements of Sections 11.6(h) and (i); and
(E)any Term Loans acquired by Holdings, the Borrower or any Subsidiary shall be retired and cancelled promptly upon acquisition thereof.
For the purposes of this Section 11.6, the term “Approved Fund” has the following meaning: “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender. Notwithstanding the foregoing, no Lender shall be permitted to make assignments under this Agreement to any Disqualified Institution, except to the extent the Borrower has consented to such assignment in writing (in which case such Lender will not be considered a Disqualified Institution solely for that particular assignment).
(iii)Subject to acceptance and recording thereof pursuant to clause (b)(iv) below, from and after the effective date specified in each Assignment and Acceptance the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of (and bound by any related obligations under) Sections 4.10, 4.11, 4.13 and 11.5, and bound by its continuing obligations under Section 11.16). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.6(b) shall, to the extent it would comply with Section 11.6(c), be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) of this Section 11.6.
(iv)The Borrower hereby designates the Administrative Agent, and the Administrative Agent agrees, to serve as the Borrower’s agent, solely for purposes of this Section 11.6, to maintain at one of its offices in New York, New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Initial Term Loan Commitments, Tranche B Term Loan Commitments, Tranche C Term Loan Commitments, Tranche D Term Loan Commitments, Tranche E Term Loan Commitments, Tranche F Term Loan Commitments, Tranche G Term Loan Commitments, Tranche H Term Loan Commitments or Incremental Commitments of, and interest and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the

“Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower (and, solely with respect to entries applicable to such Lender, any Lender), at any reasonable time and from time to time upon reasonable prior notice. Notwithstanding anything herein to the contrary, the Borrower shall be entitled to pursue any remedy available to it (whether at law or in equity) against the Lender and such Disqualified Institution. Notwithstanding the foregoing, in no event shall the Administrative Agent (in its capacity as such) (x) be obligated to ascertain, monitor or inquire as to whether (a) any Lender is a Net Short Lender or (b) any Lender is a Disqualified Institution or (y) have any liability with respect to any assignment or participation of Loans to any Disqualified Institution (other than through the Administrative Agent’s gross negligence, bad faith or willful misconduct as determined by a court of competent jurisdiction in a final non-appealable decision; provided that in no event shall the Administrative Agent have any liability for any failure to ascertain, monitor or inquire as to whether any Lender is a Disqualified Institution).
(v)Each Lender that sells a participation shall, acting for itself and, solely for this purpose, as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary (x) to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or (y) for the Borrower to enforce its rights hereunder. The entries in the Participant Register shall be conclusive absent manifest error, and a Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.
(vi)Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 11.6(b) and any written consent to such assignment required by Section 11.6(b), the Administrative Agent shall accept such Assignment and Acceptance, record the information contained therein in the Register and give prompt notice of such assignment and recordation to the Borrower. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this clause (vi).
(vii)On or prior to the effective date of any assignment pursuant to this Section 11.6(b), the assigning Lender shall surrender any outstanding Notes held by it all or a portion of which are being assigned. Any Notes surrendered by the assigning Lender shall be returned by the Administrative Agent to the Borrower marked “cancelled”.
Notwithstanding the foregoing provisions of this Section 11.6(b) or any other provision of this Agreement, if the Borrower shall have consented thereto in writing in its sole discretion, the Administrative Agent shall have the right, but not the obligation, to effectuate assignments of Loans, Incremental Commitments, Tranche B Term Loan Commitments, Tranche C Term Loan Commitments, Tranche D Term Loan Commitments, Tranche E Term Loan

Commitments, Tranche F Term Loan Commitments, Tranche G Term Loan Commitments, Tranche H Term Loan Commitments and Initial Term Loan Commitments via an electronic settlement system acceptable to Administrative Agent and the Borrower as designated in writing from time to time to the Lenders by Administrative Agent (the “Settlement Service”). At any time when the Administrative Agent elects, in its sole discretion, to implement such Settlement Service, each such assignment shall be effected by the assigning Lender and proposed Assignee pursuant to the procedures then in effect under the Settlement Service, which procedures shall be subject to the prior written approval of the Borrower and shall be consistent with the other provisions of this Section 11.6(b). Each assigning Lender and proposed Assignee shall comply with the requirements of the Settlement Service in connection with effecting any assignment of Loans, Incremental Commitments, Tranche B Term Loan Commitments, Tranche C Term Loan Commitments, Tranche D Term Loan Commitments, Tranche E Term Loan Commitments, Tranche F Term Loan Commitments, Tranche G Term Loan Commitments, Tranche H Term Loan Commitments and Initial Term Loan Commitments pursuant to the Settlement Service. Assignments and assumptions of Loans, Incremental Commitments, Tranche B Term Loan Commitments, Tranche C Term Loan Commitments, Tranche D Term Loan Commitments, Tranche E Term Loan Commitments, Tranche F Term Loan Commitments, Tranche G Term Loan Commitments, Tranche H Term Loan Commitments and Initial Term Loan Commitments shall be effected by the provisions otherwise set forth herein until the Administrative Agent notifies the Lenders of the Settlement Service as set forth herein. The Borrower may withdraw its consent to the use of the Settlement Service at any time upon notice to the Administrative Agent, and thereafter assignments and assumptions of the Loans, Incremental Commitments, Tranche B Term Loan Commitments, Tranche C Term Loan Commitments, Tranche D Term Loan Commitments, Tranche E Term Loan Commitments, Tranche F Term Loan Commitments, Tranche G Term Loan Commitments, Tranche H Term Loan Commitments and Initial Term Loan Commitments shall be effected by the provisions otherwise set forth herein. Notwithstanding the foregoing, it is understood and agreed that the Administrative Agent shall have the right, but not the obligation, to effectuate assignments of Loans, Incremental Commitments, Tranche B Term Loan Commitments, Tranche C Term Loan Commitments, Tranche D Term Loan Commitments, Tranche E Term Loan Commitments, Tranche F Term Loan Commitments, Tranche G Term Loan Commitments, Tranche H Term Loan Commitments and Initial Term Loan Commitments via the Clearpar electronic settlement system pursuant to procedures consistent with this Section 11.6(b).
Furthermore, no Assignee, which as of the date of any assignment to it pursuant to this Section 11.6(b) would be entitled to receive any greater payment under Section 4.10, 4.11 or 11.5 than the assigning Lender would have been entitled to receive as of such date under such Sections with respect to the rights assigned, shall, notwithstanding anything to the contrary in this Agreement, be entitled to receive such greater payments unless the assignment was made after an Event of Default under Section 9.1(a) or (f) has occurred and is continuing or the Borrower has expressly consented in writing to waive the benefit of this provision at the time of such assignment.
(c)(i) Any Lender other than a Conduit Lender may, in the ordinary course of its business and in accordance with applicable law, without the consent of the Borrower or the Administrative Agent, sell participations (other than to any Disqualified Institution or a natural person) to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Initial Term Loan Commitments, Incremental Commitments, Tranche B Term Loan Commitments, Tranche C Term Loan Commitments, Tranche D Term Loan Commitments, Tranche E Term Loan Commitments, Tranche F Term Loan Commitments, Tranche G Term Loan Commitments, Tranche H Term Loan Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, (D) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (E) in the case of any participation to a Permitted Affiliated Assignee, such participation shall be governed by the provisions of Section 11.6(h)(ii) to the same extent as if each reference therein to an assignment of a Loan were to a participation of a Loan and the references to Affiliated Lender were to such Permitted Affiliated Assignee in its capacity as a participant. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the second proviso to the second sentence of Section 11.1(a) and (2) directly affects such Participant. Subject to Section 11.6(c)(ii), the Borrower agrees that each Participant shall be entitled to the benefits of (and shall have the related obligations under) Sections 4.10, 4.11, 4.13 and 11.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.6(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.7(b) as though it were a Lender, provided that such Participant shall be subject to Section 11.7(a) as though it were a Lender. Notwithstanding the foregoing, no Lender shall be permitted to sell participations under this Agreement to any Disqualified Institution, except to the extent the Borrower has consented to such participation in writing (in which case such Lender will not be considered a Disqualified Institution solely for that particular participation).
(ii)No Loan Party shall be obligated to make any greater payment under Section 4.10, 4.11 or 11.5 than it would have been obligated to make in the absence of any participation, unless the sale of such participation is made with the prior written consent of the Borrower and the Borrower expressly waives the benefit of this provision at the time of such participation. A Participant shall not be entitled to the benefits of Section 4.11 unless such Participant complies with Section 4.11(b) or Section 4.11(c), as applicable, and provides the forms and certificates referenced therein to the Lender that granted such participation.
(d)Any Lender, without the consent of the Borrower or the Administrative Agent, may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank, and this Section 11.6 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute (by foreclosure or otherwise) any such pledgee or Assignee for such Lender as a party hereto.
(e)No assignment or participation made or purported to be made to any Assignee or Participant shall be effective without the prior written consent of the Borrower if it would require the Borrower to make any filing with any Governmental Authority or qualify any Loan or Note under the laws of any jurisdiction, and the Borrower shall be entitled to request and receive such information and assurances as it may reasonably request from any Lender or any Assignee or Participant to determine whether any such filing or qualification is required or whether any assignment or participation is otherwise in accordance with applicable law.
(f)Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent and without regard to the limitations set forth in Section 11.6(b). The Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any domestic or foreign bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state, federal or provincial bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance. Each such indemnifying Lender shall pay in full any claim received from the Borrower pursuant to this Section 11.6(f) within 30 Business Days of receipt of a certificate from a Responsible Officer of the Borrower specifying in reasonable detail the cause and amount of the loss, cost, damage or expense in respect of which the claim is being asserted, which certificate shall be conclusive absent manifest error. Without limiting the indemnification obligations of any indemnifying Lender pursuant to this Section 11.6(f), in the event that the indemnifying Lender fails timely to compensate the Borrower for such claim, any Loans held by the relevant Conduit Lender shall, if requested by the Borrower, be assigned promptly to the Lender that administers the Conduit Lender and the designation of such Conduit Lender shall be void.
(g)If the Borrower wishes to replace the Loans under any Facility with ones having different terms, it shall have the option, with the consent of the Administrative Agent and subject to at least three Business Days’ advance notice to the Lenders under such Facility, instead of prepaying the Loans to be replaced, to (i) require the Lenders under such Facility to assign such Loans to the Administrative Agent or its designees and (ii) amend the terms thereof in accordance with Section 11.1. Pursuant to any such assignment, all Loans to be replaced shall be purchased at par (allocated among the Lenders under such Facility in the same manner as would be required if such Loans were being optionally prepaid by the Borrower), accompanied by payment of any accrued interest and fees thereon. By receiving such purchase price, the Lenders under such Facility shall automatically be deemed to have assigned the Loans under such Facility pursuant to the terms of the form of the Assignment and Acceptance, the Administrative Agent shall record such assignment in the Register and accordingly no other action by such Lenders shall be required in connection therewith. The provisions of this clause (g) are intended to facilitate the maintenance of the perfection and priority of existing security interests in the Collateral during any such replacement.
(h)(i) Notwithstanding anything to the contrary contained herein, any Parent, Holdings, the Borrower and any Subsidiary may, from time to time, purchase or prepay Loans, in each case, on a non-pro rata basis through (1) Dutch auction procedures open to all applicable Lenders on a pro rata basis in accordance with customary procedures to be agreed between the Borrower and the Administrative Agent (or other applicable agent managing such auction); provided that (A) any such Dutch auction by the Borrower or its Subsidiaries shall be made in accordance with Section 4.4(h) and (B) any such Dutch auction by any Parent shall be made on terms substantially similar to Section 4.4(h) or on other terms to be agreed between such Parent and the Administrative Agent (or other applicable agent managing such auction) or (2) open market purchases; provided further that:
(1)such Affiliated Lender and such other Lender shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit I hereto (an “Affiliated Lender Assignment and Assumption”) and the Administrative Agent shall record such assignment in the Register;
(2)at the time of such assignment after giving effect to such assignment, the aggregate principal amount of all Term Loans held (or participated in) by Affiliated Lenders that are not Affiliated Debt Funds shall not exceed 25.0% of the aggregate principal amount of all Term Loans outstanding under this Agreement;
(3)any such Term Loans acquired by an Affiliated Lender may, with the consent of the Borrower, be contributed to the Borrower, whether through a Parent or otherwise, and exchanged for debt or equity securities of the Borrower or such Parent that are otherwise permitted to be issued at such time pursuant to the terms of this Agreement, so long as any Term Loans so acquired by the Borrower shall be retired and cancelled promptly upon the acquisition thereof; and
(4)any Term Loans acquired by Holdings or any of its Subsidiaries shall be cancelled and retired immediately upon the acquisition thereof.
(ii)Notwithstanding anything to the contrary in this Agreement, no Affiliated Lender that is not an Affiliated Debt Fund shall have any right to (A) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent or any Lender to which representatives of the Loan Parties are not invited, (B) receive any information or material prepared by the Administrative Agent or any Lender or any communication by or among the Administrative Agent and/or one or more Lenders, except to the extent such information or materials have been made available to the Borrower or its representatives or (C) receive advice of counsel to the Administrative Agent, the Collateral Agent or any other Lender or challenge their attorney client privilege.
(iii)Notwithstanding anything in Section 11.1 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders, all affected Lenders or all Lenders have (A) consented (or not consented) to any amendment or waiver of any provision of this Agreement or any other Loan Document or any departure by any Loan Party therefrom, (B) otherwise acted on any matter related to any Loan Document, or (C) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, an Affiliated Lender that is not an Affiliated Debt Fund shall be deemed to have voted its interest as a Lender without discretion in the same proportion as the allocation of voting with respect to such matter by Lenders who are not such Affiliated Lenders; provided that, (I) to the extent Lenders are being compensated by the Borrower for consenting to an amendment, modification, waiver, consent or other action, each Affiliated Lender who has been deemed to have voted its Loans in accordance with this Section 11.6(h)(iii) shall be entitled to be compensated on the same basis as each consenting Lender as if it had voted all of its Loans in favor of the applicable amendment, modification, waiver, consent or other action; and (II) no amendment, modification, waiver, consent or other action with respect to any Loan Document shall deprive such Affiliated Lender of its ratable share of any payments of Term Loans of any class to which such Affiliated Lender is entitled under the Loan Documents without such Affiliated Lender providing its consent; provided, further, that such Affiliated Lender shall have the right to approve any amendment, modification, waiver or consent that (x) disproportionately and adversely affects such Affiliated Lender or affects such Affiliated Lender differently than other Lenders or (y) is of the type described in Sections 11.1(a)(i) through (ix) (other than subclauses (v) and (vi)); and in furtherance of the foregoing, (x) the Affiliated Lender agrees to execute and deliver to the Administrative Agent any instrument reasonably requested by the Administrative Agent to evidence the voting of its interest as a Lender in accordance with the provisions of this Section 11.6(h)(iii); provided that if the Affiliated Lender fails to promptly execute such instrument such failure shall in no way prejudice any of the Administrative Agent’s rights under this

Section 11.6(h)(iii) and (y) the Administrative Agent is hereby appointed (such appointment being coupled with an interest) by such Affiliated Lender as such Affiliated Lender’s attorney-in-fact, with full authority in the place and stead of such Affiliated Lender and in the name of such Affiliated Lender, from time to time in the Administrative Agent’s discretion to take any action and to execute any instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this Section 11.6(h)(iii).
(iv)Each Affiliated Lender that is not an Affiliated Debt Fund, solely in its capacity as a Lender, hereby agrees, and each Affiliated Lender Assignment and Assumption agreement shall provide a confirmation that, if any of the Borrower or any Restricted Subsidiary shall be subject to any voluntary or involuntary bankruptcy, reorganization, insolvency or liquidation proceeding (each, a “Bankruptcy Proceeding”), (i) such Affiliated Lender shall not take any step or action in such Bankruptcy Proceeding to object to, impede, or delay the exercise of any right or the taking of any action by the Administrative Agent (or the taking of any action by a third party that is supported by the Administrative Agent) in relation to such Affiliated Lender’s claim with respect to its Term Loans (“Claim”) (including objecting to any debtor in possession financing, use of cash collateral, grant of adequate protection, sale or disposition, compromise, or plan of reorganization) so long as such Affiliated Lender is treated in connection with such exercise or action on the same or better terms as the other Lenders and (ii) with respect to any matter requiring the vote of Lenders during the pendency of a Bankruptcy Proceeding (including voting on any plan of reorganization), the Term Loans held by such Affiliated Lender (and any Claim with respect thereto) shall be deemed to be voted in accordance with Section 11.6(h)(iii) above, so long as such Affiliate Lender is treated in connection with the exercise of such right or taking of such action on the same or better terms as the other Lenders. For the avoidance of doubt, the Lenders and each Affiliated Lender that is not an Affiliated Debt Fund agree and acknowledge that the provisions set forth in this Section 11.6(h)(iv) and the related provisions set forth in each Affiliated Lender Assignment and Assumption constitute a “subordination agreement” as such term is contemplated by, and utilized in, Section 510(a) of the United States Bankruptcy Code, and, as such, it is their intention that this Section 11.6(h)(iv) would be enforceable for all purposes in any case where the Borrower or any Restricted Subsidiary has filed for protection under any law relating to bankruptcy, insolvency or reorganization or relief of debtors applicable to the Borrower or such Restricted Subsidiary, as applicable. Each Affiliated Lender that is not an Affiliated Debt Fund hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Affiliated Lender’s attorney-in-fact, with full authority in the place and stead of such Affiliated Lender and in the name of such Affiliated Lender (solely in respect of Term Loans and participations therein and not in respect of any other claim or status such Affiliated Lender may otherwise have), from time to time in the Administrative Agent’s discretion to take any action and to execute any instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this Section 11.6(h)(iv).
(v)Each Lender making an assignment to, or taking an assignment from, an Affiliated Lender (so long as such Affiliated Lender identifies itself as such to such Lender) acknowledges and agrees that in connection with such assignment, (1) such Affiliated Lender then may have, and later may come into possession of Excluded Information, (2) such Lender has independently and, without reliance on the Affiliated Lender, Warner Music Group Corp., Holdings, the Borrower, any of its Subsidiaries, the Administrative Agent or any of their respective Affiliates, has made its own analysis and determination to enter into such assignment notwithstanding such Lender’s lack of knowledge of the Excluded Information and (3) none of Warner Music Group Corp., Holdings, the Borrower, its Subsidiaries, the Administrative Agent, or any of their respective Affiliates shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by law, any claims such Lender may have against Warner Music Group Corp., Holdings, the Borrower, its Subsidiaries, the Administrative Agent, and their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information. Each Lender entering into such an assignment further acknowledges that the Excluded Information may not be available to the Administrative Agent or the other Lenders.
(i)Notwithstanding anything to the contrary in this Agreement, Section 11.1 or the definition of “Required Lenders” (x) with respect to any assignment or participation to or by an Affiliated Debt Fund, such assignment or participation shall be made pursuant to an open market purchase and (y) for purposes of determining whether the Required Lenders have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (ii) otherwise acted on any matter related to any Loan Document, or (iii) directed or required the Administrative Agent, Collateral Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, all Term Loans held by Affiliated Debt Funds may not account for more than 50.0% of the Term Loans of consenting Lenders included in determining whether the Required Lenders have consented to any action pursuant to Section 11.1.
(j)Notwithstanding the foregoing provisions of this Section 11.6, nothing in this Section 11.6 is intended to or should be construed to limit the Borrower’s right to prepay the Term Loans as provided hereunder, including under Section 4.4.
2.7Adjustments; Set-off; Calculations; Computations. (a) If any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 9.1(f), or otherwise (except pursuant to Section 2.7, 2.8, 4.4, 4.9, 4.10, 4.11, 4.13(d), 11.1(g) or 11.6)), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans owing to it, or interest thereon, such Benefited Lender shall purchase for cash from the other Lenders an interest (by participation, assignment or otherwise) in such portion of each such other Lender’s Loans owing to it, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.
(b)In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon the occurrence of an Event of Default under Section 9.1(a) or the Loans becoming due and payable pursuant to Section 9.2 to set-off and appropriate and apply against any amount then due and payable under Section 9.1(a) by the Borrower any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

2.8Judgment. (a) If, for the purpose of obtaining or enforcing judgment against any Loan Party in any court in any jurisdiction, it becomes necessary to convert into any other currency (such other currency being hereinafter in this Section 11.8 referred to as the “Judgment Currency”) an amount due under any Loan Document in any currency (the “Obligation Currency”) other than the Judgment Currency, the conversion shall be made at the rate of exchange prevailing on the Business Day immediately preceding the date of actual payment of the amount due, in the case of any proceeding in the courts of any other jurisdiction that will give effect to such conversion being made on such date, or the date on which the judgment is given, in the case of any proceeding in the courts of any other jurisdiction (the applicable date as of which such conversion is made pursuant to this Section 11.8 being hereinafter in this Section 11.8 referred to as the “Judgment Conversion Date”).
(b)If, in the case of any proceeding in the court of any jurisdiction referred to in Section 11.8(a), there is a change in the rate of exchange prevailing between the Judgment Conversion Date and the date of actual receipt for value of the amount due, the applicable Loan Party shall pay such additional amount (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount actually received in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of the Judgment Currency stipulated in the judgment or judicial order at the rate of exchange prevailing on the Judgment Conversion Date. Any amount due from any Loan Party under this Section 11.8(b) shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of any of the Loan Documents.
(c)The term “rate of exchange” in this Section 11.8 means the rate of exchange at which the Administrative Agent, on the relevant date at or about 12:00 noon (New York time), would be prepared to sell, in accordance with its normal course foreign currency exchange practices, the Obligation Currency against the Judgment Currency.
2.9Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of such counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be delivered to the Borrower and the Administrative Agent.
2.10Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
2.11Integration. This Agreement and the other Loan Documents represent the entire agreement of each of the Loan Parties party hereto, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by any of the Loan Parties party hereto, the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.
2.12Governing Law. THIS AGREEMENT AND ANY NOTES AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND ANY NOTES SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE

AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.
2.13Submission to Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:
(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party to the exclusive general jurisdiction of the Supreme Court of the State of New York for the County of New York (the “New York Supreme Court”), and the United States District Court for the Southern District of New York (the “Federal District Court,” and together with the New York Supreme Court, the “New York Courts”) and appellate courts from either of them; provided that nothing in this Agreement shall be deemed or operate to preclude (i) any Agent from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Term Loan Facility Obligations (in which case any party shall be entitled to assert any claim or defense, including any claim or defense that this Section 11.13 would otherwise require to be asserted in a legal action or proceeding in a New York Court), or to enforce a judgment or other court order in favor of the Administrative Agent or the Collateral Agent, (ii) any party from bringing any legal action or proceeding in any jurisdiction for the recognition and enforcement of any judgment, (iii) if all such New York Courts decline jurisdiction over any Person, or decline (or in the case of the Federal District Court, lack) jurisdiction over any subject matter of such action or proceeding, a legal action or proceeding may be brought with respect thereto in another court having jurisdiction and (iv) in the event a legal action or proceeding is brought against any party hereto or involving any of its assets or property in another court (without any collusive assistance by such party or any of its Subsidiaries or Affiliates), such party from asserting a claim or defense (including any claim or defense that this Section 11.13(a) (after giving effect to the applicability of clauses (i) through (iii) of this proviso) would otherwise require to be asserted in a legal proceeding in a New York Court) in any such action or proceeding.
(b) consents that any such action or proceeding may be brought in such courts, agrees, subject to clauses (i) through (iii) of the proviso to Section 11.13(a) above, to bring any such action or proceeding in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient forum and agrees not to plead or claim the same;
(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower, the applicable Lender or the Administrative Agent, as the case may be, at the address specified in Section 11.2 or at such other address of which the Administrative Agent, any such Lender and the Borrower shall have been notified pursuant thereto;
(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or (subject to clause (a) above) shall limit the right to sue in any other jurisdiction; and
(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 11.13 any consequential or punitive damages.

2.14Acknowledgements. The Borrower hereby acknowledges that:
(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;
(b) neither any Agent nor any Other Representative or Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent and Lenders, on the one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of creditor and debtor; and
(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby and thereby among the Lenders or among the Borrower and the Lenders.
2.15Waiver Of Jury Trial. EACH OF THE BORROWER, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY NOTES OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.
2.16Confidentiality. (a) Each Agent and each Lender agrees to keep confidential any information (a) provided to it by or on behalf of the Borrower or any of their respective Subsidiaries pursuant to or in connection with the Loan Documents or (b) obtained by such Lender based on a review of the books and records of the Borrower or any of their respective Subsidiaries; provided that nothing herein shall prevent any Lender from disclosing any such information (i) to any Agent, any Other Representative or any other Lender, (ii) to any Transferee, or prospective Transferee or any creditor or any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations which agrees to comply with the provisions of this Section 11.16 pursuant to a written instrument (or electronically recorded agreement from any Person listed above in this clause (ii), in respect to any electronic information (whether posted or otherwise distributed on any Platform)) for the benefit of the Borrower (it being understood that each relevant Lender shall be solely responsible for obtaining such instrument (or such electronically recorded agreement)), (iii) to its Affiliates and the employees, officers, partners, directors, agents, attorneys, accountants and other professional advisors of it and its Affiliates, provided that such Lender shall inform each such Person of the agreement under this Section 11.16 and take reasonable actions to cause compliance by any such Person referred to in this clause (iii) with this agreement (including, where appropriate, to cause any such Person to acknowledge its agreement to be bound by the agreement under this Section 11.16), (iv) upon the request or demand of any Governmental Authority having jurisdiction over such Lender or its affiliates or to the extent required in response to any order of any court or other Governmental Authority or as shall otherwise be required pursuant to any Requirement of Law, provided that, other than with respect to any disclosure to any bank regulatory authority, such Lender shall, unless prohibited by any Requirement of Law, notify the Borrower of any disclosure pursuant to this clause (iv) as far in advance as is reasonably practicable under such circumstances, (v) which has been publicly disclosed other than in breach of this Agreement, (vi) in connection with the exercise of any remedy hereunder, under any Loan Document or under any Interest Rate Agreement, (vii) in connection with periodic regulatory examinations and reviews conducted by the National Association of Insurance Commissioners or any Governmental Authority having jurisdiction over such Lender or its affiliates (to the extent applicable), (viii) in connection with any litigation to which such Lender (or, with respect to any Interest Rate Agreement, any Affiliate of any Lender party thereto) may be a party subject to the proviso in clause (iv) above, and (ix) if, prior to such information having been so provided or obtained, such information was already in an

Agent’s or a Lender’s possession on a non-confidential basis without a duty of confidentiality to the Borrower being violated. In addition, the Administrative Agent may disclose (i) the existence of this Agreement, the global amount, currency and maturity date of any Facility hereunder, and the legal name, country of domicile and jurisdiction of organization of the Borrower, to (i) the CUSIP Bureau and other similar market data collectors or service providers to the lending industry, provided that either such information shall have been previously made publicly available by the Borrower, or the Administrative Agent shall have obtained the written consent of the Borrower (such consent not to be unreasonably withheld or delayed), prior to making such disclosure, and (ii) information about this Agreement to service providers to the Administrative Agent to the extent customary in connection with the administration and management of this Agreement, the other Loan Documents, the Initial Term Loan Commitments, the Tranche B Term Loan Commitments, Tranche C Term Loan Commitments, Tranche D Term Loan Commitments, Tranche E Term Loan Commitments, Tranche F Term Loan Commitments, Tranche G Term Loan Commitments, Tranche H Term Loan Commitments, the Incremental Commitments, and the Loans, provided that any such Person is advised of and agrees to be bound by the provisions of this Section 11.16 and the Administrative Agent takes reasonable actions to cause such Person to comply herewith. Notwithstanding any other provision of this Agreement, any other Loan Document or any Assignment and Acceptance, the provisions of this Section 11.16 shall survive with respect to each Agent and Lender until the second anniversary of such Agent or Lender ceasing to be an Agent or a Lender, respectively.
(b)Each Lender acknowledges that any such information referred to in Section 11.16(a), and any information (including requests for waivers and amendments) furnished by the Borrower or the Administrative Agent pursuant to or in connection with this Agreement and the other Loan Documents, may include material non-public information concerning the Borrower, the other Loan Parties and their respective Affiliates or their respective securities. Each Lender represents and confirms that such Lender has developed compliance procedures regarding the use of material non-public information; that such Lender will handle such material non-public information in accordance with those procedures and applicable law, including United States federal and state securities laws; and that such Lender has identified to the Administrative Agent a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law.
2.17Incremental Indebtedness; Additional Indebtedness. In connection with the incurrence by any Loan Party or any Subsidiary thereof of any Incremental Indebtedness or Additional Indebtedness, each of the Administrative Agent and the Collateral Agent agree to execute and deliver amendments, waivers, supplements or other modifications to the Security Agreement, the Junior Lien Intercreditor Agreement or any Other Intercreditor Agreement or any Intercreditor Agreement Supplement and amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, any Security Document (including but not limited to any Mortgages and UCC fixture filings), and to make or consent to any filings or take any other actions in connection therewith, as may be reasonably deemed by the Borrower to be necessary or reasonably desirable for any Lien on the assets of any Loan Party permitted to secure such Incremental Indebtedness or Additional Indebtedness to become a valid, perfected lien (with such priority as may be designated by the relevant Loan Party or Subsidiary, to the extent such priority is permitted by the Loan Documents) pursuant to the Security Document being so amended, amended and restated, restated, waived, supplemented or otherwise modified or otherwise.
2.18USA Patriot Act Notice. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub.L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify, and record information that identifies the Borrower and the other Loan Parties, which information includes the name of the Borrower and the other Loan Parties and other information that will allow such Lender to identify the Borrower and the other Loan Parties in accordance with the Patriot Act, and the Borrower agrees to provide such information from time to time to any Lender.
2.19Electronic Execution of Assignments and Certain Other Documents. The words “execution”, “execute”, “signed”, “signature”, and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including, without limitation, any Assignment and Acceptance or Affiliated Lender Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents)) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
2.20Reinstatement. This Agreement shall remain in full force and effect and continue to be effective should any petition or other proceeding be filed by or against any Loan Party for liquidation or reorganization, should any Loan Party become insolvent or make an assignment for the benefit of any creditor or creditors or should an interim receiver, receiver, receiver and manager or trustee be appointed for all or any significant part of any Loan Party’s assets, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the obligations of the Borrower under the Loan Documents, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the obligations, whether as a fraudulent preference, reviewable transaction or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the obligations of the Borrower hereunder shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.
2.21Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by the Applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

2.22Acknowledgement Regarding Any Supported QFCs.
(a) To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Secured Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
(b) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

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